Exhibit 10.1

Execution Version

**** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant customarily and actually treats as private or confidential.

Dated April 30, 2026

Amended and Restated Loan Arrangement and Reimbursement and Sponsor Support Agreement

among

United States Department of Energy

as DOE

Rivian New Horizon, LLC

as Borrower

Rivian Automotive, Inc.

as a Guarantor

and

each other Guarantor from time to time party hereto

(i)

(ii)

(iii)

(iv)

ANNEXES, SCHEDULES AND EXHIBITS

Annex 1	--	Definitions

Schedule 1.01A	--	Performance Testing and Verification

Schedule 3.03(c)	--	Note A Quarterly Payment Installment Rate

Schedule 3.03(d)	--	Note B Quarterly Payment Installment Rate

Schedule 5.01(l)	--	Required Approvals (Effective Date)

Schedule 5.01(hh)	--	Lien Exceptions

Schedule 5.02(l)	--	Stock Ownership Policy

Schedule 5.04(n)	--	Required Approvals (Subsequent to Effective Date)

Schedule 6.08	--	Litigation

Schedule 6.10(a)	--	Collateral Coverage and Sharing Schedule

Schedule 6.11	--	Withholding Taxes

Schedule 6.13(c)	--	Powers of Attorney

Schedule 6.13(e)	--	Affiliate Transactions

Schedule 6.15	--	Project Site; Permitted Liens

(v)

Page
Schedule 6.17(b)	--	Infringement; No Adverse Proceedings

Schedule 6.26	--	Employment and Labor Contracts

Schedule 6.27(b)	--	Davis-Bacon Act Covered Contracts

Schedule 6.27(c)	--	Davis-Bacon Act Contract Provisions

Schedule 7.03	--	Required Insurance

Schedule 7.15	--	Methodology for Projections at Holdings

Schedule 7.32	--	Succession Planning

Schedule 7.36	--	Conditions Subsequent

Schedule 8.02(g)(iii)	--	[Reserved]

Schedule 9.17(c)(i)(I)	--	Investments and Investment Commitments

Schedule 9.17(f)(ii)	--	Organizational Chart

Schedule 13.04	--	Notices

Exhibit A	--	Form of Master Advance Notice

Exhibit B	--	Form of Drawstop Notice

Exhibit C	--	Form of Borrower Entities Officer’s Certificate

Exhibit D	--	Form of Closing Certificate

Exhibit E	--	Form of Borrower Advance Date Certificate

Exhibit F-1	--	Form of Independent Engineer Report Bring-Down Certificate

Exhibit F-2	--	Form of Independent Engineer Certificate (Advance Approval)

Exhibit F-3	--	Form of Independent Engineer Certificate (Commissioning Completion)

Exhibit F-4	--	Form of Independent Engineer Certificate (Engineering and Design Completion)

Exhibit F-5	--	Form of Independent Engineer Certificate (Start of Production)

Exhibit G	--	Form of Project Execution Plan

Exhibit H	--	Form of Financial and Market Advisor Report Bring-Down Certificate

Exhibit I	--	Form of Compliance Certificate

Exhibit J-1	--	Form of Monthly Operating Certificate

Exhibit J-2	--	[Reserved]

Exhibit J-3	--	Form of Quarterly Operating Certificate

(vi)

Page
Exhibit J-4	--	Form of Quarterly Financial Certificate

Exhibit K	--	Form of Construction Progress Report

Exhibit L	--	Form of Omnibus Report

Exhibit M	--	Form of Construction Budget

Exhibit N	--	Form of Project Completion Date Certificate

Exhibit O	--	Form of Start of Production Certificate

Exhibit P	--	Form of Legal Completion Certificate

Exhibit Q	--	Form of Financial Completion Certificate

Exhibit R	--	Project Milestones

Exhibit S	--	Form of O&M Budget

Exhibit T	--	Form of Operating Plan

Exhibit U	--	Form of Major Maintenance Plan

Exhibit V	--	Form of EHS Plan

Exhibit W	--	Form of Sales and Marketing Plan

Exhibit X	--	Form of Base Case Financial Model

Exhibit Y-1	--	[Reserved]

Exhibit Y-2	--	[Reserved]

Exhibit Z	--	Form of IP Security Agreement

Exhibit AA	--	[Reserved]

Exhibit BB	--	Form of Joinder Agreement

Exhibit CC	--	Form of Intercompany Subordination Agreement

Exhibit DD	--	Form of Equity Contribution Request

Exhibit EE	--	Form of Omnibus Affiliate Consent Letter

Exhibit FF	--	Form of Annual Recoupment Payment Report

Exhibit GG	--	Form of Safety Report

Exhibit HH	--	Form of ABL Intercreditor Agreement

Exhibit II	--	Form of Pari Passu Intercreditor Agreement

(vii)

AMENDED AND RESTATED LOAN ARRANGEMENT AND REIMBURSEMENT AND SPONSOR SUPPORT AGREEMENT, dated April 30, 2026 (this “Agreement”), among the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”), RIVIAN NEW HORIZON, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), RIVIAN AUTOMOTIVE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Sponsor”) and each other Person (as that and other capitalized terms used herein without definition are defined in Annex 1 to this Agreement) that becomes a party hereto as a Guarantor from time to time.

PRELIMINARY STATEMENTS

(A)	DOE has been authorized to arrange for FFB to make loans to manufacturers of Advanced Technology Vehicles and components pursuant to the ATVM Program, as set forth in Section 136.

(B)	The Borrower submitted an Application dated October 23, 2022, which was deemed substantially complete on March 3, 2023, for a multi-draw term loan facility to be authorized and approved by DOE under the ATVM Program, subject to the requirements of Section 136 and the Applicable Regulations (the “Application”).

(C)	The Borrower and DOE entered into a Conditional Commitment Letter dated November 25, 2024 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase the Notes from the Borrower and to make Advances from time to time thereunder, in each case upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(D)	The Borrower, the Sponsor and DOE entered into the Loan Arrangement and Reimbursement and Sponsor Support Agreement, dated as of January 16, 2025 (as amended, amended and restated, modified and/or supplemented from time to time prior to the date hereof, the “Initial LARSSA”).

(E)	Pursuant to the Initial LARSSA, DOE, in connection with arranging financing for the Borrower from FFB, issued and delivered to FFB the Principal Instruments.

(F)	Pursuant to the terms of the Program Financing Agreement, DOE will be obligated to reimburse FFB for any liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the Notes or the related Note Purchase Agreement.

(G)	The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(H)	The parties hereto desire (i) to specify, among other things, the terms and conditions for the amendment and restatement of the Initial LARSSA, including (x) the delivery by DOE of the Principal Instruments required for FFB to purchase the Notes pursuant to the Note Purchase Agreement, (y) the delivery by DOE of Advance Request Approval Notices and (z) certain indemnity and reimbursement obligations of the Borrower to DOE and (ii) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the promises and other agreements herein contained, the parties hereby amend and restate the Initial LARSSA in its entirety and agree as follows:

Article I

Definitions And Other Rules of Construction

Section 1.01      Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex 1 hereto.

Section 1.02      Other Rules of Construction. Unless the contrary is expressly stated herein:

(a)        words in this Agreement denoting one gender only shall be construed to include the other gender;

(b)        when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c)        when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(d)        each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e)        terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(f)        each reference in this Agreement to any Transaction Document or to any other agreement, instrument, deed or other document, (i) shall be deemed to be a reference to such Transaction Document or such other agreement, instrument, deed or other document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof; and (ii) shall include all exhibits, schedules, annexes and appendices thereto, and all exhibits, schedules, annexes or appendices to any Transaction Document or to any other agreement, instrument, deed or other document shall be deemed incorporated by reference therein;

(g)       each reference in this Agreement to any Applicable Law shall be construed as a reference to such Applicable Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(h)       each reference in this Agreement to any provision of any other Transaction Document will include reference to any definition or provision incorporated by reference within that provision;

(i)         except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined, instructed, requested or approved by, DOE, or DOE is required or permitted to exercise any discretion (including any discretion to waive, consent, instruct, select, require, request, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination, instruction, request or approval of DOE, or the exercise by DOE of such discretion, shall be in its sole and absolute discretion;

(j)         the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights; and

(k)        the word “will” shall be construed as having the same meaning and effect as the word “shall.”

Section 1.03      Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04      Conflict with Funding Agreements. In the case of any conflict between the terms of this Agreement and the terms of any Funding Agreement (other than the Program Financing Agreement), the terms of such Funding Agreement, as between the Borrower and the Secured Parties party thereto, shall control, unless expressly stated to the contrary herein.

Section 1.05      Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex 1 hereto shall have the respective meanings assigned to them in conformity with GAAP.

Section 1.06      Base Case Financial Model Assumption Update. If, in the event that the Borrower intends to update or is required hereunder to update the Base Case Financial Model, the underlying assumptions on production capacity used in the Base Case Financial Model are modified, then without limiting any other requirements set out hereunder with respect to such update, the Borrower shall deliver to DOE, together with such updated Base Case Financial Model, a confirmation, in form and substance satisfactory to DOE, from the Independent Engineer as to the updated production capacity of the Borrower.

Section 1.07      Amendment and Restatement. This Agreement amends and restates in its entirety, as of the Amendment and Restatement Date, the Initial LARSSA.  The parties hereto acknowledge and agree that, unless otherwise expressly stated, each reference to the Initial LARSSA in any other document, instrument or agreement shall mean and be a reference to this Agreement, as the same may be further amended or otherwise modified from time to time.  Notwithstanding the amendment and restatement of the Initial LARSSA, each party hereto shall continue to be liable to each other party hereto under the Initial LARSSA for all obligations and liabilities of such party that arose or accrued prior to the Amendment and Restatement Date.

Article II

Funding

Section 2.01      Loan.

(a)            Purchase of Notes. On the Effective Date, DOE delivered to FFB the Principal Instruments required, in accordance with Section 4.2 of the Note Purchase Agreement, in connection with the offer to FFB to purchase on the Effective Date, (i) Note A in an aggregate principal amount not to exceed the Note A Maximum Principal Amount (as defined in the Initial LARSSA) and a maximum aggregate capitalized interest amount not to exceed the Note A Maximum Capitalized Interest Amount (as defined in the Initial LARSSA), and (ii) Note B in an aggregate principal amount not to exceed the Note B Maximum Principal Amount (as defined in the Initial LARSSA) and a maximum aggregate capitalized interest amount not to exceed the Note B Maximum Capitalized Interest Amount (as defined in the Initial LARSSA).

(b)        Advance Request Approval Notice. Subject to the terms and conditions hereof and of the Funding Agreements, DOE shall, no less than **** prior to (i) each Advance Date during the Note A Availability Period, deliver to FFB a Note A Advance Request Approval Notice authorizing FFB to make Note A Advances, and (ii) each Advance Date during the Note B Availability Period, deliver to FFB a Note B Advance Request Approval Notice authorizing FFB to make Note B Advances; provided that (i) after giving effect to any Advance, the use of proceeds thereof and the capitalization of interest, the aggregate amount of Advances made to the Borrower and the capitalized interest under Notes shall not exceed the Maximum Loan Amount.

(c)        DOE Termination. If the First Advance Date has not occurred on or prior to the Availability Period End Date, DOE (i) shall not be obligated to approve any FFB Advance Request, and (ii) may terminate this Agreement upon no less than **** prior written notice to the Borrower. Once terminated, this Agreement may not be reinstated.

Section 2.02      Loan Commitment Amount Reductions. The Borrower may, on not less than **** days’ prior written notice to DOE, permanently reduce the Note A Loan Commitment Amount or the Note B Loan Commitment Amount, in whole or in part, but only if:

(a)       the Borrower demonstrates to DOE’s satisfaction that the total committed funding available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget and the Project Execution Plan;

(b)       [reserved];

(c)        DOE is satisfied that the proposed reduction or cancellation would not cause a Default or an Event of Default;

(d)       the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (a) through (c) above, as applicable;

(e)        upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to such cancellation or reduction under this Agreement; and

(f)         once reduced or canceled, neither the Note A Loan Commitment Amount nor the Note B Loan Commitment Amount may be increased.

Section 2.03      Mechanics for Requesting Advances. Subject to the Funding Agreements, from time to time during (a) the Note A Availability Period, the Borrower may request Note A Advances and (b) the Note B Availability Period, the Borrower may request Note B Advances, in each case, under the Funding Agreements by (i) not less than **** prior to any Requested Advance Date and (ii) not more than **** prior to any Requested Advance Date, delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance (a “Master Advance Notice”), which shall be in the form attached as Exhibit A (Form of Master Advance Notice) hereto (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Master Advance Notice”). The Borrower may request Advances no more frequently than once per calendar quarter; it being understood that, subject to the terms and conditions of the Accounts Agreement, the Borrower will be allowed to request transfers from the Advance Proceeds Construction Subaccount of the Construction Account to pay or reimburse Eligible Project Costs on a monthly basis.

Section 2.04      Mechanics for Funding Advances.

(a)        Advance Funding.

(i)            Satisfaction of Conditions. Promptly after receipt of a Master Advance Notice complying with Section 2.03 (Mechanics for Requesting Advances), DOE shall review such Master Advance Notice and the attachments thereto to determine whether all certificates and documentation required to be attached thereto pursuant to Section 2.03 (Mechanics for Requesting Advances) have been delivered to DOE. No later than **** after receipt of such Master Advance Notice, DOE shall determine whether DOE has received all such certificates and documentation and shall so notify FFB and the Borrower.

(ii)            Advance Request Approval Notice. With respect to any Advance under the Funding Agreements, if DOE determines that all conditions precedent set forth in Section 5.04 (Conditions Precedent to Each Advance Approval), and, if applicable, Section 5.02 (Conditions Precedent to First Advance Approval), in respect of the requested Advance that may by their terms be satisfied prior to the applicable Requested Advance Date have been satisfied (or waived in writing), then no later than **** prior to the Requested Advance Date, DOE shall issue to FFB an Advance Request Approval Notice.

(iii)           Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.04(a) and for which no Drawstop Notice has been issued pursuant to Section 2.04(b) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the Note Purchase Agreement and the Notes. Such funds shall be applied as specified in the Funding Agreements and in accordance with Section 2.04(d) (Disbursement of Proceeds) hereof; provided that, if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds shall be returned by the Borrower to FFB pursuant to Section 2.04(b) (Drawstop Notices).

(b)            Drawstop Notices.

(i)            Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.04(a) (Advance Funding) for any requested Advance and on or prior to the Requested Advance Date for such Advance, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) with respect to such Advance to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A)            any of the conditions set forth in Section 5.02 (Conditions Precedent to First Advance Approval) or Section 5.04 (Conditions Precedent to Each Advance Approval) hereof or Section 7.3 (Conditions to Making Advances) of the Note Purchase Agreement, as applicable, with respect to such Advance are not met, or, having been met, are no longer met and have not been waived in writing by DOE; or

(B)            to the extent the Advance Request Approval Notice has been issued for any Advance under a Note and the Note Purchase Agreement, the conditions precedent to such Advance contained in such Note and the Note Purchase Agreement are not met, or, having been met, are no longer met and have not been waived in writing by FFB.

(ii)            Consequences. If a Drawstop Notice is issued in accordance with paragraph (i) above, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided that, if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return the proceeds of such Advance to FFB within **** following receipt thereof; provided further, that any amount required to be returned by the Borrower pursuant to this Section 2.04(b)(ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount. The Borrower hereby agrees promptly, but in no event later than **** following delivery of such invoice, to pay such interest and other applicable make-whole amounts as directed by FFB.

(c)            No Liability.

(i)            The Borrower acknowledges and agrees that DOE shall only be required to use its commercially reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.04(a)(i) (Satisfaction of Conditions), and (ii) (Advance Request Approval Notice), but DOE shall in any event ensure that FFB receives the FFB Advance Requests and Advance Request Approval Notices as soon as commercially practicable following receipt from the Borrower of the applicable Master Advance Notices and necessary certificates and other documentation specified above (subject to the Borrower satisfying all necessary conditions precedent specified in this Agreement, including, without limitation Section 5.02 (Conditions Precedent to First Advance Approval) and Section 5.04 (Conditions Precedent to Each Advance Approval) hereof and Section 7.3 (Conditions to Making Advances) of the Note Purchase Agreement, as applicable and, prior to the Effective Date pursuant to Section 5.01 (Conditions Precedent to the Effective Date)).

(ii)           Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the failure to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or its performance or lack of performance of any of its other obligations hereunder if DOE or FFB, as the case may be, acted reasonably in exercising or interpreting its statutory authority and applicable regulations in taking any such action, omitting to take any action or performing its obligations hereunder. In no event shall DOE, FFB or any subsequent holder of any Note be liable (A) for acting in accordance with or relying upon any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any Person acting on behalf of the Borrower, (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or (C) in the case of FFB or any subsequent holder of any Note, for acting in accordance with or relying upon any Drawstop Notice issued by DOE.

(iii)          Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower or any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as such Lender Force Majeure Event ceases to prevent such Secured Party from performing hereunder.

(d)        Disbursement of Proceeds.

(i)            The Borrower shall apply the proceeds of each Advance solely to (A) reimburse the Borrower for Eligible Project Costs already incurred and paid by the Borrower, (B) pay for Eligible Project Costs that have or will become due and payable by the Borrower on or prior to the Requested Advance Date or are reasonably anticipated to become due and payable within **** days following such Requested Advance Date (it being understood that, in each case of (A) and (B), at the time of payment of the relevant Eligible Project Costs the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence of such Eligible Project Costs), or (C) initially fund the Debt Service Reserve Account in an amount not exceeding the then applicable Account Funding Requirement.

(ii)           [Reserved].

(iii)          In no event will the proceeds of the Loan be (A) applied towards any portion of Project Costs incurred prior to the Eligibility Cut-Off Date, (B) used to pay, or to reimburse the payment of, (1) interest payments on the Loan (other than in accordance with Section 3.06(c)(viii) (Replacement of Cash in Debt Service Account) or as a result of the capitalization of interest up to the Maximum Capitalized Interest Amount as provided in, and subject to the limitations in, a Note and Section 3.05(a) (Interest Account and Interest Computations)), or (2) administrative or other fees relating to the Loan or any other amounts due under the Financing Documents (it being understood that the foregoing prohibition in this Section 2.04(d)(iii) (Disbursement Proceeds) shall not apply to administrative or other similar fees incurred in connection with the completion of the Project to the extent such fees constitute Eligible Costs), (C) applied to finance or acquire, or reimburse the Borrower for the cost of any property unless prior to or concurrently therewith the Collateral Agent obtains a First Priority Lien on such property (it being understood for purposes of this Section 2.04(d) that, in the case of any such cost that is part of an Eligible Progress Payment, the property acquired with the proceeds of the Loan used to pay such cost shall consist of all contract rights, claims against the vendor and all other rights of the Borrower (including any rights in the related equipment) that arise in connection with such Eligible Progress Payment, and all such property shall be deemed to be Program Asset for all purposes of the Financing Documents), (D) used to pay or reimburse any portion of the Project Costs that are not Eligible Project Costs, or (E) applied towards the reimbursement for payments of any portion of Project Costs that the Borrower seeks to qualify as payments made in respect of the Borrower Funding Commitments.

Section 2.05      Advance Requirements under the Funding Agreements. Notwithstanding anything to the contrary contained in this Article II, the Borrower shall comply with each disbursement requirement set forth in the Funding Agreements. Unless otherwise specified in the Funding Agreements, all determinations to be made with respect to the Funding Agreements shall be made by DOE.

Section 2.06      No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.07      Determination of Advance Amounts. The aggregate amount of Advances made to the Borrower under the Notes (together with all capitalized interest thereon, which shall be determined as provided in, and subject to the limitations in, the Notes and Section 3.05(a) (Interest Account and Interest Computations)) shall not, as of any date of determination, be more than the lesser of (a) 80% of the sum of all Eligible Project Costs incurred and paid (including any Advance proceeds applied to fund the Debt Service Reserve Account) as of such date of determination, (b) an amount that satisfies the Debt Sizing Parameters, and (c) $4,500,000,000.00 (such lesser amount, the “Maximum Loan Amount”); it being understood that (x) the maximum aggregate amount of Note A Advances made to pay or reimburse Eligible Project Costs, excluding capitalization of interest on Note A, will not exceed an amount equal to $3,355,410,861.67; and (y) the maximum aggregate amount of Note B Advances made to pay or reimburse Eligible Project Costs, excluding capitalization of interest on Note B, will not exceed an amount equal to $650,902,306.53 (notwithstanding anything to the contrary set forth in Note B).

Article III

Payments; Prepayments

Section 3.01      Place and Manner of Payments.

(a)        All payments due under the Notes shall be made by the Borrower to FFB pursuant to the terms of the Funding Agreements.

(b)        All payments to be made to DOE under this Agreement shall be sent by the Borrower in lawful currency of the United States of America in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to such account as DOE shall direct by written notice to the Borrower not less than **** prior to the date when due.

(c)        In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

Section 3.02      Payment of the Administrative Fee. The Borrower shall pay to DOE, on the Effective Date, the Administrative Fee. Once paid, the Administrative Fee shall not be refundable under any circumstances. The parties hereto hereby acknowledge that the Borrower paid the Administrative Fee in full to DOE on the Effective Date.

Section 3.03      Maturity and Amortization.

(a)        Note A Maturity Date. The Borrower shall repay the outstanding Note A Loans and all accrued and unpaid interest thereon on the Note A Maturity Date.

(b)        Note B Maturity Date. The Borrower shall repay the outstanding Note B Loans and all accrued and unpaid interest thereon on the Note B Maturity Date.

(c)        Note A Quarterly Payments. Note A shall (i) be stated to mature in accordance with the installments of principal set forth on Schedule 3.03(c) (Note A Quarterly Payment Installment Rate) (each, a “Note A Installment”) payable on each Note A Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day), and (ii) provide for the capitalization and payment of interest in accordance with Section 3.05 (Interest Provisions Relating to All Advances) and the Funding Agreements.

(d)        Note B Quarterly Payments. Note B shall (i) be stated to mature in accordance with the installments of principal set forth on Schedule 3.03(d) (Note B Quarterly Payment Installment Rate) (each, a “Note B Installment”) payable on each Note B Payment Date, commencing on the Note B First Principal Payment Date (or, if not a Business Day, the next Business Day), and (ii) provide for the capitalization and payment of interest in accordance with Section 3.05 (Interest Provisions Relating to All Advances) and the Funding Agreements.

Section 3.04      Evidence of Debt Except as otherwise provided in any Financing Document, the entries made in the internal records maintained by or on behalf of DOE, respectively, evidencing the amounts from time to time (i) advanced by FFB under the Note Purchase Agreement and the Notes, (ii) paid by DOE to FFB pursuant to Section 6.3 (Reimbursement) of the Program Financing Agreement, or (iii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the Note Obligations of the Borrower as therein recorded.

Section 3.05      Interest Provisions Relating to All Advances.

(a)        Interest Account and Interest Computations.

(i)            Interest on the outstanding principal amount of each Advance shall accrue from and including the date such Advance is made through the date on which such principal is due, in each case, at a rate per annum as specified in the Funding Agreements. Except as provided in clause (ii) of this sub-paragraph (a), interest accrued on the outstanding principal balance of each: (A) Note A Advance shall be due and payable on each Note A Payment Date beginning on the first Note A Payment Date to occur after the date on which such Advance is made, up through and including the Note A Maturity Date, and (B) Note B Advance shall be due and payable on each Note B Payment Date beginning on the first Note B Payment Date to occur after the date on which such Advance is made, up through and including the Note B Maturity Date.

(ii)           The amount of accrued interest that would otherwise be due and payable on each: (A) Note A Payment Date occurring during the Note A Capitalized Interest Period will be capitalized on the respective Note A Payment Date, and (B) Note B Payment Date occurring during the Note B Capitalized Interest Period will be capitalized on the respective Note B Payment Date, and, in each case, interest shall thereafter accrue on the sum of the outstanding principal and such capitalized interest at the rate established for such Advance in accordance with paragraph 6 of the applicable Note; provided that the aggregate amount of accrued interest that may be capitalized under: (1) Note A shall not exceed the Note A Maximum Capitalized Interest Amount, and (2) Note B shall not exceed the Note B Maximum Capitalized Interest Amount; without prejudice to the Borrower’s obligation to make an Excess Loan Amount prepayment in accordance with terms hereof. The amount of interest that will be capitalized on each Advance will be determined on the date on which such Advance is made.

(iii)          In addition to the foregoing, all Overdue Amounts shall (A) accrue interest at the Late Charge Rate through the date of payment and (B) be payable by the Borrower in accordance with the Funding Agreements.

(iv)          The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances, (B) the date and amount of each principal and interest payment on each Advance outstanding, and (C) such other information as FFB may determine is necessary for the computation of interest payable by the Borrower under a Note. The Borrower agrees that all computations of interest by FFB pursuant to a Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant Funding Agreement.

(b)        Interest Payment Dates. Subject to the terms of the Note Purchase Agreement and each Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance, (i) with respect to a Note A Advance, as and to the extent specified in sub-paragraph (a) above, on each Note A Payment Date, (ii) with respect to a Note B Advance, as and to the extent specified in sub-paragraph (a) above, on each Note B Payment Date, (iii) on each prepayment date (to the extent required in Section 3.06 (Prepayments)), and (iv) at maturity (whether by acceleration or otherwise).

Section 3.06      Prepayments.

(a)        Terms of All Prepayments.

(i)            With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the Funding Agreements.

(ii)            All prepayments of any Note shall be (A) applied to the Note and the Advances (and the capitalized interest thereon) as specified in the relevant Prepayment Election Notice, and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of such Note; provided that (1) in the event FFB fails to deliver a notice of the applicable Prepayment Price in accordance with the terms of such Note by **** immediately preceding the applicable Intended Prepayment Date, the Borrower shall on such Business Day use commercially reasonable efforts to contact FFB to determine the applicable Prepayment Price, or, if the Borrower is unable to determine such Prepayment Price with FFB, then the Borrower shall (x) in good faith calculate the applicable Prepayment Price due in connection with such prepayment and (y) make a payment on such prepayment date to FFB in an amount equal to the amount so calculated, together, in each case, with accrued and unpaid interest on such amount; and (2) if the actual applicable Prepayment Price under such Note calculated by FFB, (x) is greater than the amount paid by the Borrower, the Borrower shall promptly, but in no event later than **** following delivery by FFB to the Borrower of notice of the amount of such applicable Prepayment Price, make a payment to FFB in an amount equal to the difference between such Prepayment Price and the amount actually paid by the Borrower; it being understood that, if the Borrower shall fail to pay any portion of such amount in accordance with the foregoing, the Borrower shall pay FFB a Late Charge on any such unpaid amount from such aforementioned prepayment date to the date on which payment is made, computed in accordance with the provisions of such Note, or (y) is less than the amount paid by the Borrower, the amount equal to the difference between the applicable Prepayment Price and the amount paid by the Borrower shall be (I) credited to the payment due by the Borrower to FFB on the Payment Date immediately following the date of such payment by the Borrower or (II) following any prepayment by the Borrower pursuant to which the full amount of all of the Advances (together with all capitalized interest thereon) outstanding under the Loans have been paid, returned by FFB or its designee to the Borrower within **** following the date on which FFB shall have delivered to the Borrower notice of the amount of the actual Prepayment Price under such Note.

(iii)           The Borrower may not reborrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the applicable Availability Period.

(iv)           If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with the applicable Note, the Borrower shall pay FFB a Late Charge on any unpaid amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of such Note.

(b)        Voluntary Prepayments.

(i)            Subject to paragraph (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance selected by the Borrower and capitalized interest thereon under the applicable Note, or prepay the applicable Note in its entirety, in each case upon prior submission of a Prepayment Election Notice by the Borrower to DOE (with a copy to the Collateral Agent) not less than **** prior to the Intended Prepayment Date in accordance with the terms hereof and such Note.

(ii)           Unless the prepayment of any Advance under paragraph (i) above includes prepayment in full of all outstanding Advances, capitalized interest thereon and all other Note Obligations, any such prepayment may only be made if:

(A)            to the extent that such prepayment is of: (1) a Note A Loan and is made prior to the expiration of the Note A Availability Period, or (2) a Note B Loan and is made prior to the expiration of the Note B Availability Period, the Borrower has obtained DOE’s prior written consent thereto; or

(B)            to the extent such prepayment is of: (1) a Note A Loan and is made after the expiration of the Note A Availability Period, or (2) a Note B Loan and is made after the expiration of the Note B Availability Period, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(1)            no Account Shortfall exists with respect to each Project Account having an Account Funding Requirement;

(2)            in the event any such prepayment is made before the Project Completion Date, the total funding available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget or O&M Budget, as the case may be, and the Project Execution Plan;

(3)            [reserved];

(4)            if the Project Completion Date has not yet occurred, the Project Completion Date is reasonably expected to occur on or before the Project Completion Longstop Date;

(5)            [reserved]; and

(6)            no Default or Event of Default has occurred and is continuing or would arise as a result of such prepayment.

(iii)           In the event of any prepayment of the Advances and capitalized interest thereon in whole or in part pursuant to Section 3.06(b)(ii)(A), unless otherwise agreed to by DOE, the remaining Loan Commitment Amount with respect to both Notes shall be deemed to be reduced to zero and the commitment of FFB to make further Advances under the Notes shall terminate.

(c)            Mandatory Prepayments. Unless otherwise instructed in writing by DOE, the Borrower shall prepay the Note A Loan Amount or the Note B Loan Amount, as applicable, upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the prepayment amounts and at the time set forth below:

(i)            Excess Loan Amount. If on any date, the aggregate Loan Amount exceeds the Maximum Loan Amount (the amount of such excess, the “Excess Loan Amount”), the Borrower shall deliver to DOE within **** following its Knowledge of such excess either (A) a Prepayment Election Notice specifying that it elects to prepay the principal amount of one or more Advances (and if applicable capitalized interest thereon) equal to the Excess Loan Amount, as applicable, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice or (B) to the extent the Excess Loan Amount results solely from the making of Advances, and not the capitalization of interest, evidence satisfactory to DOE that the Borrower has paid additional Project Costs (as contemplated in the then-current Construction Budget), after the date of the Advance that caused such Excess Loan Amount, and after giving effect to the payment of such additional Project Costs the aggregate Loan Amount no longer exceeds the Maximum Loan Amount; provided that, if the Borrower has submitted evidence to DOE for the payment of additional Project Costs pursuant to this clause (B), the Borrower shall not have an obligation to deliver the Prepayment Election Notice contemplated in clause (A) prior to DOE’s notification in writing to the Borrower that such evidence is not satisfactory. If DOE notifies the Borrower in writing that it is not satisfied with such evidence, then the Borrower shall deliver a Prepayment Election Notice pursuant to clause (A) above within **** after receipt of such notice from DOE.

(ii)            Project Completion Revised Model. If a Project Completion Revised Model demonstrates that a portion of the Advances is required to be prepaid in order to satisfy the Debt Sizing Parameters (the amount of such prepayment, the “Debt Sizing Prepayment”), the Borrower shall, immediately upon such Project Completion, subject to clause (e) (Delayed Mandatory Prepayment Election), deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount of one or more Advances (and if applicable capitalized interest thereon) in an amount equal to the lesser of: (A) the Debt Sizing Prepayment, and (B) the remaining and unused amount of amounts available in the Contingent Equity Security Accounts (including amounts available to be drawn under Acceptable Letters of Credit delivered to the Collateral Agent securing the Sponsor’s Contingent Equity Commitments), and shall make such prepayment on the date specified in such Prepayment Election Notice which shall be no later than the date of such Project Completion.

(iii)           Excess Cash Flow. If each of (A) the Projected Debt Service Coverage Ratio for the twelve-month period commencing on the day that is immediately after any DSCR Calculation Date and (B) the Historical Debt Service Coverage Ratio for the twelve-month period ending on such DSCR Calculation Date is equal to or greater than ****, then the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay a principal amount and, if applicable, capitalized interest of one or more Advances and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in an aggregate amount equal to the Excess Cash Sweep Amount, and the Borrower shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than the **** calendar day after the earlier of (A) delivery of the Borrower’s annual or quarterly Financial Statements for the related period ended on such DSCR Calculation Date pursuant to Section 8.01 (Financial Statements) and (B) the date on which the Borrower’s annual or quarterly Financial Statements for the related period ended on such DSCR Calculation Date are required to be delivered pursuant to Section 8.01 (Financial Statements).

(iv)           Performance Damages. Upon receipt by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) of the Net Amount of any performance warranty damages (including any performance liquidated damages (if any), but excluding (a) any delay damages paid under any Major Project Document and (b) any amounts listed in clause (vi) below) paid under any Major Project Document such that the Net Amount of such performance warranty damages exceeds, in the aggregate, $****, the Borrower shall determine the amount required to be prepaid pursuant to this clause (iv) and deliver to DOE within **** after such receipt, a Prepayment Election Notice specifying that it elects to apply the Net Amount of such performance warranty damages received to prepay the principal amount and, if applicable, capitalized interest, under one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice; provided that the Borrower shall not be required to use for prepayment the portion of such performance warranty damages that the Borrower and DOE reasonably determine are necessary to repair, replace or modify the Project or any portion thereof, to eliminate or mitigate any operational underperformance by the Project to which such performance warranty damages directly relate, to the extent such performance warranty damages are used for such purposes within the twelve months following the receipt thereof. If performance warranty damages that are not applied to prepay Advances or interest or other amounts thereon, pursuant to the proviso of the preceding sentence, are not used within twelve months after receipt thereof to repair, replace or modify the Project or a part of any thereof, the Borrower shall deliver a Prepayment Election Notice electing to apply such unused portion of the Net Amount of such performance warranty damages to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if such portion were received on the last day of such twelve month period.

(v)           Loss Proceeds. Upon receipt by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) of the Net Amount of Loss Proceeds required to be used to prepay the Loan pursuant to Section 7.04(g) (Event of Loss), promptly after the Borrower has determined or has been notified by DOE that such prepayment is required, the Borrower shall deliver to DOE within **** after such determination or notice a Prepayment Election Notice specifying that it elects to apply the Net Amount of such Loss Proceeds to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice or if so elected under Section 3.06(e) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(vi)           Project Document Amounts. Upon the receipt by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) of (A) any amount as a result of the termination or repudiation of any Major Project Document that exceeds $**** after deducting therefrom the reasonable out-of-pocket costs incurred by a Borrower Entity (or any Sponsor Controlled Affiliate of a Borrower Entity) to replace such Major Project Document or (B) any amount as a result of a breach of any Major Project Document (other than termination or repudiation) that exceeds $**** after deducting therefrom the amount reasonably necessary to remedy the breach (in either case, the amount of such excess being the “Project Document Excess Amount”), the Borrower shall deliver to DOE within **** a Prepayment Election Notice specifying that it elects to apply the Project Document Excess Amount to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice; provided that the Borrower shall not be required to use, for prepayment under this paragraph, such portion of the Project Document Excess Amount that:

(A)            the Borrower and DOE reasonably determine is necessary or will be applied (1) to repair, replace or modify the Project or any portion thereof, to eliminate or mitigate any operational underperformance by the Project to which such Project Document Excess Amount is directly related, or (2) otherwise, to pay any other Project Costs to which such Project Document Excess Amounts are directly related, and

(B)            to the extent such amounts are used for such purposes within the twelve months following the receipt thereof.

If any portion of the Project Document Excess Amounts that is not applied to prepay the principal amount of one or more Advances or interest or other amounts thereon, pursuant to the proviso of the preceding sentence, are not used within twelve months after receipt thereof, then the Borrower shall deliver a Prepayment Election Notice electing to apply such unused portion of the Project Document Excess Amount to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if it were received on the last day of such twelve month period.

(vii)          Disposition of Assets. Upon the receipt of cash proceeds by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) from the sale of any Specified Borrower Entity’s assets that are no longer used or useful in the operation of the Project or the Facility in a single transaction or a series of related transactions, to the extent that the Net Amount of such proceeds exceeds, individually or in the aggregate, $**** during any Fiscal Year of the Borrower (the amount of such excess, the “Disposal Excess Amount”), the Borrower shall deliver to DOE within **** a Prepayment Election Notice specifying that it elects to apply the Disposal Excess Amount to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice or if so elected under Section 3.06(e) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith; provided that the Borrower shall not be required to use for prepayment under this paragraph such portion of the Net Amount of the proceeds of such sale that the Borrower and DOE reasonably determine shall be applied (or reasonably expected to be applied) in the then next twelve months, to pay Project Costs or Operating Costs or for the acquisition of replacement assets, and such amounts are so applied within the twelve months following the receipt thereof.

If any portion of the Disposal Excess Amounts that is not applied to prepay the principal amount of one or more Advances or interest or other amounts thereon, pursuant to the proviso of the preceding sentence, are not used within twelve months after receipt thereof, then the Borrower shall deliver a Prepayment Election Notice electing to apply such unused portion of the Disposal Excess Amount to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if it were received on the last day of such twelve month period.

(viii)        Replacement of Cash in Debt Service Reserve Account. Simultaneously with delivery of any Transfer/Withdrawal Request requesting the transfer of amounts on deposit in the Advance Proceeds DSRA Subaccount of the Debt Service Reserve Account to the Revenue Account in connection with the delivery of an Acceptable Letter of Credit to be credited to the Debt Service Reserve Account to replace amounts deposited in the Advance Proceeds DSRA Subaccount, in accordance with the Accounts Agreement, the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in an amount equal to the portion of the amount requested to be so transferred from the Debt Service Reserve Account that was deposited therein using proceeds from any Advance and that has not been previously used in accordance with the Accounts Agreement, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice; provided that, if such Transfer/Withdrawal Request is made before the Note B Debt Service Reserve Funding Date, the Borrower shall apply such prepayment to the Note A Advances, and if such Transfer/Withdrawal request is made after the Note B Debt Service Reserve Funding Date, the Borrower shall apply such prepayment on a pro rata basis between Note A Advances and Note B Advances.

(ix)           Illegality. If DOE determines that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Loans or any portion thereof, or DOE to reimburse or commit to reimburse FFB the amount of any Advance, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, the Borrower shall, if and to the extent necessary to avoid such illegality or impossibility, deliver to DOE a Prepayment Election Notice specifying that it elects to prepay all Advances or the applicable portion thereof in full and pay all accrued interest (including all capitalized interest) and other amounts due and payable in connection with such prepayment (including all other outstanding Note Obligations), and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice.

(x)            Trapped Cash in Excess Cash Reserve Account or Distribution Suspense Account.

(A)            At any time on or after the **** DSCR Calculation Date following the date on which the most recent transfer to the Excess Cash Reserve Account has been made, if the Excess Cash Reserve Release Condition has not been satisfied, no later than **** following delivery by DOE to the Borrower of an instruction to make a prepayment pursuant to this paragraph (A), the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in the amount instructed by DOE (such amount not to exceed the amount on deposit in the Excess Cash Reserve Account) and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice.

(B)            If the balance in the Excess Cash Reserve Account is larger than zero, upon satisfaction of the Excess Cash Reserve Release Condition (as determined by DOE and notified by DOE to the Borrower), the Borrower shall deliver to DOE, within **** after such notice by DOE to the Borrower, a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in an amount equal to **** % of the amount on deposit in the Excess Cash Reserve Account, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice.

(C)            If any funds have remained on deposit in the Distribution Suspense Account for at least **** consecutive Payment Dates occurring after the later of (i) so long as the Project Completion Date occurs on or prior to the Project Completion Longstop Date, the day on which the condition contemplated in Section 9.04(a)(i) (Restricted Payments) has been satisfied, and (ii) the day on which the condition contemplated in Section 9.04(a)(ii) (Restricted Payments) has been satisfied as determined by DOE and notified by DOE to the Borrower (such funds that have remained on deposit for at least **** consecutive Payment Dates, the “Trapped Distribution Suspense Funds”), no later than **** following delivery by DOE to the Borrower of an instruction to make a prepayment pursuant to this paragraph (C), the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in the amount instructed by DOE (such amount not to exceed the amount of the Trapped Distribution Suspense Funds) and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following delivery of such Prepayment Election Notice.

(xi)           Other Extraordinary Amounts. Upon the receipt by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) of any Net Amount of Extraordinary Receipts (other than amounts listed in clauses (i) through (x) above) that exceed, individually or in the aggregate, $****, during any Fiscal Year of the Borrower, the Borrower shall, unless (i) such Extraordinary Receipts are otherwise required to be used for another purpose pursuant to the Financing Documents, or (ii) the Borrower, after obtaining DOE’s consent, applies or reasonably expects to apply such Extraordinary Receipts in the then next **** months, to pay Project Costs or Operating Costs, and in each case, such amounts are so applied within the **** months following the receipt thereof, deliver to DOE within **** a Prepayment Election Notice specifying that it elects to apply ****% of the Net Amount of such Extraordinary Receipts to prepay the principal amount and, if applicable, capitalized interest of one or more Advances in full and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following the date thereof.

(xii)          Extraordinary Debt or Equity Proceeds. Upon the receipt by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of a Specified Borrower Entity) of any Net Amount of Extraordinary Debt or Equity Proceeds (other than amounts listed in clauses (i) through (xi) above), the Borrower shall deliver to DOE within **** a Prepayment Election Notice specifying that it elects to apply ****% of the Net Amount of such Extraordinary Debt or Equity Proceeds to prepay the principal amount and, if applicable, capitalized interest of one or more Advances in full and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than **** following the date thereof.

(d)            Timing of Mandatory Prepayments. Any Mandatory Prepayments of Advances made under the Note shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.06, which Intended Prepayment Dates shall occur within the applicable time frames provided in Section 3.06(c) (Mandatory Prepayments) or, as applicable under Section 3.06(e) (Delayed Mandatory Prepayment Election), on the Delayed Prepayment Date; provided that, the Intended Prepayment Date shall not occur on a Payment Date.

(e)            Delayed Mandatory Prepayment Election. If a Mandatory Prepayment event has occurred pursuant to Section 3.06(c)(ii) (Project Completion Revised Model), the Borrower may elect, by giving written notice thereof to DOE simultaneously with the delivery of the Project Completion Revised Model, to deposit into the Delayed Prepayment Account, including from the then remaining and unused amount of the applicable Contingent Equity Commitment and available amounts in the Project Accounts (to the extent contemplated under the Accounts Agreement), the amount required to prepay the Loans to the extent required to satisfy the Debt Sizing Parameters in lieu of making the required prepayment. If the Borrower has made such election, then no later than the 1 Project Completion Longstop Date (in case the Project Completion Revised Model was delivered in connection with Project Completion), (1) the Borrower shall (A) deliver to DOE an updated Project Completion Revised Model and (B) prepay the Loans in an amount necessary to satisfy the Debt Sizing Parameters as of the date of such prepayment (such date, the “Delayed Prepayment Date”), and (2) to the extent there is a remaining balance in the Delayed Prepayment Account following the prepayment under clause (1), then such excess amount on deposit in the Delayed Prepayment Account shall be applied in accordance with the Accounts Agreement; provided that (x) if the applicable Prepayment Price payable on the Delayed Prepayment Date would result in the principal amount of the applicable Loan actually prepaid being lower than the principal amount of the applicable Loan that would have been paid on the original prepayment date had the Borrower not made the election contemplated in this paragraph (e), then the Borrower shall prepay such additional amount (including the applicable Prepayment Price) as may be needed to cause the prepayment of principal amount of the applicable Loan to be at least equal to the amount that would have been prepaid on the original prepayment date, and (y) if the Prepayment Price payable on the Delayed Prepayment Date would result in the principal amount of the applicable Loan actually prepaid being higher than the principal amount of the applicable Loan that would have been paid on the original prepayment date had the Borrower not made the election contemplated in this paragraph (e), then such excess amount on deposit in the Delayed Prepayment Account shall be applied in accordance with the Accounts Agreement.

(f)            Application of Mandatory Prepayments. Any Mandatory Prepayment of any Advance pursuant to Section 3.06(c) (Mandatory Prepayments) shall be applied in the inverse order of maturity among the outstanding principal amounts of each Advance elected in a Prepayment Election Notice, in accordance with the applicable Note or as otherwise specified by DOE (and agreed by the Borrower).

Article IV

Reimbursement Obligations

Section 4.01          Reimbursement and Other Payment Obligations.

(a)            The Borrower agrees to pay to DOE (or, to the extent set forth below, to reimburse DOE), or such other Person as DOE shall direct in writing, as follows:

(i)            a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to Section 6.3.1 (Secretary’s Agreement to Reimburse) of the Program Financing Agreement which relate to, or arise out of, the Funding Agreements or FFB providing or having provided financing under the Note (such amounts, “Reimbursement Amounts”);

(ii)            whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, pay or reimburse, without duplication, all documented out-of-pocket costs and expenses of each Secured Party (including all documented commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses, including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) paid or incurred in connection with preparation and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(iii)           pay or reimburse, without duplication, (A) all documented out-of-pocket costs and expenses of DOE, FFB or any other Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) paid or incurred in connection with: (w) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement or thereto or any Collateral; (x) the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs); (y) the fees and expenses of the DOE Consultants from time to time retained pursuant to the Financing Documents; and (z) any foreclosure against, sale or other disposition of any collateral securing the Note Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and (B) all DOE Extraordinary Expenses;

(iv)          interest on any and all amounts described in this Article IV (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01)) from the date payable until payment thereof in full by the Borrower, shall bear interest at the Late Charge Rate; and

(v)           subject to paragraph (b) below, if an Event of Default has occurred and is continuing, if requested by DOE at its reasonable discretion, the Borrower shall pay to DOE on each Payment Date a fee in an amount equal to two percent per annum of the outstanding principal amount of the Loan (the “DOE Default Charge”), from the date DOE notifies the Borrower of the occurrence of the Event of Default until the date such Event of Default is waived by DOE in writing or is no longer continuing, calculated on the basis of a year of 365 or 366 days, as applicable.

(b)            Subject to Section 4.04 (Payment of Financing Document Amounts), to the extent accrued pursuant to clause (a)(v) above, the Borrower shall pay the DOE Default Charge on each Payment Date without any requirement on the part of DOE to seek reimbursement from any other sources of indemnity therefor.

(c)            The Borrower shall not use the proceeds of (i) any federal grants, assistance or loans (including the Loan) or (ii) other funds guaranteed by the federal government, in either case to pay any fees or expenses payable under this Section 4.01.

(d)            If any amendment, consent to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its discretion), the Borrower shall pay, if requested by DOE, the amount of any such increase to DOE prior to such amendment, consent or waiver pursuant to Section 13.01 (Waiver and Amendment).

(e)            In addition to, and not in limitation of, other obligations of the Borrower pursuant to this Section 4.01, the Borrower shall pay to DOE any amendment, consent, waiver or similar fees that DOE may assess or charge from time to time in connection with any amendment to, consent under or waiver of any term of this Agreement or any other Financing Document.

(f)            All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(g)            All amounts payable to DOE hereunder shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

****

(h)            In furtherance, and not in limitation of the Borrower’s obligations under this Section 4.01, the Borrower shall, upon written request of DOE, enter into fee or payment letters with DOE Consultants to document the Borrower’s obligation to pay the fees and expenses of such DOE Consultants who are retained in connection with the Project, the operation or business of the Borrower Entities and their Subsidiaries or the Transaction Documents.

Section 4.02          Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under any Note, the Note Purchase Agreement and any other Financing Documents. The Borrower agrees to such subrogation and agrees to execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of the rights upon which DOE has been subrogated hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03          Obligations Absolute.

(a)            The obligations of the Borrower under this Article IV shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i)            any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to any Note, this Agreement or any other Financing Document;

(ii)           any exchange or release of any other obligations hereunder;

(iii)          the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower may have at any time against DOE or any other Person;

(iv)          any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           any payment by DOE pursuant to the terms of the Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of the Program Financing Agreement or any other Financing Document;

(vi)          any breach by the Borrower of any representation, warranty or covenant contained in any of the Financing Documents;

(vii)         except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the state of New York or under the Applicable Law of any other relevant jurisdiction;

(viii)        any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower now known or hereafter known by DOE;

(ix)           any disability or other defense (other than a defense of payment or performance) of the Borrower or any other Person;

(x)            any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower or any other Person, by operation of law or otherwise;

(xi)           any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii)          any change in the corporate structure or existence of the Borrower;

(xiii)         any exchange, taking or release of Collateral;

(xiv)         any application of Collateral to the Note Obligations (other than to the extent it results in irrevocable and indefeasible payment in full thereof); or

(xv)          any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, the Borrower in respect of any Financing Document (other than a defense of payment or performance).

(b)            The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV and, to the extent permitted by Applicable Law:

(i)            waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii)            waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii)           waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv)          waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;

(v)           agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi)          agree that any consent, waiver or forbearance hereunder with respect to any event shall operate only for such event and not for any subsequent or other event;

(vii)         consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii)         waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix)           waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against the Borrower or any other Person;

(x)            waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;

(xi)           waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii)            consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c)            The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d)            Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04          Payment of Financing Document Amounts.

(a)            Anything in this Article IV to the contrary notwithstanding, (i) amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default), (ii) amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to (v) this Agreement, (w) the Notes, (x) the Note Purchase Agreement, (y) the subrogation rights referred to in Section 4.02 (Subrogation) or (z) the provisions of Section 13.07 (Indemnification), and (iii) no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b)            If an event permitting the acceleration of any Advance and/or any Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or any Note shall at such time be prevented by reason of the pendency against the Borrower or any other Person of an Insolvency Proceeding, the Borrower agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance (together with all capitalized interest thereon) and/or such Note shall be deemed to have been accelerated with the same effect as if such Advance (and capitalized interest thereon) and/or such Note had been accelerated in accordance with the terms of the Funding Agreements.

Article V

Conditions Precedent

Section 5.01          Conditions Precedent to the Effective Date. The obligation of DOE to deliver to FFB the Principal Instruments in accordance with Section 4.2 of the Note Purchase Agreement required for FFB, on the Effective Date, to purchase the Notes and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 of the Note Purchase Agreement was subject to the prior satisfaction (or waiver in writing), as determined by (x) in all cases, DOE and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB, in its sole discretion, of each of the following conditions precedent (the “Conditions Precedent to the Effective Date”) as of the Effective Date. The Effective Date occurred on January 16, 2025.

(a)            Transaction Documents. DOE shall have received fully executed originals (to the extent requested by DOE or FFB) or copies of each Effective Date Transaction Document (each of which shall be in form and substance satisfactory to DOE), in each case, in the name of the Borrower, the applicable Guarantor and/or Sponsor as counterparty thereto, and each such Transaction Document shall be in full force and effect.

(b)            Borrower FFB Documents. DOE shall have received each of the documents, including the Borrower Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments, that is required to be delivered by the Borrower to FFB pursuant to Section 3.2 of the Note Purchase Agreement.

(c)            Due Diligence Review.

(i)            DOE shall have completed its due diligence review of the Borrower Entities, its Subsidiaries, the Project and all other matters related thereto; and

(ii)           DOE shall have received a due diligence report from White & Case LLP, satisfactory to DOE, with respect to the Project and the Project Documents.

(d)            KYC Requirements. (i) DOE shall have received evidence that the Borrower Entities and its Subsidiaries have established proper operating and credit policies and procedures (including, inter alia, “know your customer” and anti-money laundering policies) in form and substance satisfactory to DOE (the “KYC Implementation Plan”) to ensure, inter alia, proper credit, risk and conflicts of interest management; and (ii) DOE shall have received evidence that the Secured Parties have completed their respective “know your customer” diligence in respect of any Borrower Entity and its Subsidiaries, any other person holding, directly or indirectly, **** or more of the voting or economic interests in the Borrower (other than a Qualified Public Company Shareholder or any person holding interests through a Qualified Investment Fund) or other Major Project Participants (other than the Georgia State Major Project Participants), as applicable (“KYC Parties”), including receipt of all documentation (including taxpayer identification documents) and other information in respect of any such KYC Party required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws).

(e)            SAM Registration. DOE shall have received evidence, in form and substance satisfactory to it, of the active registration by the Borrower in SAM.

(f)            Officer Certificates. DOE shall have received true, correct and complete copies of the Organizational Documents of each Borrower Entity, accompanied by an officer’s certificate (substantially in the form attached as Exhibit C (Form of Borrower Entities Officer’s Certificate) hereto and otherwise in form and substance satisfactory to DOE) of such Borrower Entity, certified by a Responsible Officer thereof, attaching (A) true, correct and complete copies of good standing certificates (or the equivalent document in the applicable jurisdiction of formation), (B) in case of the Sponsor, (x) the structure chart and capitalization table required pursuant to paragraph (w) below, and (y) an organizational chart demonstrating the management and governance structure and identifying the persons acting in the capacity of each Key Management Personnel, (C) a certificate of each Borrower Entity’s qualification to do business in the state of Georgia, (D) incumbency certificates, (E) resolutions, and (F) any other documents as DOE shall reasonably request, with respect to, inter alia, approval of: (1) each such Borrower Entity’s participation in the Project; (2) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Note Obligations; and (3) the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party, in each case in form and substance satisfactory to DOE.

(g)            Closing Certificate. DOE shall have received a fully executed original certificate (the “Closing Certificate”) of the Borrower Entities, dated the Effective Date, substantially in the form of Exhibit D (Form of Closing Certificate) and in form and substance satisfactory to DOE.

(h)            Technical Milestones. DOE shall have received, in form and substance satisfactory to it and the Independent Engineer:

(i)            **** and

(ii)            a RASIC Chart for all roles at the Project.

(i)             Legal Opinions. The Secured Parties shall have received an executed original of the legal opinions of Allen Overy Shearman Sterling LLP, as New York counsel for the Borrower Entities, in form and substance satisfactory to DOE, regarding the due authorization, execution, delivery and valid, binding and enforceable nature of this Agreement and such other matters customary for transactions of this type as DOE may request.

(j)             Financial Statements. DOE shall have received the Historical Financial Statements certified by a Responsible Officer of the Sponsor as fairly presenting, in all material respects, the financial condition of the Sponsor and its Subsidiaries, the results of their operations and their cash flows for the periods indicated, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(k)            Project Execution Plan. DOE shall have received, on or prior to the Effective Date, the execution plan on which the Project is based, which shall contain the following, in a form and substance satisfactory to DOE (unless set forth otherwise below):

(i)            the contents described in Exhibit G (Form of Project Execution Plan) in sufficient detail, as determined by DOE, in consultation with the Independent Engineer;

(ii)           a Primavera P6 Level 1 (or other level of detail as agreed in writing by DOE in consultation with the Independent Engineer) schedule for the development and construction of the Project, consisting of a construction time-plan and an equipment availability and integration schedule with respect to the development and construction of the Project, in scheduled chronological order, that the Borrower will need to satisfy in order to fully complete the Project, as such schedule as may be modified from time to time as provided hereunder, in form and substance satisfactory to DOE and the Independent Engineer (as such schedule may be updated from time to time in accordance with the terms hereof, the “Construction Schedule”), with anticipated completion dates;

(iii)          a detailed description of the overall financing plan (the “Financing Plan”), including all sources and uses of funding associated with the Project (including specific line items for each material component, phase or element of the Project), proposed Advances and the Borrower Funding Commitment (including how such amounts are allocated to each specific line item referenced above);

(iv)          a detailed estimate of the Project Costs, together with a description of the methodology and assumptions used to produce such estimate; and

(v)            Project Milestone Schedule

(the items in (i) through (v) above, as may be updated from time to time in accordance herewith, being referred to herein collectively as the “Project Execution Plan”).

(l)            Required Approvals. (i) DOE has received each Required Approvals Schedule, certified as true, correct and complete by the Borrower, in form and substance satisfactory to DOE, and (ii) DOE shall have received fully executed copies of each Required Approval listed on the Effective Date Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that, with respect to each Required Approval listed on the Effective Date Required Approvals Schedule: (w) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters), (x) no term or condition thereof has been amended from the form thereof delivered pursuant to this Section 5.01(l), (y) each such Required Approval has been validly issued, is in full force and effect and Non-Appealable as of the Effective Date, and (z) all conditions precedent to the effectiveness of each such Required Approval has been satisfied.

(m)           Payment of the Administrative Fee. DOE shall have received the Administrative Fee no later than the Effective Date.

(n)            Lobbying Certification. DOE shall have received from the Borrower an executed “Disclosure Form to Report Lobbying” (Standard Form LLL), in form and substance satisfactory to it.

(o)            Compliance with NEPA and Environmental Site Assessment. DOE shall have:

(i)             completed its review under NEPA and related consultation under Environmental Law for the Project;

(ii)            issued an environmental assessment for the Project (“Environmental Assessment”), which environmental assessment shall support a Finding of No Significant Impact (“FONSI”) 40 C.F.R. 1501.6 with respect to the Project and the Loan;

(iii)           issued the final agency decision pursuant to NEPA and the merits of any lawsuits or appeals with respect thereto have been considered or resolved to DOE’s satisfaction; and

(iv)           received an Environmental Site Assessment, acceptable in scope and content to DOE, along with a reliance letter related thereto issued to DOE.

(p)            Base Case Financial Model. DOE shall have received either:

(i)             a certificate from a Financial Officer of the Sponsor, in form and substance satisfactory to DOE, to the effect that (A) there are no material changes to the Original Base Case Financial Model; and (B) there are no material changes to the assumptions therein; or

(ii)            an updated Base Case Financial Model, certified by a Financial Officer of the Sponsor, demonstrating compliance with financial ratios equal to or better than the Original Base Case Financial Model, accompanied by (A) a certificate from a Financial Officer of the Sponsor, in form and substance satisfactory to DOE, that includes a written explanation from the Sponsor of all variances from the Original Base Case Financial Model; and (B) a report from the Financial and Market Advisor confirming (1) the mathematical accuracy of the computations therein; (2) the consistency in all material respects of the Effective Date Base Case Financial Model with the Construction Budget, Project Milestone Schedule and Project Construction Schedule; (3) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents; and (4) that the Effective Date Base Case Financial Model demonstrates, on a projected basis, compliance with Section 7.10 (Financial Covenants).

(q)            Independent Auditor; Authorization to Borrower Entities’ Accountant. DOE shall have received, in form and substance satisfactory to DOE:

(i)            Evidence that the Borrower Entities have appointed the Borrower Entities’ Accountant as its independent auditor;

(ii)           The Borrower Entities shall have irrevocably instructed the Borrower Entities’ Accountant to communicate directly with DOE, FFB and the United States Comptroller General, in each case, regarding the Borrower Entities’ accounts, operations and all other matters as DOE, FFB or the U.S. Comptroller General requires; and

(iii)           either (A) a plan, in terms satisfactory to DOE to (1) ensure that internal controls over financial reporting are adequate to produce financial statements that are compliant with GAAP and sufficient for the Borrower Entities’ Accountant’s review, and (2) resolve all material weaknesses in such internal controls identified by the Borrower Entities’ Accountant’s report or (B) audited financial statements of the Sponsor that do not identify any material weaknesses in their internal control over financial reporting.

(r)            Construction Budget. DOE shall have received a construction budget for the Project, substantially in the form attached as Exhibit M (Form of Construction Budget) hereto and in substance satisfactory to DOE and the Independent Engineer (the “Initial Construction Budget”), that:

(i)            sets forth, on a monthly basis with the level of detail required by Exhibit M (Form of Construction Budget), the Pre-Completion Costs necessary to design, develop, procure, commission, construct and start-up the Project through Final Construction Completion (including the amount of any Project Costs paid through the date of such budget), and

(ii)            specifies on a line item and aggregate basis for all Project Costs: (i) the portions of any Project Costs that constitute Eligible Project Costs, and (ii) the amount of any contingencies; it being understood that the schedule for incurring Project Costs will be subject to being updated to be consistent with the updates to the Project Execution Plan.

(s)            Independent Engineer Report. DOE shall have received a report addressed to DOE (in form and substance satisfactory to it and addressing such matters as may be required by DOE) from the Independent Engineer.

(t)             Insurance; Insurance Consultant Report. All Required Insurance required to be in effect on or prior to the Effective Date in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Required Insurance) is in place and in full force and effect without default and all premiums thereon have been paid in full or are to be paid by other arrangements satisfactory to DOE, and DOE shall have received:

(i)            True, correct and complete copies of each policy of such Required Insurance (or binders, certificates of insurance or other forms of evidence of such Required Insurance reasonably acceptable to DOE), each endorsed with the form of Secured Parties’ endorsement and applicable loss payee clause in Schedule 7.03 (Required Insurance) (or any other form acceptable to DOE); and

(ii)            a report from the Insurance Consultant in respect of the Project and the Required Insurance addressing the adequacy and consistency of the insurance coverage to be maintained with Prudent Industry Practice and such other insurance related matters as DOE may request, which report shall be in form and substance satisfactory to DOE.

(u)            Financial and Market Advisor Report. DOE shall have received (i) the Financial and Market Advisor Report addressed to DOE in form and substance satisfactory to it and addressing such matters as may be required by DOE and (ii) a certificate from the Financial and Market Advisor certifying that the report attached thereto is a true, correct and complete copy of the Financial and Market Advisor Report and that the Financial and Market Advisor is not aware of any facts or circumstances that might have an adverse effect on the conclusions set forth in the Financial and Market Advisor Report in any material respect.

(v)            Fees and Expenses. DOE shall have received (i) payment in full of all fees required to be paid on or prior to the Effective Date and all Periodic Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and (ii) (A) reimbursement of all fees and Periodic Expenses of any DOE Consultants, incurred and invoiced prior to the Effective Date, or (B) confirmation that such fees and Periodic Expenses have been paid directly, in each case from funds other than the proceeds of the Loan, in each case of (i) and (ii) to the extent invoiced at least **** before the Effective Date.

(w)            Structure Chart. DOE shall have received, as an attachment to the officer’s certificate of the Sponsor referred to in Section 5.01(f) (Officer Certificates) above, (i) true and correct corporate organization structure chart of the Borrower Entities and each of their Sponsor Controlled Affiliates and subsidiaries, and showing the Sponsor’s direct equity investors owning ten percent or more of Equity Interests in the Sponsor, and (ii) true and correct capitalization table of each Borrower Entity setting out the Direct Shareholder and indirect owners of more than **** percent of Equity Interest (by voting power or economic value) in the Borrower, in each case, in form and substance satisfactory to DOE.

(x)            Representations and Warranties.

(i)            Each of the representations and warranties made (or deemed made) by any Borrower Entity or any of its Subsidiaries in any Transaction Document or any Major Project Participant **** in the Major Project Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(ii)           To each Borrower Entity’s Knowledge, no material breach or material default by any Major Project Participant under the Major Project Document to which such Major Project Participant is a party has occurred and is continuing.

(y)            Events of Default; Event of Loss; Force Majeure Events. No (i) Default or Event of Default, (ii) Event of Loss with respect to the Project or the Project Collateral or (iii) Borrower Force Majeure Event, in each case, shall have occurred and be continuing or would occur upon or immediately after the Effective Date.

(z)            Compliance with Law. Each Specified Borrower Entity (and any other Specified Sponsor Entity that has performed work or services for the Project) shall be in compliance with Applicable Law, including the Cargo Preference Act of 1954, Davis-Bacon Act requirements, and Executive Order 11246 (Equal Employment Opportunity), as amended, and, if requested by DOE, the Borrower shall have delivered evidence of the respective compliance thereof acceptable to DOE.

(aa)          Program Requirements. All requirements and conditions of the Program Requirements required to have been satisfied as of the Effective Date shall have been satisfied, and DOE shall have received evidence in form and substance satisfactory to it of the same.

(bb)         Action Memoranda. DOE shall have received an action memorandum executed by the Secretary of Energy that, without limitation (i) approve and authorize the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby and any apportionment of Credit Subsidy Cost and (ii) approve any provision of any Transaction Document that constitutes a material change from the terms and conditions set forth in the Term Sheet.

(cc)          Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents.

(dd)         Credit Subsidy Cost. DOE shall have paid the Credit Subsidy Cost in connection with the execution of the Term Sheet out of available appropriated funds.

(ee)          Project Risk Register. DOE shall have received a Project risk register that describes in reasonable detail, and in a form satisfactory to DOE, the key risks for the construction, equipment installation, commissioning and operation of the Project and the mitigation measures proposed by the Sponsor, including the status of implementation of such mitigation measures (the “Project Risk Register”).

(ff)           Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(gg)         Community Benefits Plan. DOE shall have received the Community Benefits Plan (as defined in the Initial LARSSA), in a form satisfactory to DOE, in respect of the Project.

(hh)          Lien Searches. DOE shall have received results of a recent search of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings that have been made with respect to any personal real or mixed property of the Borrower Entities, together with copies of all such filings disclosed by such search and, except with respect to liens disclosed on Schedule 5.01(hh) (Lien Exceptions), UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

(ii)            Conditions Precedent in the Funding Agreements. Each condition precedent under the Funding Agreements to the purchase of the Note by FFB shall have been satisfied in the sole determination of FFB.

(jj)            Receipt of the Principal Instruments. FFB shall have received from DOE each of the Principal Instruments.

Section 5.02          Conditions Precedent to the Amendment and Restatement. The amendment and restatement of the Initial LARSSA hereby is subject to the prior satisfaction (or waiver by DOE in writing) as determined by DOE of each of the following conditions precedent (the “Conditions Precedent to the Amendment and Restatement”) as of the Amendment and Restatement Date:

(a)            Executed Agreement. DOE shall have received a fully executed copy of this Agreement.

(b)            Officer Certificates. DOE shall have received true, correct and complete copies of the Organizational Documents of each Borrower Entity party to this Agreement as of the Amendment and Restatement Date, accompanied by an officer’s certificate (substantially in the form attached as Exhibit C (Form of Borrower Entities Officer’s Certificate) hereto and otherwise in form and substance satisfactory to DOE) of such Borrower Entity, certified by a Responsible Officer thereof, attaching (A) true, correct and complete copies of good standing certificates (or the equivalent document in the applicable jurisdiction of formation), (B) in case of the Sponsor, (x) the structure chart and capitalization table required pursuant to Section 5.01(w) (Structure Chart), and (y) an organizational chart demonstrating the management and governance structure and identifying the persons acting in the capacity of each Key Management Personnel, (C) a certificate of each such Borrower Entity’s qualification to do business in the state of Georgia, (D) incumbency certificates, (E) resolutions, and (F) any other documents as DOE shall reasonably request, with respect to, inter alia, approval of: (1) each such Borrower Entity’s participation in the Project; (2) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Note Obligations; and (3) the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party, in each case in form and substance satisfactory to DOE.

(c)            Amendment and Restatement Certificate. DOE shall have received a fully executed original certificate of each Borrower Entity party to this Agreement as of the Amendment and Restatement Date, dated the Amendment and Restatement Date, substantially in the form of Exhibit D (Form of Closing Certificate) and in form and substance satisfactory to DOE.

(d)            Legal Opinions. The Secured Parties shall have received an executed original of the legal opinions of Allen Overy Shearman Sterling LLP, as New York counsel for the relevant Borrower Entities, in form and substance satisfactory to DOE, regarding the due authorization, execution, delivery and valid, binding and enforceable nature of this Agreement and such other matters customary for transactions of this type as DOE may request.

(e)            Fees and Expenses. DOE shall have received (i) payment in full of all fees required to be paid on or prior to the Amendment and Restatement Date and all Periodic Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and (ii) (A) reimbursement of all fees and Periodic Expenses of any DOE Consultants, incurred and invoiced prior to the Amendment and Restatement Date, or (B) confirmation that such fees and Periodic Expenses have been paid directly, in each case from funds other than the proceeds of the Loan, in each case of (i) and (ii) to the extent invoiced at least **** Business Days before the Amendment and Restatement Date.

(f)            Representations and Warranties.

(i)            Each of the representations and warranties made (or deemed made) by any Borrower Entity or any of its Subsidiaries in any Transaction Document that has been executed and is in effect as of the Amendment and Restatement Date or any Major Project Participant (other than the Board of Tax Assessors of Morgan County and the Board of Tax Assessors of Walton County) in the Major Project Documents that have been executed and are in effect as of the Amendment and Restatement Date are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(ii)            To the Borrower’s Knowledge, no material breach or material default by any Major Project Participant under the Major Project Document to which such Major Project Participant is a party has occurred and is continuing.

(g)            Events of Default; Event of Loss; Force Majeure Events. No (i) Default or Event of Default, (ii) Event of Loss with respect to the Project or the Project Collateral or (iii) Borrower Force Majeure Event, in each case, shall have occurred and be continuing or would occur upon or immediately after the Amendment and Restatement Date.

(h)            Compliance with Law. Each Specified Borrower Entity (and any other Specified Sponsor Entity that has performed work or services for the Project) shall be in compliance with Applicable Law, including the Cargo Preference Act of 1954 and Davis-Bacon Act requirements, as amended, and, if requested by DOE, the Borrower shall have delivered evidence of the respective compliance thereof acceptable to DOE.

(i)             Program Requirements. All requirements and conditions of the Program Requirements required to have been satisfied as of the Amendment and Restatement Date shall have been satisfied, and DOE shall have received evidence in form and substance satisfactory to it of the same.

(j)             Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(k)            Lien Searches. DOE shall have received results of a recent search of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings that have been made with respect to any personal, real or mixed property of (x) the Borrower Entities that are party to this Agreement as of the Amendment and Restatement Date, (y) the Joint Development Authority, and (z) solely with respect to the Project Site and Grant Funded Assets, the State, in each case, together with copies of all such filings disclosed by such search and, except with respect to liens disclosed on Schedule 5.01(hh) (Lien Exceptions), UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

(l)             Insurance. The parties hereto shall have agreed to amendments to Schedule 7.03 (Required Insurance) to reflect the changes to the Project since the date of the Initial LARSSA and such amendments shall have been documented in a revised Schedule 7.03 (Required Insurance) made a part hereof (such revised schedule, the “Amended Required Insurance Schedule”). From and after the date that the Amended Required Insurance Schedule is made a part hereof, each reference herein to Schedule 7.03 (Required Insurance) shall be deemed to be a reference to the Amended Required Insurance Schedule.

Section 5.03          Conditions Precedent to the First Advance Approval. The obligation of DOE to deliver the first Advance Request Approval Notice directing FFB to make the First Advance in accordance with the Note Purchase Agreement and the relevant Note is subject to the prior satisfaction (or waiver by DOE in writing) as determined by DOE of each of the following conditions precedent as of a date not later than the **** prior to the Requested First Advance Date (unless otherwise specified herein) and to their continued satisfaction on such Requested First Advance Date for the relevant First Advance:

(a)            Effective Date; Amendment and Restatement Date. Each of the Effective Date and the Amendment and Restatement Date has occurred.

(b)            Consultant Report Bring-Down. DOE shall, if requested by DOE at its discretion, have received:

(i)            A certificate of the Independent Engineer, dated no earlier than **** or such other period as agreed by DOE, prior to the Requested First Advance Date, substantially in the form of Exhibit F-1 (Form of Independent Engineer Report Bring-Down Certificate) and addressing such other matters as DOE may request and an updated copy of the report provided pursuant to Section 5.01(s) (Independent Engineer Report);

(ii)            an insurance bring-down report of the Insurance Consultant, dated no earlier than **** or such other period as agreed by DOE prior to the Requested First Advance Date, in form and substance satisfactory to DOE and addressing the adequacy of the insurance coverage to be maintained and such other matters as DOE may request.

(iii)           a certificate of the Financial and Market Advisor dated no earlier than **** or such other period as agreed by DOE, prior to the Requested First Advance Date, substantially in the form of Exhibit H (Form of Financial and Market Advisor Report Bring-Down Certificate) and addressing such other matters as DOE may request and an updated copy of the report provided pursuant to Section 5.01(u) (Financial and Market Advisor Report); and

(iv)          an updated due diligence report from White & Case LLP, satisfactory to DOE, with respect to the Project and the Project Documents.

(c)            Major Project Participant Authority Documents. Each of the Major Project Participants shall have duly authorized the execution and delivery of all Transaction Documents to which such Major Project Participant is a party and DOE shall have received evidence thereof, and that the persons executing and delivering such documents on behalf of such Major Project Participant have the power and authority to do so; provided that with respect to the Georgia State Major Project Participants, DOE shall only be entitled to receive a certificate from a Responsible Officer of the Sponsor (i) certifying that, to the Sponsor’s Knowledge, each respective Georgia State Major Project Participant is duly authorized to execute and deliver all Transaction Documents to which such Georgia State Major Project Participant is a party.

(d)            Equity Commitments.

(i)            DOE shall have received evidence satisfactory to DOE that the Sponsor has satisfied its Equity Contributions in accordance with the terms of this Agreement;

(ii)            DOE shall have received evidence satisfactory to DOE and the Independent Engineer that (A) the relevant portion of the Base Equity Commitment has been contributed to the Borrower and applied towards Project Costs in accordance with Section 12.01, and, with respect to any portion of the Base Equity Commitment (excluding Ramp-Up Costs) not yet applied to Project Costs, such portion has been deposited in cash into the Base Equity Security Account or an Acceptable Letter of Credit has been delivered to the Collateral Agent and credited to the Base Equity Security Account pursuant to the Accounts Agreement and (B) the portion of the Maximum Base Equity Contribution Amount allocated to the payment of Ramp-Up Costs has been deposited in cash into the Ramp-Up Costs Account or an Acceptable Letter of Credit has been delivered to the Collateral Agent and credited to the Ramp-Up Costs Account pursuant to the Accounts Agreement;

(iii)          DOE shall have received evidence satisfactory to DOE that the relevant amount of the Contingent Equity Commitment is on deposit in cash in the Contingent Equity Security Account or an Acceptable Letter of Credit has been delivered to the Collateral Agent and credited to the Contingent Equity Security Account pursuant to the Accounts Agreement; and

(iv)          DOE shall have received a certificate from a Responsible Officer of the Borrower, confirmed by the Independent Engineer, together with supporting information, certifying that the Loans plus the remaining Base Equity Commitment, taken together, are sufficient to pay all remaining Pre-Completion Costs and to achieve Project Completion by the Project Completion Longstop Date.

(e)            Vehicle Sales. DOE shall have received evidence, in form and substance satisfactory to it, that:

(i)            SalesCo shall have achieved, **** MSP vehicles produced out of the Normal Facility, **** and

(ii)            either SalesCo shall (A) have received refundable deposits for **** or (B) provide evidence satisfactory to DOE (in consultation with the Financial and Market Advisor) that a sufficient level of demand for the Project’s production capacity exists.

(f)            Technical Requirements. DOE shall have received, in form and substance satisfactory to it and the Independent Engineer:

(i)            a report that describes in reasonable detail, and in a form satisfactory to DOE, the status of product design of Rivian R2 and Rivian R3 vehicles compared against the Project Milestone Schedule, including virtual builds and releases, general design for manufacturing and assembly (DFMA), design for assembly (DFA), and overall facility layout and material flow;

(ii)           either (i) evidence satisfactory to DOE that the time and cost of end of line rework of Rivian R2 production at the Normal Facility has been not more than ****% of the planned time and cost of end of line rework in accordance with the Vehicle Manufacturing Plan for the **** period immediately prior to the First Advance Date excluding factors outside of the Borrower Entities’ control or (ii) an audit report of the RIOS system, in form and substance satisfactory to DOE, which includes, among other components requested by DOE and to the extent applicable, an analysis of the reasons the Borrower was not able to meet the technical requirements set forth in clause (i);

(iii)          on a date no later than **** months after the Effective Date, a project sourcing plan (the “Project Sourcing Plan”) that describes in reasonable detail, satisfactory to DOE, the Sponsor’s proposed strategy and sources for the procurement of Supply Contracts (“Supply Matrix”), including material supply agreements in respect of raw materials (e.g., rare earth magnets, SiC MOSFETs, batteries, and plastic part sourcing), third-party supplied components or assemblies and production equipment (e.g., facilities, machinery, wave winding equipment, paint shop equipment and other material production equipment) for the Project, together with lists and copies of purchase orders for raw materials and production equipment for the Project required as of the First Advance Date;

(iv)          on a date no later than the earlier of (i) **** months after the Effective Date and (ii) **** days prior to the commencement of construction of the Facility (excluding the site preparation activities), the Project Sourcing Plan that describes in reasonable detail, satisfactory to DOE, the Sponsor’s proposed strategy and sources for the procurement of Utility Documents, including firm commitments from utility suppliers for the Project;

(v)           on a date no later than **** months after the Effective Date, a vehicle manufacturing plan (the “Vehicle Manufacturing Plan”) that describes in reasonable detail, satisfactory to DOE, the Sponsor’s proposed:

(A)	vehicle assembly process, including in respect of power module assembly, sintering, body automated storage and retrieval systems (ASRS) development, cell cleaning, advanced product quality planning (APQP), and each manufacturing shop key performance indicator (KPI) plan;

(B)	staffing plan (“Staffing Plan”), including detailed organizational charts for each manufacturing shop, planned timeline for hiring and training production and mechanical engineering personnel, and retention plan of current personnel; and

(C)	includes bills of material (“BOM”) estimates for the manufacturing Rivian R2 vehicles and/or Rivian 3 vehicles or final pricing for the manufacturing of Rivian R2 and/or Rivian R3 vehicles;

(vi)          on a date no later than the earlier of (i) **** months after the Effective Date and (ii) **** days prior to the commencement of construction of the Facility (excluding the site preparation activities), internal quality, health and safety plans, including the EHS Plan;

(vii)         on a date no later than **** months after the Effective Date, internal quality, health and safety plans, including the Rivian Integrated Operating System for the Facility (“RIOS”); and

(viii)        on a date that is no later than **** days prior to the commencement of construction of the Facility (excluding site preparation activities), an updated Project Execution Plan and an updated Project Risk Register.

(g)            Davis-Bacon Act.

(i)            To the extent the provisions in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions) are not included in any Davis-Bacon Act Covered Contract or Direct Agreement with the DBA Contract Party existing on or prior to the Effective Date for the construction, alteration or repair of any portion of the Project, DOE shall have received, in form and substance satisfactory to DOE, a fully executed original letter agreement from each DBA Contract Party under such Davis-Bacon Act Covered Contract agreeing to comply with the terms set forth in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions), in form and substance satisfactory to DOE (each such letter, a “DBA Side Letter”).

(ii)            DOE shall have received from the Borrower (A) evidence in form and substance satisfactory to DOE that the provisions set forth in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Effective Date or a Direct Agreement by each DBA Contract Party, (B) a certificate (or a confirmation included in a Direct Agreement executed by such DBA Contract Party) from each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to the Effective Date to the effect that such DBA Contract Party has complied with the provisions set forth in schedule 6.27(c) (Davis-Bacon Act Contract Provisions), unless such contractor has certified that there is a substantial dispute with respect to such provisions and such dispute is being diligently pursued in good faith, and (C) the information required pursuant to the terms of the DBA Side Letter, if any.

(h)           Security Documents. DOE shall have received evidence satisfactory to DOE that each of the Security Documents shall be in full force and effect and shall have been duly filed and registered or recorded in every jurisdiction and with every Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid, effective and, if applicable, perfected the Liens intended to be created thereby and the rights of the Secured Parties thereunder, and DOE shall have received evidence in form and substance satisfactory to it that such filing and registration or recording has been made (or arrangements satisfactory to DOE have been made so that it will be). Such Liens shall constitute valid and enforceable, and if applicable in accordance with Schedule 6.10(a) (Collateral Coverage and Sharing Schedule), perfected First Priority Liens (or Liens with such other priority as indicated in Schedule 6.10(a) (Collateral Coverage and Sharing Schedule)) over the Collateral in favor of the Secured Parties, subject only to Permitted Liens. DOE shall have received evidence, in form and substance satisfactory to it, that all fees and duties in connection with such perfection, filing, registration or recording have been paid in full.

(i)            Intercreditor Agreements; Joinder Agreement. DOE shall have received fully executed copies of the Intercreditor Agreements, and, to the extent they are not original parties hereto, the Joinder Agreement joining Specified Additional Obligors as of the date that the Intercreditor Agreements become effective.

(j)            Transaction Documents.

(i)            FFB shall have received fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent) of this Agreement, the Funding Agreements and the Security Documents; and

(ii)            DOE shall have received fully executed copies of each Transaction Document, each of which shall be, as of the First Advance Date, in form and substance satisfactory to DOE, in each case, in the name of the Borrower, the applicable Guarantor and/or Sponsor as counterparty thereto, and each such Transaction Document shall be in full force and effect.

(k)            Legal Opinions. The Secured Parties shall have received executed originals of the following legal opinions, each dated as of the First Advance Date, addressed to the Secured Parties (other than the Depositary Bank) and each in form and substance satisfactory to DOE:

(i)

(A)            legal opinions of Allen Overy Shearman Sterling LLP, as New York counsel to the Borrower Entities,

(B)            legal opinions of Arnall Golden Gregory, LLP, as Georgia counsel for the Borrower Entities,

(C)            ****

(D)            ****

(E)             legal opinions in respect of each of the other Major Project Participants to the extent requested by DOE,

regarding, as applicable, (u) the due authorization, execution, delivery and valid, binding and enforceable nature of the Intercreditor Agreement, the Security Documents and any other Transaction Documents entered after the Effective Date, (v) the receipt of all Required Approvals (and if a time period is specified with respect to administrative or judicial appeals under applicable laws, the expiration of such period), including an opinion of Georgia counsel to the Borrower with respect to state and local regulatory and permitting matters, (w) the absence of conflicts with law, scheduled agreements or Organizational Documents of the Borrower Entities, (x) existence and compliance with all Governmental Approvals required for the Project, (y) the creation and perfection of Liens under the Security Documents, including the deeds to secure debt/mortgage/deed of trust, collateral assignments, recognition and non-disturbance agreements, UCC-1 filings for personal property and real estate fixtures, and (z) such other customary matters for transactions of this type as DOE may request; and

(ii)            legal opinions of Bond Counsel, in form and substance satisfactory to DOE, confirming that the Bond Documents remain in effect and are enforceable in accordance with their respective terms and, to the extent obtainable by Borrower using its best efforts, addressing such other matters as DOE may reasonably request;

provided that no legal opinions will be required in connection with the Omnibus Affiliate Consent Letter.

(l)            Stock Ownership Policy. DOE shall have received evidence satisfactory to DOE that the Sponsor has adopted a stock ownership policy, including at least the terms contemplated in Schedule 5.02(l) (Stock Ownership Policy), requiring the Key Management Personnel, to maintain equity ownership levels satisfactory to DOE.

(m)           Accounts. Each Project Account has been established in accordance with the provisions of the Accounts Agreement and funded in accordance with the Financing Documents, and DOE shall have received evidence, in form and substance satisfactory to it, of the same.

(n)            Appointment of Process Agent. DOE shall have received evidence, in form and substance satisfactory to it, that each Borrower Entity that is a party to a Transaction Document and each counterparty to each Major Project Document that has executed a Direct Agreement shall have irrevocably appointed an agent for service of process in the State of New York until the date occurring **** months after the Maturity Date (or such earlier date as may be agreed by DOE) and paid the fees of such agent in full, if such Person is not organized under the laws of a state or other jurisdiction of the United States or is not domiciled in the United States.

(o)            Notice to Proceed. No later than **** days prior to the start of construction on the Project, DOE shall have received evidence that the Borrower has issued a notice to commence construction under all Construction Contracts, subject only to FFB’s disbursement of the first Advance, and has filed or caused to be filed in a timely manner a “Notice of Commencement” in compliance with Georgia statutory and other requirements with respect to all Construction Contracts.

(p)            Base Case Financial Model. DOE shall have received, in form and substance satisfactory to it, either: (a) certification from the Sponsor (with written concurrence of the Financial and Market Advisor) that (i) there are no material changes to the Effective Date Base Case Financial Model (or any updated Base Case Financial Model, if applicable); and (ii) there are no material changes to the assumptions therein; or (b) a certified updated Base Case Financial Model (the “Updated Base Case Financial Model”) demonstrating compliance with the Debt Sizing Parameters, accompanied by (i) a certificate from the chief financial officer or similar officer of the Sponsor, in a satisfactory form to be agreed, that includes a written explanation from the Sponsor of all variances in the Effective Date Base Case Financial Model; and (ii) a report from the Financial and Market Advisor confirming (A) the mathematical accuracy of the computations therein; (B) the consistency in all material respects of the Updated Base Case Financial Model, with the Construction Budget and the Project Execution Plan; (C) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents and Applicable Law; and (D) that the Updated Base Case Financial Model demonstrates compliance with Section 7.10 (Financial Covenants).

(q)           Sponsor Metrics. DOE shall have received evidence that the Sponsor has achieved either (i) a positive Gross Margin in **** most recent Fiscal Quarters that ended prior to the First Advance Date, or (ii) a positive Gross Margin for ****

(r)            Litigation. ****

(s)            Insurance. DOE shall have received evidence that all insurance required to be obtained by the Borrower in accordance with the Financing Documents (including directors and officers insurance and product liability), contractors under the Construction Contracts and any other applicable Major Project Participant (if applicable) for the Project on or prior to the First Advance Date pursuant to the Transaction Documents have been obtained, and such insurance and evidence shall be in form and substance (including (a) with respect to deductibles, exceptions and premiums; and (b) designating the Collateral Agent as loss payee as its interest may appear and DOE and the Collateral Agent as additional insureds) satisfactory to DOE and the Insurance Advisor and in full force and effect.

(t)            Real Estate. DOE shall have received, in form and substance satisfactory to DOE:

****

(u)            Bond and Bond Documents. DOE shall have received each of the following documents, fully executed by all parties thereto, in form and substance satisfactory to DOE:

(i)            the Bond Pledge Agreement;

(ii)           the original bond certificate for each Bond;

(iii)          blank bond power for each Bond; and

(iv)          each other document as DOE may request to ensure DOE’s rights and interests in the Bond Documents and bonds-for-title tax abatement benefits.

(v)            ****

(w)           Repayment of Existing Indebtedness; Release of Existing Liens. All existing Indebtedness (other than Permitted Indebtedness) of the Specified Borrower Entities shall have been repaid in full, and all Liens (other than the Permitted Liens) encumbering the Project Site or any other Collateral have been released in compliance with Georgia law or other Applicable Law, and, as necessary or appropriate, such releases shall have been or, on the Effective Date, will be recorded in the relevant jurisdiction and with the relevant Governmental Authority and real property records and deed records, and DOE has received evidence in form and substance satisfactory to it of the foregoing.

(x)            ****

(y)            Initial Financial Statements. DOE shall have received audited annual Financial Statements of each of the Borrower and the Sponsor for the immediately preceding fiscal year certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower Entities, the results of its operations and its cash flows for the periods indicated, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years.

(z)            Intellectual Property. DOE shall have received evidence (which may be in physical form, and in the case of trade secrets, in the form of the IP Escrow Materials) that:

(i)            Borrower owns or has been granted a direct, non-exclusive, non-sublicensable, perpetual, irrevocable, fully-paid up license in form and substance satisfactory to DOE to use, practice, commercialize and exploit, all Project IP;

(ii)           Each Borrower Entity has or has caused each licensor of Project IP (including IP Holdings) to grant to the Secured Parties, effective (A) during the continuance of an Event of Default, (B) upon an enforcement and transfer of ownership in any Specified IP Entity, (C) upon any bankruptcy or insolvency action related to any Specified IP Entity or by DOE, or (D) if such Borrower Entity is otherwise deprived of access to the Project IP, an irrevocable, non-exclusive, transferable, sub-licensable fully paid-up and royalty-free right and license, for no additional consideration, to use the Project IP included in the Collateral and such other rights as are necessary to practice, reproduce, distribute, modify, improve, disclose, compile, execute, make, display, perform and create derivative works of any and all software source code or to access and use the Project IP;

(iii)          no later than the First Advance Date, each relevant Borrower Entity has or has caused each Specified IP Entity to deposit in escrow pursuant to the IP Escrow Agreement (A) a true, correct and complete list of all registered Intellectual Property that constitutes Project IP, (B) a complete, reproducible copy of all trade secrets, source code and other non-registered intellectual property that constitutes Project IP included in the Collateral and (C) all revisions, modifications and enhancements to such Project IP as such revisions, modifications or enhancements are used in or otherwise made available to the Project (in the case of subsections (B) and (C), together with such documentation or materials as are reasonably required to use the Project IP described in sub-section (A) and (B) above) (the documents and materials referred to in clauses (A), (B) and (C) collectively, referred to as “IP Escrow Materials”); and

(iv)          (i) all costs and expenses related to the IP Escrow Agreement and the transactions contemplated thereunder shall be borne by the Borrower Entities, and (ii) all fees of the IP Escrow Agent have been paid in advance through a date that is at least **** months after the Final Maturity Date.

(aa)          O&M Budget; Operating Plan. DOE shall have received the operating budget, substantially in the form attached as Exhibit S (Form of O&M Budget) hereto (the “Form of O&M Budget”) with substance satisfactory to DOE and the Independent Engineer demonstrating Scheduled Ramp-Up Costs commencing on the Start of Production Date through the Project Completion Date.

(bb)         Insurance. All Required Insurance required to be in effect on or prior to the First Advance Date in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Required Insurance) is in place and in full force and effect without default and all premiums thereon have been paid in full or are to be paid by other arrangements satisfactory to DOE, and DOE shall have received a Broker’s Letter of Undertaking substantially in the form attached to Schedule 7.03 (Required Insurance) or otherwise acceptable to DOE in respect of the Required Insurance.

(cc)          First Advance Bring-Down. No event, act, omission or circumstance shall have occurred on or prior to the First Advance Date and be continuing on the First Advance Date that would constitute a breach of the covenants set forth in Article IX (Negative Covenants) if such covenants had been applicable as of and from the Effective Date.

(dd)         DBA Holdback Account. The DBA Holdback Account shall have been fully funded in accordance with the then applicable Account Funding Requirement.

Section 5.04          Conditions Precedent to Each Advance Approval. The obligation of DOE to deliver an Advance Request Approval Notice directing FFB to make each Advance (including the first Advance Request Approval Notice) in accordance with the Note Purchase Agreement and the Notes is subject to the prior satisfaction (or waiver by DOE in writing) as determined by DOE of each of the following conditions precedent as of a date not later than the **** prior to the Requested Advance Date and to their continued satisfaction on the Requested Advance Date for such Advance:

(a)            Master Advance Notice; Continued Satisfaction; Note B First Advance.

(i)            DOE shall have received from the Borrower not less than **** prior to any Requested Advance Date with respect to any Advance (but not more than **** prior to the applicable Requested Advance Date), a Master Advance Notice, including a schedule setting forth each person to whom any payment is to be made from the proceeds of the proposed Advance and the amount to be paid to such person.

(ii)           With respect to the first Advance under Note B, the Note A Loan Commitment Amount has been or, simultaneously with the first Advance under Note B, will be fully utilized.

(b)            Representations and Warranties.

(i)            Each of the representations and warranties made (or deemed made) by any Borrower Entity or any Major Project Participant in any Transaction Document shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, Material Adverse Effect or a similar qualifier, in which case it is true and correct in all respects), on and as of such date as if made on and as of such date (or, to the extent such representation or warranty is made only as of a specific date or time, on and as of such date or time), before and after giving effect to the extensions of credit requested to be made on such date.

(ii)            No material breach or material default by any Major Project Participant under any Major Project Documents to which such Major Project Participant is a party has occurred and is continuing.

(c)            No Event of Default; Event of Loss; Force Majeure Event.

(i)            No (A) Default or Event of Default, (B) Event of Loss, or (C) Borrower Force Majeure Event has occurred and is continuing or would result from the Advance.

(ii)           No violation of any Environmental Law in any material respect and no violation of any other Applicable Law (including Davis-Bacon Act Requirements, USA PATRIOT Act, Cargo Preference Act of 1954, Sanctions, Anti-Money Laundering Laws and anti-corruption laws), Transaction Document, Required Approval, or any other agreement or consent to which the Borrower is a party, or any judgment or approval to which the Borrower is subject, shall have occurred and be continuing or would result from the Advance.

(d)           No Material Adverse Effect. No event (including any legal, arbitral or other dispute proceeding or a change in law) shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect.

(e)            Debt Sizing Parameters. The Borrower shall be in compliance with each of the Debt Sizing Parameters both before and after giving effect to such Advance.

(f)            Construction Budget; Advance Proceeds. DOE shall have received a certificate from a Responsible Officer of the Borrower and the Independent Engineer, in form and substance satisfactory to DOE, confirming that:

(i)            there have been no changes to the then-applicable Construction Budget with respect to amounts reflected therein or material changes to the timing of the payments, since the last Advance, except for those changes to the Construction Budget as previously approved in writing by DOE;

(ii)            the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns, except for Cost Overruns previously identified, agreed in writing by DOE, and reflected in the then-current Construction Budget;

(iii)           the aggregate amounts projected to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget;

(iv)           Cost Overruns in any category of Project Costs are sufficiently covered by available contingency in the Construction Budget; and

(v)            the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.

(g)            Adequate Project Funding.

(i)            DOE shall have received evidence satisfactory to DOE and the Independent Engineer that proceeds from Equity Contributions under the Base Equity Commitment have been applied towards Pre-Completion Costs in accordance with Section 12.01 (Base Equity Commitment), and any portion of the Base Equity Commitment not yet applied to Pre-Completion Costs shall remain deposited in cash in the Base Equity Security Account or the Ramp-Up Costs Account (as applicable) or an Acceptable Letter of Credit has been delivered to the Collateral Agent and credited to the Base Equity Security Account or the Ramp-Up Costs Account (as applicable) pursuant to the Accounts Agreement.

(ii)            DOE shall have received a certificate from a Responsible Officer of the Borrower and supporting information, in each case, in form and substance satisfactory to it that the following funds available to the Borrower are sufficient to pay all remaining Pre-Completion Costs (including reasonably expected Cost Overruns) and to achieve Project Completion by the Project Completion Longstop Date: (i) the amount of the requested Advance; (ii) the undisbursed amount of Loans after giving effect to the requested Advance; (iii) the remaining Base Equity Commitment; and (iv) the remaining Contingent Equity Commitment.

(h)            Receipt of Certificates; Legal Opinions; Lien Searches. DOE shall have received:

(i)            Borrower Advance Date Certificate. A certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit E (Form of Borrower Advance Date Certificate) and addressing such other matters as DOE may request.

(ii)            Independent Engineer Certificate. A certificate of the Independent Engineer, dated no earlier than **** or such other period as agreed by DOE prior to the Requested Advance Date, substantially in the form of Exhibit F-2 (Form of Independent Engineer Certificate (Advance Approval)) stating (A) that the following funds available to the Borrower are sufficient to pay all remaining Pre-Completion Costs: (1) the amount of the requested Advance; (2) the undisbursed amount of Loans after giving effect to such Advance; (3) the remaining Base Equity Commitment, and (iv) the remaining Contingent Equity Commitment; (b) the Project is on schedule to achieve (i) Start of Production in accordance with the Project Milestone Schedule; and (ii) Project Completion by the Project Completion Longstop Date; and (c) as to such other matters as required herein or as DOE may reasonably request and addressing such other matters as DOE may reasonably request.

(iii)           Legal Opinions. Such legal opinions, subject to customary qualifications and limitations, as DOE may request in connection with such Advance, including any bring-downs of previously provided legal opinions, in each case, in form and substance satisfactory to DOE; provided that no legal opinions will be required in connection with the Omnibus Affiliate Consent Letter.

(iv)           Lien Searches. A recent search of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings that have been made with respect to any personal real or mixed property of the Borrower Entities.

(i)             Aggregate Advances. In the case of each Advance, a certificate of a Responsible Officer of the Borrower and supporting information that the aggregate principal amount of all Advances (together with all capitalized interest thereon), after giving effect to the Advances to be made on such Requested Advance Date, does not exceed the Maximum Loan Amount.

(j)             Use of Proceeds; Invoices; Lien Waivers. DOE shall have received, together with the Master Advance Notice, each of the following, in form and substance satisfactory to DOE:

(i)             a detailed list of all Eligible Project Costs to be paid or reimbursed with the requested Advance, the Base Equity Commitment or the Contingent Equity Commitment, together with the corresponding invoices and other back-up documentation,

(ii)            evidence that the proceeds of the requested Advance will be applied towards (A) the reimbursement of Eligible Project Costs that have been incurred and previously paid by the Borrower, the Sponsor or one of its Sponsor Controlled Affiliates (but solely to the extent incurred on or following the Eligibility Cut-Off Date) other than to fund (or reimburse the Borrower or any Borrower Entities for) any contribution made under the Base Equity Commitment or Contingent Equity Commitment, (B) the payment of Eligible Project Costs that have become due and payable on or prior to the Requested Advance Date or within **** days following such Requested Advance Date and DOE shall have received invoices or other documentation (in form and substance satisfactory to DOE) evidencing the incurrence of such Eligible Project Costs, or (C) depositing into the Debt Service Reserve Account the amount required to be deposited therein pursuant to the Accounts Agreement;

(iii)           all unpaid balances that are due or unsettled claims (to the extent not adequately reserved for) with the Construction Contractor, supplier or any of their subcontractors, if any, have been fully paid or will be paid with the proceeds of the requested Advance or except for those that are being contested pursuant to Permitted Contest Conditions to the satisfaction of DOE.

(iv)          each Construction Contractor, each subcontractor of each Construction Contractor and each other Person performing labor or furnishing materials for or in connection with the Project with a contract or series of related contracts having a value of **** or more or requesting payment in an amount that equals or exceeds **** to be made or reimbursed with the proceeds of the requested Advance or other funds of the Borrower (each such subcontractor and other Person other than a Construction Contractor, a “Major Subcontractor”) has, in accordance with Applicable Law, (A) subject to any terms or form required under Applicable Laws, irrevocably waived and released all Liens, statutory or otherwise, that it may have or acquire on the Collateral or the Project with respect to work completed and for which application for payment was made in the Master Advance Notice immediately prior to the requested Advance or that has been otherwise previously paid since the date of such prior Master Advance Notice, and (B) subject to any terms or form required under Applicable Law to the extent not prohibited by Applicable Law, conditionally waived on terms satisfactory to DOE and the Title Company and released all Liens, statutory or otherwise, that it may have or acquire on the Collateral or the Project with respect to work completed since the prior Master Advance Notice, to the extent the applicable Project Costs will be paid with proceeds from the requested Advance; provided that so long as duly completed “Notice of Commencement” in the statutory form required by Applicable Law in the state of Georgia and satisfactory to the Title Company to exclude mechanics’ liens of subcontractors below “Tier 2” subcontractors, has been filed with the applicable Governmental Authorities, the Borrower will not be required to deliver lien waivers from subcontractors below “Tier 2” subcontractors pursuant to this Section 5.04(j)(iv), other than those from the subcontractors below “Tier 2” subcontractors who have timely given a written notice to contractors with respect to their potential lien claims in compliance with Applicable Law in order to make good their respective lien rights; and

(v)           evidence satisfactory to DOE that the proceeds of all prior Advances have been applied to pay or reimburse Eligible Project Costs that have become due and payable on or prior to the applicable Advance Date, as set forth in the most recent reports provided in accordance with Section 8.02(e) (Independent Accounting Review) or as otherwise approved by DOE.

(k)            Security; Real Property.

(i)            All Security Documents shall continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties shall continue to be properly registered or recorded in favor of such Secured Parties.

(ii)            On or prior to the **** prior to the Requested Advance Date, DOE shall have received a title date-down and a pro forma Date-Down Endorsement with respect to the Borrower’s title policy and each Applicable Mortgage Loan Policy, which Date-Down Endorsement shall be delivered no later than the **** prior to the Requested Advance Date in a title insurance amount of not less than the aggregate Advances made through the Requested Advance Date, in the form(s) provided under title insurance rules in the state in which the Mortgaged Property is located reflecting the applicable Borrower Entity’s continued ownership, easement, leasehold, usufruct, other Real Property interest(s) in all applicable Mortgaged Property and insuring that the applicable Mortgage remains a legal, valid and enforceable First Priority Lien on the applicable Borrower Entity’s (or, if applicable, Joint Development Authority’s) leasehold, easement, usufruct, other Real Property interest(s) in the applicable Mortgaged Property subject only to Permitted Liens.

(iii)            DOE shall have received satisfactory evidence from a licensed title attorney confirming that the State of Georgia continues to own fee simple title to the Project subject only to Permitted Liens.

(l)            Environmental Compliance. Each of the Project Site, the Facility, the Project, the Specified Borrower Entities and the applicable Borrower Entities to the extent any such Borrower Entity has performed work or service for the Project shall be in (i) compliance with all applicable Environmental Laws in all material respects, and (ii) compliance with all historic preservation Applicable Laws and any Required Approvals thereunder, and shall have and maintain in full force and effect all Required Approvals relating to any and all applicable Environmental Laws and historic preservation Applicable Laws.

(m)            Program Requirements. DOE shall have received evidence, in form and substance acceptable to it that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(n)            Permits and Approvals. DOE shall have received:

(i)            a certificate from a Responsible Officer of the Borrower, together with such other evidence as DOE may reasonably request or as may be required under the Transaction Documents, that (A) all Required Approvals required to be obtained by any applicable Borrower Entity as of the date of such Advance have been obtained, have been validly issued and are in full force and effect, are Non-Appealable and are not subject to any pending or threatened claim or action by or before any Governmental Authority seeking to suspend, modify, revoke, terminate or withhold any such Required Approvals and free of any unduly burdensome conditions and (B) no term or condition of any Required Approval has been amended from the form thereof previously delivered to DOE hereunder,

(ii)            copies of all such Required Approvals not previously delivered, certified by the Borrower as being true, complete and correct (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters), and

(iii)            a certificate from a Responsible Officer of the Borrower to the effect that either (A) the Subsequent Required Approvals Schedule remains accurate or (B) an updated Subsequent Required Approvals Schedule, including any Required Approvals that were not required to be obtained by the Borrower Entities but are or will be now required to be obtained by the applicable Borrower Entities since the immediately preceding Advance, is attached thereto.

(o)            Payment of Fees and Expenses. DOE shall have received (i) payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Periodic Expenses and reimbursement of all fees and Periodic Expenses of any DOE Consultants, incurred and invoiced at least **** prior to the Requested Advance Date, or (ii) confirmation that all such fees and Periodic Expenses have been paid or will be paid on the Requested Advance Date directly to the relevant DOE Consultants.

(p)            Conditions Precedent in the Funding Agreements. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance (including the initial Advance) under the applicable Note in accordance with the Note Purchase Agreement and the applicable Note have been satisfied.

(q)            Litigation. Except as set forth in Schedule 6.08 (Litigation), there shall be no pending or, to each Borrower Entity’s Knowledge, threatened (in writing) Adverse Proceeding that relates to (x) the legality, validity, or enforceability of any Transaction Document; (y) any transaction contemplated by any Transaction Document; or (z) the Project or any Borrower Entity, in each case, to the extent that any such Action is not frivolous and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(r)            Project Milestones. DOE shall have received a certificate from the Borrower in form and substance satisfactory to DOE, that there have been no changes to the Project Milestone Schedule since the last Advance or, for the First Advance, since the Amendment and Restatement Date, except for those changes previously approved in writing by DOE, together with confirmation or countersignature from the Independent Engineer that it is satisfied with the terms of such certificate from the Borrower and the evidence attached thereto.

(s)            Reserve Accounts. All Reserve Accounts required to be funded as of the date of such Advance have been funded in full to the then-applicable Account Funding Requirements.

(t)            Davis-Bacon Act.

(i)              DOE shall have received a certificate from the Borrower certifying that (A) the clauses set forth in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Requested Advance Date; and (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Requested Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(u)            No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject.

(v)            Transaction Documents. DOE shall have received on or prior to the date of such Advance fully executed originals (to the extent required) or copies of all Transaction Documents required to be executed as of the date of such Advance that have not previously been delivered to DOE, in each case in the name of a Borrower Entity as counterparty thereto, and confirmation that such Transaction Documents remain in full force and effect and no default or event that with the passage of time, the giving of notice or both would constitute a default shall have occurred and is continuing thereunder.

(w)            Technical Requirements. DOE and the Independent Engineer shall have received an updated (a) Project Sourcing Plan, (b) Vehicle Manufacturing Plan, (c) Project Risk Register and (d) EHS Plans or, in each case, a certification from the Borrower and confirmed by the Independent Engineer that there have been no material changes to the Project Sourcing Plan, Vehicle Manufacturing Plan, Project Risk Register or EHS Plans, as applicable, since the last Advance.

(x)            Other Documents and Information. DOE shall have received, in form and substance satisfactory to it, other documentation, legal opinions, certificates and other information relating to the Project, any relevant Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents, as DOE may have requested in writing prior to the Requested Advance Date.

Section 5.05         Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance (and, if applicable capitalized interest thereon) in the amount of any excess as provided in Section 3.06(c)(i) (Excess Loan Amount) prior to each Requested Advance Date immediately following (x) delivery of the most recent reports provided in accordance with Section 8.02(e) (Independent Accounting Review) indicating that the proceeds of any Advance were not applied to reimburse Eligible Project Costs for which such funds were drawn, or (y) the parties’ determination of the existence of an Excess Advance Amount (whether pursuant to a Monthly Certificate or the Quarterly Certificate or otherwise), the Borrower shall (a) in the relevant Master Advance Notice, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.06(c)(i) (Excess Loan Amount), and (b) in the relevant Master Advance Notice, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Master Advance Notice, certifying as to the amount of such deduction; provided that, if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Master Advance Notices made on future Requested Advance Dates until such amount has been deducted in full.

Article VI

Representations and Warranties of The Borrower Entities

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the Notes and offer extensions of credit thereunder, each Borrower Entity (as applicable and to the extent specified in the applicable representation or warranty set forth in this Article VI) hereby represents and warrants to and in favor of DOE and FFB as of: (i) the Amendment and Restatement Date, (ii) each Advance Date, and (iii) the Project Completion Date that:

Section 6.01         Organization and Existence. Each Borrower Entity (a) is duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect (including in the case of the Specified Borrower Entities, the state of Georgia), (c) is in good standing in each jurisdiction where the failure to be in good standing could reasonably be expected to have a Material Adverse Effect, and (d) has all requisite power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease; (ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Project; (iii) incur Indebtedness and create Liens on all and any of its properties; and (iv) execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

Section 6.02         Authorization; No Conflict. Each Borrower Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of (i) its execution and delivery thereof, (ii) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof, and (iii) the issuance of the Notes, the borrowings under the Funding Agreements, the use of the proceeds thereof and Reimbursement Obligations hereunder, in each case, do or will (a) contravene its Organizational Documents or any Applicable Laws, (b) contravene or result in any breach or constitute any default under any Governmental Judgment, (c) (A) in the case of the representation made as of the Amendment and Restatement Date, contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its properties under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; provided that, until each Intercreditor Agreement is effective, the covenants in the ABL Credit Agreement and the Second Lien Note Agreement do not permit certain transactions contemplated by this Agreement to be consummated after the date hereof, including the security arrangements hereunder, or (B) as of each other date on which this representation is made or deemed made, contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its properties under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens, or (d) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03         Capitalization.

(a)            All of the Equity Interests of the Borrower Entities have been duly authorized, validly issued, are fully paid and non-assessable. All Equity Interests of the Non-Sponsor Borrower Entities are directly or indirectly owned by the Sponsor free and clear of all Liens other than Liens created under the Security Agreement and any Permitted Liens. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower Entities or any agreements or arrangements for the issuance by the Borrower Entities of additional Equity Interests are outstanding, in each case where the exercise of any such options or rights would result in any Person (other than (w) Persons with respect to whom the Borrower has satisfied the requirements of Section 7.16(b) (Know Your Customer Information), (x) any Qualified Public Company Shareholder holding (and proposing to hold) only an indirect ownership interest in such Person by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor, (y) Persons holding (and proposing to hold) only a direct or indirect ownership interest in such Person through a Qualified Investment Fund or (z) Persons who have acquired or propose to acquire such indirect ownership of Equity Interest by acquisition, in bona fide secondary market transactions, of only a direct or indirect interest in Publicly Traded Securities of the Sponsor) holding more than **** percent of the Equity Interests (whether voting or non-voting) in the Sponsor. None of the Non-Sponsor Borrower Entities has outstanding (a) any securities convertible into or exchangeable for its Equity Interests, or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

(b)            No Person or group of Persons, directly or indirectly owns **** percent or more of the Equity Interests (whether voting or non-voting) in the Borrower Entities, other than (i) any Person identified in (A) as of the Effective Date, the structure chart delivered by the Borrower to DOE pursuant to Section 5.01(w) (Structure Chart), (B) as of each Advance Date, such chart or an updated structure chart, in substantially the same form, delivered by the Borrower to DOE not later than the day on which the Master Advance Notice related to such Advance Date is delivered, or (C) as of the Project Completion Date, the most recently delivered chart described above or an updated structure chart, in substantially the same form, delivered by the Borrower to DOE at least **** prior to the Project Completion Date, (ii) any Qualified Public Company Shareholder holding only an indirect ownership interest in such Person by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor or (iii) any Person holding only an indirect ownership interest in such Person by its, direct or indirect, holding of an interest in a Qualified Investment Fund.

Section 6.04         Solvency.

(a)            The value of the assets (at fair value and present fair saleable value or at book value) of the Borrower, individually (including any enforceable equity commitments from the other Borrower Entities), and the Borrower Entities, on a consolidated basis, is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of the Borrower, individually, and the Borrower Entities, on a consolidated basis, respectively, as of such date. As of the date of determination, the Borrower, individually, and the Borrower Entities, on a consolidated basis, are able to pay all of their respective liabilities as such liabilities mature and do not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)            None of the Borrower Entities is the subject of any pending or, to each Borrower Entity’s Knowledge, threatened (in writing) Insolvency Proceedings.

(c)            No corporate action, legal proceedings or other procedure or step is being considered or prepared by any of the Borrower Entities that is intended to or could be reasonably expected to result in the occurrence of any event or circumstance described in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution).

Section 6.05         Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements (a) to be classified as an Eligible Applicant and (b) to classify the Project as Eligible Projects.

Section 6.06         Transaction Documents. Each Transaction Document to which any Borrower Entity is, or when executed will be, a party is a legal, valid and binding obligation of such Person, enforceable against such Person party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07         Required Approvals.

(a)            The Required Approvals Schedules set forth all Required Approvals, other than Governmental Approvals and other consents and approvals that, in each case, are ministerial or nondiscretionary in nature and can, and each Specified Borrower Entity reasonably expects will be, obtained in the Ordinary Course of Business.

(b)            The Effective Date Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Effective Date under Applicable Law or any agreement applicable to, or binding on, any Specified Borrower Entity or any of its properties or, to each Specified Borrower Entity’s Knowledge, any Major Project Participant or any of its properties, it being understood that, except in the case of matters of U.S. export control and U.S. national security, with respect to sales of any regulated goods under Applicable Law relating thereto, Real Property Documents and Construction Contracts, the Specified Borrower Entities will be deemed to have performed reasonable investigation and inquiry by including appropriate representations from the applicable Major Project Participant in the applicable Project Documents or other documentation. As of the Effective Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in the Effective Date Required Approvals Schedule has been duly and validly issued, is in full force and effect and is Non-Appealable.

(c)            The Subsequent Required Approvals Schedule includes all of the Required Approvals that are not required under Applicable Law or any agreement applicable to, or binding on, the Sponsor or any of its Subsidiaries or any of its properties or, to each Specified Borrower Entity’s Knowledge, any Major Project Participant or any of their respective properties to be obtained on or prior to the Effective Date, it being understood that, except in the case of matters of U.S. export control and U.S. national security, with respect to sales of any regulated goods under Applicable Law relating thereto, Real Property Documents and Construction Contracts, the Specified Borrower Entities will be deemed to have performed reasonable investigation and inquiry by including appropriate representations from the applicable Major Project Participant in the applicable Project Document.

(d)            Each Required Approval listed on the Subsequent Required Approvals Schedule that is required to be obtained, on or prior to the date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, the Sponsor or any of its Subsidiaries or any of its properties or, to each Specified Borrower Entity’s Knowledge, any Major Project Participant or any of its properties, has been duly and validly issued, is in full force and effect and is Non-Appealable, and each Specified Borrower Entity has no reason to believe that any such Required Approvals already obtained will be revoked, it being understood that, except in the case of matters of U.S. export control and U.S. national security, with respect to sales of any regulated goods under Applicable Law relating thereto, Real Property Documents and Construction Contracts, the Specified Borrower Entity will be deemed to have performed reasonable investigation and inquiry by including appropriate representations from the applicable Major Project Participant in the applicable Project Document.

(e)            No Specified Borrower Entity has any reason to believe that it, any of its Subsidiaries or, to its Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth in the Subsequent Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements that have not been satisfied and are necessary for such Required Approvals to be in full force and effect, and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(f)            The Specified Borrower Entities and, to each Specified Borrower Entity’s Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 6.08         Litigation. Except as set forth in Schedule 6.08 (Litigation), there is no Adverse Proceeding that is not frivolous pending or, to the Knowledge of the Borrower Entities, threatened in writing that relate to: (a) the legality, validity or enforceability of any Financing Document or any Major Project Document; (b) the Project or any transaction contemplated by any Financing Document or any Major Project Document; or (c) the Borrower Entities or any Project Document (other than a Major Project Document) that either individually or in the aggregate has, or could reasonably be expected to have a Material Adverse Effect.

Section 6.09         Indebtedness. None of the Borrower Entities has any outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10         Security Interests; Liens.

(a)            As of the First Advance Date and each date thereafter on which this representation is made or deemed repeated: (i) pursuant to the Security Documents, the Collateral Agent has, or with respect to property that constitutes Collateral acquired after the First Advance Date or such other date as of which this representation is made, will have upon its acquisition, a legal, valid, enforceable and, if applicable in accordance with Schedule 6.10(a) (Collateral Coverage and Sharing Schedule), perfected First Priority Lien (or Liens with such other priority as indicated in Schedule 6.10(a) (Collateral Coverage and Sharing Schedule)) in the Collateral subject only to Permitted Liens; (ii) such security interest in the Collateral is and, with respect to any after-acquired property that constitutes Collateral, when so subsequently acquired (or in the case of a security interest in Collateral that can only be perfected by means other than filing of a financing statement, when so perfected upon or after its acquisition), will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed to secure debt, deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens; (iii) all documents and instruments, including each Mortgage, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents, except (for purposes of the making this representation on the First Advance Date) for recording of each Mortgage in respect of Real Property interests that constitute Mortgaged Property acquired after the First Advance Date that will be recorded after the First Advance Date and filing of those UCC-1 financing statements (or continuation statements) that will be filed after the First Advance Date; and (iv) all Taxes (including stamp taxes) and filing fees and Periodic Expenses that are due and payable in connection with the execution, delivery or recordation of each Mortgage or any other Transaction Document, or the mortgaging of the Mortgaged Property under the Mortgage, have been (or in respect of Mortgaged Property to be acquired for any Facility after the First Advance Date, will have been) paid.

(b)            Except for Permitted Liens, none of the Borrower Entities has created any Lien upon any of the Collateral that remains in effect, is under any obligation to create, or has entered into any transaction or agreement that would result in the imposition of any Lien upon any of the Collateral. There are no Liens on the Equity Interests pledged to the Secured Parties other than those created under the Security Agreement and non-consensual Liens contemplated in clause (b) of the definition of Permitted Liens.

Section 6.11         Taxes.

(a)            Each of the Borrower Entities has filed all tax returns required by Applicable Laws to be filed by it and has paid (i) all income Taxes that have become due pursuant to such tax returns, and (ii) all other Taxes and assessments payable by it that have become due (in each case, other than those Taxes that it is contesting in accordance with Permitted Contest Conditions).

(b)            Except for those items set forth on Schedule 6.11 (Withholding Taxes), and on the assumption that neither DOE nor FFB has assigned its rights under the Financing Documents to any third party that is not the United States or any governmental agency or instrumentality thereof, no withholding Taxes are payable by any Borrower Entity to any Governmental Authority in connection with any amounts payable by the Borrower under or in respect of the Financing Documents.

Section 6.12         Financial Statements. Each of the Historical Financial Statements and each Financial Statement of the Sponsor and the Borrower delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the Sponsor or the Borrower, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein other than with respect to quarterly Financial Statements, the absence of footnotes and year-end adjustments. Such Financial Statements reflect all liabilities or obligations of the Sponsor or the Borrower, as applicable, of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard. As of the Amendment and Restatement Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, neither the Sponsor nor the Borrower, as applicable, has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.

Section 6.13         Business; Other Transactions; Project Execution Plan.

(a)            None of the Specified Borrower Entities has conducted any business other than the business permitted by Section 9.01(a) (Ordinary Course of Conduct; No Other Business).

(b)            None of the Borrower Entities is a party to, or bound by, any contract that would be prohibited under the Financing Documents.

(c)            From and after the First Advance Date, except as provided in the Financing Documents or as set forth in Schedule 6.13(c) (Powers of Attorney), none of the Specified Borrower Entities has executed or delivered any powers of attorney or similar documents, except (i) to its officers, directors or employees in the Ordinary Course of Business, (ii) in connection with Permitted Liens granted to the Secured Parties, or (iii) in the case of the Sponsor, the Direct Shareholder or the Specified Additional Obligors, in connection with Permitted Liens permitted under.

(d)            None of the Specified Borrower Entities has paid or become obligated to pay (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents, or (ii) any contingency fee (computed as a percentage of any amount of the Loan) to any financial or other professional advisors of any Specified Borrower Entity.

(e)            Except as set forth in Schedule 6.13(e) (Affiliate Transactions), none of the Specified Borrower Entities is a party to any contract or agreement with, or has any other loan commitment to, the Sponsor or any Sponsor Controlled Affiliate.

(f)            Except to the extent previously approved in writing by DOE, none of the Specified Borrower Entities have (i) entered into any transaction or series of related transactions with any Person (including any Sponsor Controlled Affiliate) other than in the Ordinary Course of Business and on an arm’s length basis, or (ii) entered into any undisclosed transaction between a Specified Borrower Entity and any other Borrower Entity or a third party whereby the Specified Borrower Entity might pay materially more than the fair market value for products.

(g)            None of the Specified Borrower Entities have made any Investments other than Permitted Investments or Investments permitted pursuant to Section 9.17(c) (Investments).

(h)            Other than any Specified Borrower Entity’s ownership interest in any Subsidiary Guarantor, none of the Specified Borrower Entities legally or beneficially owns any Equity Interests of any other Person.

(i)            Subject to Section 7.29(b) (Specified Additional Obligor), each Specified Additional Obligor is a Guarantor.

(j)            The Project Execution Plan, as amended or supplemented in accordance with the provisions of this Agreement, (i) is complete and based on reasonable assumptions made in good faith, and (ii) is consistent with the provisions of the Transaction Documents.

Section 6.14         Accounts. None of the Specified Borrower Entities owns or maintains any accounts with a bank or financial institution other than the Permitted Accounts.

Section 6.15         Property.

(a)            Title to Collateral. Schedule 6.15 (Project Site; Permitted Liens) identifies the Specified Borrower Entities’ Real Property interests in the Project Site. Each Specified Borrower Entity owns and has valid legal and beneficial title to such Real Property interests free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by any Specified Borrower Entity of any Lien on any property, other than the Security Documents. All easements, leasehold and other Real Property interests and utility and other services, means of transportation, facilities, other materials and rights that can reasonably be expected to be necessary for the construction, development, completion, maintenance and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured by the Specified Borrower Entities under the Project Documents or are commercially available to the Specified Borrower Entities at the Project Site on terms consistent with the then-applicable Construction Budget and the Base Case Financial Model and, to the extent appropriate, arrangements have been made on terms consistent with the then-applicable Construction Budget and the Base Case Financial Model for such easements, leasehold and other Real Property interests, and utility and other services, means of transportation, facilities, materials and rights to be acquired.

(b)            Leases. Any Leases necessary for the Project in existence on the date of this representation and under which any Specified Borrower Entity is a lessee or grantee (including, without limitation, all Real Property Documents) are valid and subsisting, such Specified Borrower Entity is not in default in any material respect under any of such Leases, such Specified Borrower Entity enjoys peaceful and undisturbed possession of the property subject to such Leases, and such Specified Borrower Entity has the right to continue to enjoy such possession during the time when such property is necessary for the Project.

(c)            Project Site. The Project Site is sufficient and appropriate in all respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Project Plans and the Transaction Documents, and there is and will be no expansion or modification of the Project Site beyond which has been approved pursuant to the Project’s Environmental Assessment under NEPA.

Section 6.16         Project Plans. (a)  Each Project Plan delivered to DOE:

(i)              is complete and based on reasonable assumptions;

(ii)             is consistent with the provisions of the Project Documents;

(iii)            has been prepared in good faith and with due care; and

(iv)            fairly represent the Borrower’s good faith belief as to the accuracy of the matters covered thereby as of any date on which this representation is made or deemed made;

provided that no representation or warranty is made pursuant to this Section 6.16 as to the truth or correctness of any report or opinion prepared by any Person other than the Borrower Entities, their respective directors, officers, employees, advisors, consultants, contractors or other persons under any contractual or professional relationship with any of the Borrower Entities.

(b)            The then-applicable Construction Budget represents the Borrower’s best estimate of all Project Costs anticipated to be incurred to achieve the Project Completion Date by no later than the Project Completion Longstop Date. The Construction Budget has not been amended or changed in any material respect since the most recent version approved by DOE other than to reflect changes resulting from Approved Construction Changes or pursuant to Section 5.04(f) (Construction Budget; Advance Proceeds).

(c)            No material changes have occurred with respect to the Base Case Financial Model most recently approved by DOE or to the assumptions or projections set forth therein.

(d)            The Borrower’s good faith belief is that the Project Completion Date will occur no later than the Project Completion Longstop Date.

(e)            The Borrower believes that it is technically feasible for the Project to be safely and efficiently constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Project Plans and the Major Project Documents.

Section 6.17         Intellectual Property.

(a)            Rights to Use; Sufficiency. Each Specified Borrower Entity is either the sole owner of, or otherwise has the legal and valid rights to use all Project IP. The security and other interest granted for the benefit of the Secured Parties in the Project IP pursuant to the Security Documents and the Contingent IP License collectively grants to DOE (or the Collateral Agent, on its behalf) valid and sufficient rights to all Project IP at the time of any Event of Default necessary to construct, operate and use the Facility as they were being constructed, operated and used by Specified Borrower Entities immediately prior to such Event of Default.

(b)            Infringement; No Adverse Proceedings. (i) Other than as listed on Schedule 6.17(b) (Infringement; No Adverse Proceedings), there is no objection to, challenge to the validity of, or any Adverse Proceeding past, present, or pending to which any Specified IP Entity is a party or, to the Knowledge of the Borrower Entities, threatened, alleging any infringement or violation by any Specified IP Entity of the Intellectual Property of any other Person with respect to any activities relating to the construction, ownership or use of the Project taken prior to the date of the representation or challenging the rights of any Specified IP Entity in or to any Project IP used in connection with such activities, and (ii) to the Knowledge of the Borrower Entities, there are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding. The use of the Project IP in connection with the Project does not infringe or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Borrower Entities, no Person is infringing or otherwise violating any Project IP owned by any Specified IP Entity that grants license of any Project IP to any Specified Borrower Entity.

(c)            Liens. Each Specified Borrower Entity’s right, title and interest in and to the Project IP owned by or licensed to such Specified Borrower Entity as of the date of the representation is free and clear of all Liens, except for Permitted Liens.

Section 6.18         No Defaults, Event of Loss or Force Majeure Event. With respect to each Borrower Entity, no (A) Default, or Event of Default, (B) Event of Loss, or (C) Borrower Force Majeure Event, in each case, has occurred and is continuing.

Section 6.19         Transaction Documents.

(a)            None of the Financing Documents, FFB Documents or Major Project Documents to which any Borrower Entity is a party has been amended or modified in any material respect or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

(b)            No material breach or material default by any Major Project Participant under any Major Project Documents to which such Major Project Participant is a party has occurred and is continuing.

Section 6.20         No Material Adverse Effect. Since ****, no event (including any legal, arbitral or other dispute proceeding or a change in law) has occurred and is continuing or could reasonably be expected to occur that, individually or in the aggregate, has had or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.21         Compliance with Laws; Program Requirements. Each Borrower Entity is in compliance with, and have conducted and are conducting their respective businesses in compliance with, all Environmental Laws in all material respects, all other Applicable Law (including all Program Requirements with respect to the Project, Davis-Bacon Act Requirements, USA PATRIOT Act, Cargo Preference Act of 1954, Sanctions, Anti-Money Laundering Laws and anti-corruption laws, occupational health and safety laws and regulations, and all state and local licensing requirements), Required Approvals and its Organizational Documents.

Section 6.22         Investment Company Act. None of the Borrower Entities is required to be registered as an “investment company,” and none of the Non-Sponsor Borrower Entities is a company directly “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 6.23         Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the Funding Agreements, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 6.24         Corrupt Practices Law. Each of the Sponsor, its Subsidiaries and its Sponsor Controlled Affiliates is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”). Neither the Sponsor, its Subsidiaries nor their Sponsor Controlled Affiliates have made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office, (a) in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions, (b) to secure an improper advantage, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Sponsor, its Subsidiaries or any of its respective Sponsor Controlled Affiliates or to any other Person, in violation of the FCPA or other applicable anti-bribery law.

Section 6.25         Environmental Laws.

(a)            As of the Amendment and Restatement Date, and as of each date thereafter that this representation is to be made, all Required Approvals for the Project, the Facility, the Project Site, and each of the Borrower Entities’ ATVM Products operations relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes, or (vi) otherwise required under any applicable Environmental Law have been obtained at the time required, are in full force and effect and Non-Appealable and all terms of such Required Approvals are and have been complied with.

(b)            Except as otherwise previously disclosed to DOE in writing in Schedule 6.08 (Litigations) attached hereto with respect to the Project, Project Site, Facility or Collateral, no Borrower Entity has received notice of, and no Borrower Entity has Knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Claim that could reasonably be expected to involve, either individually or in aggregate, an amount in excess of **** or any complaint, order, directive, claim, citation or notice by any Governmental Authority that is, or could reasonably be expected to become, material and that relates to its then existing obligations with respect to the foregoing in this Section 6.25(b) or any Environmental Law or Hazardous Substance.

(c)            There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Facility, the Sponsor, its Subsidiaries or the Project Site that has formed or could reasonably form the basis of any actual or alleged violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters.

(d)            The Project, the Facility, the Project Site, each Specified Borrower Entity and, to such Borrower Entity’s Knowledge, each other Borrower Entity is and has been in compliance with all applicable Environmental Laws in all material respects.

(e)            None of the Specified Borrower Entities or, to such Borrower Entity’s Knowledge, any other Borrower Entity, nor, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, or Released, on, in, under or about the Project, the Project Site, or the Facility or transported thereto or therefrom, any Hazardous Substances in any manner that violates Environmental Law, violates the terms and conditions of a Required Approval, requires any engineering or institutional control under Environmental Law or any other Applicable Law or could reasonably be expected to (i) form the basis of a material Environmental Claim, (ii) cause the Project, the Project Site, or the Facility to be subject to any material adverse restrictions arising under Environmental Laws, (iii) have a Material Adverse Effect, or (iv) result in material harm to the environment, health or safety (including worker safety). With respect to the Project or the Project Site, none of the Specified Borrower Entities nor, to such Borrower Entity’s Knowledge, any other Borrower Entity, are currently conducting or funding or responsible for or is expected or required to conduct, fund or be responsible for any reporting, investigation, removal, response action, remediation, abatement or monitoring of any Hazardous Substance voluntarily or pursuant to Environmental Law, contract or otherwise.

(f)            Each of the Project, the Project Site and the Specified Borrower Entities, to such Borrower Entity’s Knowledge, each other Borrower Entity, and, to the Borrower’s Knowledge, the other Project Participants are in compliance with the EHS Plan in all material respects.

Section 6.26         Employment and Labor Contracts.

(a)            As of the Amendment and Restatement Date (i) with respect to the Project, none of the Borrower Entities is or has been within the past **** years (x) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent, or (y) except as set forth in Schedule 6.26 (Employment and Labor Contracts), subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts, and (ii) to the Knowledge of the Borrower Entities, with respect to the Project, there has not been in the past **** years, any organized effort or demand for recognition or certification or attempt to organize employees of the Borrower Entities by any labor organization.

(b)            With respect to the Project, there are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any of Borrower Entities or, to each Borrower Entity’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

(c)            Except as could not reasonably be expected to cause a Material Adverse Effect: (i) there is no unfair labor practice complaint pending against any Borrower Entity or, to the knowledge of the Borrower Entities, threatened against any of them, before the National Labor Relations Board, (ii) none of the Borrower Entities is engaged in any unfair labor practice, and (iii) there are no pending or, to the knowledge of the Borrower Entities, threatened claims, complaints, notices, inquiries or requests for information received by any Borrower Entity with respect to any alleged violation of, or potential liability under, any applicable labor or employment law, including any law relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. §§ 651 et seq.).

Section 6.27         Davis-Bacon Act.

(a)            The Borrower and all DBA Contract Parties under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b)            As of the Amendment and Restatement Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule 6.27(b) (Davis-Bacon Act Covered Contracts).

(c)            If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the Amendment and Restatement Date, the Borrower has prior to the Amendment and Restatement Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Amendment and Restatement Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Schedule 6.27(c) (Davis-Bacon Act Contract Provisions).

Section 6.28         ERISA.

(a)            Each Borrower Entity and each ERISA Affiliate has operated each Employee Benefit Plan in compliance with its terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Law and has performed all of its respective obligations under such plans.

(b)            Each Qualified Plan is a pre-approved Qualified Plan, has been determined by the Internal Revenue Service to be so qualified, or is in the process of being submitted to the Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Qualified Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)            There exists no Unfunded Pension Liabilities.

(d)            There are no Adverse Proceedings pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to each Borrower Entity’s Knowledge, any Borrower Entity or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)            No ERISA Event has occurred or is reasonably expected to occur.

(f)            Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides, and none of the Borrower Entities (nor any of their respective Subsidiaries) has any contingent liability with respect to, any health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower Entity or any of their Subsidiaries or ERISA Affiliate.

(g)            (i) The assets of each Borrower Entity and each of their Subsidiaries do not and will not constitute (A) “plan assets” within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. 2510.3-101, or (B) the assets of any governmental plan (as defined in Section 3(32) of ERISA), church plan (as defined in Section 3(33) of ERISA), non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan, that is subject to any U.S. federal, state, local or non-U.S. law or regulation that contains one or more provisions that are similar to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law Plan”) and (ii) transactions by or with each Borrower Entity or each of their Subsidiaries are not and will not be subject to state statutes applicable to such Person regulating investments of fiduciaries with respect to any Similar Law Plan.

(h)            Neither any Borrower Entity nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(i)            Neither any Borrower Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.29         OFAC and Anti-Money Laundering.

(a)            Neither the Sponsor, its Subsidiaries or any of its Sponsor Controlled Affiliates is a Prohibited Person, and the Sponsor, its Subsidiaries and Sponsor Controlled Affiliates are in compliance with all applicable published Sanctions orders, rules and regulations, including those published by OFAC.

(b)            Neither the Sponsor’s, its Subsidiary’s or Sponsor Controlled Affiliate’s respective members, directors, or officers is a Prohibited Person.

(c)            None of the Collateral is traded or used, directly or, to each Borrower Entity’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d)            The Sponsor, its Subsidiaries and each of its Sponsor Controlled Affiliates are in compliance with all applicable requirements of anti-money laundering laws in the United States and any other jurisdiction applicable to them, including as required under the Anti-Money Laundering Laws.

Section 6.30         Cargo Preference Act. From and after the First Advance Date, the Specified Borrower Entities and each other Borrower Entity to the extent it provides services for the Project (a) are in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Project (the “CPA Requirements”) and (b) have not received from MARAD a notification to the effect that any Specified Borrower Entity or any other Borrower Entity to the extent that it provides services for the Project has failed to comply with the CPA Requirements which has not been withdrawn.

Section 6.31         Lobbying Restriction. The Borrower Entities and their respective Sponsor Controlled Affiliates are in compliance with all requirements of 31 U.S.C. § 1352, as amended, including, without limitation, the requirement that no proceeds of the Advances be expended by the Borrower Entities or any of their respective Sponsor Controlled Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.32         Federal Funding. No application has been delivered by any Borrower Entity or any Sponsor Controlled Affiliate to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project, other than any supplemental funding from states or other non-federal government entities in the United States in connection with any part of the Project that is permitted by the Program Requirements.

Section 6.33         No Federal Debt Delinquency. No Borrower Entity has (i) any judgment Lien against any of its property for a debt owed to the United States, and (ii) any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.34         No Tax-Exempt Indebtedness. Neither the Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.35         Sufficient Funds. The undisbursed amount of the Loan Commitment Amount, the remaining Base Equity Commitment, the remaining Contingent Equity Commitment, and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Pre-Completion Costs.

Section 6.36         Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 6.37         No Immunity. Neither a Borrower Entity nor its Subsidiaries nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.38         No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower Entities or any of its Subsidiaries with or as a result of any actual intent by such Person to hinder, delay or defraud any entity to which any such Person is now or will hereafter become indebted.

Section 6.39         Disclosure.

(a)            The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of a Borrower Entity or IP Holdings to DOE or any DOE Consultant from time to time (other than information relating to the general condition of the industry or the economy that is identified as having been obtained from third parties or created with information from third parties), are, when taken as a whole, together with previously furnished information, on the date as of which such information is or was dated or furnished, true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein (taken as a whole) not materially misleading at the time they were made; provided that, with respect to any pro forma or projected financial information, each Borrower Entity and IP Holdings, as applicable, represent only that such information (A) was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount, and (B) is consistent with the provisions of the Project Documents in all material respects.

(b)            There is no fact of which any Borrower Entity or IP Holdings has Knowledge that has not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise be reasonably expected to have a Material Adverse Effect.

(c)            Each of each Borrower Entity and IP Holdings have no Knowledge of documents or agreements that have not been furnished or disclosed to DOE in writing: (i) that are material in the context of the Transaction Documents or the Project, (ii) that have the effect of varying any of the Transaction Documents, (iii) under which a Specified Borrower Entity is reasonably expected to have material obligations or liabilities or the right to receive material payments, in each case, that are not otherwise reflected in the Historical Financial Statements or the Financial Statements of the Sponsor or its Subsidiaries delivered to DOE pursuant to Section 8.01 (Financial Statements), or (iv) that otherwise could be expected to have a Material Adverse Effect on the Project or materially and adversely alter or modify the Project.

Section 6.40         Insurance. To the extent required to be in effect in accordance with Section 7.03 (Insurance) on or prior to the date on which this representation is made, all Required Insurance to be obtained and maintained pursuant to Section 7.03 (Insurance) is in full force and effect in accordance with such terms.

Section 6.41         Information Technology and Cyber-Security.

(a)            The information technology used in the business of the Sponsor, any Sponsor Controlled Affiliate **** (“IT Systems”) operates and performs in all material respects as required to permit the Sponsor, any Sponsor Controlled Affiliate **** to conduct their respective businesses as presently conducted.

(b)            The Sponsor, any Sponsor Controlled Affiliate **** have implemented and maintain a commercially reasonable enterprise-wide privacy and information security program with plans, policies and procedures for privacy, physical and cyber security, disaster recover, business continuity and incident response (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful access, acquisition, use, control, disclosure, transmission, storage, retention, processing, loss, destruction, or modification; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity and availability of the Sensitive Information and IT Systems.

(c)            None of the Sponsor, any Sponsor Controlled Affiliate **** has, nor have the Sponsor, any Sponsor Controlled Affiliate **** received notice from any vendor (including any service provider or contractor) that maintains or otherwise processes Sensitive Information on behalf of such Person that such vendor has, suffered any data breaches or other incidents that have resulted in (i) any unauthorized access to, or acquisition, use, disclosure, processing, destruction or modification of, any Sensitive Information or (ii) any unauthorized access to or acquisition, use, control or material disruption of any of the IT Systems.

(d)            The Sponsor, any Sponsor Controlled Affiliate **** are in material compliance with (i) all applicable Data Protection Laws, (ii) their respective contractual non-disclosure obligations related to the use and disclosure of Sensitive Information, and (iii) their respective published privacy notices and policies.

(e)            In the past **** years: (i) none of the Sponsor, any Sponsor Controlled Affiliate **** has received any material third party claims, in writing, related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, retention, processing, corruption, destruction, or other misuse of any information subject to Data Protection Laws (including any ransomware incident) that the Sponsor, any Sponsor Controlled Affiliate **** creates, receives, processes, maintains or transmits; and (ii) none of the Sponsor, any Sponsor Controlled Affiliate **** has received any written notice of any material claims, investigations (including investigations by any Governmental Authority), or alleged violations relating to any information created, received, maintained, processed or transmitted by the Borrower Entities that is subject to Data Protection Laws.

(f)            Each of the Sponsor, any Sponsor Controlled Affiliate **** have conducted commercially reasonable privacy and security audits and penetration tests at reasonable intervals on all IT Systems that maintain, store, or process Sensitive Information. Each of the Sponsor, any Sponsor Controlled Affiliate **** have addressed all material privacy or data security issues identified as “critical,” “high risk,” or similar level of risk rating that are raised in any such audits or penetration tests (including any third-party audits of the IT Systems).

Section 6.42         No Determination of Compliance with Tax Law.

(a)            Each Borrower Entity acknowledges and agrees that DOE’s execution and delivery of this Agreement, including but not limited to the determination by DOE as to whether Project Costs are Eligible Project Costs, does not constitute a determination regarding, and is unrelated to whether such Borrower Entity or the Project has complied or will comply with Federal tax law. Each Borrower Entity agrees that it will not use the DOE’s execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the loan application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under 26 U.S.C. (the Internal Revenue Code) in an administrative or judicial proceeding.

(b)            Each Borrower Entity hereby acknowledges and agrees that none of (i) DOE’s execution and delivery of this Agreement, delivery of the Principal Instruments or approval of FFB Advance Requests pursuant to this Agreement, (ii) FFB’s purchase of the Note or making of any Advance thereunder, and (iii) any determination by DOE as to whether Project Costs are Eligible Project Costs shall prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of Treasury or any court of law as to the tax basis of the Project or any part thereof under the Internal Revenue Code.

Section 6.43         Bonds-for-Title Documents.

(a)            Each Bond has been duly and validly issued in conjunction with the bond validation proceeding for the Bond, and each of the other Bond Documents was duly and validly executed and delivered by the parties thereto and remains in full force and effect.

(b)            None of the Bond Documents have been amended or modified in any material respect or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

(c)            To the Specified Borrower Entities’ Knowledge, no material breach or material default by any Major Project Participant under any Bond Document to which such Major Project Participant is a party has occurred and is continuing.

(d)            There are no pending, or to the Specified Borrower Entities’ Knowledge, threatened lawsuits, litigation, claims, complaints, notices, inquiries or requests for information relating to the validity or enforceability of the Bond Documents.

(e)            The ad valorem tax benefits resulting from the bonds-for-title structure remain in effect.

(f)            All representations and warranties of Borrower set forth in the Bond Documents continue to be true and accurate, and without breach, in all material respects.

Section 6.44         Zoning and Land Use Compliance.

(a)            With respect to the Specified Borrower Entities, (i) the land use and zoning regulations which are in effect for the Project Site permit the Project work thereon as contemplated by the Project Plans on an as of right basis, (ii) no variance, conditional use permit, special use permit or other similar material Required Approval is required (subject to obtaining any required certificate of occupancy for the improvements or portion thereof) for the use of the Project as contemplated by the JDA Documents and (iii) all necessary development rights for the Project Site for all stages of development of the Project undertaken as of the date this representation is made or deemed made in accordance with the Project Plans have fully and irrevocably vested.

(b)            No Specified Borrower Entity is in breach or violation of any order, writ, injunction, decree or demand of any Governmental Authority with respect to the Project, the breach or violation of which would reasonably be expected to have a Material Adverse Effect.

(c)            There has not been any act or omission committed by any Specified Borrower Entity or, to any Specified Borrower Entity’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Project Site or providing services for the Project, that would give any Governmental Authority the right to cause the Specified Borrower Entities to forfeit the Specified Borrower Entities’ right to construct and develop the Project or use or occupy the Project Site, in each case, as currently being constructed, developed, used or occupied or to be constructed, developed, used or occupied as contemplated by the Project Documents.

(d)            In the event that all or any part of the improvements at the Project Site are destroyed or damaged and the JDA Documents are not changed, the JDA Documents do not prohibit the Specified Borrower Entities from remediating or reconstructing such improvements on the Project Site to the condition of such improvements on the Project Site prior to such damage or destruction for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special use permits.

(e)            Except for the matters disclosed in Schedule 6.08 (Litigation), (i) no legal proceedings are pending, or to any Specified Borrower Entity’s Knowledge, threatened in writing with respect to the zoning ordinances, rules and regulations applicable to the Project Site or any portion thereof, and (ii) no legal proceeding are pending, or to any Specified Borrower Entity’s Knowledge, threatened in writing that would prohibit any Specified Borrower Entity’s continued construction and development of the Project and use and occupancy of the Project and Project Site is permitted under all Applicable Laws so as to permit construction to continue to progress, to permit the Project work to be completed in accordance with the Project Plans and to permit the use and occupancy of the Project in accordance with the Transaction Documents.

(f)            Neither the zoning nor any other land use ordinances, regulations, codes or other land use Applicable Laws, in each case, with respect to the Project Site, are dependent upon or related to any Real Property other than the Project Site.

(g)            The use of the Project Site as currently contemplated in the Project Documents is in substantial conformity with all zoning ordinance and land use restrictions, covenants, rules, regulations and conditions affecting the Project Site for the applicable stage of development of the Project and no use of the Project Site for the future stages of development of the Project is anticipated to be nonconforming with any such zoning ordinances and land use restrictions, covenants, rules, regulations and conditions affecting the Project Site.

Section 6.45         First Advance Bring-Down. As of the First Advance Date, no event, act, omission or circumstance has occurred and is continuing immediately prior to the date of the First Advance that would constitute a breach of the covenants set forth in Article IX (Negative Covenants) if such covenants had been applicable as of and from the Amendment and Restatement Date.

Section 6.46         Updates to Disclosure Schedules. To the extent that any schedule referred to in this Article VI shall need to be updated in order to permit any representation to be true and correct when made or deemed to be made, the Borrower Entities may provide DOE with such updated schedule in writing prior to the date such representation is made or deemed made and request that this Agreement be amended in accordance with Section 13.01 (Waiver and Amendment).  Unless this Agreement is so amended to reflect the changes in any such schedule, no change shall be deemed to have been made.

Article VII

Affirmative Covenants

Each Borrower Entity hereby agrees that, until the Release Date, it shall, and, where expressly applicable, shall cause each of its Subsidiaries, to comply with each of the following covenants to the extent such covenant refers to an action or omission by such Borrower Entity or such Subsidiary:

Section 7.01         Maintenance of Existence, Property, etc.

(a)            Each Borrower Entity shall preserve and maintain its legal existence, and each Specified Borrower Entity, and each other Borrower Entity to the extent it provides services for the Project, shall preserve and maintain all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project (except in connection with a merger or consolidation as permitted under Section 9.03 (Merger; Disposition; Transfer or Abandonment)).

(b)

(i)            Each Specified Borrower Entity and each other Borrower Entity to the extent it provides services for the Project, shall keep (or cause to be kept) all its properties at the Project (or that are related to the Project) in good repair, working order and condition (subject to ordinary wear and tear), and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, to the extent necessary to ensure that its business can be conducted in accordance with Prudent Industry Practice and the Project Plans, and in compliance with, at all times, all Environmental Laws in all material respects, all other Applicable Laws, all Required Approvals and its Organizational Documents, all provisions of all Project Documents to which it is a party or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(ii)            Each Specified ABL Entity shall keep all Mortgaged Property (other than the Mortgaged Property that is part of the Project Site) and all other property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(iii)            Except as otherwise permitted hereunder, each Specified Borrower Entity, and each other Borrower Entity to the extent it provides services for the Project, shall preserve and maintain good and marketable title to or valid leasehold, usufruct, easement and/or other interest(s) in or rights to all of its property at the Project (or that is related to the Project), the Collateral and any purchase options for the Project and Project Site, and such rights to use the Project Site as are necessary to develop, construct, operate and maintain the Project in accordance with the requirements of the Transaction Documents and the Project Execution Plan and shall, at its own expense, take all actions to ensure that (i) it has sufficient rights to the Project Site as is necessary for the development, construction, maintenance and operation of the Project as contemplated by the Transaction Documents, (ii) the ALTA Survey with respect to the Project Site is obtained, and (iii) the Applicable Mortgage Loan Policy at all times has been issued by the Title Company and is in full force and effect insuring that the Mortgage creates a legal, valid and enforceable First Priority Lien on the Borrower’s right, title and interest in the applicable Mortgaged Property subject only to Permitted Liens.

(c)            All payment of performance security granted in favor of a Borrower Entity under any Project Document that is part of the Collateral and is in the form of a letter of credit or bond obtained by any such Borrower Entity shall be issued and drawable in the United States of America and governed by the laws of a state, territory or other subdivision of the United States of America.

Section 7.02         Intellectual Property.

(a)            Acquisition and Maintenance of Project IP. The Borrower shall acquire and at all times preserve and maintain ownership rights for, or obtain and maintain rights to use, all Project IP that is used in or necessary to construct, own and operate the Project.

(b)            Protection of Project IP. Each Specified Borrower Entity shall, and shall cause each Specified IP Entity to, take all necessary steps to protect, enforce, preserve and maintain its interests in and to the Project IP, including (i) taking commercially reasonable steps to maintain and pursue any application, registration or issuance for such Project IP owned by any Specified IP Entity, and (ii) maintaining commercially reasonable and appropriate business practices relating to the protection of the secrecy, confidentiality, and value of, and documentation of the existence of, all trade secrets and confidential information included in such Project IP. If (A) any Project IP owned by any Specified IP Entity becomes, as applicable (x) abandoned or dedicated to the public or placed in the public domain, (y) invalid or unenforceable, or (z) subject to any adverse action or proceeding in any intellectual property office or registrar other than in the usual prosecution process in the ordinary course, and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after any Specified IP Entity obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(a)(vii) (Notices).

(c)            Continued Security Interest in Project IP. Each Specified Borrower Entity shall, and shall cause each Specified IP Entity to, execute and deliver to DOE any document and take all related actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of such Specified IP Entity’s interest in the Project IP (including the filing of IP Security Agreements with the United States Patent and Trademark Office, or the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise) by any Specified IP Entity.

(d)            Protection against Infringement. In the event that a Specified IP Entity has Knowledge that any Project IP owned by such Person is infringed or misappropriated by any Person and such infringement or misappropriation could reasonably be expected to have a Material Adverse Effect, the Specified Borrower Entities shall, and shall cause the applicable Specified IP Entity, to (i) take or omit such actions as is, in such Person’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement or misappropriation), and protect its rights in such Project IP, and (ii) after a Specified IP Entity obtains Knowledge of such infringement or misappropriation, notify DOE in accordance with Section 8.03(a)(vii) (Notices).

(e)            Notice of Borrower’s Alleged Infringement. In the event that a Specified IP Entity has Knowledge of any Adverse Proceeding in which it is alleged that the Project IP or the construction, ownership or operation of the Project by the Specified Borrower Entities, is infringing, misappropriating or otherwise violating any Intellectual Property owned or controlled by any Person, and such Adverse Proceeding could reasonably be expected to result in a Material Adverse Effect, the Specified Borrower Entities shall, and shall cause the applicable Specified IP Entity to, (i) take or omit such actions as is, in such Person’s view, reasonable or appropriate under the circumstances to avoid or avert a Material Adverse Effect, and (ii) report such notice or communication relating thereto to DOE in accordance with Section 8.03(a)(iii) (Notices).

(f)            Maintenance of IP Escrow Materials with IP Escrow Agent. From and after the First Advance Date: (i) each Specified Borrower Entity, shall, and shall cause each Specified IP Entity to, not less than **** each Fiscal Year of the Borrower, promptly take all actions necessary to maintain and update copies of the IP Escrow Materials deposited with the IP Escrow Agent, satisfying the requirements set forth in Section 5.03(z) (Intellectual Property), to ensure that all deposited IP Escrow Materials are in good form (including intelligible) and remain current and accurate following each acquisition, upgrade, modification, enhancement or similar action thereto; (ii) the IP Escrow Materials shall at all times be maintained to the satisfaction of DOE and in accordance with the IP Escrow Agreement; (iii) each Specified IP Entity shall allow DOE or, at DOE’s election, the Independent Engineer to verify the content of the IP Escrow Materials prior to their deposit with the IP Escrow Agent; and (iv)  the Specified Borrower Entities shall pay all costs and expenses related to the IP Escrow Agreement in compliance with the terms thereunder.

Section 7.03         Insurance.

(a)

(i)            The Specified Borrower Entities shall keep their respective present and future properties insured, and shall require Construction Contractors under the Construction Contracts and each Major Project Participant party to a Major Supply Contract to obtain the applicable insurance as required by and in accordance with the terms and provisions described on Schedule 7.03 (Required Insurance). The Specified Borrower Entities shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects in accordance with the requirements of Schedule 7.03 (Required Insurance). The Specified Borrower Entities shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including contractors, suppliers and any other Persons under any Major Project Documents, as applicable, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Document, as applicable.

(ii)            In the event that any Specified Borrower Entity fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith in accordance with Section 5 of Schedule 7.03 (Required Insurance). The reimbursement of all amounts so paid by DOE shall become an additional Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

(iii)            Each Specified Borrower Entity hereby waives any claim it may now have or hereafter acquire, and agrees that it shall not make (and shall cause each of its Subsidiaries not to make) any claim, whether in contract, tort or otherwise, against any Secured Party to recover any losses or damages that are covered by any Borrower Entity’s (or such Subsidiary’s) insurance.

(b)            From and after the First Advance Date, the Specified ABL Entities shall comply with the covenants set forth in this Section 7.03(b).

(i)              Except when the failure to do so has not resulted in, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, each Specified ABL Entity shall maintain physical damage insurance on all real and personal property on an all risk basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance in each case in amounts and to the extent and of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses operating in similar locations.

(ii)            Each Specified ABL Entity shall (i) cause DOE and the Collateral Agent to be named as an additional insured on liability policies and as mortgagee and lender’s loss payee on property policies, in each case required to be maintained pursuant to this Section 7.03 pursuant to endorsements acceptable to DOE and (ii) deliver to DOE a certificate from each Specified ABL Entity’s insurance broker dated such date showing the amount of coverage in place as of each such policy’s effective date, and that such policies will include waiver of subrogation for additional insureds on liability policies and loss payees on property policies.

(iii)            Each Specified ABL Entity shall promptly deliver to DOE, within **** of receipt of notice from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Amendment and Restatement Date, and notice of any cancellation or non-renewal of coverage by such Specified ABL Entity.

(iv)            Each Specified ABL Entity hereby agrees that in the event any Specified ABL Entity fails to provide DOE with evidence of the insurance coverage required by this Agreement, DOE may, upon not less than **** prior written notice to such Specified ABL Entity (or such lesser notice as may constitute the number of days until the cancellation of any insurance shall become effective), purchase insurance at such Specified ABL Entity’s reasonable expense to protect DOE’s interests in the Collateral, so long as such Specified ABL Entity shall not be a co-insurer with respect to any such coverage. This insurance may, but need not, protect such Specified ABL Entity’s interests. The coverage purchased by DOE may not pay any claim made by any Specified ABL Entity or any claim that is made against a Specified ABL Entity in connection with the Collateral. The applicable Specified ABL Entity may later cancel any insurance purchased by DOE, but only after providing DOE with reasonably satisfactory evidence that the Specified ABL Entity has obtained insurance as required by this Agreement. If DOE purchases insurance for the Collateral, the applicable Specified ABL Entity will be responsible for the reasonable costs of that insurance, including interest and other reasonably related charges imposed by DOE in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The reimbursement of all amounts so paid by DOE shall become an additional Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid. The costs of the insurance may be more than the cost of insurance a Specified ABL Entity is able to obtain on its own.

(v)            If at any time the improvement(s) located on any Mortgaged Property (other than the Mortgaged Property that is part of the Project Site) is located in a Special Flood Hazard Area, obtain and thereafter maintain flood insurance in an amount no less than as required to ensure compliance with the National Flood Insurance Program as set forth in the Flood Laws and otherwise in form and substance acceptable to DOE. Following the date of inclusion of any Mortgaged Properties (other than the Mortgaged Property that is part of the Project Site) in the Collateral for which flood insurance would be required as set forth above, promptly upon the request of DOE, the Specified ABL Entities shall deliver to DOE evidence of compliance and annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Specified ABL Entities shall cause to be delivered to DOE (i) a completed standard life of loan flood hazard determination form for any Mortgaged Property (other than the Mortgaged Property with respect to the Project Site) and (ii) Borrower Notice and Evidence of Flood Insurance for any Mortgaged Property (other than the Mortgaged Property that is part of the Project Site), for which flood insurance would be required as set forth above; it being understood that, with respect to each Mortgaged Property that is part of the Project Site, such Mortgage Property will be subject to the terms of Section 7.03(a) (Insurance).

Section 7.04          Event of Loss. From and after the First Advance Date (other than with respect to the covenant for the Borrower to provide notice in clause (a)):

(a)            If any Event of Loss shall occur with respect to the Project or any part thereof involving an amount in excess of ****, the Borrower shall promptly deliver notice thereof to DOE and, (x) diligently pursue all of their respective rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event, (y) compromise or settle any claim with respect to any Event of Loss involving an amount in excess of **** (such Event of Loss, a “Threshold Event of Loss”) per claim or series of claims only upon prior written consent of DOE, and (z) pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with this Section 7.04 including, to the extent required in this Section 7.04, for prepayments in accordance with Section 3.06(c)(v) (Loss Proceeds).

(b)            Upon the occurrence of any Event of Loss, Loss Proceeds related thereto shall be promptly deposited into, or credited to the Loss Proceeds Account. The applicable Specified Borrower Entity (or Borrower Entity that receives Loss Proceeds on the Specified Borrower Entity’s behalf) shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee. If Loss Proceeds are paid to any Borrower Entity on behalf of a Specified Borrower Entity, all such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower Entities, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.

(c)            Upon the occurrence of any Event of Loss, the related Loss Proceeds of which must be applied for repair or replacement of any part of the Project in accordance with paragraph (d), (e) or (f) of this Section 7.04, the Borrower shall promptly repair or remediate such loss and cause the Net Amounts of any Loss Proceeds associated with the loss to be applied to the payment of the costs of repair or restoration of the portion of the Project lost or damaged or otherwise, in each case, in accordance with paragraphs (d) or (f) of this Section 7.04; provided that, in each case, DOE shall have received from the Borrower a summary of the relevant Event of Loss and the basis for the Borrower’s decision to repair or remediate and a remediation plan including estimated cost and schedule for implementation.

(d)            With respect to the Net Amount of any Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply such amounts within **** months toward the repair or replacement of the affected assets; provided that, if the failure to use all or a portion of such proceeds toward repair or replacement would not reasonably be expected, in any material respect, to (i) reduce the annualized production capacity of the Project, (ii) reduce net revenues from the Borrower’s sales on a consolidated basis, or (iii)  increase the Operating Costs with respect to the Project, and DOE receives evidence, in form and substance satisfactory to it, of each of the foregoing, at the request of the Borrower, made in accordance with the Accounts Agreement, such Net Amount may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement.

(e)            With respect to the Net Amount of any Loss Proceeds from a Threshold Event of Loss, the Borrower shall undertake the relevant repairs and restoration, and apply the Net Amount thereof to pay the costs of the relevant repairs and restoration of the affected assets if, and only if, DOE reasonably determines, within **** after the date of the occurrence of any Event of Loss and receipt of the Borrower’s proposed repair and restoration plan that includes estimated cost and schedule for implementation thereof, in consultation with the Independent Engineer, that:

(i)            such repair or replacement is technically and economically feasible; and

(ii)            the Borrower is in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.

(f)            With respect to any Event of Loss, the Loss Proceeds of which are required or permitted to be applied to repair or restore the Project, as to which the Borrower shall repair or restore in accordance with clauses (d) or (e) above, the Borrower shall, on the **** of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:

(i)            a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors, subcontractors and each other Person performing labor or furnishing materials in connection with such restoration or repair work with a contract or series of related contracts having a value exceeding ten percent of the Loss Proceeds of which are required or permitted to be applied to repair or restore the Project and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and

(ii)           proposed Transfer/Withdrawal Request directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

(g)           If any Loss Proceeds greater than **** remain unused after the completion of such restoration and repair work, or if restoration and repair work is not undertaken pursuant to this Section 7.04, and, if applicable, expiration of the twelve month period contemplated in paragraph (d) above, the Borrower shall deliver to DOE a Prepayment Election Notice in accordance with Section 3.06(c)(v) (Loss Proceeds) and prepay such amounts as set out thereunder. If the Borrower has not delivered a Prepayment Election Notice in accordance with Section 3.06(c)(v) (Loss Proceeds), then DOE shall be entitled to instruct the Collateral Agent to apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account with respect to the applicable Event of Loss to the prepayment of the Advances (and, if applicable, capitalized interest thereon) on the **** following receipt of such instructions, in accordance with Section 3.06(c)(v) (Loss Proceeds); provided that, any remaining amounts equal to or less than **** shall be transferred to the Revenue Account on the next Payment Date in accordance with the Accounts Agreement.

(h)           The Net Amount of any Loss Proceeds from a Threshold Event of Loss not applied to restoration or repairs or prepayment may be applied by the Borrower to pay for Project Costs or other Capital Expenditures permitted hereby due and payable within the twelve months following the date on which such Loss Proceeds were deposited into, or credited to the Loss Proceeds Account; provided that, the use of any such Loss Proceeds shall not constitute or be counted as satisfaction of the Borrower Funding Commitment.

Section 7.05         Further Assurances.

(a)           Each of the Borrower Entities shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent and subject to the terms and conditions of the Intercreditor Agreement, at the Borrower’s expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)           Each of the Borrower Entities shall, at the Borrower’s expense, take all actions that (x) have been or shall be requested by DOE or the Collateral Agent and subject to the terms and conditions of the Intercreditor Agreement, or (y) such Borrower Entity knows are necessary or advisable to establish, maintain, protect, and, if applicable, perfect and continue the perfection of the First Priority Liens (or Liens with such other priority as indicated in Schedule 6.10(a) (Collateral Coverage and Sharing Schedule)) (subject to Permitted Liens) and security interests of the Secured Parties created by the Security Documents in all Collateral and shall furnish timely notice of the necessity of any such action, together with such instruments and documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto, in each case, in form and substance satisfactory to DOE and the Collateral Agent), in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, each Borrower Entity shall at their own expense, (i) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered, such financing statements, continuation statements, fixture filings and mortgages, deeds to secure debt, or deeds of trust in all places necessary or advisable (confirmed in the reasonable opinion of counsel for DOE or the Collateral Agent) to establish, maintain and, if applicable, perfect such Liens and security interests and in all other places that the DOE or the Collateral Agent shall reasonably request, (ii) discharge all other Liens (other than Permitted Liens) or other claims not permitted by the Financing Documents or adversely affecting the rights of the Secured Parties in the Collateral and (iii) deliver or publish all notices to third parties that may be required to establish or maintain the validity, priority, or, if applicable, perfection of any Lien and security interests created pursuant to the Security Documents (including, without limitation, to the extent required thereby).

(c)           Each Borrower Entity shall do everything necessary or advisable in the reasonable judgment of DOE or the Collateral Agent (including filing, registering and recording all necessary documents and paying all fees, Taxes and Periodic Expenses in connection therewith) and subject to the terms and conditions of the Intercreditor Agreement to (i) create security arrangements, including, if applicable, the establishment of a pledge or the perfection of any Lien or, as applicable, the enforceability of a Lien as against such Borrower Entity and any subsequent lien or (including a judgment lien), holder of a charge, or transferee for or not for value, in bulk, by operation of law, or otherwise, in each case granted, with respect to future assets in accordance with the requirements of all Applicable Laws, (ii) maintain the security and pledges created by the Security Documents in full force and effect at all times (including, as applicable, the required priority thereof, but subject only to non-consensual Permitted Liens thereon) (including, without limitation, to the extent required therein), and (iii) preserve and protect the Collateral and the Secured Parties’ rights in the Collateral and protect and enforce the Borrower Entities’ rights and title, and the rights and title of the Secured Parties, to the security created by the Security Documents. In furtherance of the foregoing, each Borrower Entity hereby authorizes (without obligation) each of DOE and the Collateral Agent to file or cause to be filed or register or cause to be registered any such financing statements, grants of security interests, continuation statements, fixture filings, mortgages, deeds to secure debt, or deeds of trust and other Liens on its behalf and at Borrower’s cost and expense. Furthermore, the Borrower Entities shall, at the Borrower’s sole cost and expense, cause to be delivered to DOE such opinions of counsel and other related documents as may be reasonably requested by DOE or the Collateral Agent to assure compliance with this Section 7.05(c).

(d)           If any Obligor shall at any time acquire any interest in property not covered by the Security Documents or enter into any Additional Project Document, such Person shall promptly satisfy the following requirements and take any other action as requested by DOE or the Collateral Agent and subject to the terms and conditions of the Intercreditor Agreement (collectively, the “Additional Collateral Requirements”): (i) as applicable: (A) if necessary under Applicable Law to create the Lien of the applicable Security Document, execute, deliver and record a supplement to the Security Documents or a new Security Document, as applicable, in each case reasonably satisfactory in form and substance to DOE, (B) in the case of Real Property, cause to be delivered to DOE an Applicable Mortgage Loan Policy or modification endorsement to any existing Applicable Mortgage Loan Policy insuring DOE’s secured interest in such Real Property, an ALTA Survey, such opinions of counsel with respect to any Security Documents, and other documents as may be reasonably requested by DOE or the Collateral Agent, in each case, in form and substance satisfactory to DOE and otherwise in accordance with the requirements set forth in Section 5.03(t) (Real Estate), (C) in the case of Major Project Documents (other than the Real Property Documents existing as of the date hereof and Utility Documents set forth in clause (a) of the definition thereof), use commercially reasonable efforts to enter into a Direct Agreement with the Collateral Agent and the applicable Major Project Participant, in form and substance satisfactory to DOE and the Collateral Agent, and (D) in the case of each other Project Document, either (1) enter into a consent to assignment of or creation of a security interest on the applicable Obligor’s rights and obligations pursuant to the Financing Documents or the exercise of remedies (including foreclosure) thereunder or (2) include in such Project Document the Obligor’s right to assign or create a security interest on its rights and obligations thereunder and to the exercise of remedies (including foreclosure) thereunder, in each case, in form and substance satisfactory to DOE and (ii) ensure that such security interest shall be valid, effective and perfected.

Section 7.06          Diligent Construction of Project; Approved Construction Changes.

(a)            The Borrower shall use its best efforts to cause the Project Completion Date to occur on or prior to the Project Completion Longstop Date, within the then-applicable Construction Budget.

(b)           The Borrower shall construct and complete, or cause to be constructed and completed, the Project diligently (i) in accordance with the Project Documents and the other Transaction Documents, all Required Approvals and the then-applicable Project Plans and (ii) substantially in accordance with the Project Milestone Schedule such that the Project Completion Date will occur on or prior to the Project Completion Longstop Date.

(c)            The Borrower shall cause all Approved Construction Changes to be described in the Construction Progress Report delivered on or immediately after the date of approval and, where applicable, reflected in revised versions of the Project Execution Plan, Financing Plan, then-applicable Construction Budget, Project Milestone Schedule and/or Project Construction Schedule, as applicable, and delivered to DOE in form and substance satisfactory to it.

Section 7.07          Contractual Remedies. Each Specified Borrower Entity, and each Borrower Entity that is a party to a Project Document, shall diligently pursue all contractual remedies available to it to cause each Construction Contractor and any other person that operates the Project to (a) comply with all Applicable Laws that are applicable to the activities that such Person carries out under the Project Documents to which it is a party, and (b) procure, maintain and comply in all material respects with all Required Approvals that are required for such Person to perform its obligations under the Project Documents to which it is a party.

Section 7.08          Taxes, Duties, Expenses and Liabilities.

(a)           Each Borrower Entity shall pay or cause to be paid on or before the date payment is due (i) all Taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that are being contested in accordance with Permitted Contest Conditions); provided that, each Borrower Entity shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record, and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, might become a Lien (other than a Permitted Lien) upon the property of a Borrower Entity (or any part thereof) (other than those claims, levies or liabilities that are being contested in accordance with Permitted Contest Conditions).

(b)           Each Borrower Entity shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes required to be paid by it, and (ii) all other material Taxes and assessments required to be paid by it, in each case, other than those Taxes that are being contested in accordance with Permitted Contest Conditions.

(c)           Each Borrower Entity shall duly and punctually pay and discharge its obligations in respect of any Permitted Indebtedness as and when due, subject to the terms and conditions of this Agreement and the other Financing Documents.

Section 7.09          Performance of Obligations.

(a)           Each Borrower Entity shall (i) perform and observe all of its covenants and obligations applicable to such Person contained in any Financing Document, Major Project Document or Required Approval, (ii) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, Major Project Document or Required Approval (except for (A) the expiration of any Financing Document, Major Project Document or Required Approval in accordance with its terms and not as a result of a breach or default thereunder by any applicable Borrower Entity, and (B) the termination or cancellation of a Major Project Document that is replaced as permitted herein or a Major Project Document (other than any Real Property Document) that is no longer necessary in DOE’s judgment for the construction or operation of the Project), and (iii) enforce against the relevant Major Project Participant in accordance with its terms each material covenant or obligation under each Major Project Document to which such Major Project Participant is a party and pursue all of its rights and remedies thereunder. With respect to Project Documents that are not Major Project Documents, each Borrower Entity that is a party to a Project Document shall do all such things except to the extent that the failure to do so could not reasonably be expected to have a material and adverse impact on the assets, operations or financial condition of the Specified Borrower Entities, the assets of the Project or the Project Site (or any material part thereof).

(b)           Each Borrower Entity shall not recognize any purported transfer of a Borrower Entity’s Equity Interest that is in violation of any Financing Document.

(c)           Each Specified Borrower Entity shall preserve, and take all actions to preserve, the real property ad valorem tax abatement incentive transaction and agreements related thereto between the Borrower and the Joint Development Authority and all other the tax credits, tax breaks, tax incentives, subsidies, grants and other forms of governmental support contemplated to be provided under the Project Documents, ****. Without limiting the foregoing, Borrower will take such action as may be required in order to preserve Borrower’s Usufruct Interest in the Project and Project Site as a usufruct under Georgia law.

Section 7.10         Financial Covenants.

(a)           From and after the First Principal Payment Date, the Borrower shall maintain a Historical Debt Service Coverage Ratio (tested on each DSCR Calculation Date for the period of **** Fiscal Quarters ending on such DSCR Calculation Date, up to (and including) the DSCR Calculation Date immediately prior to the Maturity Date) of at least ****.

(b)           From and after the date that is twelve months prior to the First Principal Payment Date, the Borrower shall maintain a Projected Debt Service Coverage Ratio (tested on each DSCR Calculation Date for the twelve-month period succeeding such DSCR Calculation Date) of at least ****; provided that failure to maintain such Projected Debt Service Coverage Ratio shall not constitute an Event of Default if (x) the Borrower delivers a remediation plan acceptable to DOE setting forth proposed steps to be taken by the Borrower to improve the Projected Debt Service Coverage Ratio, the Borrower complies with the terms of such plan and periodically thereafter, reports setting out Borrower’s implementation of the remediation plan, and (y) the Borrower and the Sponsor make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.

(c)           At all times, the Sponsor shall, on a consolidated basis together with all of its Subsidiaries, maintain Liquidity in an amount at least equal to $2,000,000,000; provided that the term “Liquidity,” solely for purposes of this clause (c), shall include the aggregate amount on deposit in cash in, or available to be drawn under any Acceptable Letter of Credit credited to, the Ramp-Up Costs Account as of the relevant date of determination.

(d)           At all times, the Sponsor shall maintain a Debt to Tangible Assets Ratio of no more than 55%; provided that in the event the Debt to Tangible Assets Ratio exceeds 55% due to any circumstances other than the Sponsor’s incurrence of additional debt (which, for the avoidance of doubt, shall not include any amounts disbursed under the Loan), (x) there shall be no resulting breach of this covenant or Event of Default so long as the Sponsor does not incur additional debt, and (y) the Sponsor shall consult in good faith with DOE prior to incurring any additional debt.

(e)           At all times, the Sponsor shall maintain a Current Ratio of no less than 1.25:1.00.

Section 7.11          Use of Proceeds. The Specified Borrower Entities shall use the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 7.12         Books, Records and Inspection.

(a)           Each Borrower Entity shall:

(i)            keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealings and transactions relating to the business and activities of each Borrower Entity;

(ii)           maintain adequate internal controls, reporting systems and cost control systems including the ERP and other software systems and records used for project schedule control and cost control that are designed to ensure that each Borrower Entity satisfy their obligations under the Financing Documents and:

(A)          for overseeing the financial operations of each of the Borrower Entities, including its cash management, accounting and financial reporting;

(B)           for overseeing each of the Borrower Entities’ relationship with DOE and the Borrower Entities’ Accountant;

(C)           for promptly identifying any cost overruns;

(D)          for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements;

(E)           for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii)          record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under their exclusive ownership and direct control (including all means of access thereto and therefrom).

(b)           Each Borrower Entity shall:

(i)            consult and cooperate with the Secured Parties and the DOE Consultants regarding the Project upon DOE’s request;

(ii)            permit officers and designated representatives of the Secured Parties, any agent of any of the foregoing, and the DOE Consultants to visit and inspect the Project and any other facilities and properties of the Borrower Entities to the extent it provides services for the Project, subject to the applicable Borrower Entities’, health, safety and security procedures and, so long as no Default or Event of Default has occurred and is continuing, during customary business hours and upon not less than **** prior notice;

(iii)           provide to officers and designated representatives of the Secured Parties, any agent of any of the foregoing, the United States Comptroller General and the DOE Consultants (A) access to any pertinent books, documents, papers and records of the Borrower Entities and their Subsidiaries for the purpose of audit, examination, inspection and monitoring, and (B) such access rights as required by the Program Requirements, including, access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the United States Comptroller General to discuss each Borrower Entities’ affairs, finances and accounts with the applicable Borrower Entity’s officers) for the purpose of monitoring the performance of the Project and verifying completion of relevant Project Milestones;

(iv)          afford proper facilities for such inspections, and shall make copies (at the Borrower’s expense) of any records that are subject to such inspection (with respect to any confidential information or Intellectual Property of the Borrower Entities and their Subsidiaries, subject to the Borrower Entities’ and their Subsidiaries’ protections for confidential information described in Section 7.02(b) (Protection of Project IP) hereof);

(v)           subject to the Borrower Entities’ and Subsidiaries’ protections for confidential information described in Section 7.02(b) (Protection of Project IP) hereof to protect, enforce, preserve and maintain the Borrower Entities’ and Subsidiaries’ interests in and to the Project IP, and, if applicable, Section 8.04(f) (Other Information), make available to DOE, all information related to the Project, including all Project IP and other Intellectual Property utilized in the construction, startup or operation of the Project, as may be reasonably necessary for the purpose of allowing DOE to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Laws, adequacy of health and safety conditions and all other matters with respect to the Project; and

(vi)          keep all records relating to the Project, the business and activities of the Specified Borrower Entities or true, complete and correct copies of such records at the Facility at all times; provided that, in lieu of the foregoing, the Borrower Entities may, directly or through internationally recognized electronic storage services, record, store, maintain or operate its books and records in electronic format, using a secure and reliable cloud-based system, so long as such cloud system is maintained in a manner that reasonably ensures the integrity, confidentiality, and security of such books and records.  If the Borrower Entities elect to maintain such electronic books and records, the Borrower Entities shall cooperate with DOE, including by using commercially reasonable efforts, to obtain agreements with the operator of such cloud storage, or set up other reasonable arrangements, to allow DOE to access the records of the Borrower or related to the Project, in connection with the exercise of DOE’s rights and remedies under the Financing Documents or as required by Applicable Law, including without requiring any action by any Borrower Entity or any of its Affiliates, and in a manner that such access cannot be revoked without DOE’s consent; it being understood that refusal or inability by the operator of such cloud service to enter into such agreements or to cooperate to set up such other arrangements shall not constitute a breach by any Borrower Entity of its obligations under this Section 7.12(b)(vi).

(c)           Each Borrower Entity shall:

(i)            authorize the Borrower Entities’ Accountant (A) to communicate directly with DOE, FFB and the United States Comptroller General, in each case, for information purposes only, regarding the Borrower Entities’ accounts, operations and all other matters set forth in Section 7.12 (Books, Records and Inspections); provided that DOE shall exercise such right to communicate with the Borrower Entities’ Accountant reasonably and upon reasonable prior notice to the Sponsor and opportunity for the Sponsor to participate, and (B) upon the occurrence of a Material Adverse Effect, an event or circumstance that could reasonably be expected to result in a Material Adverse Effect, a Default or an Event of Default, to communicate directly with DOE regarding the Borrower Entities’ accounts, operations and all other matters as DOE may request with notice to the Sponsor and opportunity for the Sponsor to participate;

(ii)           the Borrower Entities shall provide notice to the Borrower Entities’ Accountant promptly upon the occurrence of any event that entitles DOE to communicate with the Borrower Entities’ Accountant pursuant to the instruction contemplated by clause (B) of paragraph (i) above or Section 5.01(q)(ii) (Independent Auditor; Authorization to Borrower Entities’ Accountant);

(iii)          authorize the Borrower Entities’ Accountant to communicate directly with the Secured Parties and the United States Comptroller General at any time regarding any review performed and reports contemplated by Section 8.02(e) (Independent Accounting Review) and the Borrower Entities’ accounts and operations; provided that DOE shall exercise such right to communicate with the Borrower Entities’ Accountant reasonably and upon reasonable prior notice to the Sponsor and opportunity for the Sponsor to participate; and

(iv)          in the event that the Borrower Entities’ Accountant should cease to be or is not, or advises any Borrower Entity that it will not be, performing the role of the accountants of any Borrower Entity for any reason, promptly, but in any event no later than **** after the occurrence thereof, notify DOE of such change in the Borrower Entities’ Accountant and the reason therefor, and the Borrower Entities shall appoint and maintain another firm of independent public accountants for such Borrower Entity that satisfy the conditions set forth herein to qualify as the Borrower Entities’ Accountant.

(d)           The Borrower Entities shall disclose in writing to their outside auditors and audit committee and shall promptly provide copies to DOE of:

(i)            any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii)           any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)            The Borrower Entities shall promptly provide copies to DOE of any management letter or other material communication sent by the Borrower Entities’ Accountant (or any other accountants retained by the Borrower) to any Borrower Entity, including in relation to any Borrower Entity’s financial, accounting, or management information.

(f)            Each Borrower Entity shall retain all records relating to expenditures with respect to which Advances were made for at least **** years after the Advance Date thereof.

(g)           If requested by DOE, the Borrower Entities shall hold, at a reasonable date and time selected by the Borrower Entities, one conference call each Fiscal Quarter with DOE, whereby the Sponsor shall provide a presentation on the operation and performance of the business of each Borrower Entity. The Borrower will provide DOE with reasonable advance notice of such conference calls and provide copies of any presentations prepared in respect thereof, which shall include information customarily provided for in a management discussion and analysis.

(h)           Each Borrower Entity shall permit two officers or other designated representatives of the Secured Parties, or any agent of any of the foregoing, to attend and observe (but not vote) at, if an Event of Default has occurred and is continuing, each meeting of each Borrower Entity board of directors, whether in person, by telephone, video conference or otherwise, as requested by DOE, and such Borrower Entity shall notify DOE in writing at the same time as notice is furnished to members of the applicable board of the date and time for each meeting of the board or the adoption of any resolutions or actions by any such board by written consent (describing, in reasonable detail, the nature and substance of such action). Each Borrower Entity shall concurrently deliver to DOE all notices and any materials delivered to the official members of such board in connection with a meeting or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. Notwithstanding the foregoing, DOE shall not be entitled to receive materials relating to, or observe any discussions relating to topics which (x) are subject to attorney client privilege or (y) present a conflict of interest for DOE.

Section 7.13          Compliance with Applicable Law and the EHS Plan. With respect to the Project, the Project Site, and the Facility, each Specified Borrower Entity and each other Borrower Entity to the extent it provides services for the Project shall:

(a)           comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance (i) with all Environmental Laws in all material respects and (ii) with all other Applicable Laws (including Davis-Bacon Act Requirements, USA PATRIOT Act, lobbying requirements, Cargo Preference Act of 1954, ERISA, Sanctions, Anti-Money Laundering Laws and anti-corruption laws and all state and local licensing requirements);

(b)           procure all Required Approvals at or prior to such time as they are required or necessary, and maintain and comply with all Required Approvals in all material respects;

(c)           ensure that each of the Project, the Project Site, the Facility, each Specified Borrower Entity and each other Borrower Entity to the extent it provides services for the Project is in compliance at all times with all applicable Environmental Laws in all material respects and that the Project is not operated in any manner that poses or would reasonably be expected to pose a hazard to public health or safety (including worker safety) or to the environment;

(d)           ensure that each of the Project, the Project Site, the Facility, and all Project Participants complies with the EHS Plan and any measures or requirements of the Environmental Assessment and FONSI; and

(e)           take all such actions within the power of the Specified Borrower Entities to ensure that (i) the zoning and land use regulations applicable to any portion of the Project Site or Project permitting the development, construction, operation, use and maintenance of such portion of the Project as contemplated by the Transaction Documents are maintained unamended, or if such zoning or land use regulations are amended, to apply for such variances as may be required for the continued development, construction, operation and use of the Project as contemplated by the Transaction Documents and (ii) the State of Georgia retains ownership of fee simple title to the Project Site if such ownership remains necessary for any portion of the Project Site to be exempt from zoning or land use regulations that would not permit the development, construction, operation or use of the Project as contemplated by the Transaction Documents.

Section 7.14         Compliance with Program Requirements. In addition to the Borrower Entities’ obligations hereunder, each Borrower Entity shall comply with all Program Requirements in connection with the Project.

Section 7.15         Accounts; Cash Deposits; Holdings’ Distributions.

(a)            From and after the First Advance Date:

(i)            the Specified Borrower Entities shall maintain, or cause to be maintained, in full force and effect each of the Permitted Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents, including funding the Debt Service Reserve Account to the then-applicable Account Funding Requirement;

(ii)           the Specified Borrower Entities shall instruct each Person remitting cash to or for the account of a Specified Borrower Entity to deposit such cash in accordance with the terms of the Accounts Agreement; and

(iii)          each Specified Borrower Entity shall remit any amounts received by it or received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

(b)           From and after the First Advance Date, the Specified ABL Entities shall distribute to Sponsor all available cash held by (i) Holdings and its Subsidiaries (other than the Specified Borrower Entities) (on a consolidated basis) in excess of the greater of (A) the “Aggregate Revolving Commitments” (as defined in the ABL Credit Agreement) and (B) any amounts necessary to be held at such entities in compliance with the requirements of the ABL Credit Agreement and (ii) Holdings’ “Unrestricted Subsidiaries” (as defined in the ABL Credit Agreement as in effect on the date hereof); provided that Holdings and its Subsidiaries (other than the Specified Borrower Entities) will be entitled to retain excess available cash in an amount that, on a projected basis (which projection shall be made in accordance with Schedule 7.15 (Methodology for Projections at Holdings)), Holdings or its “Restricted Subsidiaries” (as defined in the ABL Credit Agreement as in effect on the date hereof) need for operational purposes during the immediately following three months.

Section 7.16         Know Your Customer Information.

(a)           The Borrower Entities shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws.

(b)           Promptly after any Borrower Entity has Knowledge or should have Knowledge that any Person or group of Persons has acquired or entered into a binding agreement to acquire a ten percent or larger, direct or indirect, Equity Interest in any Borrower Entity (other than (x) any Qualified Public Company Shareholder holding (and proposing to hold) only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor, (y) a Person holding (and proposing to hold) only a direct or indirect ownership interest in the Sponsor through a Qualified Investment Fund or (z) a Person who has acquired or proposes to acquire such indirect ownership of Equity Interest by acquisition, in bona fide secondary market transactions, of only a direct or indirect interest in Publicly Traded Securities of the Sponsor), but in any event within **** thereafter, the Borrower shall deliver to DOE (i) a certification that (A) the Borrower Entities have satisfactorily completed its review of such Person or group of Persons in accordance with the Borrower Entities’ “know your customer”, anti-money laundering policies and other polices implemented in accordance with the Sponsor’s KYC Implementation Plan and (B) based on such review, such Person, or each Person part of such group is not a Prohibited Person, and (ii) if requested by DOE, all documentation (including taxpayer identification documents) and other information in respect of each Person acquiring such direct or indirect Equity Interest as may be required by DOE to enable it to be satisfied with the results of all its “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws) with respect to such Person.

(c)           The Borrower Entities shall comply in all material respects with the KYC Implementation Plan.

(d)           The Borrower shall within (i) **** of the Effective Date, provide an export classification for the Borrower’s products (which may be requested from BIS) or provide a self-classification of the Borrower’s products based on the Borrower’s engineer assessment and (ii) one year of the Effective Date, deliver an updated KYC Implementation Plan in form and substance satisfactory to DOE, which shall include such additional requirements specified by DOE to ensure, inter alia, proper credit, risk and conflicts of interest management, and export classification from BIS or self-classification of the Borrower’s product.

Section 7.17         Davis-Bacon Act.

(a)           The Borrower shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

(b)           The Borrower, on DOE’s behalf, shall systematically review the certified payroll records that the Borrower maintains for its own laborers and mechanics pursuant to Section 2(3) of Schedule 6.27(c) (Davis-Bacon Act Contract Provisions) and those that it receives for the laborers and mechanics of any DBA Contract Party pursuant to Section 2(3)(iii) of Schedule 6.27(c) (Davis-Bacon Act Contract Provisions) and subject to program required updates with respect to payroll reporting. The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the noncompliant incident, (ii) a summary of the Borrower’s investigation into such complaint or such incident and (iii) the relevant certified payroll records. Certified payroll records maintained by the Borrower shall be preserved for **** after completion of work. The required weekly certified payroll information shall be submitted electronically using the Electronic Payroll System. Notwithstanding anything to the contrary in Section 2(3)(iv) of Schedule 6.27(c) (Davis-Bacon Act Contract Provisions), the Borrower shall maintain such certified payroll records at a site designated by the Borrower and shall make such records available to DOE and the U.S. Department of Labor when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 5 U.S.C. § 552. The Borrower shall provide such records to DOE within **** of receipt of any request for such records from DOE.

(c)           The Specified Borrower Entities and each other Borrower Entity to the extent it provides services for the Project shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to resolve any DBA Compliance Matter, unless such DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

(d)           Within **** after the end of each month prior to the date on which any DBA Compliance Matter has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the applicable Borrower Entity or DBA Contract Party, the Borrower shall either (a) notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute, or (b) notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 7.18         Lobbying Restriction. The Borrower Entities and their Sponsor Controlled Affiliates shall comply with all requirements of 31 U.S.C. § 1352, as amended, including without limitation the requirement that no proceeds of any Advance be expended by any Borrower Entity or any of its Sponsor Controlled Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.19         Cargo Preference Act. Each Specified Borrower Entity and each other Borrower Entity to the extent it provides services for the Project shall comply, and shall cause each of its contractors and their subcontractors to comply with the CPA Requirements with respect to all CPA Goods and the Project. Promptly, and in any event within ****, upon written request from DOE delivered to the Borrower, the Specified Borrower Entities and each other Borrower Entity to the extent it provides services for the Project shall deliver to DOE copies of all reports and other documentation as DOE may request and that each Specified Borrower Entity and each other Borrower Entity to the extent it provides services for the Project are required to deliver to MARAD pursuant to the Cargo Preference Act of 1954 (including information related to any Specified Borrower Entity’s (or other applicable Borrower Entity’s) compliance with the CPA Requirements).

Section 7.20         SAM Registration. The Borrower shall maintain its SAM database registration active at all times.

Section 7.21         ERISA. Each Borrower Entity shall, and shall cause each ERISA Affiliate, to: (i) maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws, and (ii) make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 7.22         Public Announcements. The Borrower Entities shall coordinate with DOE with respect to (i) any subsequent public announcements by any Borrower Entity or any of its Sponsor Controlled Affiliates in connection with material developments in respect of the Project (including, without limitation, the groundbreaking ceremony, the Project going into operation, etc.) and the Loan, and (ii) the public announcement of satisfaction of any Project Milestones; provided that this covenant shall not apply to advertisements and shall not restrict announcements by Borrower Entities regarding the Project, electric vehicles or the component parts thereof that (w) do not involve the financing thereof by DOE, (x) are not materially inconsistent with previous public announcements regarding the Project, (y) are required by Applicable Law or national stock exchange rules, or (z) are routinely made to Governmental Authorities; provided that, in the case of an announcement made pursuant to or otherwise relying on clause (y) or clause (z), the Borrower Entities shall, to the extent practicable, exercise good faith efforts to provide reasonable advance notice thereof to DOE.

Section 7.23         Corporate Separateness. Each Specified Borrower Entity shall ensure that it does all things necessary to maintain its corporate existence separate and apart from any other Person.

Section 7.24         Prohibited Persons.

(a)           If any Principal Person of any Borrower Entity or any of its Subsidiaries becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall remove, solely to the extent permitted by applicable Sanctions or otherwise authorized by OFAC, or replace such Principal Person with a Person or entity that is not a Prohibited Person within **** from the date that the Borrower knew or should have known that such Principal Person became a Prohibited Person.

(b)           If any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within **** of any Borrower Entity or any of its Subsidiaries obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal, replacement or termination of such Person or, if such removal, replacement or termination is not reasonably feasible, the implementation of other mitigation measures.

(c)           The internal management and accounting practices and controls of the Borrower Entities and its Subsidiaries shall at all times be adequate to promote and achieve the Borrower Entities’ and their Subsidiaries’ and, with respect to their activities related to the Borrower Entities or their Subsidiaries, each Principal Person’s compliance with applicable International Compliance Directives.

Section 7.25         International Compliance Directives.

(a)            The Borrower Entities and their Subsidiaries shall comply with all International Compliance Directives.

(b)           If any Principal Person of any Borrower Entity or its Subsidiaries fails to comply with any International Compliance Directive, such Borrower Entity or such Subsidiary shall remove or replace such Principal Person with a Person or entity reasonably acceptable to DOE within **** from the date that such Borrower Entity or such Subsidiary knew or should have known of such violation; provided that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by the Borrower Entities or their Subsidiaries pursuant to this Section 7.25(b) shall only occur to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(c)           If any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower Entities shall, within **** of any Borrower Entity obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(d)           No later than **** the Borrower shall perform a cross-check of each Major Project Participant against each of lists of Persons subject to Sanctions.

Section 7.26          Operating Plan; Operations.

(a)           The Specified Borrower Entities shall cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect. The Specified Borrower Entities shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Project Plans, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.

(b)           The Specified Borrower Entities shall own or lease, operate, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation, use and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Major Maintenance Plan, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.

(c)           The Borrower shall maintain, or cause to be maintained, at the Facility a complete set of plans and specifications for the Project.

(d)           After the Project Completion Date, the Borrower shall cause the Project to manufacture MSP vehicles each Fiscal Year in a number that is equal to or greater than the lesser of: ****.

Section 7.27         O&M Budget.

(a)           Submission and Approval of O&M Budget.

(i)            Starting with the earlier of the Fiscal Year in which the Start of Production Date is projected to occur, no later than **** prior to the beginning of each Fiscal Year of the Borrower, the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer for consultation, the O&M Budget for such Fiscal Year. Each such O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(f) (Omnibus Report; Updated Project Plans) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, the O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.27. DOE shall approve or disapprove in writing all or any portions of such O&M Budget. If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are disapproved and the reason or reasons therefor.

(ii)           Each O&M Budget approved by DOE (other than the Initial O&M Budget) shall become effective on the later of (i) in the case of each O&M Budget other than the Initial O&M Budget, the first day of the relevant Fiscal Year, and (ii) the date DOE advises the Borrower that DOE has approved such O&M Budget.

(iii)          If any part of an O&M Budget is disapproved, the Specified Borrower Entities shall comply with all approved items of such O&M Budget. With respect to those items of any O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time the O&M Budget for the preceding Fiscal Year related to such items and for such comparable month shall be applicable (provided that the amount budgeted will be deemed to be **** in such preceding Fiscal Year O&M Budget) (or in case of the Fiscal Year in which Start of Production occurs, the amounts set forth for such item in the Base Case Financial Model for such Fiscal Year and for such comparable month shall be applicable) and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the then-current Fiscal Year until such time as such items for the then-current Fiscal Year have been approved in writing by DOE.

(iv)          Each proposed O&M Budget submitted pursuant to this Section 7.27 shall:

(A)          be prepared in good faith on the basis of all facts and circumstances then existing and known to the Specified Borrower Entities, and assumptions that the Specified Borrower Entities believe to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower Entities’ best estimate of the future revenues and expenditures to be received or incurred by the Borrower;

(B)           be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C)           include the following:

(1)            fair and good faith reasonable estimates of planned production, Operating Revenues, Operating Costs (on an individual line-item basis), Debt Service and Capital Expenditures for each period covered by such O&M Budget;

(2)            a summary of the Project’s Major Maintenance schedule to the end of the then current long-term Major Maintenance cycle (and related scheduled outages), and the Specified Borrower Entities’ fair and good faith reasonable estimates of any Major Maintenance Expenditures with respect to the Project during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding ****, and the envisioned effect of any contemplated Major Maintenance activities or Major Maintenance Expenditures on the Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(f) (Omnibus Report; Updated Project Plans); and

(3)            such other information as may be reasonably requested by DOE.

(b)           Operating Costs. Starting with the earlier of the Fiscal Year in which the Start of Production Date is projected to occur, the Specified Borrower Entities shall not incur or pay any Operating Costs during any Fiscal Year of the Borrower that are not contemplated either in a line item or category contained in the O&M Budget for such Fiscal Year, unless, with the prior written consent of DOE, such Operating Costs have been reallocated from either a line item or a category for which they are no longer needed for such Fiscal Year, or, as of any calculation date, Operating Costs, in the aggregate do not exceed ****. The Borrower shall promptly (and in any event within ****) provide notice to DOE of any expenditure for any line item or category in the O&M Budget in excess of such line item or category and of any reallocation from one line item or category to another in the O&M Budget.

(c)            Amendments to O&M Budget. Starting with the earlier of the Fiscal Year in which the Start of Production Date is projected to occur, if at any time during any Fiscal Year, Operating Costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in Section 7.27(b) (Operating Costs), the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation, use and maintenance of the Project. Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Specified Borrower Entities shall comply with the approved O&M Budget (subject to the allowance provisions of this Section 7.27) until the proposed amendment is approved by DOE.

Section 7.28         Investment Earnings. The Borrower shall return to DOE or FFB, as applicable, any earnings from any investment (whether from the acquisition of any stocks, notes or other securities or obligations, or from any other source) realized by any Specified Borrower Entity in connection with such Specified Borrower Entity’s use of the proceeds of any Advances (other than with respect to the payment or reimbursement of Eligible Project Costs), whether or not such use is permitted under the terms of this Agreement or the Program Requirements, to the extent such proceeds exceed the accrued interest expense due and payable by the Borrower pursuant to the Financing Documents, it being understood that, to the extent that Advances are funded to reimburse the Borrower Entities or their Affiliates for Eligible Project Costs paid by the Borrower Entities or their Affiliates prior to the funding of such Advances, this Section 7.28 shall not apply to any earnings on investments made with such proceeds.

Section 7.29         Additional Persons as Guarantors and Grantors of Security.

(a)           Subsidiaries of the Borrower. Simultaneously with the formation or acquisition of any Subsidiary of the Borrower, the Borrower shall cause such Subsidiary to (a) become a Subsidiary Guarantor by executing and delivering to the Collateral Agent a joinder agreement substantially in the form of Exhibit BB (Form of Joinder Agreement) (a “Joinder Agreement”), joining such Subsidiary to this Agreement, the other applicable Financing Documents and such other documents as are reasonably requested (and if the Intercompany Subordination Agreement has not previously been executed and delivered, the Borrower and such Subsidiary shall execute and deliver the Intercompany Subordination Agreement) or as DOE shall otherwise deem reasonably appropriate for such purpose, (b) in the event such Subsidiary owns or otherwise holds any Real Property, satisfy the Additional Collateral Requirements with respect thereto, (c) in the event such Subsidiary is not organized under the laws of a state or other jurisdiction of the United States or is not domiciled in the United States, deliver to DOE evidence, in form and substance satisfactory to it, that such Person has irrevocably appointed an agent for service of process in the State of New York until the date occurring **** after the Maturity Date (or such earlier date as may be agreed by DOE) and paid the fees of such agent in full and (d) deliver to DOE and the Collateral Agent a certificate from a Responsible Officer of the Borrower and the applicable Subsidiary and opinions of counsel to the Borrower and such Subsidiary (cover, among other things, the due authorization, legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope satisfactory to DOE.

(b)           Specified Additional Obligor. From and after the date that the Intercreditor Agreement becomes effective, promptly after a Person becomes a Specified Additional Obligor, and no later than **** thereafter, the Borrower shall cause such Person to become a Guarantor by executing and delivering to the Collateral Agent a Joinder Agreement, joining such Person to this Agreement, the other applicable Financing Documents and such other documents as are reasonably requested or as DOE shall otherwise deem reasonably appropriate for such purpose, (b) in the event such Person owns or otherwise holds any Real Property, satisfy the Additional Collateral Requirements with respect thereto, (c) in the event such Person is not organized under the laws of a state or other jurisdiction of the United States or is not domiciled in the United States, deliver to DOE evidence, in form and substance satisfactory to it, that such Person has irrevocably appointed an agent for service of process in the State of New York until the date occurring **** after the Maturity Date (or such earlier date as may be agreed by DOE) and paid the fees of such agent in full and (d) deliver to DOE and the Collateral Agent a certificate from a Responsible Officer of the applicable Person and opinions of counsel to such Person (covering, among other things, the due authorization, legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope satisfactory to DOE.

Section 7.30         Borrower Funding Commitment. The Borrower shall pay, from cash on hand, revenues, equity contributions (including contributions made to the Borrower), proceeds of Permitted Subordinated Loans, or proceeds from the sale of equity securities, **** the “Borrower Funding Commitment”).

Section 7.31         Occupational Safety and Health Act. Not less frequently than once each Fiscal Year, the Specified Borrower Entities shall conduct a safety audit of the Project in accordance with the applicable regulations issued by the Occupational Safety and Health Administration and in a manner satisfactory to DOE. Each such safety audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE in accordance with Section 8.02(f) (Omnibus Report; Updated Project Plans).

Section 7.32         Succession Plans. The Borrower Entities shall maintain and comply with (i) succession plans set forth on Schedule 7.32 (Succession Planning) in place during the term of this Agreement in respect of Key Management Personnel and (ii) stock ownership policies requiring Key Management Personnel to maintain ownership of Sponsor’s Equity Interests in an amount satisfactory to DOE.

Section 7.33         Conditions Subsequent. Notwithstanding anything to the contrary contained in this Agreement, the Specified Borrower Entities shall deliver to DOE such items or take such actions as are set forth on Schedule 7.36 (Conditions Subsequent) that were not delivered or taken on or prior to the Amendment and Restatement Date or First Advance, as applicable, within the applicable time periods thereafter as set forth on such Schedule 7.36 (Conditions Subsequent) (which time periods may be extended by DOE); it being understood that any such items and actions set forth on Schedule 7.36 (Conditions Subsequent) shall not constitute a condition precedent to the Amendment and Restatement Date or First Advance, as applicable.

Article VIII

Information Covenants

Each applicable Borrower Entity hereby agrees that, until the Release Date, it shall, and where expressly applicable, shall cause each of its Subsidiaries, to comply with each of the following covenants to the extent such covenant refers to an action or omission by such Borrower Entity or its Subsidiaries:

Section 8.01         Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, with a reproduction of the signatures where required, the following items:

(a)            Annual Financial Statements. Commencing with Borrower’s Fiscal Year ending on December 31, 2026, as soon as available, but in any event (x) in the case of the Borrower’s audited Financial Statements for the year ended on December 31, 2026, within **** following the Borrower’s Fiscal Year end and (y) in each other case, within **** following the applicable Person’s Fiscal Year end:

(i)            audited consolidated Financial Statements of the Borrower and the Sponsor for such Fiscal Year, on a consolidated basis;

(ii)           unaudited consolidated Financial Statements of the Holdings;

(iii)          the related consolidating balance sheets and statements of income of the Specified Borrower Entities;

(iv)          the Compliance Certificate required by Section 8.01(d)  (Compliance Certificates); and

(v)            a report on such Financial Statements of the Borrower Entities’ Accountant or the Sponsor’s Accountant, as applicable, which report shall (A) be unqualified as to going concern and scope of audit, (B) subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the consolidated financial condition of such Person and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements), and (C) state that the examination by the Borrower Entities’ Accountant or the Sponsor’s Accountant, as applicable, in connection with such Financial Statements has been made in accordance with GAAP.

(b)           Borrower Quarterly Financial Statements. Commencing with Borrower’s Fiscal Quarter ending on March 31, 2027, as soon as available, but in any event within **** following the end of each Fiscal Quarter of the Fiscal Year of the Borrower:

(i)            unaudited consolidated Financial Statements of the Borrower for such Fiscal Quarter;

(ii)           the related consolidating balance sheets and statements of income of the Specified Borrower Entities; and

(iii)          the Compliance Certificate required by Section 8.01(d) (Compliance Certificates), in form and substance satisfactory to DOE.

(c)            Additional Quarterly Financial Statements. With respect to each of the Sponsor and the Holdings, (x) commencing on the Effective Date and until the Fiscal Quarter ending on December 31, 2025, as soon as available, but in any event within **** following the end of each Fiscal Quarter of the Fiscal Year of the applicable Person and (y) commencing with the Fiscal Quarter ending on March 31, 2026, as soon as available, but in any event within **** following the end of each Fiscal Quarter of the Fiscal Year of the applicable Person:

(i)            unaudited consolidated Financial Statements of such Person for such Fiscal Quarter;

(ii)           the related consolidating balance sheets and statements of income of such Person and its Subsidiaries; and

(iii)          the Compliance Certificate required by Section 8.01(d) (Compliance Certificates), in form and substance satisfactory to DOE.

(d)           Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Section 8.01(a) (Annual Financial Statements) through (c) (Additional Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer substantially in the form of the document attached as Exhibit I (Form of Compliance Certificate) hereto, which certificate shall:

(i)            certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action such Person has taken or proposes to take with respect thereto;

(ii)           set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not the Borrower is in compliance with Section 7.10 (Financial Covenants); and

(iii)          in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A)          certify that such Financial Statements fairly present, in all material respects, the financial condition of such Person as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B)           either confirm that there has been no material change in the information set forth in the Schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 or, if such confirmation cannot be made, identify such changes; and

(C)           contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

Notwithstanding anything to the contrary herein, if the First Advance is scheduled to occur before January 1, 2027, the obligations of the Borrower to deliver the Financial Statements in this Section 8.01 (Financial Statements) shall commence for such Fiscal Year or Fiscal Quarter as instructed by DOE.

Section 8.02         Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a)           ****

(i)            Quarterly Financial Certificate. Commencing with Borrower’s Fiscal Quarter ending on **** with respect to each Fiscal Quarter of the Borrower, no later than the date falling **** after the Quarterly Reporting Date, a quarterly certificate (each, a “Quarterly Financial Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit J-4 (Form of Quarterly Financial Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following:

(A)          the financial performance of the Borrower and the Project for the three-month period most recently ended and for the year to date, together with a comparison of:

(1)            Project Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Construction Budget and, to the extent the difference between the budgeted and actual amount exceeds ****, an analysis of the construction cost variances, if any, relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(2)            Operating Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and, to the extent the difference between the budgeted and actual amount exceeds ****, an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns;

(B)           certification that the amounts transferred to the Local Accounts and Operating Accounts during such Fiscal Quarter were used by the Specified Borrower Entities to pay only for Operating Costs included in the Operating Expenditure Certificate delivered with the Transfer/Withdrawal Request whereby such amounts were transferred to such accounts or otherwise approved by DOE, and attaching thereto evidence, satisfactory to DOE, of each such payment; and

(C)           such other information about or related to any Specified Borrower Entity or the Project, their condition, business or operations as DOE may request with sufficient prior notice.

(b)           ****

(c)            Independent Accountant Review. Within **** after the First Advance Date and, thereafter, on or prior to each Quarterly Reporting Date, the Borrower (at its own expense) shall obtain the review by the Borrower Entities’ Accountant or other independent accounting firm or similar firm, satisfactory to DOE, to confirm whether the proceeds of the various Advances disbursed to the Borrower, as applicable, on the First Advance Date or during the Fiscal Quarter ended immediately prior to such Quarterly Reporting Date were, in each case, used to pay for (or reimburse the Borrower for the payment of) Eligible Project Costs previously incurred and paid for by the Borrower after the Eligibility Cut-Off Date but prior to the relevant Advance Date in accordance with the terms of the then-applicable Construction Budget, the Financing Documents and the Program Requirements, and if required by DOE, together with such review, a report, in form and substance satisfactory to DOE, describing in reasonable detail the results of such review.

(d)           ****

(e)           [Reserved].

(f)            Last Advance Use of Proceeds. Within **** following the Borrower’s receipt of the proceeds from the final Advance, evidence satisfactory to DOE, that the proceeds of all Advances have been applied to pay or reimburse Eligible Project Costs, as set forth in the review performed and reports provided in accordance with clause (e) (Independent Accounting Review) above delivered with respect to such final Advance simultaneously with such evidence, or as otherwise approved by DOE.

(g)           ****

(h)           ****

(i)            SalesCo Payment Report. At least **** prior to each monthly payment date under the Manufacturing Agreement, the Borrower shall deliver to DOE a detailed accounting of (i) payments owed between the Borrower and SalesCo and payable on such monthly payment date and (ii) the cash payment, if any, required on such monthly payment date.

Section 8.03         Notices.

(a)           Immediately, but in any event within ****, after any applicable Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, with a reproduction of the signatures where required, written notice of the following items:

(i)            any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps that the applicable Borrower Entities have taken or proposes to take to remedy the same; it being understood that such notice shall also be delivered to the Collateral Agent;

(ii)           any acquisition by a Person or group of Persons (other than a Borrower Entity) of an interest in any Borrower Entity representing a ten percent or larger, direct or indirect, Equity Interest in such Borrower Entity, other than (x) any Qualified Public Company Shareholder holding (and proposing to hold) only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor, (y) a Person holding (and proposing to hold) only a direct or indirect ownership interest in the Sponsor through a Qualified Investment Fund or (z) a Person who has acquired or proposes to acquire such indirect ownership of Equity Interest by acquisition, in bona fide secondary market transactions, of only a direct or indirect interest in Publicly Traded Securities of the Sponsor;

(iii)           after the First Advance Date, the occurrence of any Mandatory Prepayment Event;

(iv)          any management letter or other material communications received by a Borrower Entity from the Borrower Entities’ Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;

(v)           any matter that has resulted or could be reasonably expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Entity, (B) any dispute, litigation, investigation, proceeding or suspension between a Borrower Entity and any Governmental Authority, (C) with respect to the Project, Project Site, Facility or Collateral, the commencement of, or any material development in, any Environmental Claim or any litigation or proceeding affecting any Borrower Entity, including pursuant to any applicable Environmental Laws, or (D) any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, Governmental Approval or Required Approval;

(vi)          (i) the occurrence of any ERISA Event, (ii) the institution of any steps by any Person to terminate any Pension Plan, (iii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 430(k) of the Code or Section 303(k) of ERISA, (iv) the taking of any action with respect to a Pension Plan which is reasonably expected to result in the requirement that any Borrower Entity (or any of its Subsidiaries) furnish a bond or other security to the PBGC or such Pension Plan, or (v) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Borrower Entity (or any of its Subsidiaries) of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(vii)         any Adverse Proceeding pending or threatened in writing against or affecting the Borrower, any of its property or any other third party involved with the construction of the Project:

(A)          that could reasonably be expected to have a Material Adverse Effect;

(B)           that is not frivolous (whether in law or in equity), and with respect to any Adverse Proceeding that is pending or threatened in writing for money damages, such non-frivolous claim has been reserved for by Sponsor or Holdings in an amount in excess of **** on the unaudited consolidated Financial Statements of Sponsor or Holdings that are delivered pursuant to Section 8.01(c) (Additional Quarterly Financial Statements);

(C)           that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by any of the Financing Documents;

(D)          that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least ****;

(E)           where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates that are controlled by a Borrower Entity;

(F)           if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of them; or

(G)           that relates to the zoning or land use rights with respect to the Project Site,

and any material developments with respect to any of the foregoing;

(viii)        any material Adverse Proceeding pending or threatened in writing that relate to any Borrower Entity that has had or could reasonably be expected to have a Material Adverse Effect;

(ix)           any actual or proposed termination (other than expiration in accordance with its terms), rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach (x) of any Major Project Document or Required Approval, or (y) of any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval, in each case within this clause (I) that could reasonably be expected to materially and adversely affect the assets, operations or financial condition of the Borrower or the Project;

(x)            any rejected shipment of or warranty claims for vehicles manufactured at the Facility or for any other materials or products in connection with the Project, in each case, to the extent such rejected shipment or warranty claim exceeds ****;

(xi)           any changes in the individuals acting as Key Management Personnel of the applicable Borrower Entity;

(xii)          any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(xiii)         any material claim in writing that alleges an infringement of any Intellectual Property that is Project IP; or

(xiv)         upon the occurrence of any other event that would cause the assumptions and projections included in the then current Base Case Financial Model to be incorrect in any material respect or otherwise cease to be reasonable assumptions or projections.

(b)           The Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, with a reproduction of the signatures where required:

(i)            promptly, but in any event within **** after any Specified Borrower Entity obtains Knowledge thereof or information pertaining thereto, a written notice of any accident, release or other event related to the Project having a material and adverse impact on the environment or an impact on human health (including any such accident resulting in recordable injury under the Occupational Safety and Health Act or the loss of life); and

(ii)           no later than **** from such accident, release or other event, a root cause analysis in form and substance satisfactory to DOE.

(c)           The Borrower shall promptly inform DOE and the Collateral Agent of the acquisition by any Borrower Entity of any Collateral for which any action is required by Article IV of the Security Agreement. Upon any Borrower Entity obtaining Knowledge thereof, the Borrower shall promptly notify the Collateral Agent in writing of any event that would reasonably be expected to have a material adverse effect on the value of a material portion of the Collateral or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against a material portion of the Collateral.

Section 8.04         Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, with a reproduction of the signatures where required, the following items:

(a)           Major Project Documents. As soon as available, but in no event later than **** after the execution thereof, the Borrower shall furnish copies of any Major Project Document obtained or entered into by any Borrower Entity after the Effective Date, and with respect to any such Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy, (x) a customary legal opinion (addressed to the Secured Parties) from counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, which opinion shall be from counsel and in form and substance satisfactory to DOE, and (y) to the extent required by Section 7.05(d) (Further Assurances), a Direct Agreement or consent to assignment with respect to such Project Document.

(b)           Additional Audit Reports. As soon as available, but, in any event, within **** after the receipt thereof by any Borrower Entity, copies of all other material annual or interim reports submitted to any Borrower Entity by the Borrower Entities’ Accountant.

(c)           Other Reports and Filings. Promptly upon transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and reports, if any, that any Borrower Entity has delivered to the U.S. Securities and Exchange Commission or any successor regulatory authority.

(d)           Information Pertaining to Banks Providing Reserve Letters of Credit. As soon as available, but, in any event, no later than **** after any Borrower Entity obtains Knowledge of any adverse change in the credit rating of any bank issuing any letter of credit delivered pursuant to any Financing Document.

(e)           Information Regarding Legal Proceedings. As soon as available, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that the Borrower has prepared for filing in any court or with any regulatory body in connection with proceedings to which the Borrower is or is seeking to become a party.

(f)            Other Information. Promptly upon request, such other information or documents as DOE reasonably requests, in each case, subject to the requirements of Applicable Law and any existing confidentiality restrictions imposed upon the Borrower by any other Person; provided that, if any such confidentiality restriction applies, the Borrower shall use commercially reasonable efforts to obtain any necessary consent to disclose the requested information to DOE.

Article IX

Negative Covenants

As of the Effective Date with respect to the Effective Date Negative Covenants, and as of the First Advance Date with respect to all other covenants set forth in this Article IX, each Borrower Entity hereby agrees that, until the Release Date, it shall, and, where expressly applicable, shall cause each of its Subsidiaries, to comply with each of the following covenants to the extent such covenant refers to an action or omission by such Borrower Entity or such Subsidiary:

Section 9.01         Restrictions on Operations.

(a)            Ordinary Course of Conduct; No Other Business.

(i)            No Specified Borrower Entity shall, or shall agree to:

(A)          engage in any business, other than (A) the acquisition, ownership, design, engineering, development, construction, financing, implementation, completion, operation, repair, restoration, marketing and maintenance of the Project or the Facility, (B) holding Equity Interests in a Subsidiary, (C) the sourcing of materials capable of being processed by the Facility or other items used in connection therewith, (D) the manufacturing and sale of ATVM Products and the activities contemplated in clauses (A), (C) and (D), (E) any other activities reasonably related or ancillary to the foregoing, in each case, in a manner not prohibited by the Financing Documents, and (F) any other business carried out by such Person as of the Effective Date;

(B)           undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business; or

(C)           undertake any action that could reasonably be expected to lead to a material alteration of the scope or function of the Project (including any expansion thereof).

(ii)           No Borrower Entity shall, or shall agree to, fail to maintain its existence and its right to carry on its business, except as a result of a merger or consolidation permitted under Section 9.03 (Merger; Disposition; Transfer or Abandonment).

(iii)          No Borrower Entity shall, or shall agree to, (A) change its name or (B) take any other action that might adversely affect the Liens created by the Security Documents, subject to the terms of the Intercreditor Agreement.

(b)            Transactions with Affiliates.

(i)            No Specified Borrower Entity shall, or shall agree to, enter into any transaction or series of related transactions with Sponsor or any Affiliate that is controlled by the Sponsor (a “Sponsor Controlled Affiliate”), except:

(A)          any transaction or series of related transactions between or among Specified Borrower Entities;

(B)           any transaction or series of related transactions with Sponsor or a Sponsor Controlled Affiliate (other than a Specified Borrower Entity); provided that such transaction or series of related transactions is in the Ordinary Course of Business and on an arm’s-length basis upon fair and reasonable terms no less favorable to such Specified Borrower Entity than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Specified Borrower Entity;

(C)           any payments, transactions or series of related transactions pursuant to any Project Document between or among a Sponsor or a Sponsor Controlled Affiliate (other than a Specified Borrower Entity), on the one hand, and a Specified Borrower Entity, on the other hand, so long as (x) if such Project Document is a Major Project Document, such Major Project Document is disclosed on Schedule 6.13(e) (Affiliate Transactions) prior to the date hereof or, with respect to any Additional Project Document that is a Major Project Document, such Major Project Document is entered into with the prior consent of DOE, or (y) if such Project Document is an Additional Project Document that does not exceed the thresholds set forth in clause (h) of the definition of Material Project Document, such Additional Project Document has been entered into in the Ordinary Course of Business and on an arm’s-length basis upon fair and reasonable terms no less favorable to such Specified Borrower Entity than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Specified Borrower Entity (each such Project Document under this Section 9.01(b)(ii), an “Affiliate Project Document”); and

(D)          any Restricted Payment made in accordance with Section 9.04 (Restricted Payments).

(ii)           No Specified ABL Entity shall enter into any transaction or series of related transactions with Sponsor or any Sponsor Controlled Affiliate, except:

(A)          any transaction or series of related transactions between or among Specified ABL Entities (so long as a Specified Borrower Entity is not a party to such transaction or series of related transactions, unless another exception under this clause (b) applies); and

(B)           any transaction or series of related transactions expressly permitted under Section 6.08 (Transactions with Affiliates) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement).

(iii)           Other than with respect to SalesCo and the Manufacturing Agreement, no Specified Borrower Entity shall enter on a sole and exclusive basis into any purchasing or sales agency arrangement, or any similar transaction, with a Person other than the Sponsor or its Subsidiaries whereby a Specified Borrower Entity might pay more than the fair market value for productions or services or others.

(c)            Development Fees. No Specified Borrower Entity shall pay (i) any commission or fee to the Sponsor, its Subsidiaries or its Affiliates for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by any Specified Borrower Entity in connection with the Project, or (ii) any fee to the Sponsor, its Subsidiaries or its Sponsor Controlled Affiliates with respect to or in connection with the development, construction, financing or operation of the Project, including management fees, consulting fees, and technical assistance fees; provided that, this covenant shall not apply to restrict payments of guarantee fees that are mandated under Applicable Law with respect to Taxes.

(d)           Compromise or Settlement of Disputes. No Specified Borrower Entity shall agree or otherwise consent to settle or compromise any single Adverse Proceeding in excess of ****, or that would have a material and adverse effect on the operations or financial results of any Specified Borrower Entity, in each case without the prior written consent of DOE.

(e)           Accounts. At all times on and following the Effective Date, the Specified Borrower Entities shall not establish or maintain any bank accounts other than the Permitted Accounts.

(f)            Assignment. Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties or as otherwise contemplated by the Intercreditor Agreement:

(i)            no Specified Borrower Entity or any other Borrower Entity (other than SalesCo) that is a party to a Project Document or possess Required Approvals shall (x) assign or otherwise transfer its rights under any of the Project Documents or Required Approvals to any Person, (y) agree to include any limitation under any Project Document or other material contracts (i) on their respective rights to assign their rights and obligations under such Project Document or material contract (as applicable), or (ii) causing or giving the counterparty the right to cause such Project Document or material contract (as applicable) to be terminated or materially impaired as a result, directly or indirectly, of any Event of Default or exercise of remedies under the Financing Documents; and

(ii)           SalesCo shall not (x) assign or otherwise transfer its rights under the Manufacturing Agreement to any Person, or (y) agree to include any limitation under the Manufacturing Agreement (i) on its respective rights to assign its rights and obligations under the Manufacturing Agreement, or (ii) causing or giving the counterparty the right to cause the Manufacturing Agreement to be terminated or materially impaired as a result, directly or indirectly, of any Event of Default or exercise of remedies under the Financing Documents.

(g)           Restrictive Covenants. The Borrower Entities shall not:

(i)            enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon the properties or assets of its Subsidiaries to secure the Note Obligations, whether now owned or hereafter acquired; or

(ii)           create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (A) pay or make Restricted Payments to any Borrower Entity; (B) pay any Indebtedness owed to any Borrower Entity; (C) make loans or advances to the Sponsor or any Borrower Entity; or (D) transfer any of its property or assets to the Sponsor or any Borrower Entity, except, in each case:

(1)            as otherwise provided in the Financing Documents, the ABL Credit Agreement, the Second Lien Notes Agreement or the Specified Senior Secured Indebtedness (including any Third-Party Financing Documents related to the foregoing);

(2)            as otherwise set forth on Schedule 6.10(a) (Collateral Coverage and Sharing Schedule); and

(3)            with respect to each Specified ABL Entity and each of its Subsidiaries (other than the Specified Borrower Entities), for any applicable restriction above that is expressly permitted under Section 6.04 (Restrictive Agreements) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement).

(h)           Powers of Attorney. The Specified Borrower Entities shall not grant any power of attorney or similar power to any Person, except (i) to its officers, directors or employees in the Ordinary Course of Business or (ii) in connection with Permitted Liens granted to the Secured Parties.

(i)            Zoning. Specified Borrower Entities shall not initiate or consent to any modification of the zoning or other land use law, rule or regulation applicable to any portion of the Project Site or Project that could result in the development, construction, operation or use of the Project as contemplated by the Transaction Documents becoming non-conforming under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of DOE.

Section 9.02         Liens. The Borrower Entities shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.03         Merger; Disposition; Transfer or Abandonment.

(a)            No Specified Borrower Entity shall, or shall agree to:

(i)            enter into any transaction of merger or consolidation, other than any such transaction whereby (x) a Subsidiary of the Borrower is merged into the Borrower and the Borrower is the surviving Person, or (y) a Subsidiary of the Borrower is merged into another Subsidiary of the Borrower;

(ii)            carry out any Disposition of all or any part of the ownership interests in the Borrower, the Borrower’s Subsidiaries, the Project, or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Project IP), whether now or hereafter acquired other than:

(A)          transactions permitted under the Transaction Documents;

(B)           Dispositions of equipment, inventory, materials or property of the Specified Borrower Entities that is: (A) obsolete, (B) defective, (C)  no longer used or useful in the operation of the Project, (D) replaced by other equipment of substantially equal value and utility, or (E) has an aggregate value in a given year of less than ****, and in all cases for which the applicable Specified Borrower Entity has received consideration in an amount at least equal to the value that would have been obtained in an arm’s-length transaction with an unaffiliated Person (unless such assets only have scrap value or all such assets sold in a given year have an aggregate value of less than ****) and the proceeds thereof are applied in accordance with Section 3.06(c)(vii) (Disposition of Assets), to the extent applicable;

(C)           any Disposition of Permitted Investments in accordance with the Accounts Agreement and, if applicable, the Account Control Agreement;

(D)           any Disposition that are Restricted Payments permitted to be made pursuant to Section 9.04 (Restricted Payments);

(E)           the granting of Permitted Liens;

(F)           the termination or unwinding of Hedging Agreements so long as such termination or unwinding does not require payment by any Specified Borrower Entity of any amount thereunder;

(G)           any Disposition among the Specified Borrower Entities;

(H)           any Disposition of assets received by the Sponsor or any of its Subsidiaries upon foreclosure on a Lien in favor of any such Person; and

(I)            any Disposition of a real property interest, construction license or other similar license or interest that (1) is no longer used or useful in the construction, operation, or maintenance of either Facility or its use of the Project Site or (2) that does not materially interfere with Borrower’s use of the Project Site;

provided that, notwithstanding the foregoing, no such Disposition shall be permitted to the extent it is reasonably expected to result in a Change of Control of the Borrower;

(iii)          acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory or materials or spare parts or Capital Expenditures, each in the Ordinary Course of Business in accordance with the then-applicable Construction Budget or O&M Budget; provided that this Section 9.03 shall not restrict any Capital Expenditures that are otherwise permitted by this Agreement;

(iv)          (A) abandon, or suspend for a period longer than ****, agree (directly or indirectly) to abandon, or suspend for a period longer than ****, or make any public statements regarding its intention to abandon, or suspend for a period longer than ****, the development, construction or operation of the Project, or (B) take any action that could be deemed an “abandonment,” or “suspension,” or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document (other than expiration on the scheduled termination date thereof in accordance with its terms), unless the applicable Specified Borrower Entity (or an applicable Specified Sponsor Entity) has entered, or simultaneously with such termination is entering into, an Acceptable Replacement Project Document with respect to such Major Project Document; or

(v)           agree to liquidate, wind up, or dissolve.

(b)           No Specified ABL Entity shall, or shall agree to:

(i)            any sale, transfer, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property of a Specified ABL Entity, except as expressly permitted under Section 6.06 (Dispositions) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement); or

(ii)            merge, dissolve, liquidate, wind up, consolidate with or into another Person, except as expressly permitted under Section 6.05 (Fundamental Changes) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement).

(c)            No Borrower Entity shall, or shall agree to, subject to the terms of the Intercreditor Agreement, transfer or release (other than as permitted by clause (a)(ii) or clause (b)(i) above) the Collateral, or other similar actions with respect to the Collateral.

Section 9.04      Restricted Payments.

(a)            No Specified Borrower Entity shall, or shall agree to, directly or indirectly, (i) reduce its capital, (ii) declare or make or authorize any dividend or any other payment or distribution of cash or property to any direct or indirect equity holder or Sponsor Controlled Affiliate that is not a Specified Borrower Entity, (iii) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Permitted Subordinated Loans, (iv) make any other payment to Sponsor or any Sponsor Controlled Affiliate, except as permitted under Section 9.01(b)(i) (Transactions with Affiliates) or as otherwise permitted under this Section 9.04, or (v) set aside any funds for any of the foregoing (each of the foregoing, a “Restricted Payment”), unless each of the following conditions (“Restricted Payment Conditions”) have been satisfied not less than **** prior to a request to make a Restricted Payment, each of which shall be to the satisfaction of DOE (the date of satisfaction and payment, the “Restricted Payment Date”):

(i)            the first Restricted Payment Date shall be not less than **** following the occurrence of the Project Completion Date;

(ii)           the principal and interest payments due and payable under the Note on the first four Payment Dates occurring after the First Principal Payment Date (or quarterly voluntary prepayments equivalent to such amount) shall have been paid in full on each such Payment Date from funds generated by operation of the Project;

(iii)          DOE shall have received written notice of the proposed Restricted Payment not less than **** prior to the making thereof;

(iv)          the Restricted Payment is made not more than **** after a Payment Date and not more than once during any Fiscal Quarter of the Borrower;

(v)           no Default or Event of Default or other event that has resulted in or could reasonably be expected to result in a Material Adverse Effect shall have occurred and be continuing as of the date on which the Restricted Payment is made or would exist immediately after giving effect to any such Restricted Payment;

(vi)          no Account Shortfall shall exist in any Project Account that has an Account Funding Requirement, both before and immediately after giving effect to such Restricted Payment;

(vii)         (x) the Historical Debt Service Coverage Ratio for the twelve-month period ending on (and including) the most recent Payment Date and (y) the Projected Debt Service Coverage Ratio for the twelve-month period commencing on (but excluding) the most recent Payment Date, shall, in each case, be at least ****;

(viii)        the Borrower shall be in compliance with the financial covenant set forth in Section 7.10 (Financial Covenants), both before and immediately after giving effect to such Restricted Payment;

(ix)           the Restricted Payment is made solely with funds on deposit in the Restricted Payments Account in accordance with the Accounts Agreement;

(x)            DOE shall have received: (x) a certification from the Sponsor that (i) there are no material changes to the Base Case Financial Model most recently approved by DOE; and (ii) there are no material changes to the assumptions therein; or (y) an updated Base Case Financial Model, satisfactory to DOE, at least **** prior to the date of the Restricted Payment but no more than **** prior thereto;

(xi)           Borrower’s Liquidity immediately after giving effect to all such Restricted Payments made on such Restricted Payment Date shall be no less than ****; and

(xii)          DOE shall have received an officer’s certificate from a Responsible Officer of the Borrower at least **** prior to the making of any Restricted Payment (but no more than **** prior thereto) (i) certifying satisfaction of the foregoing conditions and (ii) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the Historical Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio and stating that such calculations were made in good faith and were based on assumptions believed to be reasonable.

(b)           No Specified ABL Entity shall:

(i)            cause any Specified Borrower Entity to make any Restricted Payment, except as otherwise permitted under this Section 9.04; or

(ii)            make any “Restricted Distribution” (as such term is defined in the ABL Credit Agreement as in effect on the date hereof), except as expressly permitted under Section 6.03 (Restricted Distributions) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement).

(c)            The provisions of this Section 9.04 shall not prohibit: (i) payments by the Specified Borrower Entities to Sponsor or any Sponsor Controlled Affiliates of the Borrower in respect of (A) sales of goods or services at cost actually delivered to the Borrower or its subsidiaries or (B) other intercompany services agreements approved by DOE, in each case, up to the amount contemplated in the then current Base Case Financial Model or the Construction Budget or O&M Budget (as applicable), so long as (x) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such payment, (y) no Material Adverse Effect exists or could be reasonably expected to occur after giving effect to such payment and (z) except with respect to payments under Major Project Documents, the Borrower satisfies the minimum Liquidity requirement in Section 9.04(a)(xi) above; and (ii) payments by the Sponsor to any other Person.

(d)           Subject to the terms of the Financing Documents, the amount of Excess Cash Flow (including any Excess Cash Flow held in the Excess Cash Reserve Account) that is not required to be used for any other purpose or transferred or deposited in any other Project Account in accordance with the Accounts Agreement or any other Financing Documents will, on each applicable Monthly Transfer Date, be transferred to the Distribution Suspense Account.

Section 9.05          Use of Proceeds. The Specified Borrower Entities shall not use the proceeds of any Advance for any purpose other than as specified in Section 6.36 (Use of Proceeds).

Section 9.06          Organizational Documents; Fiscal Year; Account Policies; Reporting Practices.

(a)            No Non-Sponsor Borrower Entity shall, except with the prior written consent of DOE, amend or modify (i) Organizational Documents other than to (x) correct manifest errors or carry out ministerial updates that would not have any material and adverse effect on the rights of the Secured Parties, or (y) reflect the issuance of additional Equity Interests (including in a new series of Equity Interests) subject to the Borrower’s prior compliance with Section 7.16(b) (Know Your Customer Information); or (ii) its Fiscal Year, except, with respect to any Specified ABL Entity such amendment or modification is necessary to align with the Fiscal Year of Holdings.

(b)            No Borrower Entity shall, except with the prior written consent of DOE, amend or modify (i) its accounting standards from the Designated Standard, other than as required by the Designated Standard; or (ii) its legal form or its capital structure including to provide for the issuance of any Equity Interests, shares, options, warrants or other rights with respect thereto, except with respect to the Sponsor, as a result of any issuance of Equity Interests, options, warrants or other rights that would not result in a Change of Control.

Section 9.07          Amendment of and Notices under Transaction Documents. Neither any of the Borrower Entities nor any of their Subsidiaries that, in each case, is a party to an applicable Transaction Document, shall, except with the prior written consent of DOE:

(a)           agree, directly or indirectly, to any amendment, modification, termination, supplement, consent or waiver, or waive any right to consent to any amendment, modification, termination, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(i)            any Major Project Document, except for: (A) in the case of any Construction Contract, (1) any Change Orders or other modifications that reflect or implement Approved Construction Changes or (2) any Change Orders which, (x) when combined with other Change Orders in respect of such Construction Contract, do not cause the aggregate costs with respect to such Construction Contract to exceed **** of the construction costs reflected in the then-applicable Construction Budget with respect to such Construction Contract or the relevant work or services being performed for the Project and (y) when combined with Change Orders for other Construction Contracts relating to the same structure or area, do not cause the aggregate costs for all such Construction Contracts to exceed **** of the amount budgeted in the Construction Budget for the specific structure or area to which such Change Order relates; it being understood that, DOE shall use reasonable efforts (but is not required) to complete review of any Change Order submitted by the Borrower for its approval within **** after receipt thereof and if, upon a preliminary review, DOE determines that completing such review within such **** is not feasible, DOE shall exercise its good faith efforts to so notify the applicable Specified Borrower Entity within **** after its receipt thereof; (B) in the case of Major Project Documents other than Construction Contracts, any amendment, modification, supplement, consent or waiver (1) that is not reasonably expected to adversely affect the interests of the Secured Parties and is entered in the Ordinary Course of Business or (2) corrects ministerial or manifest errors; or (C) a termination of such Major Project Document effected in connection with a replacement thereof in accordance with Section 10.01 (Events of Default), so long as the applicable Borrower Entity that was party to such to Major Project Document has entered into the applicable Acceptable Replacement Project Document within the period specified in Section 10.01 (Events of Default);

(ii)           any Project Document (other than any Major Project Document) unless such amendment, modification, termination, supplement or waiver is an Approved Construction Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to (A) delay the occurrence of the Project Completion Date beyond the Project Completion Longstop Date, or (B) otherwise have a material and adverse effect on the Borrower Entities or the Project;

(iii)          any Required Approval, other Governmental Approvals under or pursuant to federal Applicable Law or, to the extent such amendment, modification, termination, supplement, consent or waiver could reasonably be expected to have a Material Adverse Effect, any other Governmental Approval; or

(iv)          any Financing Document;

provided that, notwithstanding anything to the contrary in this Section 9.07 (Amendment of and Notices under Transaction Documents), the Borrower and DOE acknowledge and agree (A) that the definition of “Major Project Document” and the related requirements for DOE review, consent and approval under this Section 9.07 (Amendment of and Notices under Transaction Documents) and elsewhere in this Agreement are based on the information available as of the date hereof, and that such definitions and requirements may need to be modified as further details in respect of the agreements contemplated by the Project become available; and (B) to negotiate in good faith modifications to such definitions and related consent and approval requirements as such further details become available, with a view toward ensuring that such definitions and requirements appropriately reflect the scope, materiality and structure of the applicable agreements in light of the information then available, and to execute such amendments to this Agreement as may be necessary to give effect to any such agreed modifications;

(b)           certify, consent to or otherwise permit through a Change Order or otherwise, “Substantial Completion” (as defined in the CMAR Agreement) or any equivalent term, to occur under the Construction Contracts;

(c)           enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents;

(d)           enter into any material contracts in respect of the Project, except for (i) any contract that does not qualify as an Additional Project Document, (ii) any Acceptable Replacement Project Documents, or (iii) any contract evidencing Permitted Indebtedness or Permitted Liens so long as the terms thereof are not otherwise prohibited by the Financing Documents;

(e)           give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions permitted under this Section 9.07 or Section 9.08 (Approved Construction Changes; Project Execution Plan; Budget), actions that are reasonably required to carry out the Project in accordance with the Project Execution Plan, and actions reasonably required to comply with the Borrower Entities’ affirmative obligations under this Agreement, including under Section 7.06 (Diligent Construction of Project; Approved Construction Changes), Section 7.07 (Contractual Remedies), Section 7.09 (Performance of Obligations), Section 7.14 (Compliance with Program Requirements), Section 7.15 (Accounts; Cash Deposits, Holdings’ Distributions), Section 7.16 (Know Your Customer Information), Section 7.17 (Davis-Bacon Act) or Section 7.26 (Operating Plan; Operations); or

(f)            approve an MSRP (as defined in the Manufacturing Agreement) that would result in a Price (as defined in the Manufacturing Agreement) for Goods (as defined in the Manufacturing Agreement) that is less than the sum of the cost of manufacturing such Goods.

Section 9.08          Approved Construction Changes; Project Plans. None of the Specified Borrower Entities shall, except with the prior written consent of DOE or as otherwise required or permitted hereunder, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (each a “Construction Change”) of any provisions of any Project Plan that is then applicable.

Section 9.09          Hedging Agreements. Other than Permitted Commodity Hedging Agreements, no Specified Borrower Entity shall enter into, guarantee, or provide collateral for any, Hedging Agreement without the prior written consent of DOE.

Section 9.10          Margin Regulations. None of the Specified Borrower Entities shall directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.11         Environmental Laws. Neither the Specified Borrower Entities nor any other Borrower Entity to the extent it provides services for the Project shall violate any Environmental Law in any material respect and there shall be no act, omission, fact or circumstance relating to any of the Specified Borrower Entities (or any other Borrower Entity to the extent it provides services for the Project), the Project, the Project Site or the Facility that has resulted in or could result in any material violation of or the incurrence of any material costs, liabilities, or restrictions under Environmental Law, and neither the Specified Borrower Entities nor any other Borrower Entity to the extent it provides services for the Project shall cause or permit any Release of any Hazardous Substances relating to any such Person or at, in, on, under or migrating to or from or relating to operations at the Project, the Facility or the Project Site in violation of any Environmental Law, or which has resulted in or could result in any material costs, liabilities, or restrictions under Environmental Law, unless, in each case, such Person, within **** after becoming aware thereof, has taken appropriate steps to remediate such Release or action, omission, fact or circumstance, or provided a plan to address or remediate such Release or action to DOE’s reasonable satisfaction.

Section 9.12         ERISA. The Borrower Entities shall not, and shall use commercially reasonable efforts to cause their respective ERISA Affiliates not to:

(a)            take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b)           allow, or permit any of its ERISA Affiliates to allow Unfunded Pension Liabilities at any time to exist where such Unfunded Pension Liabilities could have a Material Adverse Effect; or

(c)            fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.13          Investment Company Act. No Borrower Entity shall take any action that would result in such Person being required to register as an “investment company” under the Investment Company Act or, with respect to a Non-Sponsor Borrower Entity, that would result in such Person being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 9.14         OFAC. No Borrower Entity or any of its Subsidiaries shall:

(a)           (i) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) otherwise be or become the subject or target of any Sanctions administered or enforced by OFAC; or

(b)           directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person (i) to fund any activities or business of or with any Prohibited Person or in any Prohibited Jurisdiction, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan).

Section 9.15          Debarment Regulations.

(a)           Unless authorized by DOE, no Borrower Entity or any its Subsidiaries will knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b)           No Borrower Entity or any of its Subsidiaries will fail to comply with any and all Debarment Regulations in a manner which results in the Borrower Entities or any of its Subsidiaries being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 9.16         Prohibited Person. No Borrower Entity or Major Project Participant shall be or become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.17         Restrictions on Indebtedness, Certain Capital Transactions, and Certain Subsidiary Activities.

(a)            Indebtedness.

(i)            No Specified Borrower Entity shall or shall agree to, directly or indirectly, incur, create, guarantee, assume, permit to exist or otherwise be or become liable for any Indebtedness, except for:

(A)          Indebtedness incurred under the Financing Documents;

(B)           Indebtedness incurred between Specified Borrower Entities;

(C)           Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than **** past the due date therefor or are being contested pursuant to the Permitted Contest Conditions;

(D)          (1) Indebtedness comprised of purchase money obligations or leases and (2) Capital Lease Obligations, in each case for discrete items of property and equipment not comprising an integral part of the Project, in an aggregate amount (for subclauses (1) and (2) combined) not to exceed ****, and which, in the case of Indebtedness permitted by subclause (1), does not exceed the cost of the equipment so financed;

(E)           Permitted Subordinated Loans;

(F)           Indebtedness under the Rental Agreement, to the extent the Rental Agreement constitutes Capital Lease Obligations, but not Indebtedness for Borrowed Money thereunder;

(G)           Indebtedness incurred in respect of reimbursement obligations of surety bonds, banker’s acceptances or letters of credit or similar credit support required under (A) any Financing Document or any JDA Document, (B) Applicable Laws or (C) any other Transaction Document (1) in the Ordinary Course of Business or (2) contemplated by any such other Transaction Document approved by DOE, in an amount not exceeding **** in the aggregate for both clause (B) and (C);

(H)          Indebtedness under Permitted Commodity Hedging Agreements;

(I)            unsecured Indebtedness of the Specified Borrower Entities in an aggregate principal amount that does not exceed ****; and

(J)            Indebtedness incurred under any Third-Party Financing Document solely as a result of a Permitted Lien granted on the property owned or acquired by any Specified Borrower Entity, but only for so long as such Indebtedness is subject to the terms of the Intercreditor Agreement;

(ii)            No Specified ABL Entities shall or shall agree to, directly or indirectly, incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for:

(A)          secured Indebtedness for borrowed money or other financing facilities (including letter of credit facilities) that satisfies each of the following conditions (such Indebtedness, the “Specified Senior Secured Indebtedness”):

(1)            no Specified Borrower Entity shall have incurred or guaranteed such Indebtedness;

(2)            the aggregate principal amount of all Specified Senior Secured Indebtedness shall not exceed an amount equal to (x) prior to the earlier of the first anniversary of the First Advance Date and January 1, 2028, $2,000,000,000 and (y) thereafter, $3,000,000,000, in each case, minus the outstanding principal amount under the Second Lien Notes Agreement (or the notes issued thereunder);

(3)            to the extent such Indebtedness is secured by all or a portion of the Collateral, the holders of such Indebtedness shall have acceded to the Intercreditor Agreement;

(4)            the Borrower shall have delivered to DOE a corporate level financial model that incorporates the information in the most recent Updated Base Case Financial Model; and

(5)            both immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing;

(B)           Indebtedness incurred under the ABL Credit Agreement; ****;

(C)           Indebtedness incurred under the Second Lien Notes Agreement; provided that (i) such Indebtedness shall not exceed $2,000,000,000 or such greater amounts that DOE may agree in writing and (ii) no Specified Borrower Entity shall have incurred or guaranteed Indebtedness thereunder;

(D)           any “Debt” (as defined in the ABL Credit Agreement as in effect on the date hereof) that is expressly permitted under Section 6.01 (Debt) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement); and

(E)           any other Indebtedness permitted under clause (a)(i) or clause (a)(iii); provided that, upon incurrence of such Indebtedness, any dollar or ratio baskets set forth in the relevant sub-clause of clause (a)(i) or clause (a)(iii) shall be calculated taking into account such Indebtedness;

(iii)           No Specified Sponsor Entities shall or shall agree to, directly or indirectly, incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for:

(A)          unsecured Indebtedness;

(B)           **** and

(C)           any other Indebtedness permitted under clause (a)(i) or clause (a)(ii); provided that, upon incurrence of such Indebtedness, any dollar or ratio baskets set forth in the relevant sub-clause of clause (a)(i) or clause (a)(ii) shall be calculated taking into account such Indebtedness;

so long as, in each case of paragraphs (A), (B) and (C), such Indebtedness does not cause the Sponsor’s Debt to Tangible Assets Ratio to exceed 55%;

(collectively under clauses (a)(i), (a)(ii) and (a)(iii), “Permitted Indebtedness”).

(b)           Capital Expenditures. None of the Specified Borrower Entities shall make any Capital Expenditure in any year except for:

(i)            expenditures contemplated by the then-applicable Construction Budget or the then approved O&M Budget for such year;

(ii)           expenditures made with funds on deposit in the Loss Proceeds Account in accordance with Section 7.04 (Event of Loss);

(iii)          Capital Expenditures from amounts that are available in the Restricted Payment Account; and

(iv)          other Capital Expenditures (i) in the case of Capital Expenditures that constitute Operating Costs, so long as the costs thereof, in the aggregate, when added to all other Operating Costs for such year do not exceed **** Operating Costs reflected in the O&M Budget for such year, or (ii) in the case of Capital Expenditures that constitute Project Costs, so long as the costs thereof, in the aggregate, when added to all other construction related Project Costs for such year do not exceed **** of the construction costs reflected in the then-applicable Construction Budget.

(c)            Investments.

(i)            None of the Specified Borrower Entities shall make any Investments except for:

(A)          Permitted Investments on deposit or held in the Permitted Accounts or in a Local Account;

(B)           loans and advances to officers, directors and employees of any such Person in the Ordinary Course of Business for travel, entertainment and relocation expenses in an aggregate amount not to exceed **** at any one time outstanding;

(C)           Investments in another Specified Borrower Entity;

(D)           Investments in Hedging Agreements permitted under Section 9.09 (Hedging Agreements);

(E)           Investments in the nature of lease (to the extent permitted by Section 9.17(d) (Leases)), utility, governmental, performance or other deposits in the Ordinary Course of Business;

(F)           Investments received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) in respect of obligations in favor of such Specified Borrower Entity arising in the Ordinary Course of Business to the extent reasonably necessary to prevent or limit loss; provided that no new consideration is paid by such Borrower Entity or any of its Subsidiaries in connection therewith other than the release of debt;

(G)           Investments consisting of prepaid royalties under licensing arrangements or prepaid expenses for the purchase of goods and services, in each case made in the Ordinary Course of Business for time periods consistent with Prudent Industry Practices;

(H)          Guarantees in the Ordinary Course of Business of obligations of the Specified Borrower Entities to landlords, suppliers, customers, franchisees and licensees not constituting Indebtedness or in respect of Indebtedness permitted pursuant to Section 9.17(a) (Indebtedness);

(I)            Investments existing on the date hereof and Investments made pursuant to binding commitments in effect on the date hereof, in each case set out in Schedule 9.17(c)(i)(I) (Investments and Investment Commitments);

(J)            Investments acquired by a Specified Borrower Entity (A) in exchange for any other Investments or accounts receivable held by a Specified Borrower Entity in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (B) as a result of a foreclosure by a Specified Borrower with respect to any secured Investments or other transfer of title with respect to any secured Investments in default;

(K)           Investments of a Specified Borrower Entity acquired after the date hereof (so long as the acquisition of such Specified Borrower Entity is permitted hereunder) or of an entity merged into a Specified Borrower Entity or merged into or consolidated with a Subsidiary of Borrower in compliance with Section 9.03 (Merger; Disposition; Transfer or Abandonment) hereof after the date hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(L)           Investments consisting of non-exclusive licensing of Intellectual Property;

(M)          Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget, and so long as they do not constitute Hedging Agreements; and

(N)          Additional Investments by a Specified Borrower Entity having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (N), that are at that time outstanding, not to exceed ****.

(ii)            No Specified ABL Entity shall make any Investments, except for “Investments” (as defined in the ABL Credit Agreement as in effect on the date hereof) that are expressly permitted under Section 6.07 (Investments) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement).

(d)           Leases. None of the Specified Borrower Entities shall enter into any Lease of any property or equipment of any kind, except for:

(i)            Real Property Documents;

(ii)           other Permitted Leases in an amount not in excess of the amount budgeted therefor in the then-applicable Construction Budget or the O&M Budget, as applicable; and

(iii)          other Leases approved by DOE.

(e)           Redemption or Issuance of Stock. Neither the Specified Borrower Entities nor the Specified ABL Entities shall:

(i)            redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by any of the Non-Sponsor Borrower Entities with respect to its Equity Interests), other than:

(A)          subject to compliance with Section 9.04 (Restricted Payments) with respect to the Specified Borrower Entities or Section 6.03 (Restricted Distributions) of the ABL Credit Agreement as in effect on the date hereof with respect to Specified ABL Entities, any redemption or repurchase of Equity Interests from former employees, officers, directors, consultants or other persons who performed services for any Specified Borrower Entities or Specified ABL Entities (as applicable) in connection with (1) the cessation of such employment or service, provided that the repurchase price for such Equity Interests does not exceed the greater of the original purchase price thereof or the fair market value, or (2) the redemption or repurchase of Equity Interests pursuant to the exercise of contractual rights of first refusal; or

(B)           any repurchase of Equity Interests from employees or officers if funded by a supplemental equity investment made by entities other than the Non-Sponsor Borrower Entities for such purpose; or

(ii)            issue any Equity Interests to any other Person (other than Sponsor or a Subsidiary of the Sponsor) that would otherwise result in a Change of Control.

(f)            Subsidiaries. No Specified Borrower Entity shall (A) form or have any Subsidiaries other than a wholly owned Subsidiary of the Borrower that simultaneously with the formation or acquisition thereof becomes a party hereto and each other Financing Document to which the Subsidiary Guarantors are party, pursuant to a Joinder Agreement (and if the Intercompany Subordination Agreement has not previously been executed and delivered, the Borrower and such Subsidiary have executed and delivered to DOE and the Collateral Agent the Intercompany Subordination Agreement), (B) enter into any partnership or a joint venture, (C) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby any Specified Borrower Entity’s income or profits are, or might be, shared with any Person (other than a Specified Borrower Entity), or (D) enter into any management contract or similar arrangement whereby a substantial portion of its business or operations are managed by any other Person.

(g)           Restrictions on Subsidiary Distributions. Except as provided herein or in any other Financing Document, the Specified Borrower Entities shall not, nor shall they permit any of their Subsidiaries to, enter into any agreement restricting the payment of dividends or other distributions or the making of cash loans or advances by any Subsidiary to the Specified Borrower Entities.

Section 9.18          No Other Federal Funding. Neither the Borrower Entities nor its Subsidiaries shall use any other Federal Funding to pay any Eligible Project Costs or to repay the Loans after the date hereof, other than any supplemental funding from states or other non-federal government entities in the United States in connection with any part of the Project that is permitted by the Program Requirements.

Section 9.19          Sale and Lease-Backs. No Specified Borrower Entity will, directly or indirectly, without DOE’s consent, be or become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or Capitalized Lease Liabilities, of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a) which such Person has sold or transferred or is to sell or transfer to any other Person (other than a transfer to another Specified Borrower Entity) or (b) which such Person intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any other Person (other than a transfer to another Specified Borrower Entity).

Section 9.20         Intellectual Property.

(a)            Neither the Borrower Entities shall, nor shall they permit any of their respective Subsidiaries that own any Project IP to:

(i)            grant, sell, assign, enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of (or cause IP Holdings or any Specified IP Entity to do any of the foregoing), any Project IP owned or used by a Borrower Entity or its Subsidiaries, except for transfers of Intellectual Property by a Borrower Entity or its Subsidiaries to IP Holdings, or non-exclusive licenses granted in the Ordinary Course of Business;

(ii)           allow to lapse, fail to maintain, abandon, or otherwise dispose of any Project IP; and

(iii)          enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon any Project IP to secure the Note Obligations, whether now owned or hereafter acquired by such Person.

(b)           ****

Section 9.21          Amendments to Third-Party Financing Documents. None of the Borrower Entities shall enter into any amendment, waiver or other modification of, or consent pursuant to, any Third-Party Financing Document which materially and adversely affects the interest of any Secured Party, or with respect to any terms or provisions, any amendment, waiver or modification of, or consent under, which requires DOE’s consent pursuant to the Intercreditor Agreement or any other Financing Document, without the prior written consent of DOE.

Section 9.22         Advanced Technology Vehicles. The Borrower Entities shall not, and shall not permit their respective Subsidiaries to, take any action or omit to take any action that would cause (i) the vehicles manufactured by the Project not to be “advanced technology vehicles” (as defined in Section 611.2 of the Applicable Regulations); or (ii) the Project not to be an Eligible Project.

Section 9.23         Other Covenants.

(a)            None of the Specified Borrower Entities shall:

(i)            expand or modify the Project Site beyond which has been approved pursuant to the Project’s Environmental Assessment under NEPA;

(ii)            without DOE’s prior consent, construct or contract for the construction of the plastic shop for the Project, unless on or prior to the First Advance Date, the Borrower has included the plastic shop in each of the Construction Budget, Project Sourcing Plan and Vehicle Manufacturing Plan, in each case, in form and substance satisfactory to DOE;

(iii)           agree to any arrangement, to take any action, or permit any transfer of any direct or indirect ownership interest in any Specified Borrower Entity, in each case, if such arrangement or action would result in an inability to claim, loss, reduction, recapture, disallowance, or deferral of tax credits or any other anticipated tax benefits with respect to the Project, in each case to the extent such result would be material, it being understood, that any agreement, act or omission that causes or would reasonably be expected to cause the Borrower’s Usufruct Interest in the Project and Project Site under the Rental Agreement to cease to be a usufruct but rather to be an estate-for-years under Georgia law, causing a loss of the ad valorem tax abatement benefits would be a material result; or

(iv)           without limiting the generality of other terms that may be included in the Security Agreement, permit the Collateral owned by any of them to be in the possession or control of any warehouse, consignee, bailee, agent, processor, manufacturer, service provider or other Person (other than a Specified Borrower Entity or the Collateral Agent) to be identified in the Security Agreement (each, a “Major Collateral Holder”), without prior notice to DOE and the Collateral Agent and (A) in the case of Inventory (as defined in Article 9 of the UCC), the receipt by the Collateral Agent of warehouse receipts or bailee lien waivers (as applicable) satisfactory to DOE from such Major Collateral Holder or (B) in the case of Equipment (as defined in Article 9 of the UCC) and other Goods (as defined in Article 9 of the UCC), other than Inventory, (1) the execution and delivery by such Major Collateral Holder of a Direct Agreement or other agreement granting DOE and the Collateral Agent (or their designee) access to such Collateral in form and substance satisfactory to DOE, in each case, prior to the commencement of such possession or control, or (2) to the extent such Major Collateral Holder is not required to enter into such a Direct Agreement or other agreement, obtain an acknowledgement satisfactory to DOE from such Person that such Person holds the Collateral for the benefit of the Collateral Agent acting on behalf of the Secured Parties.

(b)           The Specified Borrower Entities shall (x) notify any such Major Collateral Holder of the security interests granted to the Collateral Agent and (y) instruct such Major Collateral Holder to hold all such Collateral for the Collateral Agent’s account subject to DOE’s instructions. The Specified Borrower Entities shall cause all its Collateral that is in possession or control of any Major Collateral Holder to not be commingled with any other property and to be clearly labeled and identified as property of the applicable Specified Borrower Entity and subject to the Liens created by the Security Documents in favor of the Collateral Agent, for the benefit of the Secured Parties.

Article X

Events of Default And Remedies

Section 10.01        Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)            Borrower Entity’s Failure to Make Payment Under Financing Documents.

(i)            The Borrower shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), (x) any principal amount of the Advances or any interest (including any capitalized interest) due and payable in respect of the Loan or any Reimbursement Obligation on or before the date such amount is due or (y) any fee, charge or other amount due under any Financing Document on or before the date such amount is due and, in the case of any amounts contemplated by clauses (x) or (y) other than any amount due and payable in respect of the Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of **** after the date on which such amount was due; or

(ii)            Any Borrower Entities (other than the Borrower) shall fail to pay, in accordance with the terms of this Agreement or any other Financing Documents, in each case, to which such Borrower Entity is a party (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), any amount, fee or charge due under any Financing Document (including any obligation to guarantee pursuant to Article XI (Guaranty)) on or before the date such amount is due and, other than in the case of any amount due and payable in respect of the Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of **** after the date on which such amount was due.

(b)           Financial Covenants. Any Specified Borrower Entity or Sponsor (as applicable) fails, as of any relevant date of determination, to comply with the obligations set forth in Section 7.10 (Financial Covenants), except that:

(i)            subject to sub-paragraph (iii) below, the Borrower may prevent or cure an Event of Default arising from a breach of Section 7.10(a) (Financial Covenants) by procuring an equity contribution, in excess of the Borrower Funding Commitment, to be made by or on behalf of the Borrower (the amount of such additional equity contribution, the “Cure Amount”) by way of cash proceeds (the “Equity Cure”); and

(ii)            upon the receipt of the Cure Amount by the Borrower:

(A)          the Historical Debt Service Coverage Ratio shall be calculated or recalculated solely for purposes of Section 7.10(a) (Financial Covenants) and this paragraph (b) as if additional revenue had been earned by the Borrower during the relevant period in an amount equal to the Cure Amount as of the last day of the applicable period of ****; and

(B)           if the Historical Debt Service Coverage Ratio as of such date of determination (as calculated or recalculated in accordance with sub-paragraph (A) above) is at least equal to the Historical Debt Service Coverage Ratio required in accordance with Section 7.10(a) (Financial Covenants), any Default or Event of Default under this paragraph (b) shall be deemed to have been cured, except for the purpose of determining the satisfaction of the Restricted Payment Conditions as of such date of determination.

(iii)           An Equity Cure may only be used, if each of the following conditions is satisfied:

(A)          the Borrower notifies DOE, with a copy to the Collateral Agent, of its intention to procure an Equity Cure on or prior to the **** after the applicable DSCR Calculation Date;

(B)           the Borrower receives the Cure Amount within **** after the notification provided pursuant to sub-clause (A) above;

(C)           the Cure Amount shall be deposited into the Revenue Account for application in accordance with the Accounts Agreement; provided that such excess proceeds shall not (1) be considered in the calculation of any financial ratio or the determination of satisfaction of any other obligation of the Borrower or (2) used to make Restricted Payments; and

(D)          the Borrower has not used an Equity Cure: (i) **** after the Project Completion Date, and (ii) ****.

(E)           After giving effect to such Equity Cure, Equity Cures have not been used to cure breaches of Section 7.10(a) (Financial Covenants) arising on more than **** DSCR Calculation Dates.

(F)           (x) the Borrower shall have delivered a remediation plan acceptable to DOE setting forth proposed steps to be taken by the Borrower to improve the Historical Debt Service Coverage Ratio, the Borrower complies with the terms of such plan and periodically thereafter, reports setting out Borrower’s implementation of the remediation plan, and (y) the Borrower and the Sponsor make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plans.

(c)           Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Document by or on behalf of any applicable Borrower Entity, any other Major Project Participant, or confirmed or made in any certificate, Financial Statement or other document provided by or on behalf of any such Person to DOE, FFB or the Collateral Agent in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made; provided that if any such misstatement is capable of being remedied and a correct statement would not have disclosed a matter that has had or could reasonably be expected to have a Material Adverse Effect, the Borrower may cure such misstatement either by delivering a written correction of such misstatement to DOE, in form and substance satisfactory to DOE, within **** after obtaining knowledge of such misstatement.

(d)           Other Breaches without Cure Period. Any applicable Borrower Entity shall fail to perform or observe (i) any covenant or any other term, agreement or obligation under Section 7.03 (Insurance), Section 7.10 (Financial Covenants), Section 7.33 (Conditions Subsequent), Section 8.03(a)(i) (Notices), Article IX (Negative Covenants) or Article XII (Sponsor Support and Subordination) of this Agreement, or (ii) any other negative covenant contained in any Financing Document to which it is a party.

(e)           Other Breaches with Cure Period. Any applicable Borrower Entity shall fail to perform or observe any covenant or any other term or obligation under this Agreement, the Funding Agreements or any other Financing Document (other than those described in paragraphs (a) through (d) above or any other covenant expressly referred to in another paragraph of this Section 10.01), in each case, where such failure to perform or observe any covenant has not been remedied within the relevant cure periods, if any, specified for such term, covenant or agreement (as applicable) in such Financing Document, or if no cure period is specified, within **** following such failure, provided that, if (i) such failure is susceptible of cure within ****, (ii) the applicable Borrower Entity or its Subsidiary is proceeding with diligence and in good faith to cure such failure, and (iii) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, then such **** cure period shall be extended to such date, not to exceed a total of ****, as shall be necessary for the applicable Borrower Entity or its Subsidiary to diligently cure such failure.

(f)            Breach or Default Under Major Project Documents. Any Borrower Related Party or other Major Project Participant shall breach or default under any of its material agreements, conditions, terms or covenants contained in any Major Project Document or Direct Agreement to which it is a party, and, such breach or default continues unremedied beyond any applicable cure period, or if no cure period is specified, beyond **** following such failure; provided, however, that, (i) in each case of default or breach by a Borrower Related Party, if (A) such breach or default is susceptible of cure within ****, (B) Borrower is proceeding with diligence and in good faith to cure such breach or default (which cure may include the replacement of the applicable Major Project Document with an Acceptable Replacement Project Document) and (C) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, then such applicable cure period shall be extended an additional ****, as shall be necessary for the Borrower to diligently cure such breach or failure, and (ii) in each case of default or breach by a Major Project Participant, if (A) the Borrower is proceeding with diligence and in good faith to cure such breach or default (which cure may include the replacement of the applicable Major Project Document with an Acceptable Replacement Project Document), (B) the Borrower is in compliance with the terms of an MPP Default Remediation Plan accepted by DOE with respect to such breach or default and (C) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, such applicable cure period shall be extended to **** or such longer cure period contemplated in the MPP Default Remediation Plan submitted by the Borrower to DOE, and accepted by DOE, in accordance with Section 10.02(b) (Remedies; Waiver) below.

(g)           Default Under Other Indebtedness.

(i)            Any Borrower Entity or any of its Subsidiaries shall default in the payment of any principal, interest or other amount due under any agreement or instrument (other than the ABL Credit Agreement) evidencing, or under which such Person has outstanding at any time, any Indebtedness for Borrowed Money (other than the Loans) in an amount in excess of $****, for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument (other than the ABL Credit Agreement), if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money in an amount in excess of $**** (other than the Loan).

(ii)           Any Specified ABL Entity or any of its Subsidiaries shall default in the payment of any principal, interest or other amount due under the ABL Credit Agreement, for a period beyond any applicable grace period, or any other default occurs under the ABL Credit Agreement (either (x) without giving effect to any amendments, consents, waivers or other modifications to such agreement from the date hereof other than such amendments, consents, waivers or other modifications to such agreement that are in accordance with Section 9.21 (Amendments to Third-Party Financing Documents) or (y) as in effect from time to time), if the effect of such default is (or would be) to accelerate, or to permit the acceleration of, the maturity of such Indebtedness under the ABL Credit Agreement (without giving effect to any amendments, consents, waivers or other modifications to such agreement from the date hereof other than such amendments, consents, waivers or other modifications to such agreement that are in accordance with Section 9.21 (Amendments to Third-Party Financing Documents)).

(h)           Unenforceability, Termination, Repudiation or Transfer of Transaction Documents. Any of the Transaction Documents at any time and for any reason: (i) is or becomes invalid, illegal, void or unenforceable or any party thereto (other than any of the Secured Parties) has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement, (ii) except as otherwise expressly permitted under any Financing Document, ceases to be in full force and effect except at the stated termination date thereof or upon full performance, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Note Obligations (other than with the prior written consent of DOE), (iii) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed), or (iv) shall cease to give the Collateral Agent, FFB or DOE in any material respect the Liens, rights, titles, remedies, powers or privileges purported to be created thereby or hereby; unless (x) in the case of any Project Document (other than a Major Project Document) such event has not resulted and could not be reasonably expected to result in a Material Adverse Effect, (y) in the case of any Construction Contract, Major Supply Contract, Real Property Document or, to the extent necessary for the construction or operation of the Project, Additional Project Document (but excluding any Manufacturing Agreement), the applicable Borrower Entities are diligently proceeding in good faith to replace such Major Project Document with an Acceptable Replacement Project Document and such Major Project Document is replaced within **** of the expiry of the applicable event that would result in an Event of Default under this paragraph; which **** period may be extended by an additional **** if the applicable Borrower Entities are diligently proceeding in good faith to replace such Major Project Document with an Acceptable Replacement Project Document and Borrower reasonably expects to replace such Major Project Document with an Acceptable Replacement Project Document in such additional **** and (z) in the case of other Major Project Documents (other than the Manufacturing Agreement) if (A) the applicable Borrower Entities are proceeding with diligence and in good faith to replace such Major Project Document with an Acceptable Replacement Project Document, (B) the applicable Borrower Entities are in compliance with the terms of an MPP Default Remediation Plan accepted by DOE with respect to such event contemplated by this paragraph (h), and (C) the existence of such event has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, such applicable cure period shall be extended to **** or such longer cure period contemplated in the MPP Default Remediation Plan submitted by the Borrower to DOE, and accepted by DOE, in accordance with Section 10.02(b) (Remedies; Waiver) below.

(i)            Governmental Approvals and Required Approvals. A Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply in all material respects with any Required Approval applicable to such Borrower Entity or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect (other than any expiration of a Required Approval in accordance with its terms that does not require renewal); or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval, unless, (i) in the case of any such failure by a Major Project Participant party to a Construction Contract, Major Supply Contract, Real Property Document or, to the extent necessary for the construction or operation of the Project, Additional Project Document (but, in each case, excluding the Manufacturing Agreement) the Specified Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document and the applicable Required Approvals have been obtained within **** of such failure, (ii) in the case of any failure by a Major Project Participant party to any other Major Project Document (other than the Manufacturing Agreement), (A) the Borrower has delivered to DOE within **** of such failure, and is in compliance with, an MPP Default Remediation Plan accepted by DOE with respect to such failure by such Major Project Participant, (B) the Specified Borrower Entities are proceeding with diligence and in good faith to replace such Major Project Document with an Acceptable Replacement Project Document, (C) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (D) such Major Project Document is replaced with an Acceptable Replacement Project Document and the applicable Required Approvals have been obtained within the cure period contemplated in the MPP Default Remediation Plan submitted by the Borrower to DOE, and accepted by DOE, in accordance with Section 10.02(b) (Remedies; Waiver) below, and (iii) in other cases (other than with respect to the Manufacturing Agreement), (x) such failure is susceptible of cure within **** of such failure, (y) the Specified Borrower Entities are proceeding with diligence and in good faith to correct or otherwise engage in actions reasonably required to resolve such failure, recission, termination, suspension, modification, withdrawal or withholding or invalidity and (z) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, then in each case of (i), (ii) and (iii), the Specified Borrower Entities shall have **** from such failure to diligently cure such failure.

(j)            Bankruptcy; Insolvency; Dissolution.

(i)            Involuntary Bankruptcy, Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Sponsor Material Subsidiary or any Major Project Participant and such proceeding continues undismissed for at least ****, unless, in the case of any Major Project Participant (other than SalesCo and any other Major Project Participant that is a Borrower Entity or a Sponsor Material Subsidiary), the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within **** of such event.

(ii)            Voluntary Bankruptcy, Etc. The institution by any Borrower Entity or any Sponsor Material Subsidiary or any Major Project Participants of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing, unless, in the case of any Major Project Participant (other than SalesCo and any other Major Project Participant that is a Borrower Entity or a Sponsor Material Subsidiary), the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within **** of such event.

(iii)          Dissolution. The dissolution of any Borrower Entity or any Sponsor Material Subsidiary or any Major Project Participant, unless, in the case of any Major Project Participant (other than SalesCo and any other Major Project Participant that is a Borrower Entity or a Sponsor Material Subsidiary), the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within **** of such dissolution.

(iv)          Notwithstanding the foregoing in this paragraph (j), in the event of an Insolvency Proceeding or dissolution by or against a Major Project Participant (other than a Major Project Participant party to Construction Contract, Major Supply Contract, Real Property Document or, to the extent necessary for the construction or operation of the Project, Additional Project Document (but excluding the Manufacturing Agreement and any Major Project Participant that is a Borrower Entity or a Sponsor Material Subsidiary)), if (A) the Borrower has delivered to DOE within **** of such Insolvency Proceeding or dissolution by or against such Major Project Participant, and is in compliance with, an MPP Default Remediation Plan accepted by DOE with respect to such event, (B) the Borrower Entities are proceeding with diligence and in good faith to replace the Major Project Document to which such Major Project Participant is a party with an Acceptable Replacement Project Document, and (C) the existence of such event has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, the applicable cure period pursuant to this paragraph (j) shall be extended by an additional **** or such longer cure period contemplated in the MPP Default Remediation Plan submitted by the Borrower to DOE, and accepted by DOE, in accordance with Section 10.02(b) (Remedies; Waiver) below.

(k)           Attachment of Collateral. An attachment or analogous process is levied or enforced upon or issued against (i) any of the assets of any Specified Borrower Entity, which either individually or in aggregate, is valued in excess of $****, (ii) Collateral granted by any Borrower Entity (other than a Specified Borrower Entity), which, either individually or in aggregate, is valued in excess of $****, or (iii) any other Borrower Entity or any Sponsor Material Subsidiary that has or could reasonably be expected to have a Material Adverse Effect, in each case of (i) to (iii), other than any Permitted Liens.

(l)            Judgments. One or more Governmental Judgments shall be entered (i) against a Specified Borrower Entity and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for, in each case, any period of ****, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds, $****, (ii) against any other Borrower Entity or any Sponsor Material Subsidiary (other than a Specified Borrower Entity) and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for, in each case, any period of ****, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds, $****, or (iii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of the Project.

(m)          Project Completion; Operation. Any of the following occurs:

(i)            the Project Completion Date shall not have occurred by the Project Completion Longstop Date;

(ii)           at any time prior to the Project Completion Date, DOE (in consultation with the Independent Engineer) determines that the remaining Project Costs exceed the funding available to the Borrower under the Financing Documents, the projected Liquidity of the Borrower, and the Borrower fails within **** after receiving written notice thereof from DOE to arrange for the provision of the requisite funds (through additional equity contributions or Permitted Subordinated Loans) on terms and conditions and from parties reasonably acceptable to DOE; or

(iii)          the Borrower shall (A) cease to have the right to possess or use the Project; (B) cease to have the right to possess or use any portion of the Project Site, unless, in each case, the Specified Borrower Entities are diligently proceeding in good faith to replace the applicable Project Document with an Acceptable Replacement Project Document, and such replacement is reasonably expected to cure in all material respects the adverse effect of such event and such Project Document is replaced with an Acceptable Replacement Project Document and all such adverse effects have been cured in all material respects, in each case, within **** after such event; or (C) lose a material right of way, easement or other right of use or access to land or utilities necessary for the Project.

(n)           Environmental Matters. (i) Any Adverse Proceeding related to a Specified Borrower Entity, any other Borrower Entity to the extent it provides (or has provided) services for the Project, the Project, the Facility or the Project Site or any Required Approval alleging a violation of any Environmental Law or any Environmental Claim is instituted, or (ii) any Governmental Judgment related to a Specified Borrower Entity, any other Borrower Entity to the extent it provides (or has provided) services for the Project, the Project, the Facility or the Project Site or any Required Approval imposing a penalty, monetary damages, remediation requirements or any restrictions of any construction or operations of the Project, the Project Site or the Facility is issued in writing relating to any actual or alleged violation of Environmental Law, or the violation of the terms or conditions of any Required Approval issued or required under any Environmental Law, related to a Specified Borrower Entity, any other Borrower Entity to the extent it provides (or has provided) services for the Project, the Project, the Facility or the Project Site or any Required Approval or restricting the use of Project, the Facility or the Project Site or any Required Approval, in each case, in any material respect, and such Adverse Proceeding, Environmental Claim or Governmental Judgment is not:

(x)            dismissed within **** of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or

(y)           diligently contested or appealed by the applicable Specified Borrower Entity or applicable Borrower Entity that has provided services for the Project in accordance with Permitted Contest Conditions;

provided that, to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE, with a copy to the Collateral Agent, of the Adverse Proceeding or Governmental Judgment promptly after discovery or receipt of notice thereof and consulted in good faith with DOE with respect to its intended response.

(o)           Event of Loss. All or substantially all of the Facility is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).

(p)           Force Majeure. A Borrower Force Majeure Event shall occur and continue for a period of at least **** that prevents the continuing construction or operation of the Project substantially in accordance with the Project Plans, unless no later than the expiration of such **** period, the Borrower has delivered a remediation plan in form and substance satisfactory to DOE and approved in writing by DOE and the Borrower is diligently performing the actions contemplated by such plan.

(q)           Changes in Ownership. Any Change of Control occurs without (i) the prior written consent of DOE or (ii) prepayment in full of all outstanding Advances and other amounts pursuant to (Change of Control), together with all other outstanding Note Obligations simultaneously in connection therewith.

(r)            ERISA Events. An ERISA Event shall have occurred that, when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Entity or ERISA Affiliate in excess of $****.

(s)            ****

(t)            Abandonment or Suspension of Project.

(i)            The Specified Borrower Entities shall abandon, agree to abandon or make any public statements regarding its intention to abandon the development, construction or operation of the Project, or take any action that could be deemed an “abandonment”;

(ii)            The Specified Borrower Entities shall suspend for a period longer than **** or more consecutive days (or **** in aggregate during any **** period), agree (directly or indirectly) to suspend for a period longer than **** or more consecutive days (or **** in aggregate during any **** period) or make any public statements regarding its intention to suspend for a period longer than **** or an undetermined period of time, the development, construction or operation of the Project, or take any action that could be deemed such a “suspension”, unless the purpose of such public statement is to announce a Borrower Force Majeure Event that causes such suspension; provided that, a gap in time between the Effective Date and commencement of construction shall not be considered a suspension to the extent that construction of the Project commences on a date that is no later than **** from the Effective Date;

(iii)          prior to the Project Completion Date, construction of the Project shall be suspended in its entirety for a period of **** or more consecutive days (or **** in aggregate during any **** period) without such suspension being caused solely by a Borrower Force Majeure Event; provided that (A) if, before the expiry of such **** period, DOE shall have received and agreed in writing to a remediation plan signed by a Responsible Officer of the Borrower confirming the Borrower’s intent to resume construction and the Borrower’s good faith belief that the Project Completion can be achieved by the Project Completion Longstop Date, then such cessation of construction shall not be deemed an Event of Default unless work is not resumed within the period agreed in the remediation plan, and (B) a gap in time between the Effective Date and commencement of construction shall not be considered a suspension to the extent that construction of the Project commences on a date that is no later than **** from the Effective Date; or

(iv)          from and after the Project Completion Date, all operations of the Project shall cease for a period of **** (or **** in aggregate) without such suspension being caused solely by a Borrower Force Majeure Event; provided further that if, before the expiry of such **** period, DOE shall have received and agreed in writing to a remediation plan signed by a Responsible Officer of the Borrower confirming the Borrower’s intent to resume operations, then such cessation shall not be deemed an Event of Default unless operations are not resumed within the period agreed in the remediation plan.

(u)           ****

(v)           Compliance with Laws; Sanctions. (i) The making of any Advances or the use of the proceeds thereof shall violate Sanctions, Anti-Money Laundering Laws, FCPA, anti-corruption laws, or other anti-bribery laws; and (ii) failure by any Borrower Entity or any of its Subsidiaries or any Major Project Participant to comply with Sanctions, FCPA, Anti-Money Laundering Laws and other corporate governance, anti-bribery and anti-corruption laws unless, in the case of any Major Project Participant (other than SalesCo and any other Major Project Participant that is a Borrower Entity or a Subsidiary thereof), the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within **** of such event;

(w)          Eligible Project. The Borrower Entities or its Subsidiaries has taken any action or has failed to take any action that would cause the Project not to be an Eligible Project;

(x)            Material Adverse Effect. Any event or condition that has had or could be reasonably expected to have a Material Adverse Effect shall occur and be continuing; or

(y)           MPP Sanctions Event. Any failure by the Borrower to deliver to DOE notice of occurrence of an MPP Sanctions Event.

For the avoidance of doubt, each clause of this Section 10.01 shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02       Remedies; Waivers.

(a)           Upon the occurrence and during the continuation of any Default arising from failure to comply with the Project Milestone Schedule under Section 7.06(b) (Diligent Construction of Project; Approved Construction Changes) or failure of the Project to satisfy certain mechanical, technical and operational specifications resulting in material, prolonged and continuous underperformance of the Project (as against production assumptions set out in the then current Base Case Financial Model), the Borrower shall immediately notify DOE and the Collateral Agent thereof and deliver to DOE a remediation plan (each, a “Default Remediation Plan”) within **** after the occurrence of such Default, setting forth proposed steps to be taken by the applicable Borrower Entities to cure the Default or otherwise address the Default in a manner acceptable to DOE and monthly thereafter, ****, a written report setting out Borrower’s execution of the Default Remediation Plan and compliance with the terms thereof, in a form attached to the Default Remediation Plan. The applicable Borrower Entities shall make their representatives and outside advisors available to meet and confer with DOE, its Independent Engineer, and its other outside advisors (including DOE Consultants) on the contents of and progress towards satisfying the terms of the Default Remediation Plan.

(b)           To the extent contemplated by Section 10.01(f) (Breach or Default under Major Project Documents), Section 10.01(h) (Unenforceability, Termination, Repudiation or Transfer of Transaction Documents), Section 10.01(i) (Governmental Approvals and Required Approvals), or Section 10.01(j) (Bankruptcy; Insolvency; Dissolution) upon occurrence of applicable Default thereunder, the Borrower may deliver to DOE (i) within **** after the occurrence of such Default, a remediation plan (each, an “MPP Default Remediation Plan”) in form and substance satisfactory to DOE, setting forth the Borrower’s proposed actions to be taken by the applicable Borrower Entities to cure the Default (which may include replacing the applicable Project Document with an Acceptable Replacement Project Document) or otherwise address the Default in a manner satisfactory to DOE and the proposed cure period to complete such actions, and (ii) ****, a written report setting out Borrower’s execution of the MPP Default Remediation Plan and compliance with the terms thereof, in a form attached to the MPP Default Remediation Plan. The applicable Borrower Entities shall make their representatives and outside advisors available to meet and confer with DOE, its Independent Engineer, and its other outside advisors (including DOE Consultants) on the contents of and progress towards satisfying the terms of the MPP Default Remediation Plan.

(c)           Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:

(i)            declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii)           exercise any rights and remedies available under the Financing Documents, including, without limitation, DOE’s right to prevent access to or prevent the operation by the Borrower of the Facility or any of the Collateral;

(iii)          exercise any rights and remedies required under the Program Requirements to allow DOE to complete, maintain, operate, lease or otherwise dispose of the Project and any Collateral and otherwise protect the interests of the United States or the public interest;

(iv)          take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;

(v)           (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances, and (B) reduce the Loan Commitment Amount to zero;

(vi)          take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(vii)         set off and apply such amounts to the satisfaction of the Note Obligations under all of the Financing Documents, including any moneys of the Borrower on deposit with any Secured Party; and/or

(viii)        without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, and apply such funds to pay down the Note Obligations.

(d)           Upon the occurrence of an Event of Default referred to in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution), (i) all Loan Commitment Amount shall automatically be reduced to zero, and (ii) each Advance made under the Note, together with interest accrued thereon (including all capitalized interest) and all other amounts due under the Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

(e)            Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(f)            In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement or any other Financing Document or under Applicable Law.

(g)           If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding and to the extent not contrary to such determination, (i) the parties hereto shall be restored to their respective former positions hereunder, and (ii) thereafter, all other rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(h)           DOE shall have the right, to be exercised (or not) in its discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may only be effected in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

Section 10.03       Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the Note shall be the Prepayment Price under the Note.

Article XI

Guaranty

Section 11.01       Guaranty.

(a)            Until the Release Date, each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Secured Parties the full and prompt payment and performance of all Note Obligations (whether at stated maturity, upon acceleration or otherwise) now or hereafter existing.

(b)           Any and all payments by any Guarantor hereunder shall be made free and clear of, and without withholding or deduction for, any and all Taxes and all liabilities with respect thereto, except to the extent required by Applicable Law. If any Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all such required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 11.01), the recipient receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Guarantor shall make such withholdings or deductions and (iii) Guarantors shall pay the full amount withheld or deducted to the relevant taxation authority or other authority on a timely basis and in accordance with all Applicable Laws.

(c)           If the obligations of any Guarantor under this Article XI would otherwise be rendered to be subject to avoidance or subordination under Debtor Relief Laws or any comparable provisions of any Applicable Law on account of the amount of its liability under this Section 11.01 (including amounts owed under this Agreement and the other Financing Documents) then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.06 (Contribution)) for which such Guarantor can be liable without rendering this guarantee subject to avoidance or subordination under the Debtor Relief Laws or any comparable provisions of any Applicable Law.

Section 11.02       Nature of Guaranty. The Guarantors’ obligations under this Article XI constitutes a guaranty of payment and performance when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that the Secured Parties exercise any right, assert any claim or enforce any remedy whatsoever against the Borrower either before or as a condition to the obligations of the Guarantors hereunder; provided that the Guarantors shall have the benefit of and the right to assert any defenses against the claims of the Secured Parties which are available to the Borrower, and which would have also been available to the Guarantor if Guarantor had been in the same contractual position as the Borrower, other than (i) defenses arising from the insolvency, reorganization or bankruptcy of any other Guarantor or the Borrower, (ii) defenses expressly waived herein, (iii) defenses arising by reason of (A) Borrower’s direct or indirect ownership interests, as applicable, in any Guarantor, or (B) Applicable Laws that prevent the payment by the Borrower of obligations that constitute Note Obligations, and (iv) defenses previously asserted by the Borrower against such claims to the extent such defenses have been finally resolved in favor of any Secured Party by a court order, arbitral tribunal or settlement that is, in each case, no longer subject to appeal.

Section 11.03       Unconditional Obligations.

(a)            The Note Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty by the Guarantors. All dealings between any of the Borrower Entities and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article XI.

(b)           The obligations of each Guarantor under this Article XI are independent of any obligations of the Borrower and any other Guarantor under the Financing Documents, and an action may be brought and prosecuted against each Guarantor to enforce its obligations hereunder, irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor are joined in any such action or actions. The liability of each Guarantor hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Note Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees to waive defenses it may now or hereafter have in any way relating to, any or all of the following:

(i)            any lack of validity or enforceability of the Note Obligations, any Financing Document or any agreement or instrument relating thereto;

(ii)           any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, any Financing Document, or any of the Note Obligations, without notice or demand;

(iii)          any manner of application of collateral, or proceeds thereof, to all or any of the Note Obligations, or any manner of sale or other disposition of any collateral for all or any of the Note Obligations;

(iv)          any change or corporate restructuring of any Guarantor, the Borrower or any of its Subsidiaries;

(v)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Note Obligations or any amendment, release, discharge, substitution or waiver of any Financing Document or any of the Note Obligations;

(vi)          the acceptance of any other guaranties or security for any of the Note Obligations;

(vii)         the payment by any other Person of a portion, but not all, of the Note Obligations;

(viii)        any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower or any other Guarantor now known or hereafter known by such Person;

(ix)           any disability or other defense of the Borrower or any other Guarantor, any other co-obligor, guarantor, insurer or any other Person (other than resulting from the full, irrevocable and indefeasible performance or payment of the relevant obligations in accordance with their terms); and

(x)            any action or failure to act in any manner referred to herein which may deprive such Guarantor of its rights to subrogation against the Borrower to recover full indemnity for any payments or performances made pursuant hereto or of its right to contribution against any other Person.

(c)           Each Guarantor further irrevocably waives, and agrees not to assert in any suit, action or other legal proceeding relating hereto, to the fullest extent permitted by Applicable Law: (i) all defenses and allegations based on or arising out of any contradiction or incompatibility among the Note Obligations and any other obligation of the Borrower, (ii) unless and until the Note Obligations have been performed, paid, satisfied or discharged in full in accordance with the terms hereof, any right to enforce any remedy which any Secured Party now has or may in the future have against the Borrower, any other Guarantor, any other co-obligor, guarantor or insurer or any other Person, (iii) any benefit of, or any right to participate in, any other guarantee or insurance whatsoever now or in the future held by any Secured Party and (iv) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder. Each Guarantor further agrees that any payment of any Note Obligation to any Secured Party or other act which shall toll any statute of limitations applicable to the Note Obligations shall also operate to toll such statute of limitations applicable to such Guarantor’s liability hereunder.

(d)           The obligations of the Guarantors shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Note Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any of the Borrower or otherwise, all as though such payment had not been made and, in such event, the Guarantors will promptly pay to the Secured Parties or such other Person an amount equal to any such payment that has been rescinded or returned. The provisions of this Section 11.03 will survive any release or termination of the Guarantor’s obligations under this Article XI. If and to the extent that any Guarantor makes any payment to the Secured Parties or to any other Person pursuant to or in respect of this Article XI, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full, in cash, of the Note Obligations that require the payment of money.

Section 11.04       Waiver; Demand of Payment. Each Guarantor hereby unconditionally waives (i) promptness, presentment, demand of payment, protest for nonpayment or dishonor, diligence, notice of acceptance and any other notice with respect to any of the Note Obligations by the Secured Parties, (ii) any requirement that the Secured Parties protect, secure, perfect or insure any security interest or lien on any property subject thereto and (iii) any requirement that the Secured Parties bring or prosecute a separate action, or proceed or make another demand, or enforce or exhaust any right or remedy or mitigate any damages or take any action against the Borrower or any other Person or entity or any collateral.

Section 11.05       Subrogation. Notwithstanding anything herein to the contrary, and in addition to any other rights of the Secured Parties to which the Guarantors or any of its designees may be subrogated, to the extent any Guarantor shall make or cause to be made any payment pursuant hereto, such Guarantor shall be subrogated to all rights the Secured Parties may have under the Financing Documents in respect thereof; provided that such Guarantor shall be entitled to enforce such right of subrogation only after all of the Note Obligations shall have been fully and finally satisfied. Any amount paid on account of the subrogation rights herein that is contrary to the provisions hereof shall forthwith be paid to the Collateral Agent to be credited and applied to the payment of matured Note Obligations in accordance with the terms of the Financing Documents.

Section 11.06       Contribution.

(a)            To the extent that any Guarantor shall make a payment under this Article XI of all or any of the Note Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower Entity, exceeds the amount which such Guarantor would otherwise have paid if each Borrower Entity had paid the aggregate Note Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrower Entities as determined immediately prior to the making of such Guarantor Payment, then, following the payment in full of the Note Obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), such Guarantor shall be entitled to receive contribution and indemnification payment from, and be reimbursed by, each other Borrower Entity for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)            As of any date of determination, the “Allocable Amount” of any Borrower Entity shall be equal to the maximum amount of the claim which could then be recovered from such Borrower Entity under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law in any applicable jurisdiction.

(c)            This Section 11.06 is intended only to define the relative rights of Borrower Entities and nothing set forth in this Section 11.06 is intended to or shall impair the obligations of Borrower Entities, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.01 (Guaranty). Nothing contained in this Section 11.06 shall limit the liability of the Borrower to pay the Advances and accrued interest (including capitalized interest), fees and expenses with respect thereto.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower Entities to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Borrower Entities against other Borrower Entities under this Section 11.06 shall be exercisable only upon and after the payment in full of the Note Obligations.

Article XII

Sponsor Support and Subordination

Section 12.01       Base Equity Commitment.

(a)            Base Equity Commitment.

(i)            As a condition precedent to DOE’s obligation to deliver the first Advance Request Approval Notice directing FFB to make the First Advance, prior to delivering the initial Master Advance Notice, the Sponsor Entities shall have caused to be deposited into the Base Equity Security Account, in cash, an amount equal to the Maximum Base Equity Contribution Amount less the portion of the Maximum Base Equity Contribution Amount allocated to Ramp-Up Costs in the Updated Base Case Financial Model (delivered in connection with the making of the First Advance); provided that the Sponsor Entities may, in lieu of depositing cash into the Base Equity Security Account, deliver to the Collateral Agent an Acceptable Letter of Credit to be credited to the Base Equity Security Account with an amount available to be drawn equal to the amount the Sponsor Entities are required to deposit into the Base Equity Security Account pursuant to this sub-clause (i).

(ii)            As a condition precedent to DOE’s obligation to deliver each Advance Request Approval Notice directing FFB to make each Advance, the Borrower shall instruct the Collateral Agent to direct the Depositary Bank to transfer funds on deposit in (or available to be drawn under an Acceptable Letter of Credit credited to) the Base Equity Security Account to the Construction Account for application to Project Costs (in accordance with the Construction Budget and the Project Execution Plan), in accordance with the Accounts Agreement, on or prior to each Advance Date, in the amount necessary to cause satisfaction with the Debt Sizing Parameters after giving effect to the Advance requested to be made on such Advance Date.

(b)           Ramp-Up Costs Equity Commitment.

(i)            As a condition precedent to DOE’s obligation to deliver the first Advance Request Approval Notice directing FFB to make the First Advance, the Sponsor Entities shall have caused to be deposited into the Ramp-Up Costs Account, in cash, the portion of the Maximum Base Equity Contribution Amount allocated to the payment of Ramp-Up Costs in the Updated Base Case Financial Model (delivered in connection with the making of the First Advance); provided that the Sponsor Entities may, in lieu of depositing cash into the Ramp-Up Costs Account, deliver to the Collateral Agent an Acceptable Letter of Credit to be credited to the Ramp-Up Costs Account with an amount available to be drawn equal to the amount the Sponsor Entities are required to deposit into the Ramp-Up Costs Account pursuant to this sub-clause (i).

(ii)            To the extent the Ramp-Up Costs contemplated in the Updated Base Case Financial Model (delivered in connection with the making of the First Advance) are less than the Ramp-Up Costs contemplated in any subsequent Updated Base Case Financial Model by an amount in excess of the balance in the Contingent Equity Security Account (such amount, the “Ramp-Up Costs Reserve Shortfall”), the Sponsor shall make an Equity Contribution in cash in the amount of the Ramp-Up Costs Reserve Shortfall for deposit into the Ramp-Up Costs Account; provided that the Sponsor may, in lieu of depositing cash, deliver to the Collateral Agent an Acceptable Letter of Credit to be credited to the Ramp-Up Costs Account (or increase the amount available to be drawn under any then effective Acceptable Letter of Credit already credited thereto).

Section 12.02       Contingent Equity Commitment.

(a)            Contingent Equity Contributions. Until the Contingent Equity Termination Date, the Borrower may, from time to time, demand that the Sponsor make, and upon such demand the Sponsor shall make or shall cause the Direct Shareholder to make, Equity Contributions, consisting of Cash Contributions, in accordance with Section 2.03 (Mechanics for Requesting Advances) when and in the amounts set forth below:

(i)            the amount equal to (A) the amount due and payable for Pre-Completion Costs in full, including any Cost Overruns, minus (B) the amount available for payment of Pre-Completion Costs under the Base Equity Commitment and the Loan, if such amount is positive;

(ii)           in the amount of any Debt Sizing Prepayment upon any mandatory prepayment pursuant to Section 3.06(c)(ii) (Project Completion Revised Model); and

(iii)          in the amount on deposit in the Contingent Equity Security Account upon the occurrence of an Event of Default;

provided that, in no event shall the amount of the aggregate Contingent Equity Commitment exceed ****% of the Scheduled Project Costs (the “Contingent Equity Cap”), and Sponsor’s obligation to make, or cause the Direct Shareholder to make, Equity Contributions to the Specified Borrower Entities shall automatically terminate upon the earlier of (x) the Project Completion Date after making all applicable contributions, transfers and prepayments (if any) required to be made on or prior to the Project Completion Date and (y) the date on which Cash Contributions made by the Sponsor (or any of its Subsidiaries) to the Borrower in respect of the Contingent Equity Commitment equal the Contingent Equity Cap (such earlier date, the “Contingent Equity Termination Date”).

(b)           Funding of Contingent Equity Security Account.

(i)            As a condition precedent to the First Advance, prior to delivering the initial Master Advance Notice, the Sponsor shall have deposited into the Contingent Equity Security Account, in cash, an amount equal to ****% of the Scheduled Pre-Completion Costs; provided that the Sponsor may, in lieu of depositing cash into the Contingent Equity Security Account, deliver to the Collateral Agent an Acceptable Letter of Credit to be credited to the Contingent Equity Security Account with an amount available to be drawn equal to the amount the Sponsor is obligated to deposit into the Contingent Equity Security Account pursuant to this sub-clause (i).

(ii)           Until the Contingent Equity Termination Date, the Sponsor shall cause the amount on deposit in cash to the Contingent Equity Security Account or the amount available to be drawn under an Acceptable Letter of Credit credited to the Contingent Equity Security Account be, at all times prior to Project Completion, at least equal to ****% of the Pre-Completion Costs specified in the then-current Base Case Financial Model, subject to the Contingent Equity Cap.

(c)           Release of Contingent Equity Security. Amounts on deposit that are held in the Contingent Equity Security Account and any amount available to be drawn under an Acceptable Letter of Credit credited to the Contingent Equity Security Account, in each case, shall be applied in accordance with the terms of the Accounts Agreement and immediately released or cancelled upon written request by the Borrower or the Sponsor in accordance with the Accounts Agreement, and in the case of amounts on deposit that are held in the Contingent Equity Security Account, transferred to the Sponsor irrespective of whether the Restricted Payment Conditions have been satisfied on or after the Project Completion Date.

Section 12.03       Completion Guarantee.

(a)            On or after the First Advance Date and until the earlier of (i) the Project Completion Date and after the Borrower makes the mandatory prepayment (to the extent applicable) under Section 3.06(c)(ii) (Project Completion Revised Model), as may be delayed pursuant to Section 3.06(e) (Delayed Mandatory Prepayment Election) and (ii) the Project Completion Longstop Date after giving effect to all Equity Contributions, transfers and prepayments required to be made on such earlier date (such date, the “Completion Guarantee Release Date”), to the extent that (A) the sum of (x) funds on deposit in, or credited under an Acceptable Letter of Credit to, the Construction Account, and (y) the Loan Commitment Amount available to be drawn is insufficient to achieve the Project Completion on or prior to the Project Completion Longstop Date, or (B) the conditions precedent to the making of Advances are not satisfied in time, in each case, to pay for Project Costs when they become due and payable and remain outstanding, after giving effect to the transfers contemplated in the Accounts Agreement, no later than (1) in the case of Project Costs, **** prior to such Project Costs becoming due and payable and (2) in the case of such other costs and expenses required to be incurred to permit the Borrower to achieve Project Completion, **** prior to such other costs and expenses becoming due and payable, the Sponsor shall make, or cause the Direct Shareholder to make, Equity Contributions for deposit into the Construction Account in the amounts needed to pay for such Project Costs and other costs and expenses required to be incurred to permit the Borrower to achieve Project Completion.

(b)           [Reserved].

(c)

(i)            If the First Advance has occurred, on the earlier of the Project Completion Date and the Project Completion Longstop Date, the Sponsor shall make or cause the Direct Shareholder to make an Equity Contribution to the Borrower in cash in the amount necessary to initially fund the O&M Reserve Account and the Major Maintenance and Capex Reserve Account to their respective full Account Funding Requirement on such date, and the Borrower shall cause the proceeds of such Equity Contribution to be deposited in the applicable Project Account in accordance with the Accounts Agreement; and

(ii)           [Reserved];

provided that the Sponsor may, in lieu of depositing cash pursuant to this clause (c), deliver to the Collateral Agent an Acceptable Letter of Credit to be credited into such Reserve Accounts with an amount available to be drawn equal to the applicable Account Funding Requirement or Account Shortfall.

Section 12.04       Additional Equity Commitment.

(a)            Major Project Documents Performance Security. Until the Release Date, the Sponsor shall:

(i)            provide and maintain, or cause to be provided and maintained, when and as required by any Major Project Document, all performance security required to be delivered to the applicable Major Project Participants, ****.

(ii)            to the extent any amount is payable under any JDA Document as a recoupment payment, special recoupment payment or purchase option price (after giving effect to any applicable netting under the EDA or application of performance security), pay, or contribute equity to the Borrower in an amount sufficient to pay, such recoupment payment, special recoupment payment or purchase option price; and

(iii)           indemnify DOE from recoupment payments, purchase option payments, PILOT payments or other similar payments under any JDA Document, payable by the Borrower or any Guarantor to any Georgia State Major Project Participant or other public entity as contemplated under any other Project Documents;

provided that the Sponsor shall have no obligation to indemnify DOE for any losses or liability arising from the foregoing to the extent such losses or liability arise directly from gross negligence or willful misconduct of DOE (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction); provided, further, that the Sponsor shall have no obligation to indemnify any transferee or acquiror of all or any part of the Project or Collateral (other than the Secured Parties) in a foreclosure (or pursuant to a deed in lieu of foreclosure) and this Section 12.04 shall not apply for the benefit of any such transferee or acquiror.

(b)           ****

Section 12.05       Sponsor Restricted Payments.

(a)           The Sponsor Entities shall cause the Specified Borrower Entities and the Specified ABL Entities not to make any Restricted Payment, except as permitted under and in accordance with the Financing Documents.

(b)           If any Sponsor Entity receives a Restricted Payment from any Specified Borrower Entity to which it is not entitled because such Restricted Payment was not permitted by or made in accordance with the Financing Documents, then such Sponsor Entity shall hold such Restricted Payment (or an amount equal thereto) in trust, segregated from all other property of such Sponsor Entity, for the benefit of the Secured Parties and deliver the same to the Collateral Agent (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent (acting at the instruction of DOE).

(c)           Each Sponsor Entity shall, and shall cause each Sponsor Controlled Affiliate to, (i) not demand payment of any amounts payable to it by any Specified Borrower Entity or ABL Entity under any Project Document, any other agreement or otherwise (including under the agreements listed on Schedule 6.13(e) (Affiliate Transactions)) in excess of amounts permitted to be paid to it pursuant to Section 9.04 (Restricted Payments) and (ii) as a condition precedent to the First Advance, in the case of such Sponsor Entity or Sponsor Controlled Affiliates other than the Specified Borrower Entities and Rivian/VW JV Entities, enter into an Omnibus Affiliate Consent Letter.

(d)           If any Sponsor Entity obtains Knowledge that any of its Sponsor Controlled Affiliates has received a Restricted Payment from any Specified Borrower Entity which was not permitted to be made by or was not made in accordance with the Financing Documents, then the Sponsor Entities shall cause such Sponsor Controlled Affiliate to hold such Restricted Payment (or an amount equal thereto) in trust, segregated from all other property of such Sponsor Controlled Affiliate, for the benefit of the Secured Parties and deliver the same to the Collateral Agent (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent (acting at the instruction of DOE).

Section 12.06       Mechanics for Funding Equity Contributions.

(a)            If the Sponsor is required to make an Equity Contribution pursuant to this Article XII, the Borrower shall submit to the Sponsor an Equity Contribution Request no later than **** prior to the due date thereof, indicating the Section of this Article XII pursuant to which such Equity Contribution is required, the date on which such Equity Contribution must be made and the amount thereof, and the Project Account into which the proceeds of the Equity Contribution must be deposited. Failure by the Borrower to timely deliver an Equity Contribution Request shall not release any Sponsor Entity from its obligation to make any Equity Contribution pursuant to and in accordance with the terms hereof. Unless the Collateral Agent or DOE have delivered an Equity Contribution pursuant to clause (b) below with respect to any Equity Contribution required to be made by the Sponsor Entities, the Borrower’s delay in delivering an Equity Contribution Request will only extend the due date for the making of such Equity Contribution on a day-for-day basis.

(b)           If the Borrower is entitled to demand that the Sponsor make an Equity Contribution, each of the Collateral Agent and DOE are hereby also authorized to deliver an Equity Contribution Request to the Sponsor; provided that, notwithstanding anything to the contrary contained herein, if the Borrower fails to timely deliver the applicable Equity Contribution Request, the Collateral Agent or DOE may deliver such Equity Contribution Request after the date set forth in clause (a) above, in which case the Sponsor Entities shall make the applicable Equity Contribution no later than the later of (i) **** after the Collateral Agent’s or DOE’s delivery of the Equity Contribution Request to the Sponsor and (ii) the date on which such Equity Contribution is due pursuant to Section 12.02(a) (Contingent Equity Contributions).

Section 12.07       Enforcement. Each Sponsor Entity agrees that, in addition to any other right and remedy of the Secured Parties contemplated hereby or by any other Financing Document, if an Event of Default has occurred and is continuing, the Collateral Agent shall, in accordance with and subject to the terms and conditions of the Financing Documents have the full right and power to enforce directly against any Sponsor Entity all obligations of such Sponsor Entity under this Agreement and otherwise to exercise all of its and the Borrower’s rights and remedies under this Agreement and to make all demands and give all notices and make all requests required or permitted to be made (in its own name or in the name of the Borrower) under this Agreement. If any Sponsor Entity shall receive inconsistent directions from the Borrower and the Collateral Agent, it shall comply with the directions from the Collateral Agent.

Section 12.08       Deductions; Set-off.

(a)           Any and all sums payable by a Sponsor Entity hereunder shall be paid in full, free and clear of any deductions or withholdings for any and all present and future Taxes. If, notwithstanding the foregoing, any Sponsor Entity shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable pursuant hereto, (i) the sum payable shall be increased as may be necessary so that after making all required deductions the Borrower receives an amount equal to the sum that would have been received had no such deductions been required, (ii) such Sponsor Entity shall make such deductions, and (iii) such Sponsor Entity shall pay the full amount deducted to the relevant taxing or other Governmental Authority in accordance with Applicable Law.

(b)           No setoff, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance by the Sponsor Entities or the Borrower Entities of its obligations hereunder) which any Obligor may have or assert against any Secured Party shall be available hereunder to, or shall be asserted by, any Sponsor Entity against any Secured Party or the Borrower in any action arising out of the transactions contemplated hereby, or out of any of the documents or instruments referred to herein.

Section 12.09       Obligations Absolute.

(a)            To the fullest extent permitted by Applicable Law, the obligations of each Sponsor Entity under this Article XII shall not be subject to any abatement, reduction, limitation, impairment, termination, set-off, defense, counterclaim or recoupment whatsoever or any right to any thereof.

(b)           The obligations of each Sponsor Entity under this Article XII shall be irrevocable, absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i)            any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to this Agreement or any other Transaction Document;

(ii)           any exchange or release of any other obligations hereunder or under any other Transaction Document;

(iii)          the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that any Sponsor Entity may have at any time against the Borrower, any Secured Party or any other Person;

(iv)          any document presented in connection with any Transaction Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           any breach by any Obligor or any other Person of any representation, warranty or covenant contained in any of the Transaction Documents, or the occurrence of any Event of Default or any other default or event of default under any Transaction Document;

(vi)          except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(vii)         any duty on the part of the Borrower or any Secured Party to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Sponsor Entity now known or hereafter known by the Borrower or any Secured Party;

(viii)        any disability or other defense (other than a defense of payment or performance) of any Sponsor Entity or any other Person;

(ix)           any act or omission by the Borrower or any Secured Party that directly or indirectly results in or aids the discharge of any Sponsor Entity or any other Person, by operation of law or otherwise;

(x)            any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article XII) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xi)           any change in the corporate structure or existence of any Sponsor Entity;

(xii)          any exchange, taking or release of any guarantee or collateral;

(xiii)         any application of collateral to any Sponsor Entity’s obligations hereunder (other than to the extent it results in irrevocable and indefeasible payment in full thereof);

(xiv)        any Note Obligation is accelerated or modified, supplemented or amended in any respect, or any right under any Financing Document or any other agreement or instrument referred to herein or therein is waived;

(xv)         any Insolvency Proceeding of the Borrower, any Sponsor Entity or any Sponsor Controlled Affiliate or any other Person occurs;

(xvi)        this Agreement or any other Financing Document, or any other agreement referred to herein or therein, shall be rejected in bankruptcy of the Borrower, any Sponsor Entity or any Sponsor Controlled Affiliate;

(xvii)       the Borrower fails to pay any fee or provide other consideration to the Sponsor Entities or any Sponsor Controlled Affiliates in consideration of its entering into, or any failure of consideration related to, this Agreement or any other Financing Document, or making any Equity Contribution;

(xviii)      any change occurs in the scope of the Project or in the economic viability of the Project;

(xix)         any exercise of any rights or remedies or any settlement or compromise by any Secured Party pursuant to the terms of any Financing Document (including any transfer of all or any portion of any Borrower Entity’s assets to a successor entity or other party in accordance with the terms of the Financing Documents) or any failure by the Borrower or any Secured Party to exercise any right or pursue any remedy it might have against the Borrower, any Sponsor Entity or any other party to any Financing Document; and

(xx)          any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, any Sponsor Entity in respect of any Financing Document (other than a defense of payment or performance).

(c)            The Sponsor Entities and all others who may become liable for all or part of the obligations of the Sponsor Entities under this Agreement agree to be bound by this Article XII and, to the extent permitted by Applicable Law:

(i)            waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced hereby or by any extension or renewal thereof;

(ii)           waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii)           waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any obligation hereunder except as required hereby;

(iv)          waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against the Borrower, any Secured Party or any other Person, or out of any obligation at any time owing to the Borrower or any Secured Party;

(v)           agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi)          agree that any consent, waiver or forbearance hereunder with respect to any event shall operate only for such event and not for any subsequent or other event;

(vii)         consent to any and all extensions of time that may be granted by the Borrower (with the prior written consent of DOE) or any Secured Party with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii)        waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix)           waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that the Borrower or any Secured Party now has or may in the future have against the Sponsor Entities or any other Person;

(x)            waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by the Borrower or any Secured Party;

(xi)           waive the benefit of any statute of limitations affecting its liability hereunder;

(xii)          waive any and all rights and benefits under the provisions of O.C.G.A. § 10-7-24; and

(xiii)         consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(d)           The Sponsor Entities shall remain liable for their contribution and other obligations under this Agreement until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Sponsor Entities from such obligations.

(e)           Except as expressly provided herein, the obligations and liabilities of the Sponsor Entities under this Agreement shall not be conditioned or contingent upon the pursuit or exercise by the Borrower, any Secured Party or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by the Borrower, any Secured Party or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of any Sponsor Entity under this Agreement or the other Financing Documents.

Section 12.10       No Subrogation. Except as otherwise permitted under the Loan Agreement, to the greatest extent permitted by Applicable Law, until the irrevocable and indefeasible discharge in full of all Note Obligations, no Sponsor Entity shall exercise any claim, right or remedy that it may now have or may hereafter acquire against any Borrower Entity arising under or in connection with this Agreement (whether in respect of Equity Contributions made under this Agreement or otherwise), including any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by law or otherwise; provided that nothing contained herein shall limit or reduce any right or remedy that any Borrower Entity may have against any Sponsor Entity or Affiliate of such Sponsor Entity or that any Sponsor Entity or Affiliate of such Sponsor Entity may have against another Sponsor Entity or Affiliate of such Sponsor Entity (other than any Borrower Entity). If, notwithstanding the preceding sentence, any amount shall be paid to a Sponsor Entity on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by such Sponsor Entity in trust for the Collateral Agent, segregated from other funds of such Sponsor Entity and be turned over to the Collateral Agent in the exact form received by such Sponsor Entity (duly endorsed by such Sponsor Entity to the Collateral Agent, if required), to be applied as provided herein.

Section 12.11       Subordination. Each Sponsor Entity agrees that, until the irrevocable and indefeasible discharge in full of all Note Obligations, all Subordinated Debt and any and all rights any Sponsor Entity may have to be repaid, indemnified or reimbursed by any Borrower Entity (including any rights to reimbursement pursuant to any withdrawals or transfers from any Project Account), whether as consequence of uncapitalized Equity Contributions, any Permitted Subordinated Loan, any Applicable Law or otherwise, shall be subordinated to the Note Obligations and shall be payable solely from, and to the extent of, Restricted Payments permitted to be made by the Borrower under Section 9.04 (Restricted Payments).

Section 12.12       Permitted Subordinated Loan.

(a)            The Sponsor Entities shall cause each instrument evidencing a Permitted Subordinated Loan owed to any Sponsor Entity or its Sponsor Controlled Affiliates to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Note Obligations (as defined in the Loan Agreement hereinafter referred to) pursuant to this Article XII.”

(b)           The Sponsor Entities shall further make the relevant notations in their accounting books to provide for the subordination of any Permitted Subordinated Loans.

Section 12.13       Payments. Until the irrevocable and indefeasible discharge in full of the Note Obligations, no payment of the principal of, interest on, or fees or any amounts with respect to any Subordinated Debt shall be made at any time by the Borrower unless made as provided herein and in accordance with Section 9.04 (Restricted Payments).

Section 12.14       Deferral. Payments of any amount in respect of any Subordinated Debt not paid by reason of Section 12.12(Payments) shall be deferred until such time as the same can be paid in accordance with the foregoing provisions of this Article XII. Any such deferral shall not constitute a default under such Subordinated Debt.

Section 12.15       No Acceleration. Until the irrevocable and indefeasible discharge in full of the Note Obligations, the Sponsor Entities shall not (and the Sponsor Entities shall procure that none of its Sponsor Controlled Affiliates, as applicable, shall) accelerate the repayment of any Subordinated Debt without the prior written consent of the Collateral Agent (acting at the instruction of DOE).

Section 12.16       No Commencement of Any Proceeding. To the extent permitted by Applicable Law and this Agreement, until the irrevocable and indefeasible discharge in full of the Note Obligations, the Sponsor shall not (and the Sponsor shall procure that none of its Sponsor Controlled Affiliates, as applicable, shall) claim, demand, require, commence any action or proceeding of any kind against any Borrower Entity (including, without limitation, bringing an action, petition or proceeding against any Borrower Entity under any bankruptcy or similar laws of any jurisdiction, and joining in any such action, petition or proceeding) whether by the exercise of the right of set-off, counterclaim or of any similar right or otherwise howsoever, to obtain or with a view to obtaining any payment or reduction of or in respect of any Subordinated Debt or Equity Contribution; provided that, if the Collateral Agent or any other Secured Party files a claim against any Borrower Entity for payment, (a) the Sponsor Entities shall have the right to file a claim against such Borrower Entity if and to the extent the filing of such claim is necessary to preserve its rights to receive payments under any Subordinated Debt and (b) any such claim and right to receive any such payment under any Subordinated Debt shall, in all cases, be subordinated as set forth in this Agreement in all respects to the right of the Secured Parties to receive the irrevocable payment in full of the Note Obligations.

Section 12.17       No Set-Off. The Sponsor Entities shall not set off, counterclaim or otherwise reduce any payment obligation of any Sponsor Entity to any Borrower Entity against any payment which is required to be deferred under the provisions of this Article XII until the irrevocable and indefeasible discharge in full of the Note Obligations.

Section 12.18       Subordination in Bankruptcy. To the extent permitted by Applicable Law, upon any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of any Borrower Entity (whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors of such Borrower Entity:

(a)           all Note Obligations shall be irrevocably and indefeasibly discharged in full before any amount on account of any Subordinated Debt is paid; and

(b)           until all Note Obligations have been irrevocably and indefeasibly discharged in full, any payment or distribution of assets of any Borrower Entity of any kind or character, whether in cash, property or securities, to which any Sponsor Entity or its Sponsor Controlled Affiliates would be entitled in respect of any Subordinated Debt except for the provisions of this Article XII shall instead be paid by the liquidator or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Collateral Agent. The Collateral Agent shall be entitled to receive and collect on behalf of the Sponsor Entities any and all such payments and distributions and give acquittance therefor, and to file any claim, proof of claim or other similar instrument and take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in its own name or in the name of the Sponsor in respect of the Subordinated Debt as the Collateral Agent may deem necessary or advisable for the enforcement of this Article XII; provided that no provision of this Section 12.18(b) shall, or shall be construed to, impose any obligation on the Collateral Agent to take or refrain from taking any action or pursue any claim on behalf of the Sponsor Entities, and each Sponsor Entity hereby waives any claim or cause of action it may otherwise have against any Secured Party as a result of any action taken or not taken by the Collateral Agent to enforce any and all claims in respect of any amount on account of any Subordinated Debt.

Section 12.19       Rights of Subrogation. The Sponsor Entities shall not, in respect of any payment or distribution made to the Collateral Agent or any other Secured Party on account of any Subordinated Debt or Equity Contribution, seek to enforce repayment, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to any Sponsor Entity against any Borrower Entity, whether by way of subrogation, offset, counterclaim or otherwise, whether or not such rights or legal remedy arise in equity or under contract, statute or common law, in respect of such payment or distribution until all Note Obligations have been irrevocably and indefeasibly discharged in full.

Section 12.20       Lien Subordination. All right, title and interest of the Sponsor in, to and under each Permitted Subordinated Loan (including all right, if any, to receive payment of interest or any deferred interest on such Permitted Subordinated Loan) shall be subject to a First Priority Lien in favor of the Collateral Agent pursuant to the terms of the Security Documents.

Section 12.21       No Other Assignment. Except as permitted in accordance with this Agreement, until the Release Date the Sponsor shall not, without the prior written consent of the Collateral Agent, assign, transfer, encumber or otherwise dispose of all or part of its interest in any Subordinated Debt to any Person.

Section 12.22       Governing Law of Permitted Subordinated Loan. Each Permitted Subordinated Loan shall be governed by the laws of the State of New York.

Section 12.23       No Amendment to Subordinated Debt. Until the Release Date, neither the Borrower nor the Sponsor shall, without the prior written consent of DOE and notice to the Collateral Agent, terminate, amend (other than any non-material, administrative amendments) or grant any waiver in respect of any document or instrument evidencing any Subordinated Debt.

Section 12.24       Amounts Held in Trust. If, prior to the irrevocable and indefeasible discharge in full of the Note Obligations, for any reason whatsoever, any Sponsor Entity receives any payment or distribution contrary to the provisions of this Article XII (other than Restricted Payments made in accordance with Section 9.04 (Restricted Payments)), then such Sponsor Entity shall (a) hold the same in trust for the Secured Parties; (b) promptly notify the Collateral Agent in writing of the receipt of such payment or distribution; and (c) promptly pay the amount of such payment or distribution to the Collateral Agent or, if the Collateral Agent so elects, to DOE, to hold for the account of the Secured Parties. Any amount so received by the Collateral Agent or any Secured Party shall be applied towards the payment of any amount outstanding under any Financing Document, in accordance with the terms of the Accounts Agreement.

Section 12.25       Assignment and Grant of Security Interest by the Sponsor.

(a)           From and after the First Advance Date, until the Release Date, as security for the payment, in full in cash when due, whether at stated maturity, by acceleration or otherwise of the Note Obligations, each Sponsor Entity hereby assigns, transfers and sets over to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent (acting on behalf of the Secured Parties) a security interest in, and First Priority Lien in favor of the Collateral Agent on, all of such Sponsor Entity’s right, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising (the “Sponsor Security”):

(i)            in respect of any Event of Loss:

(A)          all rights of such Sponsor Entity to receive any indemnity, warranty, guaranty, liquidated damages or any other payments arising out of or in connection with any Expropriation Event;

(B)           all claims of such Sponsor Entity for damages arising out of or in connection with any Expropriation Event, including, inter alia, claims brought or that may be brought by or on behalf of such Sponsor Entity in respect of its direct or indirect ownership of Equity Interest of the Borrower, whether pursuant to any investment protection treaty or otherwise; and

(C)           all rights of such Sponsor Entity to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action in respect of any Expropriation Event, as well as all the rights, powers and remedies on the part of the Sponsor, whether arising under any contract or by statute or at law or in equity or otherwise, arising out of or in connection with any Expropriation Event;

(ii)            all rights of such Sponsor Entity with respect to:

(A)          all present and future claims or causes of action of the Sponsor arising out of or for breach of or default under any Financing Document;

(B)           all rights of the Sponsor to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of any Equity Contribution;

(C)           all rights, powers and remedies on the part of the Sponsor whether arising under any Financing Document, by statute or at law or in equity or otherwise, arising out of any default thereunder;

(iii)          all Subordinated Debt; and

(iv)          all proceeds (as defined in Article 9 of the UCC in effect on the date of this Agreement) of any and all of the foregoing.

(b)            The Sponsor agrees that from time to time it shall promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect the assignment and security interests granted or intended to be granted hereby to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Sponsor Security.

(c)            Without limiting the generality of the foregoing, the Sponsor shall file, and authorizes the Secured Parties to file, as applicable, such financing or continuation statements, or amendments thereto, and shall execute and deliver such other instruments, endorsements or notices, as may be necessary or as the Collateral Agent may reasonably request from time to time, in order to perfect, ensure priority and preserve the assignments and security interests granted or purported to be granted hereby.

Section 12.26       Replacement of Cash in Reserve Accounts(a)      .

(a)            Subject to the terms of the Financing Documents, including the Accounts Agreement, in connection with the delivery of an Acceptable Letter of Credit to be credited to the Debt Service Reserve Account to replace amounts deposited in the Borrower Funds DSRA Subaccount of the Debt Service Reserve Account (the amount of such Acceptable Letter of Credit, the “DSRA Cash Replacement Amount”), the Borrower may request in accordance with the Accounts Agreement that an amount equal to the DSRA Cash Replacement Amount be transferred to the Sponsor or any other Borrower Entity (in Borrower’s discretion and irrespective of whether the Restricted Payment Conditions have been satisfied) after such Acceptable Letter of Credit has been received by the Collateral Agent and DOE has confirmed that it is in form and substance satisfactory to it.

(b)            Subject to the terms of the Financing Documents, including the Accounts Agreement, in connection with the delivery of an Acceptable Letter of Credit to be credited to any Reserve Account (other than the DSRA Subaccount of the Debt Service Reserve Account) to replace amounts deposited in such Reserve Account, the Borrower may request in accordance with the Accounts Agreement that an amount equal to the amount of such Acceptable Letter of Credit be transferred from such Reserve Account to the Sponsor or any other Borrower Entity (in Borrower’s discretion and irrespective of whether the Restricted Payment Conditions have been satisfied) after such Acceptable Letter of Credit has been received by the Collateral Agent and DOE has confirmed that it is in form and substance satisfactory to it.

Article XIII

Miscellaneous

Section 13.01       Waiver and Amendment.

(a)            No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b)           The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)            Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by each Borrower Entity and DOE.

(d)           Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall, at DOE’s discretion, be conditioned upon (i) payment of any increase to the Credit Subsidy Cost by the Borrower or (ii) the availability to DOE of funds appropriated by the U.S. Congress to meet any such increase.

Section 13.02       Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower Entity or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of any Borrower Entity against and on account of the Note Obligations and liabilities of such Borrower Entity to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of the Note or any portion of the Note agrees promptly to notify Borrower after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.03       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including, without limitation, any Master Advance Notice) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.

Section 13.04       Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 13.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person, (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery, (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested, or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 13.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a **** and, if not, on the following ****) on which it is validly transmitted if transmitted before 5:00 p.m., recipient’s time, and if transmitted after that time, on the next following ****. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 13.05       Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 13.06       Judgment Currency. Each Borrower Entity agrees, to the fullest extent permitted under Applicable Law, to indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between (i) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 13.07       Indemnification.

(a)            In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower Entities shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following:

(i)            the execution or delivery of this Agreement, the Conditional Commitment Letter, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)           the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith;

(iii)          any Loan or the use or proposed use of the proceeds thereof;

(iv)          any Environmental Claim relating to any Borrower Entity or any of their Subsidiaries, Sponsor Controlled Affiliates or predecessors, the Project, the Project Site or the Facility or any actual or alleged presence or Release of any Hazardous Substance, at, on, in, under, migrating to or from or originating from any property owned, leased, occupied or operated by any Borrower Entity or any of their Subsidiaries, Sponsor Controlled Affiliates or predecessors, including any at, in, on, under, migrating to or from, originating from or relating to any operations at the Project, the Project Site or the Facility or any environmental liability related in any way to any Borrower Entity or any of their Subsidiaries, Sponsor Controlled Affiliates or predecessors or any of their operations, products or properties, including any arising out of or relating to the Project, the Project Site or the Facility;

(v)           any failure by any of the Borrower Entities or any of their Subsidiaries to pay in full when due any of the recoupment obligations, special recoupment obligations or the purchase option price under the EDA, the Rental Agreement or any of the other Transaction Documents; or

(vi)          any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower Entity or any of its Sponsor Controlled Affiliates or otherwise;

and regardless of whether any Indemnified Party is a party thereto, such items (i) through (vi) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel, experts and consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 13.07; provided that the Borrower shall not have any obligation under this Section 13.07 to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise directly from gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction). Any claims under this Section 13.07 in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b)           All sums paid and costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any Indemnified Party with respect to any matter indemnified hereunder shall (i) be added to the Note Obligations, (ii) be secured by the Security Documents, and (iii) shall be immediately due and payable on demand. Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder; provided that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 13.07.

(c)            Each Indemnified Party within **** after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 13.07, shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d)           To the extent that the undertaking in the preceding clauses of this Section 13.07 may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 13.07), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e)           The provisions of this Section 13.07 shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Note Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f)            Any amounts payable by the Borrower pursuant to this Section 13.07 shall be payable within the later to occur of (i) **** after the Borrower receives an invoice for such amounts from any applicable Indemnified Party, and (ii) **** prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(g)           The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 13.07.

(h)           Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 13.07, the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(i)            Notwithstanding any other provision of this Section 13.07, the Borrower Entities shall not be entitled to (i) notice, (ii) participation in the defense of, (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 13.07 with respect to any action, suit or proceeding against any Borrower Entity.

(j)            No Indemnified Party shall be obliged to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 13.08       Limitation on Liability. No claim shall be made by any Borrower Entity or any of their Sponsor Controlled Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the DOE Consultants, for any special, indirect, incidental, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each Borrower Entity hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.09       Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)           No Borrower Entity may assign, sublet or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Transaction Document without the prior written consent of DOE and/or FFB, as the case may be.

(c)           FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the Funding Agreements; provided that, (i) upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; (ii) such assignee, by accepting the benefits of this Agreement and the Transaction Documents, (x) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Transaction Documents, (y) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Transaction Documents and (z) hereby authorizes DOE to enter into all such amendments or modifications of any Transaction Document on behalf of such assignee and or grant all waivers as are necessary or appropriate, as determined by DOE, under the Transaction Documents (other than amendments to the Note, which amendments shall also require the consent of such assignee); (iii) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (A) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document or (B) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by any Borrower Entity or any of their officers contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Borrower Entity, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (iv) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 13.09.

(d)           DOE may assign any or all of its rights, benefits or obligations under the Financing Documents without the consent of any Borrower Entity.

Section 13.10       Participations. FFB may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Financing Documents and with respect to the Collateral without the consent of any Borrower Entity or any Collateral Agent; provided, however, that, notwithstanding the foregoing, following the grant of any participation, FFB shall continue to remain fully liable for its duties and obligations hereunder and under the Note and the Borrower Entities and the Secured Parties shall continue to deal solely and directly with FFB in connection with FFB’s rights and obligations under this Agreement and the other Transaction Documents.

Section 13.11       Further Assurances and Corrective Instruments. (a)  To the extent permitted by Applicable Law, each Borrower Entity shall, upon the written request of DOE, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period of such request, such amendments or supplements hereto, and such further instruments, and take such further actions, as may be necessary in DOE’s reasonable judgment to effectuate the intention, performance and provisions hereof.

(b)           Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests.

Section 13.12       Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency, bankruptcy, liquidation or other similar proceeding or otherwise pursuant to any Applicable Law, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Borrower Entity’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.13       Governing Law; Waiver of Jury Trial. (a)  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAWS OF THE STATE OF NEW YORK (WITHOUT EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY BORROWER ENTITY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 13.14       Submission to Jurisdiction, Etc. By execution and delivery of this Agreement, each Borrower Entity irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;

(b)           consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           (i) agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the state of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding; (ii) agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it, and (iii) shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while such Borrower Entity is obligated under this Agreement;

(d)           agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law, or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower Entities or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e)              agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower Entity’s obligation.

Section 13.15          Entire Agreement. This Agreement and the other Financing Documents, including any agreement, document or instrument attached hereto or thereto or referred to herein or therein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and the other Financing Documents and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement and the other Financing Documents in respect to the subject matter of this Agreement and other Financing Documents made prior to the date hereof.

Section 13.16          Benefits of Agreement. Except as provided in this Section 13.16, nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article IV (Reimbursement Obligations), Section 10.02 (Remedies; Waivers) and Section 13.12 (Reinstatement) that refer to rights of or payments to FFB; provided that, in the event of any conflict between any provision of this Agreement and the Note or the Note Purchase Agreement, as between FFB and the Borrower, the terms of the Note and the Note Purchase Agreement shall govern.

Section 13.17          Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 13.18          Counterparts; Electronic Signatures.

(a)              This Agreement may be executed in counterparts of the parties hereof, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

(b)              Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature, (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement, and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

Section 13.19          No Partnership; Etc. The Secured Parties and the Borrower Entities intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower Entities or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of any Borrower Entity or any other Person with respect to the Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the applicable Borrower Entity.

Section 13.20          Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.21          Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Borrower Entity or any other Person or against or in payment of any or all of the Note Obligations.

Section 13.22          Operative Provisions for Third-Party Financing Documents. Until the earliest of (a) the First Advance Date, (b) the effective date of the Intercreditor Agreement and (c) the first date on which any amendment that increases the principal amount of or any refinancing of each of the ABL Credit Agreement and the Second Lien Notes Agreement has occurred, notwithstanding anything to the contrary contained in this Agreement, no covenant contained in Section 7.02(c) (Continued Security Interest in Project IP), Section 7.05(b) (Further Assurances), Section 7.05(c) (Further Assurances), Section 7.05(d) (Further Assurances) or Section 7.11 (Use of Proceeds) of this Agreement shall apply to the extent such covenant is prohibited by the provisions of Section 6.04 (Restrictive Agreements) or Section 6.16 (Intellectual Property) of the ABL Credit Agreement (as in effect on the date hereof) or Section 5.04 (Restrictive Agreements) or Section 5.15 (Intellectual Property) of the Second Lien Notes Agreement (as in effect on the date hereof), and no representation relating to any restriction in such covenants is made as of the date hereof, provided that such representation shall be deemed made on the date on which such covenant becomes applicable pursuant to this Section 13.22.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

UNITED STATES DEPARTMENT OF ENERGY

By:	/s/ Rupinder Kaur
Name:	Rupinder Kaur
Title:	Director, Portfolio Management Division Office of Energy Dominance Financing (EDF)

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RIVIAN NEW HORIZON, LLC, as Borrower

By:	/s/ Claire McDonough
Name:	Claire McDonough
Title:	Chief Financial Officer

RIVIAN AUTOMOTIVE, INC., as a Guarantor

By:	/s/ Claire McDonough
Name:	Claire McDonough
Title:	Chief Financial Officer

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Annex 1

DEFINITIONS

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 19, 2023, among, among others, Holdings, Rivian, LLC, Rivian Automotive, LLC and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, supplemented, or otherwise modified from time to time or as may be refinanced or replaced from time to time.

“A/E Agreement” means the Service Order dated ****, between Rivian New Horizon, LLC, and ****.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder, (a) transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code, (b) delivery of a manually executed original of such certificate, document or other item, or (c) such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Approved Letter of Credit Provider and meeting the following requirements:

(a)              the initial expiration date thereof shall be at least twelve months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve months) unless, at least **** prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b)              upon receipt of any non-renewal notice, or **** after the issuer ceases to be an Approved Letter of Credit Provider, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s));

(c)              the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d)              with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e)              there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f)               no Specified Borrower Entity shall have a reimbursement or other obligation to the issuer of such letter of credit, and the issuer shall irrevocably waive any claim or other rights against any Specified Borrower Entity or any part of the Collateral, that may arise from the issuance, existence or performance of its obligations under such letter of credit, including any and all rights of subrogation, whether or not such claim, remedy or right arises in equity or under contract, statute or common law;

(g)              the beneficiary shall be allowed to make drawings under such letter of credit by, at the beneficiary’s election, delivery of physical notice to the issuer’s branch or office in New York, New York or electronic notice; and

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(h)              such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed by thereby, governed by and construed in accordance with the laws of the state of New York and drawable in the United States of America.

“Acceptable Replacement Project Document” means with respect to any Project Document (other than the Manufacturing Agreement), an agreement, contract or other instrument entered into by the applicable Borrower Entity party thereto with a Person reasonably satisfactory to DOE in replacement thereof, on commercially reasonable terms to such Borrower Entity for the same purpose as the Project Document being replaced (except for obligations that have been fully satisfied prior to the replacement date), in compliance with the terms of this Agreement.

“Account Balance” means, as of any date of determination with respect to any Project Account, an amount equal to the sum of (i) the cash balance in such Project Account on such date, after giving effect to any withdrawal or transfer from such Project Account on such date in accordance with the Accounts Agreement, plus (ii) the cash value of any Permitted Investments in such Project Account, plus (iii) with respect to each Project Account (other than the Ramp-up Costs Account), the aggregate available but undrawn amounts under any Acceptable Letter of Credit credited to such Project Account as of such date, if any, after giving effect to any draws under such Acceptable Letter of Credit on such date.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement, to be dated on or prior to the First Advance Date, among inter alios the Specified Borrower Entities, DOE, the Collateral Agent, and the Depositary Bank.

“Account Control Agreement” means each account control agreement in respect of any Company Account in form and substance reasonably satisfactory to DOE.

“Account Funding Requirement” means:

(a)           in the case of the Base Equity Security Account, the amounts required to be deposited therein pursuant to Section 12.01 (Base Equity Commitment);

(b)           in the case of the Contingent Equity Security Account, the amounts required to be deposited therein pursuant to Section 12.02(b) (Funding of Contingent Equity Security Account);

(c)            in the case of the Debt Service Payment Account, an amount equal to:

(a)            in the case of any date occurring on or after the first day of any calendar month in which a Payment Date occurs through but not including such Payment Date, the sum of (A) ****% of the aggregate amount of principal and interest on the Loan and Reimbursement Obligations scheduled to become due and payable on or prior to the first Payment Date thereafter, plus (B) ****% of the aggregate amount of principal and interest on the Loan and Reimbursement Obligations scheduled to become due and payable on or prior to the second Payment Date thereafter; and

(b)            in the case of each other date, the product of (A) the aggregate amount of principal and interest on the Loan and Reimbursement Obligations scheduled to become due and payable on or prior to the immediately succeeding Payment Date, times (B) the Monthly Funding Percentage (expressed as a decimal) as of such date;

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(d)           in the case of the Debt Service Reserve Account, the sum of the following amounts:

(a)            as of any date occurring on or after the earlier of (x) the last day of the Note A Availability Period and (y) the date that is **** prior to the First Principal Payment Date, an amount equal to the aggregate amount of scheduled payments of principal and interest on the Note A Loans projected for the succeeding period of **** occurring; and

(b)            as of any date occurring on or after the earlier of (x) the last day of the Note B Availability Period and (y) the date that is **** prior to the Note B First Principal Payment Date (such date, the “Note B Debt Service Reserve Funding Date”), an amount equal to the aggregate amount of scheduled payments of principal and interest on the Note B Loans projected for the succeeding period of **** occurring.

(e)            in the case of the Operation and Maintenance Reserve Account, as of any date occurring on or after the earlier of (A) the Project Completion Date and (B) the Project Completion Longstop Date, an amount equal to the sum of fixed and variable operating costs projected to be incurred by the Specified Borrower Entities over the succeeding **** period (calculated using the then-applicable O&M Budget);

(f)            in the case of the Major Maintenance and Capex Reserve Account, as of any date occurring on or after the earlier of (A) the Project Completion Date and (B) the Project Completion Longstop Date, an amount equal to the Major Maintenance Expenditures (excluding any Capital Expenditures) projected to be incurred by the Specified Borrower Entities over the succeeding **** period (calculated using the latest Major Maintenance Plan); and

(g)           in the case of the DBA Holdback Account, the sum of the DBA Holdback Amounts with respect to all DBA Compliance Matters that have not been applied in accordance with the Accounts Agreement; and

(h)           in the case of other Project Accounts, as specified in the Accounts Agreement.

“Account Shortfall” means, as of any date of determination with respect to any Project Account for which there is an Account Funding Requirement, an amount equal to the excess, if positive, of (i) the Account Funding Requirement for such Project Account as of such date, over (ii) the Account Balance for such Project Account as of such date.

“Accrued Recoupment Amount” has the meaning given to such term in Section 8.02(j)(i) (Recoupment Payment Liability Report) hereto.

“Acquisition” means the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of the assets constituting a business unit, a line of business or a division of any Person, or all of the Equity Interests in a Person that, upon consummation thereof, will be a Wholly Owned Subsidiary of the Sponsor (including as a result of a merger or consolidation).

“Additional Collateral Requirements” has the meaning given to such term in Section 7.05(d) (Further Assurances) hereto.

“Additional Project Document” means any contract entered into by any Borrower Entity subsequent to the Effective Date that is necessary or appropriate for the design, engineering, procurement, development, construction, management, startup and commissioning, ownership, operation, use and maintenance, and (if applicable) decommissioning of the Project.

“Administrative Fee” means an administrative fee equal to $5,975,641.22, which was paid in full by the Borrower to DOE on the Effective Date.

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“Advance” means, collectively or individually, as the context may require, a Note A Advance or a Note B Advance.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Proceeds Construction Subaccount” means the “Advance Proceeds Construction Subaccount” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Advance Proceeds DSRA Subaccount” means the “Advance Proceeds DSRA Subaccount” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Advance Request Approval Notice” means, individually or collectively, as the context may require, a Note A Advance Request Approval Notice or a Note B Advance Request Approval Notice.

“Advanced Technology Vehicles” means vehicles determined to be “advanced technology vehicles” in accordance with the Applicable Regulations.

“Adverse Proceeding” means any action, claim, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator (including any condemnation or eminent domain proceeding affecting any real property).

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote **** percent or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Project Document” has the meaning given to such term in Section 9.01(b)(ii) (Transactions with Affiliates).

“Agent Fee Letter” means the fee letter agreement to be entered into prior to the First Advance Date, by and between the Borrower and Citibank, N.A. (including any of its successors), as the same may be amended from time to time.

“Agents” means the Collateral Agent, the Depositary Bank, the Insurance Advisor and any other agent duties and functions Citibank, N.A. (including any of its successors) are required to provide pursuant to the Agent Fee Letter.

“Agreement” has the meaning given to such term in the preamble hereto.

“Allocable Amount” has the meaning given to such term in Section 11.06(b) (Contribution).

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“ALTA Survey” means each ALTA/NSPS land title survey prepared by a licensed surveyor acceptable to DOE, with respect to the Project Site.

“Amazon” means Amazon Logistics, Inc. and its Affiliates.

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“Amended Required Insurance Schedule” has the meaning given to such term in Section 5.02(l) (Insurance).

“Amendment and Restatement Date” means the date on which the Conditions Precedent to the Amendment and Restatement Date shall have been satisfied, or waived by DOE, as set forth in Section 5.02 (Conditions Precedent to the Amendment and Restatement Date).

“Annual Recoupment Payment Report” has the meaning given to such term in Section 8.02(j) (Recoupment Payment Liability Report) hereto.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar rules, regulations or guidelines issued, administered or enforced by any United States of America governmental agency.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty with the force of law, judgment, order or any published directive, opinion, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date hereof or as of any date hereafter.

“Applicable Mortgage Loan Policy” means, with respect to each Mortgage, an ALTA extended coverage loan policy of title insurance in the Maximum Loan Amount in the form(s) promulgated for use in the state of Georgia or a binding marked commitment or proforma loan policy of title insurance deleting all requirements to issue such policy, all references to “pro forma,” all statements indicating it does not indicate a commitment to insure and any similar statements (in which case, having the effect of such policy of title insurance), including all amendments thereto, endorsements thereof and substitutions or replacements therefor, with full upfront mechanic’s lien coverage (to the extent available in Georgia), to be issued by the Title Company in favor of and naming the Collateral Agent as the insured for its benefit and the benefit of the Secured Parties and their respective successors and assigns, with such endorsements and affirmative assurances as the DOE shall require and otherwise in form and substance satisfactory to DOE, with such coinsurers or reinsurers as may be reasonably acceptable to DOE, in an aggregate amount reasonably acceptable to DOE in all respects, insuring, commencing (x) no earlier than the date and time of the recordation of the respective Mortgage in each County, in the case of the Mortgage in respect of the entire Project Site, and (y) such later date as applicable, in the case of any Mortgage in respect of any other Real Property acquired by any Borrower Entity after the Effective Date pursuant to Section 7.05(d) (Further Assurances) or Section 7.30 (Borrower Funding Commitment), as applicable, that each Mortgage creates a first and prior Lien on the applicable Borrower Entity’s or, if applicable, the Joint Development Authority’s right, title and interest in the Mortgaged Property, subject only to Permitted Liens.

“Applicable Regulations” means the final regulations located at 10 C.F.R. Part 611 and any other applicable regulations from time to time promulgated by DOE under Section 136.

“Application” has the meaning given to such term in the preliminary statements.

“Approved Construction Change” means any Construction Change that (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the scope of work, estimated costs, impact on the Project’s schedule and critical path (if any), and the reasons for such Construction Change) and (ii) has received a written approval from DOE.

“Approved Letter of Credit Provider” means a bank with a branch or representative office in New York, New York and that is organized under or licensed as a branch or agency under the laws of the United States or any state thereof that has outstanding unguaranteed and unsecured long-term Indebtedness that is rated “A” or better by S&P and/or “A2” or better by Moody’s (and if the applicable rating is “A” by S&P or “A2” by Moody’s, such rating is not on negative watch).

Annex 1-7

“ATVM Product” means any qualifying component within the meaning of the Applicable Regulations.

“ATVM Program” means the Advanced Technology Vehicles Manufacturing Incentive Program authorized by Section 136 and administered by DOE.

“Authorized Transmitter” means, with respect to delivery of documentation (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Section 5.01(g) (Closing Certificate) delivered by such Person to DOE prior to the Effective Date, as updated or modified from time to time by written notice to DOE and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period End Date” means the date that is the later of: (a) the last day of the Note A Availability Period, and (b) the last day of the Note B Availability Period.

“Availability Period” means, as the context may require, the Note A Availability Period or the Note B Availability Period (Voluntary Prepayments).

“Average Consumer Vehicles” means the mean average of total vehicles sold to end customers which were built on Rivian’s R1, MSP, or other vehicle platforms which were designed, developed, and produced by Rivian, under the Rivian brand and intended for the primary customer to be a consumer purchaser.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, 11 U.S.C. § 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.

“Base Case Financial Model” means a financial model prepared by the Borrower Entities in good faith, showing financial projections and underlying assumptions believed by the Borrower Entities to be reasonable in Excel form and otherwise in accordance with the Transaction Documents, that are set forth on a quarterly basis, to a date falling no earlier than 24 months after the Maturity Date, which projections: (a) are consistent with the then-applicable Construction Budget, O&M Budget, Project Construction Schedule and Project Milestone Schedule; and (b) demonstrate compliance with the Debt Service Coverage Ratio required pursuant to Section 7.10 (Financial Covenants), Projected Debt Service Coverage Ratio required pursuant to the Debt Sizing Parameters and all other financial covenants starting from the First Principal Payment Date until the Maturity Date. References to “Base Case Financial Model” refer to the Original Base Case Financial Model, the Effective Date Base Case Financial Model or any Updated Base Case Financial Model approved by DOE in accordance with the Financing Documents.

“Base Equity Commitment” means, as the context requires, the aggregate amount of Equity Contributions that the Sponsor Entities are obligated to make to the Borrower pursuant to Section 12.01 (Base Equity Commitment) and the obligation of the Sponsor Entities to make such Equity Contributions.

“Base Equity Security Account” means the “Base Equity Security Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“BIS” has the meaning given to such term in Section 5.01(d) (KYC Requirements).

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“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“BOM” has the meaning given to such term in Section 5.03(f)(v)(C) (Technical Requirements).

“Bond” means the Taxable Revenue Bonds (Rivian Horizon, LLC Project) issued on **** by the Joint Development Authority ****.

“Bond Counsel” means Smith, Gambrell & Russell, LLP.

“Bond Documents” means the Bond and all other documents, instruments and agreements relating to the issuance of the Bond or the bonds-for-title tax abatement structure, including:

(a)           Bond Purchase Agreement dated November 1, 2023, between the Borrower and the Joint Development Authority;

(b)           Bond Resolution;

(c)           Rental Agreement;

(d)           Option Agreement; and

(e)           Subordinate Security Deed.

“Bond Pledge Agreement” means the Bond Pledge, Collateral Assignment and Security Agreement and Estoppel among the Borrower, the Joint Development Authority and the Collateral Agent, to be dated on or prior to the First Advance Date, with respect, inter alia, to the Bond and other Bond Documents.

“Bond Resolution” means the Bond Resolution of the Joint Development Authority adopted on April 26, 2022 with respect to the issuance of the Bond.

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Funding Commitment” has the meaning given to such term in Section 7.30 (Borrower Funding Commitment).

“Borrower Entities’ Accountant” means KPMG or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower Entities from time to time with the prior written approval of DOE.

“Borrower Entity” means, collectively or individually, as the context requires, each of the Borrower, each Sponsor Entity and each other Guarantor.

“Borrower Force Majeure Event” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower Entities or their Sponsor Controlled Affiliates, and that could not have been prevented or the adverse effects thereof avoided by the exercise of reasonable diligence by the Borrower Entities or any of their Sponsor Controlled Affiliates, and that (a) prevents the Borrower’s, the Sponsor’s or any of their Sponsor Controlled Affiliates’ performance of its respective obligations under any Transaction Document or (b) prevents the continuing construction or operation of the Project substantially in accordance with the Project Plans. Examples of a “Borrower Force Majeure Event” include any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval that the Borrower must be using commercially reasonably efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonably efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion, in each case when such event satisfies the definition of “Borrower Force Majeure Event”.

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“Borrower Funding Commitment” has the meaning given to such term in Section 7.30 (Borrower Funding Commitment).

“Borrower Funds DSRA Subaccount” means the “Borrower Funds DSRA Subaccount” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Borrower Instruments” has the meaning given to such term in Section 3.2 of the Note Purchase Agreement.

“Borrower/JDA Recognition Agreement” means the Subordination, Recognition, Collateral Assignment and Security Agreement and Estoppel, to be dated on or prior to the First Advance Date, by and among the Joint Development Authority, Borrower, the Guarantor and the Collateral Agent with respect, inter alia, to the Rental Agreement, as supplemented and amended from time to time.

“Borrower Notice” means a notification to the Borrower that flood insurance coverage under the National Flood Insurance Program is not available because the community in which the property is located does not participate in the National Flood Insurance Program.

“Borrower Subleasehold Security Deed” means the Leasehold Deed to Secured Debt, Collateral Assignment of Usufruct Interest, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing dated on or prior to the First Advance Date, by Borrower in favor of the Collateral Agent with respect, inter alia, to the Borrower’s interest in the Project under the Rental Agreement.

“Borrower Related Party” means any Borrower Entity or any of their respective Sponsor Controlled Affiliates that are party to a Transaction Document.

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the applicable Borrower Entities’ insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker’s Letter of Undertaking) to Schedule 7.03 (Required Insurance) or any other form acceptable to DOE.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Designated Standard or are required by the Designated Standard to be included as capital expenditures on the consolidated statement of cash flows of the Borrower Entities and their Subsidiaries.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with GAAP, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

“Capitalized Lease Liabilities” means, all monetary obligations of the Borrower Entities under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof as determined in accordance with GAAP.

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“Cash Contribution” means a payment in cash by a Sponsor Entity, directly or through the Direct Shareholder, to the Borrower.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to (a) Operating Revenue received during such period and deposited into the Revenue Account, minus (b) the amounts required to be transferred or withdrawn, during such period, from the Revenue Account prior to any transfer made to the Debt Service Payment Account pursuant to the terms of the Accounts Agreement.

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the Note Purchase Agreement.

“Change of Control” means:

(a)            any failure of the Sponsor to own, directly or indirectly, ****% of the equity interest in the Borrower or any other Borrower Entity;

(b)            any member of the board of directors of any Borrower Entity (other than the Sponsor) being nominated or appointed by any person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor;

(c)            any failure of the Direct Shareholder to directly own one hundred percent (100%) of the voting and economic securities of the Borrower;

(d)            as of the date a person (other than a Qualified Public Company Shareholder or a person holding interests through a Qualified Investment Fund) first acquires direct or indirect ownership of **** or more of the voting or economic interests in the Borrower, such person is a Prohibited Person;

(e)            if the Sponsor is not a publicly traded company or ceases to be a publicly traded company after giving effect to such event, any event that results in the Sponsor being Controlled by any person or affiliated group of persons other than a Qualified Owner;

so long as the Sponsor is a publicly traded company, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding (1) any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (2) **** achieving:

(a)            the ability or power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(A)           exercise voting control over more than thirty-five percent (35%), on a fully diluted basis, of the voting interests in outstanding equity interests of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor; or

(B)            appoint or remove all or more than thirty-five percent (35%) of the members of the management body of the Sponsor; or

(b)           the ownership of more than thirty-five percent (35%) of that part of the issued capital of the Sponsor corresponding to ordinary shares or other equity interests having voting rights on a fully diluted basis.

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“Change Order” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

****

“Closing Certificate” has the meaning given to such term in Section 5.01(g) (Closing Certificate).

“CMAR Agreement” ****.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all real or personal property which is subject, from time to time, to any Lien granted, or purported or intended to have been granted to the Secured Parties, pursuant to any Security Document, including all Program Assets and Mortgaged Property.

“Collateral Agent” means Citibank, N.A., a national banking association, acting through its Agency and Trust Division, in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Commissioning Completion” means that DOE has received an officer’s certificate of the Independent Engineer in substantially the form of Exhibit F-3 (Form of Independent Engineer Certificate (Commissioning Completion)) addressing the satisfaction of each of the below requirements and such additional matters as DOE shall reasonably request:

(a)            Engineering and Design Completion has been achieved;

(b)           all construction, integration and equipment installation activities have been completed; and

(c)           all pre-commissioning checks, functional tests and pre-production sample builds have been satisfactorily completed.

“Commissioning Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Commissioning Completion has occurred.

“Commodity Hedge Agreements” means any agreement (including each confirmation entered into pursuant to any Master Agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, capacity and/or ancillary services purchase, tolling or sale agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any raw materials related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the Ordinary Course of Business (and not for speculative purposes) in order to manage fluctuations in the price or availability of any commodity, but excluding all such agreements or transactions (including any confirmation entered into pursuant to any Master Agreement) that are daily sales or spot market arrangements.

“Company Account” means, collectively, the Operating Accounts and, to the extent it is a Permitted Account, each Local Account.

“Completion Guarantee Release Date” has the meaning given to such term in Section 12.03(a) (Completion Guarantee).

“Completion Reserve Accounts” means the “Completion Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

Annex 1-12

“Compliance Certificate” has the meaning given to such term in Section 8.01(d) (Compliance Certificates).

“Conditional Commitment Letter” has the meaning given to such term in the preliminary statements.

“Conditions Precedent to the Amendment and Restatement Date” has the meaning given to such term in Section 5.02 (Conditions Precedent to the Amendment and Restatement Date).

“Conditions Precedent to the Effective Date” has the meaning given to such term in Section 5.01 (Conditions Precedent to the Effective Date).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a)            without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)             Consolidated Interest Expense for such period determined in accordance with GAAP;

(b)            provision for taxes based on income, profits or capital of the Sponsor and its Subsidiaries, including federal, state, franchise, excise, international withholding and similar taxes payable by the Sponsor or any of its Subsidiaries or accrued during such period including any penalties and interest relating to any tax examinations and state taxes in lieu of business fees (including business license fees);

(c)            all amounts attributable to depreciation and amortization for such period;

(d)            without duplication, any cash distributions or payments made by any Subsidiary of Sponsor (other than a Borrower Entity) to any Borrower Entity during such period in respect of the operating cash flow of such Subsidiary of Sponsor (other than a Borrower Entity);

(e)            an amount equal to the sum of (A) any non-recurring integration costs incurred in connection with any Acquisition or similar Investment, (B) any net after-tax unusual, extraordinary, infrequent or non-recurring losses, charges or expenses during such period and (C) any fees, expenses or charges (including any amortization or write-off of debt issuance or deferred financing costs, premiums or prepayment penalties) related to any Acquisition and any other Investment, any issuance or sale of Equity Interests by a Borrower Entity, any incurrence of Permitted Indebtedness (including any increase in the size of any Permitted Indebtedness), any waivers in respect of, or amendments or modifications to, this Agreement, any other Financing Document, or any Third-Party Financing Document, and any disposition, recapitalization or option buyout in each case, whether or not such transactions have been consummated;

(f)             the amount of (A) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, ramp-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices and facilities) including in connection with the Transaction Documents, the Project, the Facility, any Acquisition or Investment, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (B) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (C) recruiting, signing, retention and completion bonuses, and (D) severance, relocation or recruiting; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi) together with clauses (vii) and (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;

Annex 1-13

(g)            any losses from abandoned, disposed or discontinued operations; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii) together with clause (vi) above and clause (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;

(h)            costs incurred in connection with the Transaction Documents during such period;

(i)             any other noncash charges, losses or expenses (except to the extent representing a non-cash “straight-line” rent expense under sub-clause (x) below or an accrual or reserve for potential cash items in any future period and excluding any amortization of a prepaid cash item that was paid but not expensed in a previous period);

(j)             the non-cash portion of “straight-line” rent expense for such period;

(k)            the amount of any minority interest expense attributable to minority Equity Interests of third parties in the positive income of any non-wholly owned Subsidiary of the Sponsor;

(l)             the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans);

(m)            adjustments of the type reflected in any quality of earnings report prepared by any of the “Big Four” accounting firms and furnished to DOE, in connection with an Acquisition or other Investment that is consummated after the Effective Date;

(n)            the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Sponsor in good faith to result from actions taken, committed to be taken or expected to be taken no later than twelve (12) months after the end of such period (which amounts will be determined by the Sponsor in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that, in the good faith judgment of the Sponsor such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed that such determinations need not be made in compliance with Regulation S-X under the Securities Act of 1933, as amended, or other applicable securities law); provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xiv) together with clauses (vi) and (vii) above shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period; and

Annex 1-14

(o)            one-time public company registration, listing, compliance, reporting and related expenses; minus

(b)            without duplication,

(a)            consolidated interest income for such period determined in accordance with GAAP;

(b)            the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense;

(c)            any net after-tax extraordinary or non-recurring gains during such period;

(d)            all non-cash gains during such period for which no cash inflow is foreseeable; and

(e)            the amount of any minority interest income attributable to minority Equity Interests of third parties in the losses of any non-wholly owned Subsidiary of the Sponsor.

“Consolidated Interest Expense” shall mean, for any period, the aggregate interest expense (including imputed interest expense in respect of capital leases determined in accordance with GAAP), net of interest income, of the Sponsor, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Sponsor or any of its Subsidiaries with respect to interest rate swap agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Sponsor for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a)            the income of any Subsidiary of Sponsor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary;

(b)           the income or loss of any Person accrued prior to the date it is merged into or consolidated with any Subsidiary of Sponsor or the date that such Person’s assets are acquired by any Subsidiary of Sponsor;

(c)            the income or loss of any Person in which any other Person (other than the Sponsor, the other Borrower Entities or a wholly-owned Subsidiary of the Sponsor or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, ****, and (ii) with respect to any other Person, to the extent of the amount of dividends or other distributions actually paid to the Sponsor, the other Borrower Entities or a wholly-owned Subsidiary of the Sponsor by such Person during such period;

(d)            any gains or losses attributable to Dispositions out of the ordinary course of business;

(e)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(f)            net unrealized gains and losses resulting from obligations under any swap agreement or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of FASB ASC 815-10;

Annex 1-15

(g)            gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP;

(h)            the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP;

(i)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Acquisition or any sale, conveyance, transfer or other disposition of assets, to the extent actually reimbursed, or, so long as the Sponsor has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within **** days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such **** days); and

(j)            to the extent covered by insurance and actually reimbursed, or, so long as the Sponsor has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within **** days and (y) in fact reimbursed within **** days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such **** days), expenses, charges or losses with respect to liability or casualty events or business interruption.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Sponsor, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Sponsor as of the most recently delivered financial statements pursuant to Section 8.01(c) (Additional Quarterly Financial Statements).

“Construction Account” means the “Construction Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Construction Budget” means the Initial Construction Budget, as amended or supplemented from time to time (i) in accordance with Section 9.08 (Approved Construction Changes; Project Execution Plan; Budgets) pursuant to Approved Construction Changes.

“Construction Change” has the meaning given to such term in Section 9.08 (Approved Construction Changes; Project Execution Plan; Budgets).

“Construction Contractor” means any party to any Construction Contract, excluding any Borrower Entity.

“Construction Contracts” means, collectively (in each case, unless such agreement has been replaced by an Acceptable Replacement Project Document), unless otherwise specified below:

(a)            the A/E Agreement; and

(b)           the CMAR Agreement;

(c)           each other contract, agreement or enforceable instrument or document for the facilitation, design, engineering, procurement, construction, installation, management, start-up and commissioning of the Project; and

(d)           any other document designated as a Construction Contract by the Borrower and DOE.

Annex 1-16

“Construction Payment Account” means the “Construction Payment Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Construction Progress Report” shall have the meaning given to such term in Section 8.02(c)(i) (Construction Progress Report).

“Construction Schedule” has the meaning given to such term in Section 5.01(k)(ii) (Project Execution Plan).

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Equity Cap” has the meaning given to such term in Section 12.02(a)(iii) (Contingent Equity Commitment).

“Contingent Equity Commitment” means, as the context requires, the amount of Equity Contributions that the Sponsor Entities are obligated to make to the Borrower by the Sponsor pursuant to Section 12.02 (Contingent Equity Commitment) and the obligation of the Sponsor Entities to make such Equity Contributions.

“Contingent Equity Security Account” means the “Contingent Equity Security Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Contingent Equity Termination Date” has the meaning given to such term in Section 12.02(a) (Contingent Equity Commitment).

“Contingent IP License” means the Contingent License Agreement, to be dated on or prior to the First Advance Date, by and among the Borrower, the Direct Shareholder, IP Holdings, any other applicable Borrower Entity that is licensing Project IP to the Specified Borrower Entities and the Collateral Agent.

“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)            for the purchase, payment or discharge of any such primary obligation;

(b)           to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c)            to advance or supply funds;

(d)           to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)           to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)            otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);

Annex 1-17

provided that, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

“Copyrights” means (a) all copyright rights in any work subject to copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) and designs, and (b) all registrations and applications for registration of any such copyrights, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office.

“Cost Overruns” means, collectively, all actual aggregate Pre-Completion Costs in excess of Scheduled Pre-Completion Costs (excluding any costs incurred and paid for prior to the start date of the Construction Budget and not counted towards the Base Equity Commitment or Contingent Equity Commitment), including (a) any liquidated damages payable by the Borrower under any Project Document; (b) all debt service and other costs and expenses under the Financing Documents; and (c) all other costs, expenses and liabilities incurred as a result of any delay in achieving Project Completion.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“CPA Requirements” has the meaning given to such term in Section 6.30 (Cargo Preference Act).

“Credit Subsidy Cost” means the “cost of a direct loan”, as set forth in Section 502(5)(B) of the FCRA.

“Cure Amount” has the meaning given to such term in Section 10.01(b)(i) (Debt Service Coverage Ratio).

“Currency of Denomination” has the meaning given to such term in Section 13.06 (Judgment Currency).

“Current Ratio” means, with respect to the Sponsor, as of any date of determination, the ratio of: (a) the aggregate amount of all current assets, to (b) the aggregate amount of all liabilities and obligations which are due and payable on demand or within twelve (12) months from such time, or should be properly reflected as attributable to such twelve (12) month period in accordance with GAAP (excluding, for clarity, any existing long-term Indebtedness and the principal amounts of any existing or future convertible notes to the extent any such notes meet the relevant conversion metric to be deemed current liabilities), in each case as set forth on the consolidated balance sheet of such Person prepared in accordance with GAAP as of such date.

Annex 1-18

“Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Required Approvals, or any other requirements of Governmental Authorities relating to the privacy, security, notification of breaches or confidentiality of personal data (including individually identifiable information) and other sensitive information, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries, including, to the extent applicable, HIPAA, Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45) and other consumer protection laws, GDPR, CCPA, CPRA, PIPEDA, and genetic testing laws.

“Date-Down Endorsement” means endorsement(s) to each Applicable Mortgage Loan Policy (dated to the earliest search-through date of all Mortgaged Property covered by such Date-Down Endorsement) in the form promulgated under the title insurance regulations in the states of Georgia, (a) indicating that since the effective date of the Applicable Mortgage Loan Policy (or the date of the last preceding Date-Down Endorsement(s) to the Applicable Mortgage Loan Policy, if later), there has been no change in the state of the title to the applicable Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by DOE), (b) increasing the policy coverage to an aggregate amount equal to the sum of all Advances made on or before the effective date thereof, and stating the amount of coverage then-existing under the Applicable Mortgage Loan Policy, (c) updating the date of the Applicable Mortgage Loan Policy and endorsements thereto to the extent permitted by applicable title insurance regulations in the state of Georgia, (d) otherwise complying with the pending disbursement provisions set forth in Schedule B to the Applicable Mortgage Loan Policy (it being understood that (i) each Date-Down Endorsement shall be issued free and clear of all recorded or unrecorded mechanics’, materialmen’s or other similar liens, and (ii) Borrower shall deliver all lien waivers reasonably requested by the Title Company in order for the Title Company to issue each Date-Down Endorsement without any exceptions for recorded or unrecorded mechanics’ liens as of the date thereof), and (e) as to the final Date-Down Endorsement issued upon Project Completion, removing any exceptions for unfiled mechanics’ liens and the pending disbursement provisions, in each case, in Schedule B to the Applicable Mortgage Loan Policy.

“Davis-Bacon Act” or “DBA” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 CFR 5.2) of all or any portion of the Project.

“Davis-Bacon Act Requirements” means the obligations and requirements described in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions).

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the DBA Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” has the meaning given to such term in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions).

“DBA Covered Contract” has the meaning given to such term in Schedule 6.27(c) (Davis-Bacon Act Contract Provisions).

“DBA Holdback Account” means the “DBA Holdback Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

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“DBA Holdback Amount” means the sum of (a) the aggregate amount of back wages determined from time to time by the United States Department of Labor, or any office thereof, as being due and payable to any employees of DBA Contract Parties as a result of any violation of the Davis-Bacon Act Requirements, whether or not such determination has become final, and which back wages have not been paid in full to such employees or determined by a final action of the United States Department of Labor to not be payable to such employees, and (b) any other amount otherwise required to be withheld in accordance with Section (2)(2)(i) of Schedule 6.27(c) (Davis-Bacon Act Contract Provisions).

“DBA Side Letter” has the meaning given to such term in Section 5.03(g)(i) (Davis-Bacon Act).

“Debarment Regulations” means all of the following (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409, and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Service” means, with respect to any period, the sum of (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents and (b) all other payments with respect to other Indebtedness for Borrowed Money of the Borrower, but, for purposes of calculating any Debt Service Coverage Ratio only, the calculation will exclude any balloon payments of Indebtedness (other than the Loan) that either (x) has been refinanced with replacement Indebtedness, or (y) matures no less than six months after the applicable DSCR Calculation Date and the Borrower reasonably believes will be able to refinance prior to maturity with replacement Indebtedness having a final maturity date not earlier than six months after the maturity date of the Indebtedness being refinanced.  With respect to any Indebtedness, “balloon payment” means a payment of principal (together with any accrued unpaid interest) required to be made on the final maturity date of such Indebtedness when the scheduled periodic payments of such Indebtedness do not fully amortize the principal thereof by such final maturity date.

“Debt Service Coverage Ratio” means the Historical Debt Service Coverage Ratio, Historical Quarter Debt Service Coverage Ratio or the Projected Debt Service Coverage Ratio, as applicable.

“Debt Service Reserve Account” means the “Debt Service Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Debt Service Payment Account” means the “Debt Service Payment Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Debt Sizing Parameters” means, collectively, (a) the Projected Debt Service Coverage Ratio on any date of determination following the First Principal Payment Date up to (and including) the DSCR Calculation Date immediately prior to the Final Maturity Date will not be less than ****; provided that for purposes of calculating the Projected Debt Service Coverage Ratio for a period that includes a Maturity Date, the principal amount due on such Maturity Date shall be disregarded, (b) the aggregate Loan Amount shall not exceed $4,500,000,000.00, and (c) at no time shall the Loan Amount be more than 80% of the Eligible Project Costs anticipated to be incurred and paid on or prior to the date of each Advance or reasonably anticipated to be paid within **** days of such Advance.

“Debt Sizing Prepayment” has the meaning given to such term in Section 3.06(c)(ii) (Project Completion Revised Model).

“Debt to Tangible Assets Ratio” means, with respect to any Person, as of any date of determination, the ratio of (a) the aggregate Indebtedness incurred by such Person (excluding any outstanding indebtedness incurred under the ABL Credit Agreement and any Indebtedness incurred by any Rivian/VW JV Entity (so long as such Indebtedness is not incurred or guaranteed by the Sponsor or any other Borrower Entity and the holder thereof may not otherwise seek recourse against the Sponsor or any Borrower Entity or their respective properties or assets)), to (b) the value of such Person’s assets less the value of all Intangible Assets of such Person, in each case as set forth on the consolidated balance sheet of such Person prepared in accordance with GAAP as of such date; provided that, with respect to clause (b), the assets and Intangible Assets of the Rivian/VW JV Entities will be excluded from the calculation of Debt to Tangible Assets Ratio to the extent that any Indebtedness of Rivian/VW JV Entities is excluded from the calculation of Debt to Tangible Assets Ratio pursuant to clause (a).

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“Debtor Relief Law” means any Bankruptcy Laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States, any state or other subdivision thereof or other applicable jurisdictions in effect from time to time.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

“Default Remediation Plan” has the meaning set forth under Section 10.02(a) (Remedies; Waivers).

“Delayed Prepayment Account” means the “Delayed Prepayment Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Delayed Prepayment Date” has the meaning given to such term in Section 3.06(e) (Delayed Mandatory Prepayment Election).

“Depositary Bank” means Citibank, N.A., in its capacity as depositary bank, or any successor depositary bank appointed from time to time pursuant to the Accounts Agreement.

“Designated Standard” means:

(a)            with respect to each Borrower Entity, GAAP or IFRS; provided that any Financial Statements prepared in accordance with IFRS shall include a reconciliation to GAAP, certified by the Borrower Entities’ Accountant; and

(b)            with respect to any Person other than the Borrower Entities, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“Direct Agreements” means, collectively,

(a)            the Direct Agreement, to be dated on or prior to the First Advance Date, among the Collateral Agent, the Borrower and ****;

(b)           the Direct Agreement, to be dated on or prior to the First Advance Date, among the Collateral Agent, the Borrower and ****;

(c)           the Direct Agreement, to be dated on or prior to the First Advance Date, among the Collateral Agent, the Borrower and SalesCo;

(d)           the Borrower/JDA Recognition Agreement;

(e)            the Bond Pledge Agreement;

(f)            the State Recognition Agreement; and

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(g)           each other direct agreement required under the terms hereof to be entered into by a Major Project Participant or a Major Collateral Holder and the Collateral Agent in respect of the applicable Major Project Document or Collateral.

“Direct Shareholder” means Rivian Automotive, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Disposal Excess Amount” has the meaning given to such term in Section 3.06(c)(vii) (Disposition of Assets).

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided that the term “Disposition” shall not include (i) the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto, or (ii) any issuance by a Borrower Entity of any of its Equity Interest to another Person.

“Distribution Suspense Account” means the “Distribution Suspense Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“DOE” has the meaning given to such term in the preamble hereto.

“DOE Consultants” means, collectively, the Independent Engineer, the Insurance Consultant, the Financial and Market Advisor, White & Case LLP, as legal counsel to DOE, and any other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Loan, the Project or the Transaction Documents.

“DOE Default Charge” has the meaning given to such term in Section 4.01(a)(v) (Reimbursement and Other Payment Obligations).

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g., engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that DOE determines are required to: (a) reimburse DOE’s additional internal administrative costs; and (b) any related fees and expenses of the DOE Consultants to the extent that such fees and expenses are incurred directly by DOE and not paid directly by or on behalf of the Borrower.

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State or territory thereof or the District of Columbia, other than a Subsidiary of a Foreign Subsidiary, provided that a Subsidiary that is a Domestic Subsidiary and later becomes a Subsidiary of a Foreign Subsidiary should not cease to be a Domestic Subsidiary unless DOE has consented thereto.

“Drawstop Notice” has the meaning given to such term in Section 2.04(b)(i) (Drawstop Notices).

“DSCR Calculation Date” means the last day of each Fiscal Quarter.

“DSRA Cash Replacement Amount” has the meaning given to such term in Section 12.26(a) (Replacement of Cash in Debt Service Reserve Account).

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“EDA” means the Economic Development Agreement dated May 2, 2022, among the Borrower, the State of Georgia, the Georgia DED and the Joint Development Authority, as amended by the First Amendment to the Economic Development Agreement dated September 26, 2023 and as further amended from time to time pursuant to the Financing Documents;

“Effective Date” means the date on which the Conditions Precedent to the Effective Date shall have been satisfied or waived by DOE and FFB, in each case as set forth in Section 5.01 (Conditions Precedent to the Effective Date), and DOE delivers the Principal Instruments to FFB. The Effective Date occurred on January 16, 2025.

“Effective Date Base Case Financial Model” means (a) the Base Case Financial Model delivered by the Borrower to DOE pursuant to Section 5.01(p)(ii) (Base Case Financial Model), or (b) if the Borrower delivers to DOE the certificate contemplated in Section 5.01(p)(i) (Base Case Financial Model), the Original Base Case Financial Model.

“Effective Date Negative Covenants” shall mean the covenants set forth in:

(a)            Section 9.01(a)(ii) (Ordinary Course of Conduct; No Other Business);

(b)            Section 9.07(c) and (e) (Amendment of and Notices under Transaction Documents);

(c)            Section 9.14 (OFAC);

(d)            Section 9.15 (Debarment Regulations);

(e)            Section 9.16 (Prohibited Person);

(f)            Section 9.18 (No Other Federal Funding);

(g)            Section 9.22 (Advanced Technology Vehicles); and

(h)            Section 9.23 (Other Covenants).

“Effective Date Required Approvals Schedule” means the schedule attached hereto as Schedule 5.01(l) (Required Approvals (Effective Date)), as updated or otherwise supplemented pursuant to Section 5.01(l) (Required Approvals).

“Effective Date Transaction Documents” means, collectively, (a) this Agreement, (b) the Manufacturing Agreement, (c) the FFB Documents, (d) the Construction Contracts that are in place as of the Effective Date, (e) the Real Property Documents that are in place as of the Effective Date and (f) the Bond Documents.

“EHS Plan” means a written plan produced by the Borrower for the development, completion, construction, operation, ownership, closure, restoration, reclamation, and decommissioning of the Project, substantially in the form of Exhibit V (Form of EHS Plan), or otherwise in a form satisfactory of DOE, that sets forth (a) the procedures for implementing compliance with Environmental Laws, including NEPA, applicable to the Project, the Project Sites, and all Required Approvals required under Environmental Laws for the foregoing and the plan for compliance therewith, (b) the procedures for a safe workplace at the Project, the Project Site and the plan for compliance therewith, (c) the procedures for implementing compliance with the requirements of any Governmental Authority relating to any requirement of Environmental Law or other Applicable Law related to health or safety and the plan for compliance therewith, including (i) Federal regulations such as 29 CFR 1910 General Industry Standards, 29 CFR 1926 Construction Standards, 29 CFR 904 Recording and Reporting Occupational Injuries and Illnesses, 49 CFR Parts 100-185 Hazardous Materials Regulations, and 42 U.S.C. § 12101 Americans with Disabilities Act, (ii) state and local regulations such as Georgia Occupational Safety and Health Act (GOSH Act), Georgia Department of Labor (GDOL) requirements and policies; the Georgia Right to Know Act: Local County and Municipal codes (building codes, fire codes, and zoning regulations), and (iii) industry standards and best practices such as National Institute for Occupational Safety and Health (NIOSH) Guidelines, Centers for Disease Control and Prevention (CDC) Guidelines. National Fire Protection Association (NFPA) Standards (at a minimum: NFPA 70-National Electric Code and NFPA 101-Life Safety Code), American National Standards Institute (ANSI) Standards, American Society of Mechanical Engineers (ASME) Standards, and (d) all reporting requirements required under Environmental Laws and the plan for compliance therewith.

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“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Payroll System” means any electronic payroll reporting software that is compliant with applicable DOL requirements.

“Eligibility Cut-Off Date” means ****.

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.

“Eligible Costs” has the meaning given to such term in the Applicable Regulations, as further described in the Project Execution Plan; it being understood that such further description in the Project Execution Plan shall at all times remain subject to the terms of the Applicable Regulations.

“Eligible Progress Payment” means, with respect to any purchase of equipment by the Borrower the purchase price of which is eligible for funding as an Eligible Project Cost, any customary progress payments that the vendor of such equipment requires the Borrower to make in the Ordinary Course of Business prior to the time that title to such equipment passes to the Borrower.

“Eligible Project” has the meaning given to such term in the Applicable Regulations.

“Eligible Project Costs” means those portions of the Project Costs which:

(a)            DOE has determined to be “eligible costs” in accordance with Section 611.102(a) of the Applicable Regulations,

(b)            have not been paid and are not expected to be paid any time after the First Advance Date with (i) proceeds from any federal grants, assistance, or loans (other than the Loan) or (ii) other funds guaranteed by the federal government,

(c)            the aggregate amount of which are identified in the Construction Budget (or to the extent constituting Payroll Costs, in the applicable O&M Budget),

(d)            do not constitute Cost Overruns, and

(e)            were incurred after the Eligibility Cut-Off Date;

provided, however, that Eligible Project Costs shall not include any Project Costs paid with the proceeds of any REBA Grant.

“Employee Benefit Plan” means, collectively, (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or any of its Subsidiaries or ERISA Affiliate or to which any Borrower Entity or any of its Subsidiaries or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Obligor or ERISA Affiliate has incurred or is likely to incur any liability or obligation, (ii) all Pension Plans, and (iii) all Qualified Plans.

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“Engineering and Design Completion” means that DOE has received an officer’s certificate of the Independent Engineer in substantially the form of Exhibit F-4 (Form of Independent Engineer Certificate (Engineering and Design Completion)) certifying that Engineering and Design Completion has been achieved after all engineering and design milestones have been completed and such additional matters as DOE shall reasonably request.

“Environmental Assessment” has the meaning given to such term in Section 5.01(o)(ii) (Compliance with NEPA).

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, orders, decisions, directives, determinations, suits, demands, decrees, claims, liens, judgments, notices, including notices of noncompliance or violation, challenges, opposition, investigations, enforcement, proceedings or allegations of damages (foreseeable and unforeseeable, including consequential and punitive damages), fines or penalties relating in any way to any Hazardous Substance, Environmental Law or any Governmental Approval or Required Approval issued or required under any Environmental Law, including (a) any and all of the foregoing relating to or issued by any Governmental Authority, including for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all of the foregoing relating to or brought by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law resulting from any actual or alleged Releases of Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning (i) protection of human health or safety (as it relates to exposure to Hazardous Substances), (ii) the labelling, registration, warning, testing, import or export of any chemical or product, (iii) the environment, (iv) pollution, and (v) flora or fauna or natural resources, as previously now, or as may at any time hereafter, be in effect or as is in effect on the date on which a fact or circumstance referred in a representation, warranty or certification or an action or omission of any Borrower Entity occurred, if such fact, circumstance, action or omission completely occurred only prior to the date hereof.

“Environmental Report” means, for any Fiscal Quarter or Fiscal Year, as applicable, a report on the Project’s compliance with all applicable Environmental Laws and the EHS Plan during such Fiscal Quarter or Fiscal Year, in form and substance satisfactory to DOE, which report shall: (A) with respect to the Project, the Facility, the Project Site and each of the Borrower Entities, summarize (v) compliance with applicable Environmental Laws, the EHS Plan, and measures or requirements under the Environmental Assessment and the environmental requirements set forth in this Agreement during the applicable Fiscal Quarter or Fiscal Year (including, for the avoidance of doubt, a document that lists all Required Approvals required under applicable Environmental Laws, identifies any changes to such Required Approvals, and tracks all associated reporting requirements under applicable Environmental Laws and Required Approvals pursuant to or relating to Environmental Laws, for construction and operation of the Project), (w) any change to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.25 (Environmental Laws) or changes to the Project that are beyond the scope of the Environmental Assessment, (x) any Environmental Claims, (y) any actual or alleged violations of any Environmental Laws identified in writing by any Governmental Authority or other third party and any remedial or other action taken with respect thereto, and (z) notices delivered to DOE pursuant to Section 8.03 (Notices) or any notices that relate to compliance with Environmental Laws or the environmental requirements set forth in this Agreement during the reporting period; and (B) contain, or be supplemented with, any information reasonably requested by DOE.

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“Environmental Site Assessment” means any Phase I or II Environmental Site Assessment covering all or any portion of the Project Site and performed pursuant to the Standards for Phase I and II Environmental Site Assessments published by the American Society for Testing and Materials (ASTM) to include: (i) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (ii) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process or any replacement or supplemental standard thereof.

“Equipment” shall have the meaning given to the term “Equipment” in the Security Agreement.

“Equity Contribution” means any equity contribution or Permitted Subordinated Loan made by any Sponsor Entity to, or for the benefit of, the Borrower pursuant to Article XII (Sponsor Support and Subordination).

“Equity Contribution Request” means a written request in the form attached as Exhibit DD (Form of Equity Contribution Request) hereto.

“Equity Cure” has the meaning given to such term in Section 10.01(b)(i) (Financial Covenants).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Equivalent Assets” means, as of any date of determination, one or more businesses consisting of the sale and manufacturing of automotive vehicles.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or (b) under common control with a Borrower Entity or any of its Subsidiaries under Section 4001 of ERISA.

“ERISA Event” means:

(a)            a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within **** days of the occurrence of such event. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver;

(b)            a withdrawal by any Borrower Entity or any of its Subsidiaries or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

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(c)            the withdrawal of any Borrower Entity or any of its Subsidiaries or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or any of its Subsidiaries or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d)            the filing of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan, or the treatment of a plan amendment as a termination, under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e)            the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f)            the imposition of liability on any Borrower Entity or any of its Subsidiaries or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)            the failure by any Borrower Entity or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h)            an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i)            the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower Entity or any of its Subsidiaries or ERISA Affiliate;

(j)            an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k)            the imposition of any lien on any of the rights, properties or assets of any Borrower Entity or any of its Subsidiaries or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l)            the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(m)            the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n)            the determination that a Qualified Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

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(o)            a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p)            the receipt by any Borrower Entity or its Subsidiaries or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q)            the occurrence of any Foreign Plan Event.

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Loss” means any condemnation or taking (including by any Governmental Authority) of any portion of the Project or the Project Collateral, or any other event that causes any portion of the Project or the Project Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including without limitation through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Evidence of Flood Insurance” means a copy of one of the following: the flood insurance policy; the Borrowers’ application for a flood insurance policy plus proof of premium payment; a declaration page confirming that flood insurance has been issued; or such other evidence of flood insurance satisfactory to DOE.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under the Note, an amount equal to the total proceeds of such Advance that were applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the Note for which such Advance was sought as set forth in the most recent review performed and reports provided in accordance with Section 8.02(e) (Independent Accounting Review).

“Excess Cash Flow” means, with respect to any period, an amount equal to the Cash Flow Available for Debt Service for such period minus the Debt Service (including overdue Debt Service) paid or payable during such period.

“Excess Cash Reserve Account” means the “Excess Cash Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Excess Cash Reserve Release Condition” means, as of any date of determination, satisfaction of (a) a Historical Debt Service Coverage Ratio of at least **** for the period of **** ending on the most recent DSCR Calculation Date, and (b) a Projected Debt Service Coverage Ratio of at least **** for the period of **** commencing on the day immediately following such DSCR Calculation Date; provided that, for purposes of calculating the Projected Debt Service Coverage Ratio for a period that includes a Maturity Date, the principal amount of the Note then maturing that is due on such Maturity Date shall be disregarded.

“Excess Cash Sweep Amount” means, as of any date of determination, ****% of the Excess Cash Flow for the Fiscal Quarter ended on the applicable DSCR Calculation Date; provided that, if the Reduced Excess Sweep Conditions have been satisfied as of such DSCR Calculation Date, the Excess Cash Sweep Amount shall be the sum of: (a) ****% of the portion of Excess Cash Flow for such Fiscal Quarter that would have caused the Historical Debt Service Coverage Ratio to be equal to ****, and (b) ****% of the remaining Excess Cash Flow for such Fiscal Quarter.

“Excess Loan Amount” has the meaning given to such term in Section 3.06(c)(i) (Excess Loan Amount).

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“Existing Recoupment Payment Credit Support” has the meaning given to such term in Section 8.02(j)(iii) (Recoupment Payment Liability Report) hereto.

“Expropriation Event” means any event or circumstance in which any Governmental Authority condemns, nationalizes, seizes or otherwise expropriates (a) all or any material part of the Project or other assets of the Borrower; or (b) all or any part of the Equity Interest of the Borrower owned by any of the Sponsor Entities or any of their respective Sponsor Controlled Affiliates.

“Extraordinary Debt or Equity Proceeds” means cash or other amounts or receipts received by, on behalf or for the account of, any Specified Borrower Entity as a result of (a) the incurrence, sale or issuance by any Specified Borrower Entity of any Indebtedness (other than any Permitted Indebtedness), or (b) the sale or issuance of Equity Interests other than sales or issuances permitted hereunder.

“Extraordinary Receipts” means any cash or other amounts or receipts received by, on behalf or for the account of any Specified Borrower Entity, not in the Ordinary Course of Business, including (a) indemnification payments (but excluding damages payable by customers under customer agreements for breach of purchase obligations); (b) releases of escrowed amounts under any acquisition documentation or related documentation not contractually required to be otherwise applied; (c) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation not contractually required to be otherwise applied; (d) any pension plan reversions or purchase price adjustment (excluding any working capital adjustment) received pursuant to any acquisition documentation or related documentation; and (e) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding (other than in connection with the collection of payment for product under the customer agreements, and tax refunds; it being understood that proceeds from tax credit or grant (or similar) programs by the U.S. Government will not constitute Extraordinary Receipts).

“Facility” has the meaning given to such term in the definition of “Project”.

“FCPA” has the meaning given to such term in Section 6.24 (Corrupt Practices Law).

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including any loans or equity investments or other funding under any grant or loan program.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

“FFB Advance Request” means, individually or collectively, as the context may require, each of FFB Note A Advance Request or FFB Note B Advance Request.

“FFB Note A Advance Request” means the request for Note A Advances required to be delivered pursuant to the terms of Note A, which shall be substantially in the form of Exhibit A-1 to the Note Purchase Agreement.

“FFB Note B Advance Request” means the request for Note B Advances required to be delivered pursuant to the terms of Note B, which shall be substantially in the form of Exhibit A-1 to the Note Purchase Agreement.

“FFB Documents” means, collectively, (a) the Program Financing Agreement; (b) the Note Purchase Agreement; (c) each Note; (d) the Secretary’s Affirmation; and (e) any other documents, certificates, and instruments required in connection with the foregoing.

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“Final Construction Completion” means that DOE has received evidence of the following, in form and substance satisfactory to DOE:

(a)            all construction activities, including the resolution of all “punchlist” items, have been fully completed in accordance with the approved designs, specifications, and contractual agreements, including the successful completion of all necessary integration, testing, commissioning, and inspections, as well as the final approval and acceptance by the relevant Government Authorities and stakeholders; and

(b)            all contractual obligations related to construction have been fulfilled, and the Facility is fully operational, compliant, and ready for sustained manufacturing operations without any outstanding construction-related issues.

“Final Maturity Date” means the later of: (a) the Note A Maturity Date, and (b) the Note B Maturity Date.

“Financial and Market Advisor” means FTI Consulting, Inc.

“Financial and Market Advisor Report” means the report dated November 2024 and the report dated December 2024, in each case, issued by the Financial and Market Advisor and prepared for DOE in connection with the Project.

“Financial Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a)            the Project shall have completed at least **** months of operation, and the Borrower shall be in compliance with its obligations under Section 7.10 (Financial Covenants) and the Projected Debt Service Coverage Ratio shall be satisfied as of the most recent **** DSCR Calculation Dates;

(b)            the Borrower shall have made at least four principal payments under the Loan;

(c)            no Account Shortfall exists in the Reserve Accounts; and

(d)            the Borrower has delivered to DOE a Financial Completion Certificate.

“Financial Completion Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit Q (Form of Financial Completion Certificate) hereto, certifying that the conditions of Financial Completion have been satisfied as of the applicable date and otherwise in form and substance satisfactory to DOE.

“Financial Completion Date” means the date on which Financial Completion occurs.

“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then current Fiscal Year to the end of such period, together with all notes thereto and, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

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“Financing Documents” means, collectively:

(a)            this Agreement;

(b)            the FFB Documents;

(c)            the Security Documents;

(d)            the Intercreditor Agreement;

(e)            any fee letter, sponsor payment letter or similar agreement for the payment of fees or expenses to any Secured Party, entered into, from time to time, by any Borrower Entity or any of their respective Sponsor Controlled Affiliates, on the one hand, and any Secured Party, on the other hand (including, without limitation, the Agent Fee Letter);

(f)            each Acceptable Letter of Credit, if any delivered pursuant to any Financing Documents; and

(g)            all other certificates, documents, instruments or agreements executed and delivered by any Borrower Entity for the benefit of any Secured Party in connection with any of the foregoing;

provided that (i) the Direct Agreements shall be considered Financing Documents, but not Project Documents, and (ii) the Omnibus Affiliate Consent Letter shall not be considered a Financing Document or a Transaction Document.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“Financing Plan” has the meaning given to such term in Section 5.01(k)(iii) (Project Execution Plan).

“First Advance” means the first Advance occurring on the First Advance Date.

“First Advance Cut-Off Date” means the date that is 52 months after the Effective Date.

“First Advance Date” means the date on which all of the conditions precedent set forth in Section 5.02 (Conditions Precedent to First Advance Approval) shall have been satisfied, or waived by DOE.

“First Principal Payment Date” means March 15, 2031.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (a) such Lien has been validly created and perfected under all Applicable Law, (b) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (c) such Lien is the most senior Lien on such Collateral other than Permitted Liens.

“Fiscal Quarter” means (a) with respect to each Borrower Entity or any other Subsidiary of the Sponsor, each of the periods beginning on January 1 and ending on March 31, beginning on April 1 and ending on June 30, beginning on July 1 and ending on September 30 and beginning on October 1 and ending on December 31 and (b) with respect to any other Person, each of such Person’s fiscal quarters.

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“Fiscal Year” means (a) with respect to the Borrower, the period beginning on January 1 and ending on December 31, and (b) with respect to any other Person, such Person’s financial year.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, and the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitution therefor, any regulations promulgated thereunder, and all other legal requirements relating to flood insurance.

“FONSI” has the meaning given to such term in Section 5.01(o)(ii) (Compliance with NEPA).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Form of Master Advance Notice” has the meaning given to such term in Section 2.03 (Mechanics for Requesting Advances).

“Form of O&M Budget” has the meaning given to such term in Section 5.03(aa) (O&M Budget; Operating Plan).

“Fund Party” means with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“Funding Agreements” means, collectively:

(a)            the Program Financing Agreement;

(b)            the Note Purchase Agreement;

(c)            the Note A; and

(d)            the Note B.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Georgia State Major Project Participants” means the State of Georgia, the Georgia DED and the Joint Development Authority.

“Georgia DED” means Georgia Department of Economic Development.

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“Governmental Approval” means any final, unconditional and Non-Appealable approval, consent, authorization, license, permit, order, certificate, qualification, registration, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period (including all such final, unconditional and Non-Appealable approvals by the governing bodies and other agencies or departments of each of the counties in which the Project is located).

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties; provided that “Governmental Approvals” shall not be deemed to be “Governmental Judgments”.

“Grant Funded Assets” has the meaning given to such term in the Performance and Accountability Agreement.

“Gross Margin” means, for any period, the gross margin of the Sponsor, calculated as Gross Profit divided by Revenue.

“Gross Profit” means, for any period, the gross profits of Sponsor, determined on a consolidated basis in accordance with GAAP.

“Guarantee” means, as to any Person, obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)            to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)            to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)            to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)            in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith and agreed by DOE.

“Guarantor” means, collectively and individually, the Sponsor, the Subsidiary Guarantors and each other Specified Additional Obligor that has become a party hereto and the other applicable Financing Documents pursuant to a Joinder Agreement.

“Guarantor Payment” has the meaning given to such term in Section 11.06(a) (Contribution).

“Hazardous Substance” means (a) any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws; (b) any per-and polyfluoroalkyl substances, petroleum or petroleum products (including, without limitation, gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (c) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes”, “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (d) any other chemical, waste, material or substance that is prohibited, limited or otherwise regulated under or which could result in any liability under any Environmental Law.

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“Hedging Agreement” means any Swap Contract or any other agreement or instrument in respect of any interest rate, foreign currency or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under a Hedging Agreement.

“Historical Debt Service Coverage Ratio” means, as of any date of calculation, the ratio of (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve-month period, to (b) aggregate Debt Service paid or payable during such period, including overdue Debt Service.

“Historical Quarter Debt Service Coverage Ratio” means, as of any date of calculation, the ratio of (a) actual Cash Flow Available for Debt Service for the immediately preceding three-month period, to (b) aggregate Debt Service paid or payable during such period, including overdue Debt Service.

“Historical Financial Statements” means (a) the audited Financial Statements of the Sponsor for the Fiscal Year ending December 31, 2023, (b) the Financial Statements delivered pursuant to Section 5.03(y), and (c) the unaudited quarterly Financial Statements of the Sponsor, Holdings and the Borrower for the four quarters immediately preceding the Effective Date, in each case, to the extent such financial statements exist and together with all notes and analysis, customary certifications and opinions.

“Holdings” means Rivian Holdings, LLC, a Delaware limited liability company.

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(a)            all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

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(e)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)            all Guarantees by such Person of Indebtedness of any other Person;

(g)            all Capital Lease Obligations of such Person;

(h)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(j)            all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard;

provided that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility, or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in Section 13.07(a) (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 13.07(a) (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 13.07(a) (Indemnification).

“Independent Engineer” means Parsons Government Services Inc., or such other Person appointed from time to time by DOE to act as independent engineer in connection with the Project.

“Independent Engineer Report” means the report titled “Independent Engineer’s Report: Project Horizon” dated January 2025, issued by the Independent Engineer.

“Initial Construction Budget” has the meaning given to such term in Section 5.01(r) (Construction Budget).

“Initial LARSSA” has the meaning given to such term in the preliminary statements.

“Initial O&M Budget” means the monthly O&M Budget in respect of the Project required to be delivered pursuant to Section 5.03(aa) (O&M Budget; Operating Plan), substantially in the form of the Form of O&M Budget and, otherwise, in form and substance satisfactory to DOE in consultation with the Independent Engineer.

“Insolvency Proceeding” means, with respect to any Person, any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary: (a) any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to such Person; (b) any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of such Person; (c) any notification, resolution or petition for winding up or similar proceeding with respect to such Person; or (d) any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of such Person.

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“Insurance Advisor” means Citibank, N.A., acting through its Agency and Trust Division, by and through its agents appointed from time to time (together with its successors and assigns appointed by DOE to act as “Insurance Advisor”), acting on behalf of DOE (and for avoidance of doubt, not acting nor engaged on behalf of the Borrower).

“Insurance Consultant” means (a) prior to and as of the Effective Date, Willis Limited, (b) after the Effective Date, the Insurance Advisor, or (c) such other Person appointed from time to time by DOE to act as insurance consultant or any other insurance advisory role in connection with the Project.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property as they exist anywhere in the world or as applicable to the Territory, whether arising under United States, multinational or foreign laws or otherwise, including any of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Software; (e) trade secrets, know-how, inventions, processes, procedures, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, customer lists, personally identifiable information, confidential information and other proprietary information and rights, in each case, whether or not reduced to written or other tangible form; (f) domain names, Internet addresses and other computer identifiers; (g) all other intellectual property or industrial property rights, together with all rights to sue or otherwise recover for infringements or other violations of the foregoing, and all rights corresponding thereto throughout the world; and (h) all right, title, and interest in and to (x) any and all licensing agreements or similar arrangements in and to (1) Patents, (2) Copyrights, (3) Trademarks, (4) trade secrets or (5) Software (whether licensed in or licensed out), (y) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (z) all rights to sue for past, present, and future breaches thereof.

“Intended Prepayment Date” has the meaning given to such term in the applicable Note.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement to be entered into by and among the Secured Parties, the Borrower and each of its Subsidiaries, substantially in the form of Exhibit CC (Form of Intercompany Subordination Agreement).

“Intercreditor Agreement” means each intercreditor agreement to be executed on or prior to the First Advance Date among (as applicable) the Secured Parties, the secured parties under the ABL Credit Agreement, the secured parties under the Second Lien Notes Agreement, the secured parties under Specified Senior Secured Indebtedness and other Persons party thereto from time to time; substantially in the form of Exhibit HH (Form of ABL Intercreditor Agreement) or Exhibit II (Form of Pari Passu Intercreditor Agreement), as applicable.

“Intergovernmental Lease Agreement” ****

“International Compliance Directives” means (a) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), commonly referred to as the “Anti-Terrorism Order,” issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism); (b) (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any equivalent U.S. or foreign Applicable Law; and (c) all Sanctions.

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“Investment” means, on a direct or indirect basis for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person; (b) the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person (excluding accounts receivable, trade credits, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the Ordinary Course of Business); and (c) the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“IP Agreements” means:

(a)            ****

(b)            License Agreement to be entered into on or prior to the First Advance Date by and among the Borrower, IP Holdings and the Direct Shareholder; and

(c)            any other agreements granting or documents evidencing the Borrower’s right to all Project IP, including any intellectual property assignment or license agreements.

“IP Escrow Agent” means NCC Group Software Resilience (NA) LLC, in its capacity as escrow agent pursuant to the IP Escrow Agreement.

“IP Escrow Agreement” means the Intellectual Property Escrow Agreement, to be dated on or prior to the First Advance Date, by and among the Borrower Entities and each of its Subsidiaries (including IP Holdings), the Collateral Agent, DOE, and the IP Escrow Agent.

“IP Escrow Materials” has the meaning given to such term in Section 5.01(z)(iii) (Intellectual Property).

“IP Holdings” means Rivian IP Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“IP Security Agreement” means any Intellectual Property Security Agreement entered into, or to be entered into, by the Borrower Entities and the Collateral Agent substantially in the form of Exhibit Z (Form of IP Security Agreement), including the Notice of Security Interest in Project IP, dated on or prior to the First Advance Date, by the Borrower in favor of the Collateral Agent.

“IT Systems” has the meaning given to such term in Section 6.41(a) (Information Technology and Cyber-Security).

“JDA Documents” means:

(a) the Bond Documents;

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(b) the Intergovernmental Lease Agreement;

(c) the JDA Leasehold Security Deed;

(d) the EDA;

(e) the Performance and Accountability Agreement

(f) the PILOT Agreement

(g) the Borrower/JDCA Recognition Agreement

(h) the Bond Pledge Agreement; and

(i) the State Recognition Agreement.

“JDA Leasehold Security Deed” ****

“Joinder Agreement” has the meaning given to such term in Section 7.29(a) (Subsidiaries of the Borrower).

“Joint Development Authority” means Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County of Georgia.

“Judgment Currency” has the meaning given to such term in Section 13.06 (Judgment Currency).

“Key Management Personnel” means each of the following positions: ****

“Knowledge” means (a) with respect to any Borrower Entity or any of its Subsidiaries, the actual knowledge of any Principal Persons of such Borrower Entity or its Subsidiaries or any knowledge that should have been obtained by any Principal Person of such Borrower Entity or its Subsidiaries upon reasonable investigation and inquiry, and (b) with respect to any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry. For the purposes of this definition, “Know” (including any other derivatives of the word “know”) as applied to any Obligor or any other Person has the correlative meaning.

“KYC Implementation Plan” has the meaning given to such term in Section 5.01(d) (KYC Requirements).

“KYC Party” has the meaning given to such term in Section 5.01(d) (KYC Requirements).

“Late Charge” has the meaning given to such term in the applicable Note.

“Late Charge Rate” has the meaning given to such term in the applicable Note.

“Lease” means any agreement that would be characterized under GAAP as an operating lease.

“Legal Completion” means that each of the following conditions has been satisfied or met, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a)            each of the representations and warranties made (or deemed made) by any Borrower Related Party in any Transaction Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” Material Adverse Effect or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time);

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(b)            all Major Project Documents and Financing Documents (other than Security Documents) remain in full force and effect (except for such Major Project Documents that have expired on their scheduled termination date in accordance with their terms, after all renewal or extension options thereunder have been exercised, or Major Project Documents that have been replaced with Acceptable Replacement Project Documents), each of the Borrower Entity, the Joint Development Authority and the State, as applicable, is in compliance with all required obligations set forth therein and no fines, penalties, damages or other similar amount are outstanding against any Borrower Entity thereunder;

(c)            all Security Documents remain in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties;

(d)            DOE shall have received evidence to its satisfaction that all Liens of the Collateral Agent continue to be valid and perfected and all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect such Liens have been duly made or taken and remain in full force and effect;

(e)            DOE shall have received a title date run-down and Date-Down Endorsements with respect to each Applicable Mortgage Loan Policy to the extent available and in the form provided under title insurance rules in the state in which the Project Site is located reflecting the Borrower Entity’s continued ownership, easement, leasehold and/or other real property interest(s) in all applicable Mortgaged Property and insuring that the Mortgage remains a legal, valid and enforceable First Priority Lien on the applicable Borrower Entity’s ownership, easement, leasehold and/or other real property interest(s) in the applicable Mortgaged Property subject only to Permitted Liens;

(f)            DOE has received (i) an updated version of the Required Approvals Schedule, certified as true, correct and complete by the Borrower (or a certification by the Borrower that no updates are required), reflecting all Required Approvals then necessary and their status and (ii) to the extent requested by DOE, copies of all Required Approvals then necessary or which otherwise have been obtained prior to the Project Completion Date and not previously delivered, each of which must be final and Non-Appealable;

(g)            no Default, Event of Default, Borrower Force Majeure Event, Event of Loss with respect to all or a material portion of the Project (which has not been repaired or restored to DOE’s satisfaction), nor any violation of any Applicable Law or Required Approval, or any judgment or approval to which the Borrower is subject has occurred and is continuing or would result from Project Completion; and

(h)            the Borrower has delivered to DOE a Legal Completion Certificate.

“Legal Completion Certificate” means an officer’s certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit P (Form of Legal Completion Certificate) hereto, certifying that the conditions of Legal Completion have been satisfied as of the applicable date and otherwise in form and substance satisfactory to DOE.

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“Legal Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Legal Completion has occurred; provided that the Legal Completion Date may not occur prior to the end of the Availability Period.

“Lender Force Majeure Event” means any circumstance beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (including any stop payment notice, where the asset in question is funds due to any Construction Contractor with respect to the Project), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, with respect any Person, as of any date of determination, the sum of Unrestricted Cash of such Person as of such date of determination.

“Loan” means, individually or collectively, as the context may require, Note A Loan or Note B Loan.

“Loan Amount” means, individually or collectively, as the context may require, the Note A Loan Amount or the Note B Loan Amount.

“Loan Commitment Amount” means the aggregate amount of Note A Loan Commitment Amount and Note B Loan Commitment Amount.

“Local Account” means a checking account (a) in the name of a Borrower Entity opened with a United States based, or a United States branch of, a financial institution satisfactory to DOE or (b) in the name of a Subsidiary Guarantor organized and existing under laws other than those of the United States or the states thereof, opened with a foreign financial institution and in a jurisdiction, in each case, satisfactory to DOE.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance or, delay-in-start-up insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss.

“Loss Proceeds Account” means the “Loss Proceeds Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Major Maintenance” means (a) all reasonably necessary periodic major overhauls and repairs (i.e., excluding any maintenance or repair of a routine or ordinary course nature) of the Project required to be performed in accordance with Prudent Industry Practice or (b) Capital Expenditures incurred for the purpose of scheduled replacement of capital parts, tooling or equipment being used in the operation, use and maintenance of the Project.

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“Major Maintenance and Capex Reserve Account” means the “Major Maintenance and Capex Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Major Maintenance Expenditures” means all cash items of expenditure incurred or to be incurred by the Borrower in connection with items of Major Maintenance.

“Major Maintenance Plan” means a description and schedule of planned expenditures and activities such as internal inspections and cleanings, component replacements, or repairs performed on major equipment or systems of the Project, as recommended by the original equipment manufacturers and Prudent Industry Practices for the purpose of extending the life and reliable operation of the asset for a period greater than one year. The Major Maintenance Plan for the succeeding ten years will be submitted as a section or attachment to the Omnibus Report.

“Major Project Documents” means, so long as the applicable criteria are satisfied, collectively:

(a)            the Manufacturing Agreement;

(b)            Major Supply Contracts;

(c)            Construction Contracts that are either (i) set forth in clauses (a) or (b) of the definition thereof or (ii) having a total contract value (individually or together with a series of related Construction Contracts with the same counterparty (or any of its Affiliates) that were negotiated or entered into as part of a single integrated construction arrangement or common plan) of more than $****;

(d)            the Real Property Documents;

(e)            the JDA Documents;

(f)            the IP Agreements;

(g)            the Utility Documents;

(h)            each other Additional Project Document, if any, under which (i) a Specified Borrower Entity is reasonably expected to have, individually or together with any other agreements entered into with the same counterparty (or any of its Affiliates) that were negotiated or entered into as part of a single integrated arrangement or common plan, aggregate annual obligations or liabilities or the right to receive payments annually in excess of $**** (as such amount shall be adjusted by inflation) in any calendar year and which has a duration of more than 365 days, or (ii) the breach, nonperformance, cancellation or early termination of which could reasonably be expected to have a Material Adverse Effect with respect to any Borrower Entity or the Project;

(i)            each other Additional Project Document designated by the Borrower and DOE as a “Major Project Document”;

(j)            any security, collateral, guarantee or other support instrument provided in connection with any of the preceding (excluding the Financing Documents); and

(k)            each Acceptable Replacement Project Document entered into in replacement of the foregoing.

“Major Project Participant” means:

(a)            SalesCo;

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(b)            IP Holdings;

(c)            Georgia Department of Community Affairs;

(d)            ****;

(e)            each Georgia State Major Project Participant;

(f)            ****;

(g)            ****; and

(h)            any person or entity (other than any Borrower Entity) that is a material party to a Major Project Document, in effect from time to time;

provided that, in the case of clauses (f)-(h), only for so long as any actual or contingent obligation of such person or entity remains outstanding, in whole or in part, under the corresponding Major Project Document or the Financing Documents.

“Major Subcontractor” has the meaning given to such term in Section 5.04(j)(iv) (Use of Proceeds; Invoices; Lien Waivers).

“Major Supply Contracts” means, collectively, the following agreements, as amended, restated, amended and restated, modified and/or supplemented (unless such agreement has been replaced by an Acceptable Replacement Project Document):

(a)            Each Supply Contract for the supply of any of the following, in each case for use in the manufacturing of vehicles or vehicle parts at the Project or by the Borrower: ****;

(b)            each Supply Contract, or series of related Supply Contracts with the same counterparty (or any of its Affiliates) for the ****;

(c)            each other Supply Contract that is not described in clause (a) above and that the Borrower and DOE designate in writing as a “Major Supply Contract”; provided that either the Borrower or DOE may initiate good faith negotiations regarding the designation of any Supply Contract as a Major Supply Contract if the annual spend under such Supply Contract (individually or together with any other Supply Contracts entered into with the same counterparty (or any of its Affiliates) that (x) relate to the same or substantially similar goods or services, or (y) were negotiated or entered into as part of a single integrated arrangement or common plan) is in excess of **** per year; and

(d)            each Acceptable Replacement Project Document entered into in replacement of any of the foregoing.

“Mandatory Prepayment” means the prepayment of any outstanding Loans, in whole or in part, pursuant to Section 3.06(c) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.06(c) (Mandatory Prepayments).

“Manufacturing Agreement” means the Vehicle Production and Services Agreement, dated as of January 16, 2025, between SalesCo and Borrower.

“Master Advance Notice” has the meaning given to such term in Section 2.03 (Mechanics for Requesting Advances).

Annex 1-42

“Master Agreement” has the meaning given to such term in the definition “Swap Contract”.

“Master CMAR Agreement” has the meaning given to such term in the definition of “CMAR Agreement”.

“Material Adverse Effect” shall mean a material adverse effect on:

(a)            the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole;

(b)            the Project, the Facility or related land;

(c)            the ability of the Borrower and the Guarantors (taken as a whole) or any Major Project Participant to perform and comply with its payment obligations or any of its material obligations under the Financing Documents or the Major Project Documents;

(d)            the validity, enforceability of any provision under any Financing Document or Major Project Documents;

(e)            any right, remedy or benefit available to or conferred upon DOE or the other Secured Parties under the Financing Documents; or

(f)            the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral.

“Maturity Date” means, collectively, or individually, as the context may require, the Note A Maturity Date or the Note B Maturity Date.

“Maximum Base Equity Contribution Amount” means **** or such other amount as DOE may agree in writing on or prior to the First Advance Date, as reflected in the Updated Base Case Model delivered in connection with the First Advance.

“Maximum Capitalized Interest Amount” means, individually, the Note A Maximum Capitalized Interest Amount or the Note B Maximum Capitalized Interest Amount, or collectively $493,686,831.80, as the context may require.

“Maximum Loan Amount” has the meaning given to such term in Section 2.07 (Determination of Advance Amounts).

“Maximum Principal Amount” means the aggregate of Note A Maximum Principal Amount and Note B Maximum Principal Amount.

“Monthly Certificate” means, individually or collectively, as the context may require, a Monthly Financial Certificate and a Monthly Operating Certificate for a given calendar month.

“Monthly Funding Percentage” means (a) ****% for any date occurring during the third calendar month prior to any Payment Date, (b) ****% for any date occurring during the second calendar month prior to any Payment Date, and (c) ****% for any date occurring during the first calendar month prior to any Payment Date.

“Monthly Operating Certificate” has the meaning given to such term in Section 8.02(a)(i) (Monthly Operating Certificate).

Annex 1-43

“Monthly Reporting Date” has the meaning given to such term in Section 8.02(a)(i) (Monthly Operating Certificate).

“Monthly Transfer Date” means a fixed date in each calendar month to be specified in the definition of “Monthly Transfer Date” in the Accounts Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed to secure debt, leasehold deed to secure debt, sub-leasehold deed to secure debt, or deed of trust, as applicable, security agreement, assignment of rents and leases, collateral assignments, and fixture filing encumbering any Mortgaged Property, including the Borrower Subleasehold Security Deed and, solely to the extent delivered pursuant to Section 5.03(t)(i)(A) (Real Estate), the JDA Leasehold Security Deed, granted in favor of the Collateral Agent on behalf of the Secured Parties to be dated (a) on or prior to the First Advance Date, with respect to the Project Site to be mortgaged under Section 5.03(t) (Real Estate), or (b) such later date as applicable with respect to any other portion(s) of the Project Site and any other Real Property to be mortgaged under Section 5.03(t) (Real Estate), Section 7.05(d) (Further Assurances) or Section 7.29 (Additional Persons as Guarantors and Grantors of Security), as applicable.

“Mortgaged Property” means (i) as of the First Advance Date, the Project Site, with respect to which a Mortgage is granted pursuant to Section 5.03(t) (Real Estate), and (ii) from and after the First Advance Date, any other portion(s) of the Project Site and any other Real Property acquired by any Borrower Entity after the First Advance Date, in each case, with respect to which a Mortgage is granted pursuant to Section 5.03(t) (Real Estate), Section 7.05(d) (Further Assurances) or Section 7.29 (Additional Persons as Guarantors and Grantors of Security), as applicable.

“MPP Sanctions Event” means a Major Project Participant becoming subject to any Sanctions or violates Sanctions, Anti-Money Laundering Laws, anti-corruption laws or corporate governance laws.

“MSP” means Rivian’s midsize platform and all vehicles and vehicle variants sharing a core set of components and produced on similar production lines including but not limited to Rivian’s R2 and R3 vehicles.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or any Subsidiary or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or any Subsidiary or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations promulgated thereunder, as either is amended or modified from time to time.

“Net Amount” means the total amount of cash proceeds received by a Specified Borrower Entity (or the Sponsor or any of its Subsidiaries on behalf of or for the account of a Specified Borrower Entity) (excluding any consideration received in any non-cash form) minus (a) any Taxes paid or payable in connection with such proceeds (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) and (b) any external legal fees, filing fees or other out-of-pocket costs incurred to obtain such proceeds (and excluding any amount paid or payable to the Sponsor or any Sponsor Controlled Affiliate).

“Non-Appealable” means, with respect to any Required Approval or any other Governmental Approval, unless otherwise agreed by DOE, (a) such Required Approval or Governmental Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification or revocation, (b) all applicable appeal periods have expired (except for any Required Approval or other Governmental Approval which does not have any limit on an appeal period under Applicable Law) and (c) all issues with the Required Approvals relating to the Project have been resolved by a final and unconditional court order that cannot be appealed and serves as res judicata for such issues in all relevant jurisdictions.

Annex 1-44

“Non-Sponsor Borrower Entity” means each Borrower Entity, other than Sponsor.

“Normal Facility” has the meaning given to such term in Section 5.01(h)(i) (Technical Milestones).

“Note” means, collectively or individually, as the context may require, each of Note A or Note B.

“Note A” means the promissory note with note identifier “RIVIAN 0001” issued on the Effective Date by the Borrower in favor of FFB in accordance with other Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Note A Advance” means an advance of funds by FFB to the Borrower under Note A as may be requested by the Borrower from time to time during the Note A Availability Period.

“Note A Advance Request Approval Notice” means the written notice from DOE located at the end of an FFB Note A Advance Request advising FFB that such FFB Note A Advance Request has been approved by or on behalf of DOE.

“Note A Availability Period” means the period from the Effective Date to, and including, as the earliest of: (a) the date the Note A Loan Amount is fully disbursed; (b) April 16, 2031; (c) the Project Completion Date; (d) the date of termination of obligations to make Advances following the occurrence of an Event of Default; (e) if the First Advance Date does not occur on or prior to the First Advance Cut-Off Date, the First Advance Cut-Off Date, and (f) the date on which the Availability Period terminates pursuant to Section 3.06(b)(iii) (Voluntary Prepayments).

“Note A Capitalized Interest Period” shall mean the period commencing from the First Advance Date until the earlier of: (a) the end of the Note A Availability Period, (b) the date on which the Note A Maximum Capitalized Interest Amount is reached, and (c) June 14, 2030.

“Note A Installment” has the meaning given to such term in Section 3.03(c) (Note A Quarterly Payments).

“Note A Loan” means the loan made pursuant to, and evidenced by, Note A.

“Note A Loan Amount” means the aggregate principal amount of all Advances and all interest thereon that has been capitalized in accordance with Note A, then outstanding at any time.

“Note A Loan Commitment Amount” has the meaning given to “Maximum Principal Amount” in Note A, as such amount may be adjusted from time to time in accordance with this Agreement.

“Note A Maturity Date” means the earlier of (a) March 15, 2045 and (b) the acceleration of the Note A Loan.

“Note A Maximum Capitalized Interest Amount” means $315,352,641.39.

“Note A Maximum Loan Amount” has the meaning given to such term in Section 2.07(a) (Determination of Advance Amounts).

“Note A Maximum Principal Amount” means $3,355,410,861.67.

Annex 1-45

“Note A Payment Date” means each March 15, June 15, September 15, December 15 and the Note A Maturity Date, or, in each case, if such day is not a Business Day, the next Business Day.

“Note B” means the promissory note with note identifier “RIVIAN 0002” issued on the Effective Date by the Borrower in favor of FFB in accordance with other Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Note B Advance” means an advance of funds by FFB to the Borrower under Note B as may be requested by the Borrower from time to time during the Note B Availability Period.

“Note B Advance Request Approval Notice” means the written notice from DOE located at the end of an FFB Note B Advance Request advising FFB that such FFB Note B Advance Request has been approved by or on behalf of DOE.

“Note B Availability Period” means the period from the First Advance Date to, and including, as the earliest of: (a) the date the Note B Loan Amount is fully disbursed; (b) May 15, 2032; (c) the Project Completion Date; (d) the date of termination of obligations to make Advances following the occurrence of an Event of Default; (e) if the First Advance Date does not occur on or prior to the First Advance Cut-Off Date, the First Advance Cut-Off Date and (f) the date on which the Availability Period terminates pursuant to Section 3.06(b)(iii) (Voluntary Prepayments).

“Note B Capitalized Interest Period” shall mean the period commencing from the Note B First Advance Date until the earlier of: (a) the end of the Note B Availability Period, (b) the date on which the Note B Maximum Capitalized Interest Amount is reached.

“Note B Debt Service Reserve Funding Date” has the meaning given to such term in the definition of “Account Funding Requirement”.

“Note B First Principal Payment Date” means June 15, 2032.

“Note B Installment” has the meaning given to such term in Section 3.03(d) (Note B Quarterly Payments).

“Note B Loan” means the loan made pursuant to, and evidenced by, Note B.

“Note B Loan Amount” means the aggregate principal amount of all Advances and all interest thereon that has been capitalized in accordance with Note B, then outstanding at any time.

“Note B Loan Commitment Amount” means, with respect to Note B (and notwithstanding anything to the contrary therein) $650,902,306.53, as such amount may be adjusted from time to time in accordance with this Agreement.

“Note B Maturity Date” means the earlier of (a) June 15, 2041 and (b) the acceleration of the Note B Loan.

“Note B Maximum Capitalized Interest Amount” means $178,334,190.41, notwithstanding anything to the contrary in Note B.

“Note B Maximum Principal Amount” means $650,902,306.53, notwithstanding anything to the contrary in Note B.

“Note B Payment Date” means each March 15, June 15, September 15 and December 15 and the Note B Maturity Date, or in each case, if such day is not a Business Day, the next Business Day.

Annex 1-46

“Note Obligations” means, collectively, the unpaid principal of and interest (including capitalized interest, if any) on Advances made under the Notes, the Reimbursement Obligations and all other obligations and liabilities of the Borrower or (to the extent applicable) any Guarantor (including interest accruing at the then applicable rate provided in the Funding Agreements after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE, FFB, any Agents or any subsequent holder or holders of the Notes (or any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Note Purchase Agreement, the Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, charges, expenses, fees, attorneys’ or other DOE Consultants’ fees and disbursements, reimbursement obligations, fees, prepayment premiums, penalties, indemnities, costs, or otherwise (including all fees and Advances made with respect to the Notes payable or reimbursable by the Borrower or (to the extent applicable) any Guarantor pursuant to the terms of any of the foregoing agreements documents or instruments).

“Note Purchase Agreement” means the Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Effective Date.

“O&M Budget” means, for any Fiscal Year or portion thereof, the annual budget, with detail on a monthly basis, of Operating Costs for such period delivered by the Borrower and approved by DOE pursuant to Section 7.27(a) (Submission and Approval of O&M Budget) and substantially in the form of the Form of O&M Budget and in each case, which shall include the Operating Forecast and the Operating Plan for the relevant period.

“O&M Reserve Account” means the “O&M Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Obligors” means, individually or collectively, as the context may require, the Borrower Entities and each of its Sponsor Controlled Affiliates that is a party to any Financing Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Omnibus Affiliate Consent Letter” means a side letter substantially in the form of Exhibit EE (Form of Omnibus Affiliate Consent Letter), among each Sponsor Controlled Affiliate and each Specified Borrower Entity for the benefit of the Secured Parties, agreeing to terms substantially the same as Section 12.05 (Sponsor Restricted Payments).

“Omnibus Report” has the meaning given to such term in Section 8.02(f) (Omnibus Report; Updated Project Plans).

“Operating Account” means, collectively, each “Operating Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Operating Costs” means for any period with respect to which such Operating Costs are being calculated, all amounts paid (or projected to be paid) by any Borrower Entity for the administration, management and operation, use and maintenance of the Project or other businesses of the Borrower Entities permitted pursuant to Section 9.01(a) (Ordinary Course of Conduct; No Other Business), including (a) amounts payable by the Borrower Entities under the Project Documents for such purposes, (b) income or franchise taxes levied on and payable by the Borrower Entities and (c) Payroll Costs.

“Operating Expenditure Certificate” means the “Operating Expenditure Certificate” to be delivered in accordance with the Accounts Agreement, in the form attached thereto.

Annex 1-47

“Operating Forecast” means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall: (a) be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred; (b) reflect Debt Service due during each period, and the projected Cash Flow Available for Debt Service for each period; (c) include such other information as may be reasonably requested by DOE or the Independent Engineer; and (d) be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Period” means the period from the Commissioning Completion to the date on which the Note Obligations are repaid in full.

“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project, substantially in the form attached as Exhibit T (Form of Operating Plan) hereto and in form and substance satisfactory to DOE, and included in the O&M Budget, and that shall: (a) describe the Project’s operating plan for the relevant period; (b) summarize any changes in the Project’s maintenance plan for the relevant period, including the Project’s program for spare parts, inventory management and supply management; (c) summarize any changes in the Project’s capital plan for the relevant period; (d) include such other information as may be reasonably requested by DOE or the Independent Engineer; and (e) be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, (f) include a statement of the assumptions on which it is based, and (g) include a business continuity plan covering, among other things, (i) key man loss, and (ii) raw materials, parts and other feedstock availability that are material to the Facility’s operation.

“Operating Revenues” means all cash receipts (or projected cash receipts) of the Specified Borrower Entities (but excluding transfers between Permitted Accounts and payment or distributions between Specified Borrower Entities), including revenues from: (a) the sale of, or otherwise related to the production or sale of, any products; (b) proceeds from business interruption and delay in start-up insurance policies; (c) delay liquidated damages payable under any Construction Contract or any other Project Document; and (d) interest and other income earned and received on the Project Accounts; provided that Operating Revenues shall not include proceeds (a) from casualty or other Event of Loss insurance; (b) that are subject to a Mandatory Prepayment pursuant to Section 3.06(c) (Mandatory Prepayments); (c) proceeds of Indebtedness; or (d) proceeds of asset sales the Borrower reasonably anticipates to reinvest as permitted by Section 9.03 (Merger; Disposition; Transfer or Abandonment).

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the Note Purchase Agreement.

“Option Agreement” ****

“Ordinary Course of Business” means, as of any date of determination, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person as of such date in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

Annex 1-48

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and (e) with respect to any other form of organization, including Persons organized under the laws other than those of the United States, any similar or equivalent organizational or constitutional document however designated. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Base Case Financial Model” means the Base Case Financial Model approved by DOE as of the date of the Conditional Commitment Letter.

“Overdue Amount” means any amount owing under a Note that is not paid when and as due.

“Patents” means (a) all patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; and (b) all reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, improvements, interferences or extensions thereof, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Payment Date” means each Note A Payment Date and Note B Payment Date.

“Payroll Costs” means Operating Cost paid (or projected to be paid) to employees of any Borrower Entity as (a) salary, wage, commission, or similar compensation, (b) payments for vacation, parental, family, medical, or sick leave, (c) allowance for dismissal or separation, (d) payments required for the provisions of group health care or group life, disability, vision, or dental insurance benefits, including insurance premiums; (e) payments of any retirement benefit, (f) other employee benefits payable in cash in the Ordinary Course of Business of such Borrower Entity or (g) payment of taxes assessed on the compensation of employees, and other employment related taxes.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Borrower Entity or any of its Subsidiaries or ERISA Affiliate or to which any Borrower Entity or any of its Subsidiaries or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Performance and Accountability Agreement” ****

“Performance Testing” means with respect to the Project, the execution of a performance test performed in accordance with (a) protocols and procedures prepared in compliance with Prudent Industry Practices, such guidelines as set forth in Schedule 1.01A (Performance Testing and Verification), and (b) the requirements set forth in this Agreement, to verify the Project meets or exceeds the performance indicators set forth in Schedule 1.01A (Performance Testing and Verification). The term “Performance Test” (including any other derivatives of the phrase “performance test”) has the correlative meaning.

“Periodic Expenses” means all of the following amounts from time to time due under or in connection with the Financing Documents: (a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral; (b) fees, charges, and expenses of any DOE Consultants; (c) other fees, charges, expenses and other amounts from time to time due under or in connection with the Financing Documents; and (d) DOE Extraordinary Expenses.

Annex 1-49

“Permitted ABL Investments” means any of the following:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case so long as the weighted average maturity of all Permitted ABL Investments permitted pursuant to clauses (a), (b) and (c) is not in excess of **** from the date of acquisition thereof and all such Permitted ABL Investments mature within **** from the date of acquisition thereof;

(b)            investments in commercial paper and variable or fixed rate notes issued by, or guaranteed by, a corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case so long as the weighted average maturity of all Permitted ABL Investments permitted pursuant to clauses (a), (b) and (c) is not in excess of **** from the date of acquisition thereof and all such Permitted ABL Investments mature within **** from the date of acquisition thereof;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent (as such term is defined in the ABL Credit Agreement), any Lender (as such term is defined in the ABL Credit Agreement) or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $**** and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or then equivalent grade) by Moody’s or “A-1” (or then equivalent grade) by S&P, so long as the weighted average maturity of all Permitted ABL Investments permitted pursuant to clauses (a), (b) and (c) is not in excess of **** from the date of acquisition thereof and all such Permitted ABL Investments mature within **** from the date of acquisition thereof;

(d)            fully collateralized repurchase agreements with a term of not more than **** for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)            investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)            other short-term investments utilized by Foreign Subsidiaries (as such term is defined in the ABL Credit Agreement) in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Accounts” means, collectively, the Project Accounts, the Local Accounts, and the Operating Accounts; provided that (a) a Local Account will be a Permitted Account only if (i) with respect to any Local Account held with a United States based, or a United States branch of, a financial institution, the Borrower has obtained and delivered to the Collateral Agent and DOE an Account Control Agreement, (ii) with respect to any Local Account held with any other financial institution, the Local Account is subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and other collateral arrangements satisfactory to DOE, and (iii) in all cases, the amount on deposit in such Local Account does not exceed the amount permitted by the Accounts Agreement and (b) in the case of Local Accounts held by a Subsidiary Guarantor, no more than one Local Account denominated in local currency in the jurisdictions under which laws it is organized and existing, and one Local Account denominated in U.S. Dollars, will be Permitted Accounts.

Annex 1-50

“Permitted Commodity Hedging Agreement” means any Commodity Hedge Agreement that is entered into by any Borrower Entity with the prior written consent of DOE.

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) the applicable Borrower Entity or its Subsidiary diligently pursues such contest, (b) the applicable Borrower Entity or its Subsidiary establishes adequate cash reserves with respect to the contested claim to the extent required by the Designated Standard and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect, (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party, (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, the Project Site or any other Collateral or the impairment of the use, operation, use or maintenance of the Project or the Project Site in any material respect and (iv) in the case of Adverse Proceedings, violations or Governmental Judgments related to Environmental Law, Required Approvals issued or required under Environmental Laws or any other Environmental Claim, such contest, is definitively resolved within **** days from initiation.

“Permitted Indebtedness” has the meaning given to such term in Section 9.17(a) (Indebtedness).

“Permitted Investments” means any of the following, to the extent owned by a Specified Borrower Entity free and clear of all Liens (other than Liens created under the Security Documents):

(a)            direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than **** days from the date of the creation thereof;

(b)            obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than **** days from the date of the creation thereof;

(c)            interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than **** days from the date of the creation thereof;

(d)            commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than **** days from the date of creation thereof;

(e)            money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(f)            any advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

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“Permitted Leases” means each of the following to the extent entered into in the Ordinary Course of Business: (a) the Rental Agreement in accordance with the applicable Construction Budget or O&M Budget, (b) Leases of office space, office equipment or motor vehicles in accordance with the applicable Construction Budget or O&M Budget, (c) licenses for Intellectual Property whereby the Borrower is the licensee of such Intellectual Property entered on an arm’s length basis, and (d) non-exclusive licenses for Intellectual Property granted by any Borrower Entity to customers and vendors (or with respect to third-party Intellectual Property, any non-exclusive licenses for Intellectual Property granted by any Borrower Entity’s licensors). Notwithstanding the foregoing, the term “Permitted Lease” excludes any kind of lease, sublease, estate-for-years, usufruct, license or other property right that, if it were to encumber the Project, could transform the Borrower’s Usufruct Interest in the Project under the Rental Agreement into an estate-for-years.

“Permitted Liens” means:

(a)            any Liens securing the Note Obligations;

(b)            Liens for any tax, assessment or other governmental charge that is (i) not yet due or (ii) being contested pursuant to Permitted Contest Conditions and a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c)            Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the Ordinary Course of Business or in connection with the construction of the Project; provided that, (i) such Liens do not exceed $**** in the aggregate at any time, and (ii) are either for amounts not yet due or for amounts being contested pursuant to Permitted Contest Conditions, and so long as a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(d)            Liens (i) identified in the ALTA Surveys of the Project Site (not securing Indebtedness, other than Indebtedness incurred or secured under the JDA Documents that do not and will not materially impair the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project, or (ii) set forth in Schedule 6.15 (Project Site; Permitted Liens), so long as DOE has not notified the Borrower of its objection in writing to such Liens on or prior to the date that is 60 days after the date hereof, with the understanding that if DOE objects to any such Lien, DOE and the Borrower shall negotiate in good faith to amend Schedule 6.15 (Project Site; Permitted Liens) prior to the First Advance Date to reflect any updates or changes requested by DOE to eliminate or modify the description of such objected Liens in Schedule 6.15 (Project Site; Permitted Liens), and to the extent the Borrower and DOE do not agree on the applicable updates or changes, the objected Liens, for which a modified description has not been agreed pursuant to this clause, will be deemed to not be included in Schedule 6.15 (Project Site; Permitted Liens);

(e)            zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and will not materially impair the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project;

(f)            covenants, conditions, restrictions, easements and other similar matters of record as of the Effective Date affecting title to the Project Site, or that are specifically identified in any land purchase agreement to be recorded against the Project Site, which in either case do not and will not materially impair the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project;

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(g)            any other Lien (not securing Indebtedness) affecting the Project Site (but not including Program Assets) the existence of which does not and will not impair in any material respect the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project;

(h)            Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(i)            Liens on property other than Program Assets securing (i) judgments for the payment of money that do not constitute an Event of Default or (ii) appeals and other surety bonds related thereto;

(j)            deposits to secure the performance of bids, tenders, government contracts, trade contracts and leases (other than Indebtedness), statutory obligations, surety or appeal bonds (other than bonds related to judgments or litigation), performance bonds, return-of-money bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(k)            Liens securing purchase money obligations for discrete items of equipment or property not comprising an integral part of the Project and that are not otherwise Program Assets, which Liens extend only to the equipment being financed;

(l)            Liens on cash collateral accounts, in each case, on terms satisfactory to DOE securing Hedging Obligations of the Specified Borrower Entities arising under Permitted Commodity Hedging Agreements and subject to intercreditor terms satisfactory to DOE, in an aggregate amount not to exceed at any time the amount approved by DOE for such purpose;

(m)            Liens securing Indebtedness incurred under the ABL Credit Agreement, so long as, from and after the First Advance Date, such Liens and Indebtedness are subject to the terms of the Intercreditor Agreement;

(n)            Liens securing Indebtedness incurred under the Specified Senior Secured Indebtedness, so long as, from and after the First Advance Date, such Liens and Indebtedness are subject to the terms of the Intercreditor Agreement;

(o)            Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business, in either case, in connection with workers’ compensation, unemployment insurance, and other types of social security; provided that the amounts secured by Liens referred to in this clause (o) are not yet due or are subject to a contest pursuant to Permitted Contest Conditions;

(p)            Liens in respect of purchase money obligations permitted pursuant to Section 9.17(a)(i)(D) (Indebtedness); provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective purchase money obligations and not in respect of any Program Assets;

(q)            Liens in respect of Capital Lease Obligations permitted pursuant to Section 9.17(a)(i)(D) (Indebtedness); provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease and not in respect of any Program Assets;

(r)            Liens on imported goods in favor of customs and revenue authorities arising under Applicable Laws that secure payment of customs duties in connection with the importation of such goods;

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(s)            Liens on goods purchased by the Sponsor or any of its Subsidiaries and arising out of conditional sale, title retention, consignment or similar arrangements for the purchase of such goods entered into by the Sponsor or any of its Subsidiaries in the Ordinary Course of Business, but not on any Program Assets;

(t)            non-exclusive licenses for Intellectual Property granted by the Sponsor or any of its Subsidiaries to customers and vendors in the Ordinary Course of Business (or with respect to third-party Intellectual Property, any non-exclusive licenses for Intellectual Property granted by any Borrower Entity’s licensors);

(u)            Liens on specific items of inventory or other goods and proceeds of any of the Sponsor or any of its Subsidiaries, but not Program Assets, securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in an amount not exceeding the purchase price of such items or goods and only for so long as the applicable acceptance remains effective (or if a payment is made under such acceptance, until such Person’s obligation in respect thereto has been discharged);

(v)            Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Sponsor or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of such Borrower Entity or (C) relating to purchase orders and other agreements entered into with customers of the Sponsor or any of its Subsidiaries in the Ordinary Course of Business;

(w)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens or rights of set-off or other similar banker’s rights;

(x)            any interest or title of a lessor under any Permitted Lease entered into by the Sponsor or any of its Subsidiaries in the Ordinary Course of Business;

(y)            Liens solely on any cash earnest money deposits made by the Sponsor or any Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Investment; and

(z)            the standard printed exceptions in the Applicable Mortgage Loan Policy on the Effective Date, but only as they relate to the Specified Borrower Entities’ interest in the Mortgaged Property;

(aa)          Liens on the equity interests of any Rivian/VW JV Entity that are securing Indebtedness incurred by any Rivian/VW JV Entity;

(bb)          Liens referenced on Schedule 6.10(a) (Collateral Coverage and Sharing Schedule), so long as, from and after the First Advance Date, such Liens and Indebtedness are subject to the terms of the Intercreditor Agreement;

(cc)          Liens securing Indebtedness incurred under the Second Lien Notes Agreement, so long as, from and after the First Advance Date, such Liens and Indebtedness are subject to the terms of the Intercreditor Agreement; and

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(dd)          with respect to the Specified Sponsor Entities (only), Liens permitted to be created under Section 6.02 (Liens) of the ABL Credit Agreement as in effect on the date hereof and applied to this Agreement, mutatis mutandis, as if such provision had been fully set forth herein, with DOE having the rights of the “Lenders” (as defined in the ABL Credit Agreement) and the Specified ABL Entities having the rights and responsibilities of the “Company”, the relevant “Borrower” and/or the relevant “Loan Party” (as applicable and in each case, as defined in the ABL Credit Agreement); provided that such Liens are subject to the terms of the Intercreditor Agreement pursuant to which certain Collateral will be shared in accordance with Schedule 6.10(a) (Collateral Coverage and Sharing Schedule);

(ee)          Liens listed on Schedule 5.01(hh) (Lien Exceptions);

provided that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Sponsor or its Subsidiaries (other than Liens in favor of the Secured Parties, Liens permitted pursuant to clause (m), (n), (aa), (bb) or (cc) above, and non-consensual Permitted Liens pursuant to clause (b) above), or any Lien that causes or can reasonably be expected to cause the Borrower’s Usufruct Interest in the Project and Project Site under the Rental Agreement to cease to be a usufruct.

“Permitted Subordinated Loans” means any subordinated loans made by the Sponsor or any Sponsor Controlled Affiliate to the Borrower in lieu of purchasing Equity Interests, on the terms and conditions satisfactory to DOE, and which subordinated loans have been pledged in favor of the Collateral Agent, for the benefit of the Secured Parties and subject to the terms of the Intercompany Subordination Agreement or other subordination terms satisfactory to DOE.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“PILOT Agreement” ****

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“Pre-Completion Costs” means the sum of Project Costs and Ramp-Up Costs.

“Prepayment Election Notice” has the meaning given to such term in the applicable Note.

“Prepayment Price” has the meaning given to such term in the applicable Note.

“Principal Instruments” means each of the documents or instruments required to be delivered by the Secretary of Energy pursuant to Section 4.2 of the Note Purchase Agreement.

“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or any of its Subsidiaries or other Major Project Participant, in each case, who has critical influence on or substantive control over the Project.

“Program Assets” means, as of any date, all assets which have been financed or acquired with (or the cost of which has been reimbursed to the Borrower) the proceeds of Advances made on or prior to such date and all assets the cost of which supports the requirements of Section 5.04(j) (Use of Proceeds; Invoices; Lien Waivers) with respect to such Advances.

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“Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

“Program Requirements” means Section 136 and the Applicable Regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that:

(a)            is itself subject to or the target of Sanctions, including any general export, import, financial or investment embargo under Sanctions;

(b)            has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act, as warranting special measures due to money laundering concerns; or

(c)            has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a)            named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, http://ofac.treasury.gov, or at any replacement website or other replacement official publication of such list;

(b)            named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business maintained by an agency or instrumentality of the United States, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State;

(c)            debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(d)            the subject of Sanctions by reason of being owned or controlled by, or acting on behalf of, any governments that are the subject or target of Sanctions or that are or are part of a Prohibited Jurisdiction;

(e)            debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any U.S. government department or agency pursuant to any of the Debarment Regulations;

(f)            indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(g)            subject to or the target of Sanctions or located within or operating from a Prohibited Jurisdiction;

(h)            owned or controlled by, or acting on behalf of, any governments, corporations, entities, individuals or other Persons that are subject to or the target of Sanctions or located within or operating from a Prohibited Jurisdiction;

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(i)            subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934; or

(j)            whose direct or indirect owners of ten percent or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” means the construction of an approximately five million square foot electric vehicle manufacturing facility in Social Circle, Georgia (the “Facility”) with a total annual manufacturing capacity of 300,000 electric vehicles per year. The primary vehicles to be manufactured at the Facility are Sponsor’s line of compact electric SUVs, the Rivian R2 and the Rivian R3 models.

“Project Accounts” means, collectively, the “Project Accounts” to be established and created with the Depositary Bank by the Collateral Agent and the applicable Borrower Entities, and to be defined, in accordance with the Accounts Agreement.

“Project Capacity Validation” means, with respect to a set of manufacturing equipment, such set of manufacturing equipment has demonstrated that it performs its operations at or above target run-rates.

“Project Collateral” means, collectively, any (a) Collateral that is pledged or granted by the Specified Borrower Entities or a Major Project Participant, in each case, that is directly related to the Project, the Project Site or the Facility, (b) Collateral consisting of Equity Interests of the Specified Borrower Entities, and (c) Collateral that is pledged or granted by a Borrower Entity in respect of Project IP or Required Insurance for the Project, the Project Site or the Facility.

“Project Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a)            the Start of Production has occurred;

(b)            the Commissioning Completion Date has occurred;

(c)            the Legal Completion Date has occurred;

(d)            the Financial Completion Date has occurred;

(e)            to the extent any damages (including liquidated damages) or warranty payments are payable to the Borrower under any one or more Major Project Documents at such time, all such damages or warranty payments have been paid and, to the extent applicable, applied to Mandatory Prepayment of Advances, in accordance with Section 3.06(c)(iv) (Performance Damages);

(f)            any unpaid balances or unsettled claims with any contractors, suppliers, subcontractors, or any other Person performing labor or furnishing materials to the Project shall have been fully paid and DOE shall have received final unconditional Lien waivers in form and substance complying with Georgia statutory requirements and, or otherwise in form and substance satisfactory to DOE and the Title Company, from each such contractor and supplier that is party to a Major Project Document and any subcontractor thereof, in each case, in connection with the Project together with a contractor’s affidavit from each such contractor, supplier or subcontractor in form and substance effective to extinguish all mechanics’ and materialmen’s liens with respect to the Project under Georgia law in accordance with O.C.G.A. 44-14-361.2; provided that, (i) if such lien waivers cannot be obtained, the Borrower may satisfy such requirement by delivering payment bonds (or similar items) or creating reserves that serve to release mechanic’s or similar liens under local law or, to the extent permitted under applicable title insurance rules, providing indemnification and/or escrow deposits to the Title Company sufficient for the Title Company to insure over any exceptions for such mechanic’s or similar liens without exception thereto, and (ii) with respect to subcontractors, such Lien waivers shall only be required if to the extent required pursuant to Section 5.04(j) (Use of Proceeds; Invoices; Lien Waivers);

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(g)            the Project has achieved production of Rivian R2 vehicles, Rivian R3 vehicles or variants of the Sponsor’s MSP platform, as applicable, consistent with the assumptions set forth in the Base Case Financial Model, including (i) achievement of the expected maximum production rate of such vehicles as demonstrated by the average production over a **** period and (ii) achievement of high-quality production of such vehicles as demonstrated through metrics surrounding end of line rework (including average time and cost associated with end of line rework) over the same **** period as clause (i) above;

(h)            the Project has established satisfactory internal supply chains in accordance with the Supply Matrix, as demonstrated through the rolling average quantity of critical outsourced parts housed in a warehouse over a consecutive **** period;

(i)            the Borrower has delivered to DOE the Project Completion Revised Model;

(j)            the Borrower has delivered to DOE a customary as-built ALTA Survey showing the completed Project;

(k)            DOE and the Insurance Consultant have received evidence that (i) all insurance required to be obtained by the Borrower for the operating period of the Project has been obtained (including (A) with respect to deductibles, exceptions and premiums; (B) designating the Collateral Agent as loss payee as its interest may appear and DOE and Collateral Agent as additional insureds; and (C) any Lender endorsements or other insurance provisions required under the Loan Agreement); and (ii) such required insurance being in full force and effect, each in form and substance satisfactory to DOE;

(l)            no Default or Event of Default shall have occurred and be continuing or would result from the occurrence of Project Completion;

(m)            DOE has received the Project Completion Date Certificate from the Borrower; and

(n)            DOE has received an appraisal from an appraiser acceptable to DOE of the orderly liquidation value of the Collateral.

“Project Completion Date” means, the date on which DOE has confirmed in writing to the Borrower that Completion has occurred.

“Project Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit N (Form of Project Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

“Project Completion Longstop Date” means ****.

“Project Completion Revised Model” means the updated version of the Base Case Financial Model, dated on or about the Project Completion Date, in form and substance satisfactory to DOE, which (i) shall be updated, in the manner set forth in Schedule 1.01A (Performance Testing and Verification), to reflect the results of the Performance Testing, and (ii) shall demonstrate compliance with the Debt Sizing Parameters (after taking into account any mandatory prepayment of the Loans).

“Project Construction Schedule” means the Construction Schedule; it being understood that any updated Project Construction Schedules submitted to DOE as permitted or required hereby must be a Primavera P6 Level 3 detailed schedule (or other level of detail as agreed in writing by DOE in consultation with the Independent Engineer, and except in the case of the Project Construction Schedule delivered as a condition precedent to the Effective Date, which shall only be required to be a Primavera P6 Level 1 detailed schedule) and the file submitted to DOE must be importable to Primavera P6 software without modification, inclusive of resource loading information, and to the extent such file does not import correctly and/or accurately, the updated Project Construction Schedule will be deemed as not having been submitted until a new version or type of that imports correctly and accurately is submitted to DOE.

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“Project Costs” means all costs that have been incurred or are expected to be incurred in connection with the financing, acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, startup and commissioning of the Project (including foundation, core and shell, utilities and machinery and equipment related to the Project) by the Borrower from commencement thereof by the Borrower through to the Final Construction Completion, including any:

(a)            interest during construction;

(b)            amounts payable under the Construction Contracts;

(c)            contingency;

(d)            Cost Overruns;

(e)            working capital;

(f)            funding of reserve accounts; and

(g)            technical product development.

“Project Document Excess Amount” has the meaning given to such term in Section 3.06(c)(vi) (Project Document Amounts).

“Project Documents” means, collectively, the following:

(a)            the Major Project Documents;

(b)            each other Additional Project Document (if any); and

(c)            any security, collateral, guarantee or other support instrument provided in connection with any of the preceding, including any performance bonds, performance guarantees and other performance security instruments;

provided that, Direct Agreements will not be considered Project Documents.

“Project Execution Plan” has the meaning given to such term in Section 5.01(k) (Project Execution Plan).

“Project IP” means all intangible assets, Technical Data and Intellectual Property (including inventor assignments in favor of IP Holdings by Sponsor’s or its subsidiaries’ employees, contractors and others), whether existing now or after the Effective Date, that is (a) used in or necessary for the development, design, engineering, procurement, construction, start-up, commissioning, ownership, operation, use or maintenance of the Project, (b) used in or necessary for the manufacturing, modification, improvement, repair and sale of the vehicles manufactured by the Borrower or (c) necessary to exercise the rights or perform the obligations of any Borrower Entity under the Major Project Documents.

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“Project Milestone” means each of the Engineering and Design Completion, Commissioning Completion, Project Process Validation, Project Capacity Validation, Project Completion, and each other milestones identified in the Project Milestone Schedule.

“Project Milestone Schedule” means the schedule attached hereto as Exhibit R (Project Milestones), setting forth the anticipated completion dates for Project Milestones, as such schedule may be modified (other than with respect to the Project Completion Longstop Date) from time to time as provided hereunder, in scheduled chronological order, that the Borrower will need to satisfy in order to fully complete the Project, the costs of which the Borrower intends to pay or reimburse, in whole or in part, with proceeds from the Loans, together with the anticipated completion dates for each of the Project Milestones and the anticipated costs and expenses that the Borrower expects will be incurred in connection with, and upon the completion of, each of the Project Milestones, in form and substance satisfactory to DOE and the Independent Engineer.

“Project Participant” means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Plans” means, collectively, the Operating Plan, the Construction Budget, the Project Execution Plan, the Project Sourcing Plan, the Vehicle Manufacturing Plan, the Staffing Plan, the Supply Matrix, the EHS Plan, the O&M Budget, the Major Maintenance Plan, each Base Case Financial Model, the Project Milestone Schedule and the Project Construction Schedule.

“Project Process Validation” means, with respect to a set of manufacturing equipment, such set of manufacturing equipment has demonstrated that it performs its unit sub-processes, as documented by a design verification plan and report delivered by the Borrower to DOE and the Independent Engineer, in form and substance satisfactory to DOE at least **** days prior to the first Advance that will be used to reimburse the Borrower for costs incurred with regard to such manufacturing equipment and certified by the vice president of engineering or the chief executive officer of the Borrower.

“Project Risk Register” has the meaning given to such term in Section 5.01(ee) (Project Risk Register), as updated pursuant to Section 5.03(f)(viii) (Technical Requirements).

“Project Site” means any Real Property on which the Project (or any portion thereof) is or is intended to be situated, as further described in Schedule 6.15 (Project Site; Permitted Liens).

“Project Sourcing Plan” means the project sourcing plan delivered pursuant to Section 5.03(f)(iii) (Technical Requirements), as updated pursuant to Section 1.01(a)(a) (Updated Project Sourcing Plan and Vehicle Manufacturing Plan) and Section 8.02(f) (Omnibus Report; Updated Project Plans), in each case, in form and substance satisfactory to DOE and the Independent Engineer.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Cash Flow Available for Debt Service for the next succeeding twelve-month period to (b) aggregate Debt Service scheduled for such period, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors or other changes in circumstances since the date of delivery of such Base Case Financial Model known as of the date of determination, any such adjustments as agreed between the Borrower and DOE.

“Projected Recoupment Liability” has the meaning given to such term in Section 8.02(j)(ii) (Recoupment Payment Liability Report) hereto.

“Projected Recoupment Payment Credit Support” has the meaning given to such term in Section 12.04(b)(i) (Recoupment Security).

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“Prudent Industry Practice” means the exercise of that degree of skill, diligence, judgement, prudence and foresight which would ordinarily be expected from an international skilled and experienced owner, contractor, equipment manufacturer or, as the case may be, operator engaged in designing, engineering, constructing, developing, commissioning, repairing, refurbishing, operating, insuring and/or maintaining the same type of undertaking as the Project. “Prudent Industry Practice” is not intended to be limited to the optimum practice, methods, and standards of safety and performance to the exclusion of all others, but rather to be a spectrum of possible practices, methods, and standards of safety and performance having due regard for, among other things, requirements of any applicable Governmental Authority and applicable insurance policies.

“Publicly Traded Securities” means Equity Interests that are freely available to the public for trading on a major stock exchange that is approved by or registered with the competent securities regulator of the relevant jurisdiction and internationally recognized as having adequate disclosure and listing requirements, including the New York Stock Exchange,

“Qualified Investment Fund” means an investment fund that has:

(a)            provided to the Secured Parties for itself and each Fund Party all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b)            which the relevant Fund Party has delivered to DOE a letter to DOE, in form and substance satisfactory to DOE, certifying that:

(a)            due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s well-developed anti-money laundering and “know your customer” policies that are consistent with law and international best practices;

(b)            the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(c)            the fund and each Fund Party being reviewed is not a Prohibited Person; and

(d)            no ultimate beneficial owner in such fund, together with its Affiliates, owns in the aggregate, through the fund, ten percent or more of the direct or indirect Equity Interests in the Borrower.

“Qualified Owner” means a Person:

(a)            who has assets or a net worth, on a consolidated or unconsolidated basis, in excess of $**** (or who holds capital commitments (whether funded or unfunded) or assets under management in excess of $****), and

(b)

(a)            who is (or is a Subsidiary of or otherwise controlled by a Person who is) a past or present direct or indirect owner of Equivalent Assets for at least **** years in the prior **** year period,

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(b)            who is (or is a Subsidiary of or otherwise Controlled by a Person who is) an experienced operator of Equivalent Assets, and has performed the operation of such Equivalent Assets for at least **** years in the prior **** year period,

(c)            whose business includes designing, building, owning, operating, or manufacturing technology or other critical equipment for Equivalent Assets, or

(d)            to whom DOE has not objected, in its sole discretion, within **** days after the Sponsor or the Borrower (A) notifies DOE in writing of a potential acquisition by such Person of any (direct or indirect) ownership or other interest in the Sponsor or the Borrower, and (B) has delivered to DOE all know-your-customer information requested by DOE with respect to such Person in accordance with its standard know-your-customer process;

provided that, notwithstanding the foregoing, a Qualified Owner shall not include (w) a Prohibited Person; (x) any Person whose acquisition of any (direct or indirect) ownership or other interest in the Sponsor or the Borrower would (i) result in a Default or Event of Default or (ii) violate any Applicable Law; (y) a Person who is owned by, Controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a “covered nation” as defined in the Inflation Reduction Act; or (z) any other Person to whom DOE has objected, in its sole discretion, on or before the day that is **** days after the Sponsor or the Borrower (1) notifies DOE in writing of a potential acquisition by such Person of any (direct or indirect) ownership or other interest in the Sponsor in accordance with its standard know-your-customer process, and (2) has delivered to DOE all know-your-customer information requested by DOE with respect to such Person in accordance with its standard know-your-customer process.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Borrower Entity or its Subsidiaries or ERISA Affiliate or to which any Borrower Entity or its Subsidiaries or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or any of its Subsidiaries or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

“Qualified Public Company Shareholder” means any Person holding unrestricted Publicly Traded Securities of the Borrower or another Person that directly or indirectly holds any Equity Interest in the Borrower.

“Quality Control Plan” means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the “Quality Control Plan” which (a) links manufacturing process steps to key inspection and control activities, (b) controls process variables to ensure that the ATVM Product meets both the Borrower’s internal quality specifications and any quality specifications required by the Manufacturing Agreement or other non-retail customer contracts, and (c) includes standards, methods, processes, testing location (if not performed at the Facility) and identified control activities to ensure that the ATVM Product meets its required quality specifications.

“Quarterly Certificate” means, individually or collectively, as the context may require, a Quarterly Financial Certificate and a Quarterly Operating Certificate for a given Fiscal Quarter.

“Quarterly Financial Certificate” has the meaning given to such term in Section 8.02(b)(ii) (Quarterly Financial Certificate).

“Quarterly Operating Certificate” has the meaning given to such term in Section 8.02(b)(i) (Quarterly Operating Certificate).

“Quarterly Reporting Date” has the meaning given to such term in Section 8.02(b)(i) (Quarterly Certificate).

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“Ramp-Up Costs” means, as of any date of determination, the Operating Costs reasonably likely to be required to be paid by the Borrower from and after the Start of Production until the Project Completion Date in connection with the operations and maintenance of the Project.

“Ramp-Up Costs Account” means the “Ramp-Up Costs Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“RASIC Chart” means a project management tool that defines roles and responsibilities for a project team, with each letter representing a role in the completion of a task (i.e., RASIC stands for Responsible, Accountable, Supportive, Informed, and Consulted).

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or otherwise held or in which an easement is granted to such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease, use or operation thereof, including without limitation, the Borrower Entities’ ownership, leasehold, easement and/or other real property interest(s) in the Project Site, any other Mortgaged Property, whether pursuant to the Real Property Documents or otherwise, as applicable, in each case, to the extent constituting real property under Applicable Law. For purposes of this Agreement, and notwithstanding any Applicable Laws to the contrary, usufruct interests, including the Borrower’s Usufruct Interest in the Project Site, shall be deemed to be included within the definition of Real Property.

“Real Property Documents” means, collectively, (a) any instrument, agreement or deed related to any beneficial easements, leases, licenses, usufructs, occupancy and/or other similar real property agreement(s) and each Additional Project Document, in each case, whereby any Borrower Entity now or hereafter holds or acquires an interest in any Real Property, as any of the same may be amended, amended and restated, renewed, replaced or otherwise modified from time to time, including the Rental Agreement and (b) the JDA Documents.

“REBA Grant” ****

“Recoupment Credit Support Excess Amount” has the meaning given to such term in Section 12.04(b)(ii) (Recoupment Security).

“Recoupment Credit Support Shortfall Amount” has the meaning given to such term in Section 12.04(b)(i) (Recoupment Security).

“Recoupment Reserve Account” means the “Recoupment Reserve Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Reduced Excess Sweep Conditions” means, as of any date of determination, satisfaction of (a) a Historical Debt Service Coverage Ratio of at least **** for the period of **** ending on the most recent DSCR Calculation Date, and (b) a Historical Quarter Debt Service Coverage Ratio of at least **** for the period of **** ending on the most recent DSCR Calculation Date.

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(a)(i) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Reimbursement Obligations).

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“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, or migration, into, through or upon the (indoor or outdoor) environment or any structure.

“Release Date” means, the latest of (i) the date on which the obligations of DOE under this Agreement have terminated, as provided therein, (ii) the date on which the obligations of FFB under the Note and the Note Purchase Agreement have terminated, and (iii) the date on which all of the Note Obligations (other than inchoate indemnity obligations) have been irrevocably and indefeasibly paid in full in cash and the Loan Commitment Amount has been reduced to zero.

“Rental Agreement” means the Rental Agreement dated November 1, 2023, between the Borrower and the Joint Development Authority, as supplemented and amended from time to time.

“Requested Advance Date” means, for any Master Advance Notice, the date requested by the Borrower for FFB to make an Advance under a Note.

“Requested First Advance Date” means the date requested by the Borrower for FFB to make the First Advance under Note A.

“Required Approvals” means all environmental, regulatory, construction, real estate and other Governmental Approvals and other consents and approvals of third parties (including, without limitation, Direct Agreements and certificates of occupancy for the Facility) necessary or required under Applicable Law or any Contractual Obligation for:

(a)            the due execution, delivery, recordation, registration, filing or performance by each Borrower Entity or its Subsidiaries or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any Funding Agreement, in each case, to which it is, or is intended to be, party;

(b)            the issuance of the Notes and the borrowings under the Funding Agreements, the use of the proceeds thereof and the Reimbursement Obligations;

(c)            the grant of any and all Liens granted pursuant to the Security Documents;

(d)            the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e)            the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f)            the development, construction, completion, ownership, operation, maintenance, closure, restoration, reclamation or decommissioning of the Project; or

(g)            the Borrower’s ownership of the Project and the applicable Borrower Entities’ ownership, leasehold, easement and/or other real estate interest(s) in the Real Property required therefor.

“Required Approvals Schedules” means, collectively, the Effective Date Required Approvals Schedule and the Subsequent Required Approvals Schedule.

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) in accordance with this Agreement.

“Reserve Accounts” means the Debt Service Reserve Account, the Major Maintenance and Capex Reserve Account, and the O&M Reserve Account.

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“Responsible Officer” means (a) with respect to any Person (i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person, (ii) with respect to any Person that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person, or (iii) with respect to any Person that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person, (b) with respect to the Borrower, only those individuals holding any of the foregoing positions whose name appears on the relevant certificate of incumbency delivered pursuant to Section 5.01(f) (Officer Certificates), as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting and (c) with respect to the Collateral Agent, the Depositary Bank or any other Agent, shall mean any officer within its corporate trust and agency division, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of such Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust and agency matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Accounts Agreement.

“Restricted Payment” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Account” means the “Restricted Payment Account” to be created and maintained, and to be defined, in accordance with the Accounts Agreement.

“Restricted Payment Conditions” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Date” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Revenue” means, for any period, the revenue of Sponsor, determined on a consolidated basis in accordance with GAAP.

“Revenue Account” means each of the “Revenue Account” to be established and created with the Depositary Bank by the applicable Borrower Entities, and to be defined, in accordance with the Accounts Agreement.

“RIOS” has the meaning given to such term in Section 5.03(f)(vii) (Technical Requirements).

“Rivian R2 vehicle” means Rivian’s midsize SUV developed on the midsize platform with room for five people announced and revealed on March 7, 2024, including all currently expected and future variants of the R2 vehicle and all powertrain configurations which currently are expected to include two battery sizes and three motor variants.

“Rivian R3 vehicle” means Rivian’s midsize crossover developed on the midsize platform announced and revealed on March 7, 2024, including all currently expected and future variants of the R3 vehicle, all powertrain configurations and the R3X variant.

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“Rivian/VW JV” means Rivian and VW Group Technology, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Rivian/VW JV Entity” means each of (a) the Rivian/VW JV HoldCo, (b) the Rivian/VW JV, and (c) each Subsidiary of the Rivian/VW JV.

“Rivian/VW JV HoldCo” means Rivian JV SPV, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Safety Report” means a report sufficiently detailing the contents described in Exhibit GG (Form of Safety Report) or otherwise in form satisfactory to DOE, with respect to an annual safety audit conducted by the Borrower, in a manner acceptable to DOE, that (a) provides for the prompt correction of any deficiencies identified in such safety audit and for the design, construction, commissioning, operation, use and maintenance of the Project in accordance with any recommendations set forth therein, and (b) focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

“SalesCo” means Rivian, LLC, a Delaware limited liability company.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Sanctions” means the economic, financial, and trade sanctions and export control Applicable Laws, embargoes or restrictive measures administered or enforced by (a) the United States government, including OFAC, the U.S. Department of State and the U.S. Department of Commerce, (b) the United Kingdom; (c) the European Union; (d) the United Nations; (e) each other member state of the European Union; and (g) any multilateral economic or trade sanctions in which the United States participates.

“Scheduled Pre-Completion Costs” means the sum of Scheduled Project Costs and Scheduled Ramp-Up Costs.

“Scheduled Project Completion Date” means ****.

“Scheduled Project Costs” means the Project Costs (inclusive of budgeted contingencies) set forth in the Initial Construction Budget.

“Scheduled Ramp-Up Costs” means the Operating Costs that are expected to be incurred after the Start of Production in connection with the operations and maintenance of the Project by the Borrower through the Project Completion Date as set forth in the Effective Date Base Case Financial Model.

“Second Lien Notes Agreement” means that certain Indenture Agreement, dated as of October 8, 2021, among, among others, Holdings, SalesCo, the Direct Shareholder and Wilmington Trust, National Association, as Trustee and as Collateral Agent, as amended, restated, supplemented, or otherwise modified from time to time or as may be refinanced or replaced from time to time, together with the Senior Secured Floating Rate Notes due 2026 that are issued thereunder.

“Secretary’s Affirmation” has the meaning given to such term in the Note Purchase Agreement.

“Secretary of Energy” means as of any date, the then current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

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“Secretary of Labor” means as of any date, the then current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Section 136” means Section 136 of the Energy Independence and Security Act of 2007 (Pub. L. 110-140), as amended from time to time.

“Secured Parties” means, collectively, DOE, FFB, the Collateral Agent, the Depositary Bank, any other Agent, any other holder of any Note Obligations outstanding at any time and their respective successors and assignees under the Financing Documents.

“Security Agreement” means the Security Agreement, to be dated on or prior to the First Advance Date, entered into between the Borrower Entities and the Collateral Agent.

“Security Documents” means, collectively:

(a)            the Accounts Agreement;

(b)            the Security Agreement;

(c)            each Direct Agreement;

(d)            the IP Security Agreement;

(e)            the Contingent IP License;

(f)            the IP Escrow Agreement;

(g)            the Mortgages;

(h)            each Account Control Agreement; and

(i)            each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Note Obligations or to grant access to any such property, rights and assets.

“Sensitive Information” means any information that is subject to Data Protection Laws, any information in which the Borrower Entities have Intellectual Property rights (including any Project IP owned by the Borrower Entities), and any information with respect to which the Borrower Entities have contractual non-disclosure obligations, collectively.

“Similar Law Plan” has the meaning given to such term in Section 6.28(g) (ERISA).

“Software” means all computer programs, data, databases and compilations (whether machine readable or otherwise), object code, source code, and supporting documentation, training materials and configurations related thereto, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

****

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“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified ABL Entity” means, collectively or individually, as the context requires, each Guarantor (other than the Specified Borrower Entities) that is also a borrower or guarantor under the ABL Credit Agreement.

“Specified Additional Obligors” means, collectively and individually, (a) the Direct Shareholder, (b) each borrower or issuer and each guarantor under the ABL Credit Agreement, under the Second Lien Notes Agreement or under any agreements relating to a Specified Senior Secured Indebtedness (other than the Direct Shareholder), and (c) each other Domestic Subsidiary of the Sponsor that is a Sponsor Material Subsidiary (other than the Direct Shareholder, the Specified Borrower Entities, and any Rivian/VW JV Entity); provided that IP Holdings is not a Specified Additional Obligor to the extent and for so long as it does not guarantee any Indebtedness or other obligation of the Sponsor, any of the Sponsor’s Subsidiaries or any other Person.

“Specified Borrower Entities” means, collectively and individually, the Borrower and each of its Subsidiaries.

“Specified IP Entities” means, collectively and individually, (a) the Specified Borrower Entities, (b) IP Holdings, (c) the Sponsor to the extent it owns, or licenses or sublicenses to the Borrower, any Project IP, and (d) each Sponsor Controlled Affiliate to the extent it owns, or licenses or sublicenses to the Borrower, any Project IP.

“Specified Sponsor Entities” means, collectively and individually, the Sponsor and each of its Subsidiaries other than the Specified Borrower Entities or any Rivian/VW JV Entity.

“Specified Senior Secured Indebtedness” has the meaning given to such term in Section 9.17(a)(ii)(A) (Indebtedness).

“Sponsor” has the meaning given to such term in the preamble hereto.

“Sponsor Controlled Affiliate” has the meaning set forth in Section 9.01(b)(i) (Transactions with Affiliates).

“Sponsor Entities” means the Sponsor and, after the date that the Intercreditor Agreements become effective and the Direct Shareholder becomes a party hereto and the other applicable Financing Documents pursuant to a Joinder Agreement, the Direct Shareholder.

“Sponsor Material Subsidiary” means any Subsidiary of Sponsor other than any Sponsor Immaterial Subsidiary.

“Sponsor Immaterial Subsidiary” means any Subsidiary of the Sponsor designated by the Borrower as a “Sponsor Immaterial Subsidiary” from time to time that meets all of the following criteria as of the date of (x) the designation of each such Sponsor Immaterial Subsidiary and (y) the most recent balance sheet required to be delivered pursuant to Section 8.01 (and the Borrower shall in each case deliver to the DOE a certificate of a Responsible Officer to such effect setting forth reasonably detailed calculations demonstrating such compliance):

(a) such Sponsor Immaterial Subsidiary, together with its Subsidiaries and other Sponsor Immaterial Subsidiaries, do not, as of the most recently ended period of ****, have total assets with a value in excess of ****% of Consolidated Total Assets; and

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(b) such Sponsor Immaterial Subsidiary, together with its Subsidiaries and other Sponsor Immaterial Subsidiaries, do not, during the most recently ended period of ****, have revenues in excess of ****% of the consolidated total revenues of the Sponsor and its Subsidiaries for such period;

provided that the Borrower will designate in writing to DOE from time to time the Subsidiaries of Sponsor that will cease to be treated as “Sponsor Immaterial Subsidiaries” in order to comply with the foregoing limitations; provided, further, that in no event shall SalesCo or any other Subsidiary of the Sponsor that is a counterparty to a Major Project Document be a Sponsor Immaterial Subsidiary.

“Sponsor Security” has the meaning given to such term in Section 12.25 (Assignment and Grant of Security Interest by the Sponsor).

“Staffing Plan” has the meaning given to such term in Section 5.03(f)(v)(B) (Technical Requirements).

“Start of Production” means each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a)            Each of the Project Milestones scheduled to be achieved on or prior to the start of saleable production in the Project Milestone Schedule has been achieved, as certified by the Borrower and Independent Engineer;

(b)            all equipment that is part of the Project has been installed (including any production equipment being connected to all utilities, programmed and ready to start production) and tested in accordance with the testing protocols to be agreed by the Borrower and the Independent Engineer and the Borrower has delivered evidence satisfactory to DOE and the Independent Engineer, that the Project has started production of Rivian R2 vehicles and/or Rivian R3 vehicles;

(c)            fund the applicable Completion Reserve Account or an Acceptable Letter of Credit has been delivered to the Collateral Agent and credited to the applicable Completion Reserve Account pursuant to the Accounts Agreement to cover the costs of all “punchlist” items to be agreed upon under the relevant Construction Contracts;

(d)            delivery of an updated O&M Budget and Major Maintenance Plan, to be in effect from the start of saleable production with respect to the Project through the Maturity Date, acceptable to DOE and the Independent Engineer;

(e)            (i) delivery of evidence that all insurance required to be obtained by the Borrower for the operating period of the Project pursuant to the Transaction Documents has been obtained; (ii) such evidence being in form and substance satisfactory to DOE and the Insurance Consultant (including (A) with respect to deductibles, exceptions and premiums; (B) designating the Collateral Agent as loss payee as its interest may appear and DOE and Collateral Agent as additional insureds; and (C) any Lender endorsements or other insurance provisions required under the Loan Agreement); and (iii) such required insurance being in full force and effect;

(f)            delivery of evidence that all leases, subleases, easements, rights-of-way, occupancy certificates and any other similar rights required to be obtained by the Borrower, in each case, necessary for the operating period of the Project have been obtained and are free and clear of all liens (other than Permitted Liens);

(g)            The Independent Engineer shall have certified that the Project has achieved Start of Production substantially in the form attached as Exhibit F-5 (Form of Independent Engineer Certificate (Start of Production)) hereto and otherwise in form and substance satisfactory to DOE; and

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(h)            DOE has received the Start of Production Certificate of the Borrower certifying that each of the requirements set forth in clauses (a) to (f) above has been satisfied as of the date of such officer’s certificate.

“Start of Production Certificate” means an officer’s certificate executed by a Responsible Officer of the Borrower, and confirmed by the Independent Engineer, substantially in the form attached as Exhibit O (Form of Start of Production Certificate) hereto and otherwise in form and substance satisfactory to DOE.

****

“Subordinated Debt” means all indebtedness and obligations of any Borrower Entity to any Sponsor Entity or any of their respective Sponsor Controlled Affiliates, whether in respect of all Permitted Subordinated Loans or otherwise.

“Subsequent Required Approvals Schedule” means the schedule attached hereto as Schedule 5.04(n) (Required Approvals (Subsequent to Effective Date)), as updated or otherwise supplemented pursuant to Section 5.04(n) (Permits and Approvals) and paragraph (f) of the definition of Legal Completion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; ****

“Subsidiary Guarantor” means, collectively and individually, each Subsidiary of the Borrower whether now or hereinafter existing that has become a party hereto and the other applicable Financing Documents pursuant to a Joinder Agreement.

“Supply Contracts” means equipment, technical services and other supply contracts required for the operation of the Project.

“Supply Matrix” has the meaning given to such term in Section 5.03(f)(iii) (Technical Requirements).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any agreement with respect to any swap, call, cap, collar, floor, forward, future, put, spot, option, or derivative transaction or arrangement or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, and (c) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Technical Data” has the meaning provided under the Federal Acquisition Regulation 52.227-14.

“Term Sheet” means the Summary Terms and Conditions for Loan applied for and authorized under U.S. Department of Energy Advanced Technology Vehicles Manufacturing Loan Program, attached to the Conditional Commitment Letter, in agreed form between DOE and the Borrower.

“Territory” means the United States of America.

“Third-Party Financing Documents” means, collectively, or individually as context may require, the ABL Credit Agreement, “Loan Documents” (as such term is defined in the ABL Credit Agreement), the Second Lien Notes Agreement, “Operative Documents” (as such term is defined in the Second Lien Notes Agreement), the Specified Senior Secured Indebtedness, any agreements, instruments, documents and certificates under which Specified Senior Secured Indebtedness is incurred, secured and maintained and any other agreements, instruments, documents and certificates entered into or to be entered into by any Borrower Entity or any of its Subsidiaries which create any Indebtedness of any Borrower Entity or any of its Subsidiaries.

“Threshold Event of Loss” has the meaning given to such term in Section 7.04(a) (Event of Loss).

“Title Company” means Chicago Title Insurance Company and/or any other title insurance company and companies that form part of the title insurance syndicate or are otherwise satisfactory to DOE.

“Trademarks” means trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos, domain names and other source or business identifiers, including all registrations and applications in the United States Patent and Trademark Office or any similar offices in any state of the United States or any political subdivision thereof or any other country (including any unregistered trademarks and service marks used), and recordations thereof and all rights to obtain such renewals and extensions, and in each case, all goodwill associated therewith.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Transfer/Withdrawal Request” means a request, substantially in the form to be attached in the Accounts Agreement, for disbursements, transfers and payments from the Project Accounts in accordance with the terms of the Accounts Agreement, signed by the Borrower and countersigned by DOE.

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“Trapped Distribution Suspense Funds” has the meaning given to such term in Section 3.06(c)(x)(C) (Trapped Cash in Excess Cash Reserve Account or Distribution Suspense Account).

“UCC” means the Uniform Commercial Code as adopted and in effect in the state of New York.

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“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” means the United States of America.

“Unrestricted Cash” means, without duplication, with respect to any Person, as of any date of determination, the aggregate amount of: (a) cash and Permitted Investments (in each case, free and clear of all Liens other than Liens in favor of the Secured Parties), and (b) in the case of any Person (other than a Specified Borrower Entity), any additional Permitted ABL Investments made by such Person (free and clear of all Liens other than Liens in favor of the Secured Parties and Permitted Lien set forth in clauses (m), (n) (bb) and (cc) of the definition thereof), in each case of (a) to (b), included in the balance sheet of such Person as of such date.

“Updated Base Case Financial Model” has the meaning given to such term in Section 5.03(p) (Base Case Financial Model), as further updated pursuant to Section 9.04(a)(x) (Restricted Payments) and Section 9.17(a)(ii)(A) (Indebtedness).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Usufruct Interest” or “Borrower’s Usufruct Interest” means Borrower’s rights and in and to the Project under the Rental Agreement.

“Utility Documents” means (a) each electric, water, sewer, gas or telecommunications contract evidencing access to other infrastructure services owned, held or operated by a Person other than the Borrower, in each case, (i) necessary to support the Project, and (ii) the owner or operator of which service or infrastructure is obligated by Applicable Law to provide such service or access to the Borrower in accordance with market rates, and (b) each other document evidencing the Borrower’s dedicated access to other required infrastructure owned, held or operated by a Person other than the Borrower, necessary to support the Project, the owner or operator of which is not Obligated by Applicable Law to provide such service or access to the Borrower in accordance with market rates.

“Vehicle Manufacturing Plan” shall mean the vehicle manufacturing plan delivered pursuant to Section 5.03(f)(v) (Technical Requirements), as updated pursuant to Section 1.01(a)(a) (Updated Project Sourcing Plan and Vehicle Manufacturing Plan), in each case, in form and substance satisfactory to DOE and the Independent Engineer.

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